Exhibit 4.1

VIRGIN MEDIA FINANCE PLC

as the Parent

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED

VIRGIN MEDIA LIMITED

VIRGIN MEDIA WHOLESALE LIMITED

VMIH SUB LIMITED

VIRGIN MEDIA SFA FINANCE LIMITED

VIRGIN MEDIA BRISTOL LLC

as Original Borrowers

VIRGIN MEDIA FINANCE PLC

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED

VIRGIN MEDIA LIMITED

VIRGIN MEDIA WHOLESALE LIMITED

VMIH SUB LIMITED

VIRGIN MEDIA SFA FINANCE LIMITED

VIRGIN MEDIA SECURED FINANCE PLC

VIRGIN MEDIA BRISTOL LLC

NTL VICTORIA LIMITED

as Original Guarantors

CREDIT SUISSE AG, LONDON BRANCH

as Global Coordinator

CREDIT SUISSE AG, LONDON BRANCH

BANC OF AMERICA SECURITIES LIMITED

BARCLAYS BANK PLC

BNP PARIBAS FORTIS SA/NV

DEUTSCHE BANK AG, LONDON BRANCH

as Bookrunners and Mandated Lead Arrangers

THE BANK OF NOVA SCOTIA

as Facility Agent

DEUTSCHE BANK AG, LONDON BRANCH

as Security Trustee

the Lenders

SENIOR FACILITIES AGREEMENT

(dated 7 JUNE 2013 as amended on 14 JUNE

2013 and as amended and restated on 17 July

2015 and 30 July 2015, as further amended on 16 December

2016 and as further amended and

restated on 19 April 2017)

i

THIS AGREEMENT is dated 7 JUNE 2013 as amended on 14 June 2013 and as amended and restated on 17 July 2015 and 30 July 2015, as further amended on 16 December 2016 and as further amended and restated on 19 April 2017.

BETWEEN:

(1)	VIRGIN MEDIA FINANCE PLC (the “Parent”);

(2)	VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED, VIRGIN MEDIA LIMITED, VIRGIN MEDIA WHOLESALE LIMITED, VMIH SUB LIMITED, VIRGIN MEDIA SFA FINANCE LIMITED AND VIRGIN MEDIA BRISTOL LLC (the “Original Borrowers”);

(3)	VIRGIN MEDIA FINANCE PLC, VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED, VIRGIN MEDIA LIMITED, VIRGIN MEDIA WHOLESALE LIMITED, VMIH SUB LIMITED, VIRGIN MEDIA SFA FINANCE LIMITED, VIRGIN MEDIA SECURED FINANCE PLC VIRGIN MEDIA BRISTOL LLC AND NTL VICTORIA LIMITED (“the Original Guarantors”);

(4)	CREDIT SUISSE AG, LONDON BRANCH (the “Global Coordinator”);

(5)	CREDIT SUISSE AG, LONDON BRANCH, BANC OF AMERICA SECURITIES LIMITED, BARCLAYS BANK PLC, BNP PARIBAS FORTIS SA/NV AND DEUTSCHE BANK AG, LONDON BRANCH (each a ”Bookrunner” and together, the “Bookrunners”);

(6)	CREDIT SUISSE AG, LONDON BRANCH, BANC OF AMERICA SECURITIES LIMITED, BARCLAYS BANK PLC, BNP PARIBAS FORTIS SA/NV AND DEUTSCHE BANK AG, LONDON BRANCH (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(7)	THE BANK OF NOVA SCOTIA (as agent for and on behalf of the Relevant Finance Parties, the “Facility Agent”);

(8)	DEUTSCHE BANK AG, LONDON BRANCH (as security trustee for and on behalf of the Relevant Finance Parties, the “Security Trustee”); and

(9)	THE LENDERS (as defined below).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“80% Security Test” means the requirement that, save as otherwise provided in Clause 23.26 (Further Assurance), members of the Bank Group generating not less than 80% of EBITDA of the Bank Group (excluding for the purposes of this calculation, any EBITDA attributable to any Joint Venture) have acceded as Guarantors to this Agreement and, in each case, granted Security (or procured the granting of Security) pursuant to the Security Documents over:

(a)	prior to the Asset Security Release Date, all or substantially all of the assets of the Guarantors; and

(b)	on or after the Asset Security Release Date:

(i)	all of the shares in the Obligors held by any member of the Bank Group; and

(ii)	all of the shares in the Company and each of its immediate Subsidiaries;

(iii)	all of the rights of the relevant creditors in relation to Subordinated Funding; and

(iv)	Security over loans made by Virgin Media Finance PLC, Virgin Media Communications Limited and the Company and each of their immediate Subsidiaries to any other member of the Bank Group,

as tested by reference to each set of annual financial information relating to the Bank Group delivered to the Facility Agent pursuant to Clause 23.2(a)(ii) (Financial information).

“Acceding Borrower” means a member of the Bank Group or any Permitted Affiliate Parent which has complied with the requirements of Clause 25.2 (Acceding Borrowers).

“Acceding Group Company” means an Acceding Borrower or an Acceding Guarantor, as the context may require.

“Acceding Guarantor” means any member of the Bank Group or any Permitted Affiliate Parent which has complied with the requirements of Clause 25.3 (Acceding Guarantors).

“Acceding Obligors” means the Acceding Borrowers and the Acceding Guarantors.

“Acceleration Date” means the date on which a written notice has been served under Clause 26.19 (Acceleration).

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (in consultation with the Company).

“Accession Notice” means a duly completed notice of accession substantially in the form of Schedule 7 (Form of Accession Notice) (including any applicable limitation language) with such changes as may be agreed between the Company and the Facility Agent from time to time.

“Accounting Period” in relation to any person means any period of approximately three months or one year, as the context requires, for which accounts of such person are required to be delivered pursuant to this Agreement.

“Accrued Amounts” has the meaning given to such term in Clause 36.17(a) (Pro rata Interest Settlement).

“Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.

“Acquisition Agreement” means the merger agreement between, amongst others, Liberty Global Inc. and certain of its Subsidiaries and Virgin Media Inc. relating to the acquisition of the Virgin Media Inc. group and dated as of 5 February 2013.

“Acquisition Cost” means, in relation to an Acquisition, the value of the consideration for that Acquisition at the time of completion of that Acquisition and for this purpose:

(a)	the value at the time of completion of the Acquisition of any consideration to be paid or delivered after the time of completion of the Acquisition will be determined in accordance with the Relevant Accounting Principles;

(b)	if the entity acquired becomes a member of the Bank Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of any entity acquired outstanding at the time of completion of the Acquisition (including without limitation any Lending Transaction (as defined in Clause 23.15(g) (Loans and guarantees) made by a member of the Bank Group in connection with the relevant Acquisition) will be counted as part of the consideration for that Acquisition;

(c)	if the entity acquired does not become a member of the Bank Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of the entity acquired at the time of completion of the Acquisition will be counted as part of the consideration for that Acquisition to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Financial Indebtedness assumed or guaranteed by any member of the Bank Group; and

(d)	subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Acquisition of any non-cash consideration will be determined in accordance with the Relevant Accounting Principles, expressed in Sterling, if required, using the Facility Agent’s Spot Rate of Exchange on the date of completion of the Acquisition.

“Act” means the Companies Act 2006 (as amended).

“Additional Facilities Cap” has the meaning given to such term in paragraph (a)(v) of Clause 2.5 (Additional Facilities).

“Additional Facility” has the meaning given to such term in Clause 2.5 (Additional Facilities).

“Additional Facility Accession Deed” means an agreement substantially in the form of Part 1 of Schedule 9 (Form of Additional Facility Accession Deed) with such changes as may be agreed between the Company and the relevant Lender.

“Additional Facility Availability Period” means, in relation to an Additional Facility, the availability period specified in the Additional Facility Accession Deed for that Additional Facility.

“Additional Facility Borrower” means any Borrower which becomes a Borrower under any Additional Facility.

“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility as specified in the relevant Additional Facility Accession Deed.

“Additional Facility Lender” means a person which becomes a Lender under any Additional Facility in accordance with the terms of this Agreement.

“Additional Facility Margin” means, in relation to any Additional Facility, the margin specified in and, if applicable, adjusted in accordance with the relevant Additional Facility Accession Deed.

“Additional Facility Outstandings” means, at any time, the aggregate principal amount of any Additional Facility Advances outstanding under this Agreement and of each Additional Facility Lender’s participation in an Outstanding L/C Amount.

“Additional High Yield Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in the Total Net Debt to Annualised EBITDA ratio (after giving pro forma effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) exceeding 5.50:1 and:

(a)	that are issued by the Parent or any Permitted Affiliate Holdco after the date of this Agreement pursuant to an Additional High Yield Offering;

(b)	[Reserved];

(c)	[Reserved];

(d)	that are not secured by any Security Interest over any shares in any member of the Bank Group, any asset of any member of the Bank Group or any rights of any creditor in relation to any Subordinated Funding;

(e)	that, if guaranteed, are not guaranteed by any member of the Bank Group other than the Company and/or Intermediate Holdco, provided that any such guarantee or guarantees so provided are (i) granted on subordination and release terms substantially the same as the existing guarantees of the Company and Intermediate Holdco in favour of the Existing High Yield Notes and (ii) subject to the terms of the HYD Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement; and

(f)	that are designated as “Additional High Yield Notes” and “Parent Debt” by written notice from the Company to the Facility Agent and the Security Trustee by the date when the consolidated financial statements are due to be provided pursuant to Clause 23.2 (Financial information) for the first full Financial Quarter after the issuance of the relevant notes.

“Additional High Yield Offering” means one or more offerings of the Additional High Yield Notes on a registration statement filed with the SEC or pursuant to an exemption from registration under the United States Securities Act of 1933, as amended, including pursuant to Rule 144A and/or Regulation S under the United States Securities Act of 1933, as amended.

“Additional Senior Secured Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in the ratios (giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) exceeding (i) a Senior Net Debt to Annualised EBITDA ratio of 4.50:1, (ii) a Total Net Debt to Annualised EBITDA ratio of 5.50:1 or (iii) where the incurrence of any Financial Indebtedness under such notes would otherwise be Permitted Financial Indebtedness (other than to the extent that such Financial Indebtedness is incurred by way of Senior Secured Notes pursuant to sub-paragraph (xv)(D) of the definition of Permitted Financial Indebtedness) and:

(a)	that are issued by the Parent, any Permitted Affiliate Parent, the Company, a Borrower or any other SSN Finance Subsidiary after the Closing Date;

(b)	[Reserved];

(c)	[Reserved];

(d)	in respect of which some or all of the Obligors have granted security and guarantees on the terms specified in the Group Intercreditor Agreement and substantially the same as to the Existing Senior Secured Notes; and

(e)

that are designated as (i) “Senior Secured Notes” by written notice from the Company to the Facility Agent, (ii) “New Senior Liabilities” under the Group Intercreditor Agreement by written notice from the Company to the Facility Agent and the Security Trustee, and (iii) “Designated Senior Liabilities” under the HYD Intercreditor Agreement, in each case, by the date when the consolidated financial statements are due to be provided pursuant to Clause 23.2 (Financial information) for the first full Financial Quarter after the issuance of the relevant notes.

“Advance” means:

(a)	when designated “Revolving Facility”, the principal amount of each advance made or to be made under the Revolving Facility (but excluding for the purposes of this definition, any utilisation of the Revolving Facility by way of Ancillary Facility or Documentary Credit);

(b)	when designated “Additional Facility”, the principal amount of each advance made or to be made under an Additional Facility or arising in respect of an Additional Facility under Clause 14.3 (Consolidation and Division of Term Facility Advances) (but excluding for the purposes of this definition, any utilisation of an Additional Facility by way of Ancillary Facility or Documentary Credit); or

(c)	without any such designation, the “Additional Facility Advance” and/or the “Revolving Facility Advance”, as the context requires,

in each case as from time to time reduced by repayment or prepayment.

“Affected Documentary Credit” has the meaning given to such term in Clause 19.2 (Illegality in Relation to an L/C Bank).

“Affiliate” means, in respect of a person, a direct or indirect common Subsidiary or Holding Company of that person, or any other person which is under common control with that person (and for this purpose, control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988 in force as at the Signing Date).

“Agent” means the Facility Agent or the Security Trustee (or both), as the context requires.

“All3Media Intercreditor Agreement” means the intercreditor agreement originally dated 28 September 2006 between, among others, The Royal Bank of Scotland plc as Senior Agent and Security Agent and All3Media Capital Limited, All3Media Intermediate Limited and All3Media Finance Limited as Effective Date Debtors (each as defined therein).

“Alternative Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Alternative Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Alternative Reference Banks” means, in relation to an Advance in a currency other than Sterling, the principal London offices of Bank of America, N.A. and Credit Suisse AG, London Branch, in relation to an Advance in Sterling, the principal office in London of Credit Suisse AG, London Branch or such other banks as may be appointed by the Facility Agent with the consent of the Company.

“Ancillary Facility” means any:

(a)	overdraft, automated payment, cheque drawing or other current account facility;

(b)	forward foreign exchange facility;

(c)	derivatives facility;

(d)	a short term loan facility;

(e)	guarantee, bond issuance, documentary or stand-by letter of credit facility;

(f)	performance bond facility; and/or

(g)	such other facility or financial accommodation as may be required in connection with the Business and which is agreed in writing between the relevant Borrower and the relevant Ancillary Facility Lender.

“Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender at any time, and save as otherwise provided in this Agreement, the maximum Sterling Amount to be made available under an Ancillary Facility granted by it, to the extent not cancelled or reduced or transferred pursuant to the terms of such Ancillary Facility or under this Agreement.

“Ancillary Facility Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Facility Outstandings under it are evidenced.

“Ancillary Facility Lender” means any Lender which has notified the Facility Agent that it has agreed to its nomination in a Conversion Notice to be an Ancillary Facility Lender in respect of an Ancillary Facility granted pursuant to the terms of this Agreement.

“Ancillary Facility Outstandings” means (without double counting), at any time with respect to an Ancillary Facility Lender and each Ancillary Facility provided by it, the aggregate of:

(a)	all amounts of principal then outstanding under any overdraft, automated payment, cheque drawing or other current account facility (determined in accordance with the applicable terms) as at such time (net of any Available Credit Balance); and

(b)	in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate potential exposure of that Ancillary Facility Lender with respect to it under its Ancillary Facility, as reasonably determined by that Ancillary Facility Lender from time to time in accordance with its usual banking practices for facilities or accommodation of the relevant type (including without limitation, the calculation of exposure under any derivatives facility by reference to the mark-to-market valuation of such transaction at the relevant time).

“Ancillary Facility Termination Date” has the meaning given to such term in Clause 6.1(g) (Utilisation of Ancillary Facilities).

“Annualised EBITDA” has the meaning given to it in Clause 22.1 (Financial definitions).

“Anti-Terrorism Law” means each of:

(a)	Executive Order No. 13224 on Terrorist Financing - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism issued 23 September 2001, as amended by Order 13268 (as so amended, the Executive Order);

(b)	the Patriot Act;

(c)	the Money Laundering Control Act of 1986 18 U.S.C, section 1956; and

(d)	any similar law enacted in the United States subsequent to the date of this Agreement.

“Arrangers” means the Global Coordinator and the Mandated Lead Arrangers and “Arranger” means any of them.

“Asset Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Bank Group and an Asset Transferring Party where:

(a)	in the case of an asset being transferred by the Borrower Holdco to the Asset Transferring Party that asset:

(i)	is first transferred by the Borrower Holdco to a member of the Bank Group; and

(ii)	may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to an Asset Transferring Party; or

(b)	in the case of an asset being transferred by an Asset Transferring Party to the Borrower Holdco, that asset:

(i)	is first transferred by that Asset Transferring Party to a member of the Bank Group; and

(ii)	may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to the Borrower Holdco,

and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a) above, to enable the Borrower Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b) above, is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to the Borrower Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Bank Group in such a manner as to be neutral to the Bank Group taken as a whole provided that:

(c)	the consideration payable (if any) by the first member of the Bank Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party and (in the case of an Asset Passthrough of the type described in paragraph (b) above) the Borrower Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Funding or (iii) the issue of one or more securities;

(d)	the consideration payable by (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party is equal to the consideration received or receivable by the Borrower Holdco and (in the case of an Asset Passthrough of the type described in paragraph (b) above) by the Borrower Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions);

(e)	all of the transactions comprising such a series of transactions (from and including the transfer of the assets by the Borrower Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within two Business Days; and

(f)	upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Bank Group) has any recourse to any member of the Bank Group and no member of the Bank Group which is not an Obligor may have any recourse to an Obligor, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Funding or any rights and obligations under the securities, in each case, mentioned in paragraph ((c) above and (ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a) above, in favour of the Asset Transferring Party on the same terms as such covenants were provided by the Borrower Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b) above, in favour of the Borrower Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).

“Asset Securitisation Subsidiary” means any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent or any other member of the Bank Group, as applicable engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transactions.

“Asset Security Release Date” means the date on which the Security (other than any Security referred to in paragraph (b) of the definition of “80% Security Test”) is released in accordance with Clause 42.8 (Asset Security Release).

“Asset Transferring Party” means the member of the Wider Group (or any person in which a member of the Bank Group owns an interest but which is not a member of the Wider Group), other than a member of the Bank Group (except where the asset being transferred is a security where such member of the Wider Group may be a member of the Bank Group), who is the initial transferor or final transferee in respect of a transfer to or from the Borrower Holdco, as the case may be, through one or more members of the Bank Group.

“Associated Company” of a person means:

(a)	any other person which is directly or indirectly Controlled by, under common Control with or Controlling such person; or

(b)	any other person owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interest in such person or 10 per cent. of whose equity is owned beneficially and/or legally directly or indirectly by such person.

In this definition:

“Control” means the power of a person:

(a)	by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(b)	by virtue of any powers conferred by the articles of association or other documents regulating any other person,

to direct or cause the direction of the management and policies of that other person,

and “Controlled” and “Controlling” have a corresponding meaning.

“Auditors” means a leading firm of independent and internationally recognised accountants appointed by the Reporting Entity as its auditors for the purposes of preparing the audited consolidated accounts of the Reporting Entity.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Signing Date to and including:

(a)	in respect of each Term Facility (other than any Additional Facility), the date falling 60 days from the Closing Date; and

(b)	in respect of the Revolving Facility, the date falling 30 days prior to the Final Maturity Date.

“Available Additional Facility Commitment” means, in relation to a Lender and an Additional Facility, at any time and save as otherwise provided in this Agreement, its Additional Facility Commitment in relation to that Additional Facility at such time less the Sterling Amount of its share of the Additional Facility Advances made under that Additional Facility, adjusted to take account of:

(a)	any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Additional Facility Commitment in relation to that Additional Facility, in each case, pursuant to the terms of this Agreement; and

(b)	in the case of any proposed Utilisation, the Sterling Amount of its share of (i) such Additional Facility Advance and/or Documentary Credit which pursuant to any other Utilisation Request is to be made, or as the case may be, issued under the Additional Facility, (ii) any Additional Facility Advance in respect of any Additional Facility which is a revolving facility which is due to be repaid or expire and (iii) any Additional Facility Advance and/or Documentary Credit issued under the Additional Facility which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“Available Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, and save as otherwise provided in this Agreement or in the applicable Ancillary Facility Documents, its Ancillary Facility Commitment at such time, less the Sterling Amount of the relevant Ancillary Facility Outstandings at such time, provided always that such amount shall not be less than zero.

“Available Commitment” means, in relation to a Lender, the aggregate amount of its Available Additional Facility Commitments, its Available Revolving Facility Commitments and its Available Ancillary Facility Commitments, or, in the context of a particular Facility, its Available Additional Facility Commitments, its Available Revolving Facility Commitments or its Available Ancillary Facility Commitments, as the context may require.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Facility Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Facility Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.

“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Facility Commitments.

“Available Revolving Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its Revolving Facility Commitment at such time, less the Sterling Amount of its share of the Revolving Facility Outstandings, adjusted to take account of:

(a)	any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Revolving Facility Commitment, in each case, pursuant to the terms of this Agreement; and

(b)	in the case of any proposed Utilisation, the Sterling Amount of its share of (i) such Revolving Facility Advance and/or Documentary Credit which pursuant to any other Utilisation Request is to be made, or as the case may be, issued under the Revolving Facility, and (ii) any Revolving Facility Advance and/or Documentary Credit issued under the Revolving Facility which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“Bank Group” means:

(a)	for the purposes of the definition of “Bank Group Consolidated Revenues”, Clause 23.2 (Financial information), Clause 22 (Financial Covenant) and any other provisions of this Agreement using the terms defined in Clause 22 (Financial Covenant):

(i)	the Company and any Permitted Affiliate Parent;

(ii)	each of the Company’s and any Permitted Affiliate Parent’s other direct and indirect Subsidiaries from time to time, excluding the Bank Group Excluded Subsidiaries; and

(iii)	without prejudice to paragraph (ii) above, each of the direct and indirect Subsidiaries of Virgin Media Communications, excluding any Subsidiary thereof which has a direct or indirect interest in the Company and excluding the Bank Group Excluded Subsidiaries;

(b)	for the purposes of the definition of “Hedge Obligor” in the HYD Intercreditor Agreement:

(i)	the Parent, any Permitted Affiliate Parent and each of their direct and indirect Subsidiaries from time to time, other than the Bank Group Excluded Subsidiaries; and

(ii)	each of the direct and indirect Subsidiaries of Virgin Media Communications to the extent not already included by virtue of paragraph (i) above, excluding any Subsidiary thereof which has a direct or indirect interest in the Company and excluding the Bank Group Excluded Subsidiaries; and

(c)	for all other purposes including for the purposes of the definition of “Bank Group” under the Group Intercreditor Agreement:

(i)	the Company, any Permitted Affiliate Parent and each of their direct and indirect Subsidiaries from time to time, other than the Bank Group Excluded Subsidiaries; and

(ii)	each of the direct and indirect Subsidiaries from time to time of Virgin Media Communications to the extent not already included by virtue of paragraph (i) above, excluding any Subsidiary thereof which has a direct or indirect interest in the Company and excluding the Bank Group Excluded Subsidiaries, but excluding for all purposes under paragraphs (a), (b) and (c) above any Permitted Joint Ventures and provided that at any time after a Group Redesignation Notice has been delivered to the Facility Agent in accordance with Clause 23.36 (Group Redesignation), the “Bank Group” for all purposes under paragraphs (a), (b) and (c) shall also include each New Group Topco and its Subsidiaries, other than Bank Group Excluded Subsidiaries.

For information purposes only, the members of the Bank Group as at the Signing Date for the purposes of paragraph (c) above are listed in Part 2 of Schedule 2 (Members of the Bank Group).

“Bank Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Bank Group for that period as evidenced by the financial information provided in respect of that period pursuant to Clause 23.2 (Financial information).

“Bank Group Excluded Subsidiary” means:

(a)	any Subsidiary of (i) the Company, (ii) any Permitted Affiliate Parent (iii) any New Group Topco or (iv) Virgin Media Communications, in each case, which is a Dormant Subsidiary and which is not a Guarantor;

(b)	any Unrestricted Subsidiary;

(c)	NTL Fawnspring Limited;

(d)	any Subsidiary of (i) the Company, (ii) any Permitted Affiliate Parent (iii) any New Group Topco or (iv) any Subsidiary of Virgin Media Communications, in each case, which is a Project Company;

(e)	any Asset Securitisation Subsidiary;

(f)	any company which becomes a Subsidiary of the Parent, a Subsidiary of any Permitted Affiliate Parent or a Subsidiary of any Virgin Media Communications in each case, after the Signing Date pursuant to an Asset Passthrough; and

(g)	any company which becomes a Subsidiary of any New Group Topco pursuant to an Asset Passthrough,

provided that any Bank Group Excluded Subsidiary may, at the election of the Company and upon not less than 10 Business Days prior written notice to the Facility Agent, cease to be a Bank Group Excluded Subsidiary and become a member of the Bank Group.

“Bank Group Reconciliation” means an unaudited schedule to any financial statements of the Reporting Entity delivered in accordance with Clause 23.2 (Financial Information), demonstrating the necessary adjustments made to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group prepared in accordance with the Relevant Accounting Principles.

“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions.

“Barclays Intercreditor Agreement” has the meaning given to such term in the Group Intercreditor Agreement.

“Basel II” has the meaning given to such term in Clause 18.3(a)(v) (Exceptions).

“Beneficiary” means a beneficiary in respect of a Documentary Credit.

“Borrowers” means the Original Borrowers and any Acceding Borrower.

“Borrower Holdco” means a direct Holding Company of a member of the Bank Group which is not a member of the Bank Group.

“Break Costs” means:

(a)	the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period or Term in respect of that Advance or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period or Term;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period or Term; or

(b)	for the purposes of Clause 11.4 (Notice of Prepayment or Cancellation), the loss suffered by any Lender as a result of having to unwind any funding contract for reinvestment of proceeds which it had entered into or initiated upon receipt of the notice of prepayment and/or cancellation referred to in Clause 11.4 (Notice of Prepayment or Cancellation).

“Business” means:

(a)	the provision of broadband and communications services, including:

(i)	residential telephone, mobile telephone, cable television and Internet services, including wholesale Internet access solutions to Internet service providers;

(ii)	data, voice and Internet services to large businesses, public sector organisations and small and medium sized enterprises; and

(iii)	national and international communications transport services to communications companies;

(b)	the provision of Content;

(c)	that comprises being a Holding Company of one or more persons engaged in such business referred to in paragraphs (a), (b) and (d) of this definition; and

(d)	the provision of services substantially the same or similar to those provided by any member of the Wider Group on the First Effective Date,

and any related ancillary or complementary business to any of the services described above and references to business or ordinary course of business shall be similarly construed.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks generally are open for business in London;

(b)	if such reference relates to a date for the payment or purchase of any sum denominated in euro, which is a TARGET Day;

(c)	if such reference relates to a date for the payment or purchase of any sum denominated in US$, on which banks generally are open for business in New York; and

(d)	if such reference relates to a date for the payment or purchase of any sum denominated in an Optional Currency (other than euro or US$), the principal financial centre of the country of that currency.

“Business Division Transaction” means any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Virgin Media business division (or its predecessors or successors), to or with any other entity or person, whether or not within the Group or the Bank Group, in each case, where such transaction has the prior approval of the Instructing Group.

“Capital Expenditure” means any expenditure which is or will be treated as a capital expenditure in the audited consolidated financial statements of the Bank Group in accordance with the Relevant Accounting Principles.

“Captive Insurance Company” means any captive insurance company for the Wider Group (or any part thereof, which includes the Bank Group).

“Cash” means, at any time:

(a)	all Cash Equivalent Investments; and

(b)	cash (in cleared balances) denominated in Sterling (or any other currency freely convertible into Sterling) and credited to an account in the name of a member of the Bank Group or the Parent or any other issuer of Parent Debt (as applicable) with an Acceptable Bank and to which such a member of the Bank Group or the Parent or any other issuer of Parent Debt (as applicable) is alone beneficially entitled and for so long as:

(i)	such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received within two Business Days of notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit); or

(ii)	such cash has been deposited with an Acceptable Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Senior Net Debt or Total Net Debt (as applicable), and, in any such case,

(A)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or the Parent or any other issuer of Parent Debt (as applicable) or of any other person whatsoever or on the satisfaction of any other condition;

(B)	there is no encumbrance over that cash except for the Security or any encumbrance constituted by a netting or set-off arrangement entered into by members of the Bank Group or the Parent or any other issuer of Parent Debt (as applicable) in the ordinary course of their banking arrangements and any security interest granted in connection with such banking arrangements; and

(C)	the cash is freely and (except as mentioned in paragraph (ii) above) immediately available to be applied in repayment or prepayment of the Facilities or Financial Indebtedness of the Bank Group, the Parent or any other issuer of Parent Debt (as applicable).

“Cash Equivalent Investment” means:

(a)	securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b)	securities or obligations issued by any Qualified Country, or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)	commercial paper issued by any Lender or any bank holding company owning any Lender;

(d)	commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)	time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

(f)	auction rate securities rated at least Aa3 by Moody’s and AA- by Standard & Poor’s (or, if at any time either Standard & Poor’s or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)	repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(h)	marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or U.S. Dollar equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(i)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (a) through (h) above;

(j)	any other investments used by the Company, any Permitted Affiliate Parent, any member of the Bank Group or any issuer of Parent Debt as temporary investments permitted by the Facility Agent in writing in its sole discretion; and

(k)	in the case of investments by the Company, any Permitted Affiliate Parent, any member of the Bank Group or any issuer of Parent Debt organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such member of the Bank Group is organized or located or in which such investment is made, all as conclusively determined in good faith by the Company.

“Cash Flow” means, for any period, as set out in the most recent relevant management accounts of or in respect of the Target for that period, the Annualised EBITDA of or relating to the Target for such period:

(a)	minus Capital Expenditure of or relating to the Target for such period;

(b)	minus all Taxes actually paid and/or falling due for payment by or in respect of the Target during such period;

(c)	minus the amount of all dividends, redemptions and other distributions payable by the Target during such period on, or in respect of any of its share capital not held by a member of the Bank Group;

(d)	minus any increase or plus any decrease in working capital of or in respect of the Target for such period;

(e)	minus the aggregate of (i) Interest payable by or in respect of the Target during such period and (ii) an amount equal to the Interest that would have been payable in respect of an Advance made during such period in an amount equal to the principal amount of Financial Indebtedness incurred in connection with the Acquisition of the Target, and plus any Interest that was received by the Target during such period; and

(f)	minus all extraordinary or exceptional items (including one off restructuring costs) which were paid by the Target during such period on (net of any cash proceeds of insurance or warranty claims which relate to such items) and plus all extraordinary or exceptional items which were received by or in respect of the Target during such period.

For the purposes of the above calculation no item shall be effectively deducted or credited more than once.

“Centre of Main Interests” has the meaning given to such term in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Change in Tax Law” means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of any Law relating to taxation (a) in the case of a participation in an Advance by a Lender named in Part 1 of Schedule 1 (Lenders and Commitments) after the Signing Date, or (b) in the case of a participation in an Advance by any other Lender, after the date upon which such Lender becomes a party to this Agreement in accordance with the provisions of Clause 36 (Assignments and Transfers).

“Change of Control” has the meaning given to it in Clause 12.1 (Change of Control).

“Clean Up Period” has the meaning given to it in Clause 26.3 (Breach of other obligations)

“Closing Date” means the date on which Completion occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the Signing Date and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.

“Commitment Letter” means the commitment letter dated on or about 9 February 2013 entered into between, among others, the Viper US MergerCo 1 LLC and the Mandated Lead Arrangers.

“Commitments” means:

(a)	when designated “Additional Facility” in relation to a Lender and an Additional Facility at any time and save as otherwise provided in this Agreement,

(i)	the amount set opposite its name in the Additional Facility Accession Deed in relation to that Additional Facility and the amount of any other Additional Facility Commitment in relation to that Additional Facility transferred to it under this Agreement;

(ii)	the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement; and

(iii)	any amount of that Additional Facility assumed by it in accordance with Clause 2.2 (Increase); and

(b)	when designated “Revolving Facility” save as otherwise provided in this Agreement,

(i)	in relation to an Original Lender, the amount set opposite its name in the relevant column of Part 1 of Schedule 1 (Lenders and Commitments) and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)	in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), in each case to the extent:

(A)	not cancelled, reduced or transferred by it under this Agreement; and

(B)	without any such designation, means an “Additional Facility Commitment” and “Revolving Facility Commitment”, as the context requires, and any “Commitment” means either each or any of the foregoing, as the context requires.

“Common Holding Company” has the meaning given to such term in Clause 25.1(a)(v) (Permitted Affiliate Group Designation).

“Company” means Virgin Media Investment Holdings Limited.

“Completion” means the completion of the Merger in accordance with the terms of the Acquisition Agreement.

“Composite Revolving Facility Instructing Group” means a Lender or group of Lenders under Maintenance Covenant Revolving Facilities the aggregate of whose Revolving Facility Commitments and Additional Facility Commitments in relation to Maintenance Covenant Revolving Facilities amount in aggregate to more than 50 per cent. of the Revolving Facility Commitments and Additional Facility Commitments in relation to Maintenance Covenant Revolving Facilities in each case calculated in accordance with the provisions of Clause 42.10 (Calculation of Consent).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of either the LMA or the LSTA or in any other form agreed between the Company and the Facility Agent.

“Confirmation Date” has the meaning given to such term in Clause 17.2(d) (Lender Tax Status).

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Content business of the Group, to or with any other entity or person whether or not within the Group or Bank Group.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Conversion Notice” has the meaning given to such term in paragraph (a) of Clause 6.1 (Utilisation of Ancillary Facilities).

“Convertible Senior Notes” means the 6.50% convertible senior notes due 2016 issued by Virgin Media Inc. in the form as at the date of this Agreement.

“Cost” means the cost estimated in good faith by the relevant member of the Bank Group to have been incurred or to be received by that member of the Bank Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.

“Credit Facility Excluded Amount” means the greater of:

(a)	£500,000,000 (or its equivalent in other currencies); and

(b)	0.25 multiplied by Annualised EBITDA for the most recent Ratio Period.

“CTA” means the Corporation Tax Act 2009.

“Deemed Advance” means an Advance on the first Utilisation Date in accordance with Clause 5.2 (Existing Documentary Credits).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is or becomes a member of the Wider Group):

(a)	which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 4.2 (Lenders’ Participations) or has failed to provide cash collateral (or has notified an L/C Bank that it will not provide cash collateral) in accordance with Clause 5.9 (Cash Collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Relevant Finance Document;

(c)	which is an L/C Bank which has failed to issue a Documentary Credit (or has notified the Facility Agent or the Parent (which has notified the Facility Agent) that it will not issue or re-issue a Documentary Credit) in accordance with Clause 5 (Documentary Credits) or which has failed to pay a claim (or has notified the Facility Agent or the Parent (which has notified the Facility Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 5.7 (Claims under a Documentary Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within two Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” has the meaning given to such term in Clause 6.1(b)(vi) (Utilisation of Ancillary Facilities).

“Designated Net Amount” has the meaning given to such term in Clause 6.1(b)(vi) (Utilisation of Ancillary Facilities).

“Designated Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

“Designated Website” has the meaning given to such term in Clause 39.3(a) (Use of Websites/E-mail).

“Disputes” has the meaning given to such term in Clause 46.1 (Courts).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Relevant Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)	the occurrence of any other event which results in a material disruption (of a technical or systems-related nature) to the treasury or payments operations of a Relevant Finance Party to this Agreement preventing that, or any other Relevant Finance Party:

(i)	from performing its payment obligations under the Relevant Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Relevant Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued by an L/C Bank pursuant to Clause 4.1 (Conditions to Utilisation).

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of more than £10,000 (excluding loans existing on the Signing Date owed to it by members of the Bank Group) or its equivalent in other currencies.

“Double Taxation Treaty” means in relation to a payment of interest on an Advance made to any Borrower, any convention or agreement between the government of the Borrower’s Relevant Tax Jurisdiction and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision for exemption from tax imposed by the Borrower’s Relevant Tax Jurisdiction on interest.

“EBITDA” has the meaning given to it in Clause 22 (Financial Covenant).

“Effective Date” has the meaning given to such term in Clause 6.1(a) (Utilisation of Ancillary Facilities).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Bank Group conducted on or from the properties owned or used by any member of the Bank Group.

“Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)	may not be repaid at any time prior to the repayment in full of all Outstandings and cancellation of all Available Commitments;

(b)	carries no interest or carries interest which is payable only on non-cash pay terms or following repayment in full of all Outstandings and cancellation of all Available Commitments;

(c)	is either (i) structurally and contractually subordinated to the Facilities or (ii) contractually subordinated to the Facilities, in each case, pursuant to the HYD Intercreditor Agreement and/or the Group Intercreditor Agreement; and

(d)	if not already subject to Security created under the Original Security Documents, Security in favour of the Security Trustee on terms satisfactory to the Security Trustee is promptly granted by the relevant creditor over its rights with respect to any such Financial Indebtedness.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person, entity, trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Bank Group under section 414 of the Code. When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of a member of the Bank Group at the time of that past event.

“EURIBOR” means, in relation to any Advance under this Agreement in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period or Term of that Advance; or

(b)	as otherwise determined pursuant to Clause 15.1 (Unavailability of Screen Rate).

“European Interbank Market” means the interbank market for euro operating in Participating Member States.

“Event of Default” means any of the events or circumstances described as such in Clause 26 (Events of Default) and, in respect of any references to such term in connection with Clause 23 (Undertakings) only, shall include a breach of the undertaking set out in Clause 22.2 (Financial Ratio), to the extent tested, subject to the expiry of the cure period in Clause 22.4 (Cure Provisions).

“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Bank Group in favour of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to such member of the Bank Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Documentary Credits” means each of the documentary credits, performance bonds or similar obligations issued for or on behalf of members of the Bank Group existing as at the Signing Date, details of which are set out in Part 2 of Schedule 12 (Existing Documentary Credits).

“Existing Financial Indebtedness” means the Financial Indebtedness existing as at the Signing Date, details of which are set out in Part 1 of Schedule 12 (Existing Financial Indebtedness).

“Existing Hedging Agreements” means the hedging agreements with the Hedge Counterparties existing as at the Signing Date, details of which are set out in Schedule 13 (Existing Hedge Counterparties).

“Existing High Yield Notes” means the (i) $600,000,000 8.375% senior notes due 2019 issued by Virgin Media Finance PLC, (ii) £350,000,000 8.875% senior notes due 2019 issued by Virgin Media Finance PLC, (iii) $500,000,000 5.25% senior notes due 2022 issued by Virgin Media Finance PLC, (iv) $900,000,000 4.875% senior notes due 2022 issued by Virgin Media Finance PLC, (v) £400,000,000 5.125% senior notes due 2022 issued by Virgin Media Finance PLC (vi) $530,000,000 6.375% senior notes due 2023 issued by Lynx II, Corp and assumed by Virgin Media Finance PLC, and (vii) £250,000,000 senior notes due 2023 issued by Lynx II, Corp and assumed by Virgin Media Finance PLC.

“Existing Loans” means the loans granted by members of the Bank Group existing as at the Signing Date, details of which are set out in Part 2 of Schedule 11 (Existing Loans).

“Existing Security Interest” means any Security Interest existing as at the Signing Date, details of which are set out in Part 1 of Schedule 11 (Existing Security Interests).

“Existing Senior Credit Facilities Agreement” means the senior credit facilities agreement made between, inter alia, Virgin Media Inc., Virgin Media Finance PLC as parent, Virgin Media Investment Holdings Limited, Telewest Communications Networks Limited and VMIH Sub Limited as UK borrowers, Virgin Media Dover LLC as US borrower, Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland Plc and Goldman Sachs International as bookrunners and mandated lead arrangers, Deutsche Bank AG, London Branch as facility agent, Deutsche Bank AG, London Branch as security trustee, GE Corporate Banking Europe SAS as administrative agent and the financial and other institutions named in it as lenders dated 3 March 2006 (as amended and restated).

“Existing Senior Secured Notes” means the (i) $1,000,000,000 6.50% senior secured notes due 2018 issued by Virgin Media Secured Finance PLC, (ii) £875,000,000 7.00% senior secured notes due 2018 issued by Virgin Media Secured Finance PLC, (iii) £650,000,000 5.50% senior secured notes due 2021 issued by Virgin Media Secured Finance PLC, (iv) $500,000,000 5.25% senior secured notes due 2021 issued by Virgin Media Secured Finance PLC, (v) $1,000,000,000 5.375% senior secured notes due 2021 issued by Lynx I Corp, and assumed by Virgin Media Secured Finance PLC, and (vi) £1,100,000,000 senior secured notes due 2021 issued by Lynx 1 Corp, and assumed by Virgin Media Secured Finance PLC.

“Existing Vendor Financing Arrangements” means each of the existing finance leases and vendor financing arrangements existing as at the date of the Agreement, details of which are set out in Part 3 of Schedule 12 (Existing Vendor Financing Arrangements).

“Expiry Date” means, in relation to any Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it being a date falling on or prior to the Final Maturity Date in respect of the Revolving Facility or the relevant Additional Facility (as applicable).

“Facilities” means any Additional Facility, the Revolving Facility, any Ancillary Facility and any Documentary Credit granted to the Borrowers under this Agreement, and “Facility” means any of them, as the context may require.

“Facility Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at the Specified Time on a particular day.

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

(c)	as the office(s) through which it will perform all or any of its obligations under this Agreement.

“Fallback Interest Period” means one Month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interests and certain other sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described at Section 1473(1)(A)(ii) of the Code (which relates to gross proceeds” from the disposition of property of a type that can produce interest from sources within the US, 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)7 of the Code not falling within paragraphs (a) and (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party which is entitled to receive payments free from any deduction on account of FATCA.

“Fee Letter” means the fee letter dated on or around 9 February 2013 entered into between, among others, Viper US MergerCo 1 LLC and the Mandated Lead Arrangers and any other letter signed by a Borrower which sets out any of the fees payable under Clause 16 (Commissions and Fees).

“Final Maturity Date” means:

(a)	in respect of the Revolving Facility, 31 December 2021; and

(b)	in respect of an Additional Facility, as agreed by the Company and the relevant Additional Facility Lenders in the relevant Additional Facility Accession Deed, but subject to Clause 2.5 (Additional Facilities).

“Finance Documents” means:

(a)	any Relevant Finance Document;

(b)	any Senior Secured Notes Document; and

(c)	any other agreement or document designated a “Finance Document” in writing by the Facility Agent and the Company.

“Finance Lease” means a lease treated as a capital or finance lease pursuant to the Relevant Accounting Principles provided that, upon a change in IFRS or GAAP eliminating the difference in treatment of operating leases and capital leases, “Finance Lease” shall be deemed to be a leasing arrangement where the net present value of the payments (using an interest rate determined with reference to yield to maturity in the trading markets for the issue at the date of the lease of the Parent’s unsecured senior notes with the longest maturity date at the date of the lease) exceeds 90 per cent. of the fair value of the asset.

“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Trustee, the Lenders and each Hedge Counterparty, the holders of any Senior Secured Notes and the trustees and/or agents in respect of any Senior Secured Notes and “Finance Party” means any of them.

“Financial Indebtedness” means, without double counting, indebtedness in respect of:

(a)	money borrowed or raised and debit balances at banks or other financial institutions;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	[reserved];

(e)	(for the purposes of Clause 26.5 (Cross default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of all or part of that derivative transaction, that amount together with the marked-to-market value of any part of that derivative transaction in respect of which no amount is due as a result of a termination or close-out) shall be taken into account); and

(f)	guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (e) above (including for the avoidance of doubt, without double counting, guarantees given by a member of the Bank Group for the indebtedness of the type falling within (a) to (e) above of another member of the Bank Group), provided that the following shall not be regarded as Financial Indebtedness:

(i)	indebtedness which has been cash-collateralised to the extent so cash-collateralised;

(ii)	any obligations to make payments in relation to earn outs;

(iii)	any pension obligations or any obligations under employee plans or employment agreements;

(iv)	receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of an asset securitisation programme or receivables factoring transaction, or its equivalent in each case, and any related credit support and any indebtedness in respect of Limited Recourse;

(v)	any liabilities or payments for assets acquired or services supplied which are deferred;

(vi)	indebtedness raised through sale and lease back transactions;

(vii)	any deposits or prepayments received by any member of the Bank Group from a customer or subscriber for its service and any other deferred or prepaid revenue;

(viii)	indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives;

(ix)	obligations under Finance Leases;

(x)	any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness; and

(i)	any indebtedness of any member of the Bank Group, in respect of which the person or persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to any member of the Bank Group for any payment or repayment in respect thereof:

(A)	other than recourse to such member of the Bank Group which is limited solely to the amount of any recoveries made on the enforcement of any Security Interests securing such indebtedness or in respect of any other disposition or realisation of the assets underlying such indebtedness;

(B)	provided that such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Bank Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Borrower Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Relevant Finance Documents have been repaid or paid in full; and

(C)	provided further that the principal amount of all indebtedness incurred and then outstanding pursuant to this paragraph does not exceed the greater of:

(I)	£300,000,000 (or its equivalent in other currencies); and

(II)	5.0 per cent. of Total Assets.

“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“First Effective Date” means 17 July 2015.

“Fitch” means Fitch Ratings or any successor thereof.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any member of the Bank Group for the benefit of employees of any member of the Bank Group residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraudulent Transfer Law” means any applicable United State bankruptcy and State fraudulent transfer and conveyance statute and any related case law.

“Funded Excluded Subsidiary” means, in respect of a Funding Passthrough, the Bank Group Excluded Subsidiary or any person in which a member of the Bank Group owns an interest but which is not a member of the Bank Group which:

(a)	indirectly receives funding from the Borrower Holdco; and/or

(b)	by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by it, directly or indirectly, makes a payment to the Borrower Holdco.

“Funding Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Bank Group and a Funded Excluded Subsidiary where:

(a)	in the case of funding being provided by the Borrower Holdco to the Funded Excluded Subsidiary, that funding is:

(i)	first made available by the Borrower Holdco to (in the case of the Parent) the Company or, one of its Subsidiaries (other than in the case of Virgin Media Communications, the Parent or any of its Subsidiaries) by way of the subscription for new securities, capital contribution or Subordinated Funding;

(ii)	secondly (if relevant) made available by the recipient of the Funding Passthrough under (i) above, to a member of the Bank Group (other than the Company) which may be followed by one or more transactions between members of the Bank Group (other than the Company) and finally made available by a member of the Bank Group (other than the Company) to the Funded Excluded Subsidiary in all such cases by way of either the subscription for new securities, the advancing of loans or capital contribution; or

(b)	in the case of a payment to be made by the Funded Excluded Subsidiary to the Borrower Holdco that payment is:

(i)	first made by the Funded Excluded Subsidiary to a member of the Bank Group, and thereafter is made between members of the Bank Group (as relevant), by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by such Funded Excluded Subsidiary or relevant member of the Bank Group; and

(ii)	finally made by the Company to the Parent or by one of the Subsidiaries of Virgin Media Communications (other than the Parent or any of its Subsidiaries) to Virgin Media Communications by way of dividend or other distribution, loan or the payment of interest on or the repayment of the principal amount of any loan made by way of Subordinated Funding.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 15.4(a)(ii) (Cost of funds).

“Funds Flow Memorandum” means the funds flow memorandum (including the sources and uses) prepared in connection with the Merger and delivered by the Company to the Facility Agent pursuant to this Agreement.

“GAAP” means accounting principles generally accepted in the United States.

“Group” means the Parent and its Subsidiaries from time to time and any other member of the Bank Group, provided that at any time after a Group Redesignation Notice has been delivered to the Facility Agent in accordance with Clause 23.36 (Group Redesignation), the “Group” shall also include each New Group Topco and its Subsidiaries, other than Bank Group Excluded Subsidiaries.

“Group Intercreditor Agreement” means the intercreditor agreement dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 and otherwise and from time to time between, among others, certain of the Obligors, other members of the Group and the applicable Relevant Finance Parties.

“Group Redesignation Notice” has the meaning given to it in Clause 23.36 (Group Redesignation).

“Group Structure Chart” means the structure chart of the Group in the form delivered to the Facility Agent on or prior to the Closing Date.

“Guarantors” means:

(a)	for the purposes of Clause 28 (Guarantee and Indemnity), the Original Guarantors and any Acceding Guarantors; and

(b)	for the purposes of any other provision of the Relevant Finance Documents, the Original Guarantors (other than the Parent) and any Acceding Guarantors,

and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 42.7 (Release of Guarantees and Security).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Hedge Counterparty” means any counterparty which is a party to a Hedging Agreement permitted or not prohibited by this Agreement and has acceded to the Group Intercreditor Agreement and the HYD Intercreditor Agreement, as applicable, and “Hedge Counterparties” means all such counterparties.

“Hedging Agreement” means any agreement in respect of any interest rate swap, currency swap, commodity hedging transaction, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Hedging Obligor” means any member of the Group party to a Hedging Agreement which is a Relevant Finance Document.

“High Yield Notes” means high yield debt securities or other instruments not mandatorily convertible into equity, in each case issued by the Parent or any Permitted Affiliate Holdco including the Existing High Yield Notes, Additional High Yield Notes and any High Yield Refinancing (as applicable).

“High Yield Refinancing” means any Financial Indebtedness incurred by the Parent or any Permitted Affiliate Holdco for the purposes of refinancing all or a portion of the Existing High Yield Notes and/or any Additional High Yield Notes and/or any High Yield Refinancing and/or any Senior Secured Notes and/or any Financial Indebtedness permitted to be incurred or outstanding pursuant to Clause 23.13 (Restrictions on Financial Indebtedness), in each case, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)	the principal amount of any such Financial Indebtedness shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing);

(b)	it is unsecured, except that where such Financial Indebtedness is issued by the Parent or any Permitted Affiliate Holdco, it may be secured by a pledge of the shares in the Parent or any Permitted Affiliate Holdco or one of their parent companies (as applicable) if such Financial Indebtedness is unable to receive the benefit of the subordinated guarantees of the Company and/or Intermediate Holdco contemplated by paragraph (c) below, for tax or other reasons as reasonably determined by the Company; and

(c)	if such Financial Indebtedness is guaranteed, it is not guaranteed by any member of the Bank Group other than the Company and/or Intermediate Holdco, provided that any such guarantee or guarantees so provided are (i) granted on subordination and release terms substantially the same as the existing guarantees of the Company and Intermediate Holdco in favour of the Existing High Yield Notes and (ii) subject to the terms of the HYD Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement.

“Historic Screen Rate” means, in relation to any Advance, the most recent applicable Screen Rate for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance and which is as of a day which is no more than 5 Business Days before the Quotation Date.

“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.

“Holding Company Expenses” means:

(a)

costs (including all professional fees and expenses) incurred by the Ultimate Parent and its Subsidiaries and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of a Joint Venture Parent and any Parent Joint Venture Holders from time to time in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Financial Indebtedness of the Ultimate Parent and its Subsidiaries and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of a Joint Venture Parent and any Parent Joint Venture Holders from time to time;

(b)	indemnification obligations of the Ultimate Parent and its Subsidiaries and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of a Joint Venture Parent and any Parent Joint Venture Holders from time to time owing to directors, officers, employees or other persons under its charter or by-laws or pursuant to written agreements with any such person with respect to ownership of any Parent Entity or any Permitted Affiliate Parent or the conduct of the business of the Bank Group;

(c)	obligations of the Ultimate Parent and its Subsidiaries and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of a Joint Venture Parent and any Parent Joint Venture Holders from time to time in respect of director and officer insurance (including premiums therefor) with respect to ownership of any Parent Entity, the Ultimate Parent or any Permitted Affiliate Parent or the conduct of the business of the Bank Group; and

(d)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of the Ultimate Parent and its Subsidiaries and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of a Joint Venture Parent and any Parent Joint Venture Holders from time to time related to the ownership or operation of the business of any Parent Entity or any member of the Bank Group, including acquisitions or dispositions by a member of the Bank Group permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of the Ultimate Parent and its Subsidiaries and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of a Joint Venture Parent and any Parent Joint Venture Holders; and

(e)	any fees and expenses payable by any Parent Entity in connection with a Post-Closing Reorganisation.

“HYD Intercreditor Agreement” means the intercreditor agreement dated 13 April 2004, as amended and restated on 30 December 2009 and otherwise and from time to time between certain of the Obligors, the Relevant Finance Parties and the indenture trustee in respect of the Existing High Yield Notes.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Relevant Finance Party that it will not make) a payment required to be made by it under the Relevant Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Relevant Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 16 (Form of Increase Confirmation).

“Increase Lender” has the meaning set out in Clause 2.2(a) (Increase).

“Increased Cost” means:

(a)	any reduction in the rate of return from a Facility or on a Relevant Finance Party’s (or an Affiliate’s) overall capital;

(b)	any additional or increased cost; or

(c)	any reduction of any amount due and payable under any Relevant Finance Document,

which is incurred or suffered by a Relevant Finance Party or any of its Affiliates to the extent that it is attributable to that Relevant Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Relevant Finance Document.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).

“Instructing Group” means:

(a)	at any time, Lenders the aggregate of whose Available Commitment and participations in outstanding Advances exceeds 50.00 per cent. of the aggregate undrawn Total Commitments and the outstanding Advances of all the Lenders calculated in accordance with the provisions of Clause 42.10 (Calculation of Consent) provided that, in relation to a Facility, the “Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments under that Facility and participations in outstanding Advances under that Facility exceeds 50 per cent. of the aggregate Available Commitments of all Lenders under that Facility and outstanding Advances of all Lenders under that Facility calculated in accordance with the provisions of Clause 42.10 (Calculation of Consent); and

(b)	notwithstanding the foregoing, for the purposes of the definition of Instructing Group in the Group Intercreditor Agreement and the HYD Intercreditor Agreement, the Senior Finance Parties (as defined in the Group Intercreditor Agreement) representing a majority of the aggregate outstanding principal amount and undrawn uncancelled commitments under the Senior Finance Documents (as defined in the Group Intercreditor Agreement) at the relevant date of determination.

“Insolvency Event” in relation to a Relevant Finance Party means that the Relevant Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.

“Intellectual Property Rights” means all know-how, patents, trade marks, designs and design rights, trading names, copyrights (including any copyright in computer software), database rights and other intellectual property rights anywhere in the world (in each case whether registered or not and including all applications for the same).

“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 14.1 (Interest Periods for Term Facility Advances).

“Intermediate Holdco” means Virgin Media Investments Limited, a company incorporated in England and Wales with registered number 07108297, whose registered office is at Media House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP.

“Interpolated Historic Screen Rate” means, in relation to any Advance, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period or Term of that Advance; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period or Term of that Advance,

each for the currency of that Advance and each of which is as of a day which is no more than 5 Business Days before the Quotation Date.

“Interpolated Screen Rate” means, in relation to any Advance, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period or Term of that Advance; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period or Term of that Advance,

each as of the Specified Time for the currency of that Advance.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favourable, taken as a whole, to the Company or any member of the Bank Group, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a person that is not an Affiliate):

(a)	the sale of programming or other Content by any member(s) of the Wider Group to one or more members of the Bank Group;

(b)	the lease or sublease of office space, other premises or equipment on arms’ length terms by one or more members of the Bank Group to one or more members of the Wider Group or by one or more members of the Wider Group to one or more members of the Bank Group;

(c)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, by or from one or more members of the Bank Group to or from one or more members of the Wider Group including, without limitation, (i) the employment of personnel, (ii) provision of employee healthcare or other benefits, (iii) acting as agent to buy equipment, other assets or services or to trade with residential or business customers, and (iv) the provision of audit, accounting, banking, branding, marketing, network, technology, research and development, installation and customer service, telephony, office, administrative, compliance, payroll or other similar services ; and

(d)	the extension, in the ordinary course of business and on terms not materially less favourable to the relevant member of the Bank Group than arms’ length terms, by or to any member of the Bank Group to or by any such member of the Wider Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or (c) above.

“Investment Company” has the meaning given to it in the United State Investment Company Act of 1940.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.

“Joint Venture Group” means any Joint Venture and its Subsidiaries from time to time.

“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.

“Law” means:

(a)	common or customary law;

(b)	any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)	any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency.

“L/C Bank” means any Lender which has been appointed as an L/C Bank in accordance with Clause 5.12 (Appointment and Change of L/C Bank) and which has not resigned in accordance with Clause 5.12(c) (Appointment and Change of L/C Bank).

“L/C Bank Accession Certificate” means a duly completed accession certificate substantially in the form set out in Schedule 14 (Form of L/C Bank Accession Certificate).

“L/C Lender” has the meaning set out in Clause 5.1(b) (Issue of Documentary Credits).

“L/C Proportion” means, in relation to a Lender:

(a)	in respect of any Documentary Credit issued under the Revolving Facility and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lender’s Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to the issue of such Documentary Credit; and

(b)	in respect of any Documentary Credit issued under an Additional Facility and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lender’s Available Additional Facility Commitment to the aggregate of all Available Additional Facility Commitments in relation to that Additional Facility immediately prior to the issue of such Documentary Credit.

“Legal Opinions” means all of the legal opinions delivered under this Agreement from time to time.

“Lender” means:

(a)	an Original Lender;

(b)	a person (including each L/C Bank and each Ancillary Facility Lender) which has become a party to this Agreement as a Lender in accordance with the provisions of Clause 36 (Assignments and Transfers);

(c)	a person (including each L/C Bank and each Ancillary Facility Lender) which has become a party to this Agreement as a Lender by executing an Additional Facility Accession Deed,

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lender Asset Security Release Confirmation” means a notice from the Facility Agent to the Lenders confirming that the consents required under Clause 42.6 (Guarantees and Security) to release all of the Security other than that referred to at paragraph (b) of the definition of “80% Security Test” have been obtained.

“LIBOR” means, in relation to any Advance:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance; or

(b)	as otherwise determined pursuant to Clause 15.1 (Unavailability of Screen Rate).

“Licence” means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications, Cable and Broadcasting Laws necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement.

“Limited Condition Transaction” means (i) any investment or acquisition, in each case, by a member of the Bank Group of any assets, business or person, the consummation of which is not conditional on the availability of, or on obtaining, third party finance and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Financial Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Recourse” means a letter of credit issued on behalf of, or revolving loan commitment, or a cash collateral account, guarantee or other credit enhancement established, entered into or otherwise provided by any member of the Bank Group (other than an Asset Securitisation Subsidiary) in connection with the incurrence of Financial Indebtedness by an Asset Securitisation Subsidiary in relation to an asset securitisation programme or programmes or one or more receivables factoring transactions; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of members of the Bank Group (other than an Asset Securitisation Subsidiary) shall not exceed 25 per cent. of the principal amount of such Financial Indebtedness at any time.

“Liquidation Transfer” has the meaning given to such term in Clause 23.31 (Internal Reorganisations).

“Maintenance Covenant Revolving Facility” means:

(a)	the Revolving Facility; and

(b)	each Additional Facility which is a revolving facility that is designated by the Company by notice in writing to the Facility Agent at any time to have the benefit of Clause 22.2 (Financial Ratio).

“Majority Acquisition” has the meaning given in paragraph (m) of the definition of Permitted Acquisition.

“Management Fees” means:

(a)	any management, consultancy, stewardship or other similar fees payable by any member of the Bank Group to any Restricted Person, including any fees, charges and related expenses incurred by any Parent Entity on behalf of and/or charged to any member of the Bank Group; and

(b)	following the consummation of any Parent Joint Venture Transaction, any management, consultancy or similar fees payable by any member of the Bank Group to any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders.

“Margin” means the Additional Facility Margin and the Revolving Facility Margin as applicable and, if applicable, adjusted in accordance with the Additional Facility Accession Deed.

“Margin Regulations” means Regulation T, Regulation U and Regulation X.

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

“Marketable Securities” means any security which is listed on any publicly recognised stock exchange and which has, or is issued by a company which has, a capitalisation of not less than £1,000,000,000 (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the Bank Group by way of consideration for any disposal permitted under Clause 23.11 (Disposals).

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under any of the Relevant Finance Documents.

“Material Subsidiary” means, at the relevant time, any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent which accounts for more than five per cent. on an unconsolidated basis of consolidated EBITDA of the Bank Group as shown in the financial statements most recently delivered under Clause 23.2 (Financial information).

“Maturing Advance” has the meaning given to such term in Clause 8.2 (Rollover Advances).

“Merger” means the Virgin Mergers as set out in the Acquisition Agreement.

“Merged Entity” has the meaning given to such term in Clause 23.12 (Acquisitions and mergers).

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Bank Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Bank Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Necessary Authorisations” means all material approvals, consents, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.

“Net Proceeds” means the aggregate cash (or cash equivalent) proceeds received by any member of the Bank Group in consideration for or otherwise in respect of a relevant disposal, net of all Taxes applicable on, or to any gain resulting from, that disposal and of all reasonable costs, fees and expenses properly incurred by continuing members of the Bank Group in arranging and effecting that disposal.

“New Equity” means a subscription for capital stock of a Parent or any other form of equity contribution to a member of the Bank Group, in each case, where such subscription or contribution does not result in a Change of Control and is provided by a member of the Wider Group which is not a member of the Bank Group.

“New Group Topco” means any Holding Company of the Company and/or any Holding Company of any Permitted Affiliate Parent designated as such in a Group Redesignation Notice.

“New Lender” has the meaning given to such term in Clause 36.4(a) (Assignments or Transfers by Lenders).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility or an Additional Facility which is a revolving facility which the Facility Agent has determined:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each L/C Bank has agreed is acceptable to it notwithstanding that fact, an Original Lender or any Lender to whom a participation from an Original Lender is transferred within seven Business Days of the date of this Agreement); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 29.10 (Lender’s Indemnity) or any other payment to be made by it under the Relevant Finance Documents to or for the account of any other Relevant Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” is a Lender which does not agree to a consent to an amendment to, or a waiver of, any provision of the Relevant Finance Documents where:

(a)	the Company or the Facility Agent has requested the Lenders to consent to an amendment to, or waiver, of any provision of the Relevant Finance Documents;

(b)	the consent or amendment in question requires the agreement of the Lenders affected thereby pursuant to Clause 42.2 (Consents) (and such Lender is one of the Lenders affected thereby);

(c)	Lenders representing not less than 80 per cent. of the Commitments or Outstandings, as the case may be, of the Lenders affected thereby have agreed to such consent or amendment; and

(d)	the Company has notified the Lender it will treat it as a Non-Consenting Lender.

“Non-Funding Lender” is either:

(a)	a Lender which fails to comply with its obligation to participate in any Advance where:

(i)	all conditions to the relevant Utilisation (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by the Instructing Group in accordance with the terms of this Agreement;

(ii)	Lenders representing not less than 80 per cent. of the relevant Commitments have agreed to comply with their obligations to participate in such Advance; and

(iii)	the Company has notified the Lender that it will treat it as a Non-Funding Lender;

(b)	a Lender which has given notice to a Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Advance; or

(c)	a Defaulting Lender.

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Obligors’ Agent” means the Company in its capacity as agent for the Parent and the Obligors pursuant to Clause 29.16 (Obligors’ Agent).

“Operational Expenditure” means any expenditure which is or will be treated as operational expenditure in the financial statements of the Bank Group prepared in accordance with the Relevant Accounting Principles and delivered to the Facility Agent pursuant to Clauses 23.2(a)(ii) (Financial information).

“Optional Currency” means, in relation to any Advance, any currency other than euro, Dollars and Sterling which:

(a)	is readily available to banks in the London interbank market, and is freely convertible into Sterling on the Quotation Date and the Utilisation Date for the relevant Advance; and

(b)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request.

“Original Company” has the meaning given to such term in paragraph (j) of the definition of Permitted Acquisition.

“Original Entity” has the meaning given to such term in Clause 23.12 (Acquisitions and mergers).

“Original Financial Statements” means the audited consolidated financial statements of the Company prepared in accordance with GAAP for the financial year ended 31 December 2012.

“Original Lender” means a person (including each L/C Bank and each Ancillary Facility Lender) which is named in Part 1 of Schedule 1 (Lenders and Commitments).

“Original Security Documents” means the security documents listed in Schedule 10 (Original Security Documents).

“Outstanding L/C Amount” means each sum paid or payable by an L/C Bank to a Beneficiary pursuant to the terms of a Documentary Credit, which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of a relevant Borrower.

“Outstandings” means, at any time, the Term Facility Outstandings, the Revolving Facility Outstandings, the Additional Facility Outstandings and any Ancillary Facility Outstandings.

“Paper Form Lender” has the meaning given to such term in Clause 39.3(b) (Use of Websites/E-mail).

“Parent Debt” means any Financial Indebtedness of the Parent, any Permitted Affiliate Holdco or one or more of their Subsidiaries (other than a member of the Bank Group) in the form of:

(a)	High Yield Notes; and/or

(b)	any Financial Indebtedness incurred after the Signing Date where the incurrence of such Financial Indebtedness would not result in the ratio (giving effect to such incurrence and the ultimate use of proceeds thereof, which shall not include any cash balances) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) exceeding a Total Net Debt to Annualised EBITDA ratio of 5.50:1, provided that, in respect of any such Financial Indebtedness incurred after the Signing Date, such Financial Indebtedness is designated as “Parent Debt” by written notice from the Company to the Facility Agent and the Security Trustee by the date when the consolidated financial statements are due to be provided pursuant to Clause 23.2 (Financial information) for the first full Financial Quarter after such incurrence.

“Parent Entity” means

(a)	the Ultimate Parent;

(b)	any Subsidiary of the Ultimate Parent of which the Company or any Permitted Affiliate Parent is a Subsidiary (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Holdco following any Spin-Off); and

(c)	any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

“Parent Intercompany Debt” means any Financial Indebtedness owed by any member of the Bank Group to the Ultimate Parent or to its Subsidiaries (other than another member of the Bank Group) from time to time and:

(a)	which is subordinated to the Facilities pursuant to the terms of the Group Intercreditor Agreement and the HYD Intercreditor Agreement;

(b)	if not already subject to Security created under the Original Security Documents, Security in favour of the Security Trustee on terms satisfactory to the Security Trustee is promptly granted by the relevant creditor over its rights; and

(c)	if such Financial Indebtedness is in form of a guarantee, then such guarantee is not given by any member of the Bank Group other than the Company and/or Intermediate Holdco provided that any such guarantee so provided is (i) on subordination and release terms substantially the same as the existing guarantees of the Company and Intermediate Holdco in favour of the Existing High Yield Notes and (ii) subject to the terms of the HYD Intercreditor Agreement or Supplemental HYD Intercreditor Agreement.

“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent.

“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Holding Company of any member of the Bank Group or issuance or sale of shares of a Holding Company of any member of the Bank Group to one or more entities which are not Affiliates of the Ultimate Parent.

“Participating Employer” means the Company and any members of the Bank Group which participate, or have at any time participated, in a UK Pension Scheme.

“Participating Member State” means any member of the European Community that at the relevant time has the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Patriot Act” has the meaning given to such term in Clause 39.7 (Patriot Act).

“PAYE” means The Pay As You Earn System provided for at Part 11 Income Tax (Earnings and Pensions) Act 2003 and related regulations, as also extended to the collection of National Insurance Contributions.

“Paying Lender” has the meaning given to such term in Clause 6.3(g) (Ancillary Facility Default).

“Pensions Regulator” means the body corporate established under Part 1 of the Pensions Act 2004.

“Permitted Acquisition” means:

(a)	any Acquisition of a member of the Bank Group by any other member of the Bank Group as part of the solvent reorganisation of the Bank Group;

(b)	any Acquisition or purchase of further share capital or equivalent by a member of the Bank Group in any existing member of the Bank Group;

(c)	any Acquisition or purchase of further share capital (or equivalent) in any person in respect of which a member of the Bank Group owns less than a 50 per cent. interest in the share capital or equivalent of such person in the event that the deliverables set out in sub-paragraphs (A) and (B) of paragraph (c)(ii) of the definition of Permitted Joint Venture have previously been delivered to the Facility Agent in connection with the acquisition of any share capital (or equivalent) in such person at any time;

(d)	the purchase of or investment in Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any disposal as contemplated in the proviso to Clause 23.11 (Disposals) and subject to the conditions set out therein);

(e)	the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Bank Group;

(f)	any acquisition by any member of the Bank Group in connection with a disposal permitted by the provisions of Clause 23.11 (Disposals) and any acquisition or subscription by a member of the Bank Group of shares issued by a Subsidiary of the Company, a Subsidiary of any Permitted Affiliate Parent or a Subsidiary of Virgin Media Communications which in any such case, is a member of the Bank Group which will, after the acquisition of such shares become a wholly-owned direct or indirect Subsidiary of the Company, a Subsidiary of any Permitted Affiliate Parent or a Subsidiary of Virgin Media Communications as the case may be, provided that if the other shares of such Subsidiary are subject to existing Security and if such shares are required to remain subject to Security in order to comply with the 80% Security Test pursuant to Clause 23.26(b)(i) (Further Assurance), either (i) such newly issued shares shall also be subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) upon their issue or (ii) such shares shall be made subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) within 10 Business Days of their issue;

(g)	any acquisition made by a member of the Bank Group pursuant to the implementation of an Asset Passthrough or a Funding Passthrough;

(h)	any acquisition by any member of the Bank Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;

(i)	the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of Clause 23.11(b) (Disposals);

(j)	arising from the conversion of any company (the “Original Company”) from one form of organisation into another form of organisation provided that (i) if, prior to the time of such conversion, the Security Trustee has the benefit of Security over the shares of such Original Company or such Original Company is an Obligor, then the Company shall ensure that the Security Trustee is provided with Security over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation, of at least an equivalent nature and ranking to the Security previously provided by the Original Company and (ii) the Security Trustee is satisfied that any possibility of the additional Security referred to in this paragraph (j) being challenged or set aside is not greater than any such possibility in relation to the Security entered into by or in respect of the share capital of the Original Company;

(k)

any acquisition by any member of the Bank Group of any High Yield Notes provided that an amount equal to the purchase price paid for the acquisition of any such High Yield Notes could have been used by such member of the Bank Group to fund a Permitted Payment and provided further that to the extent any such acquisition is made in reliance on any basket amount provided for under the definition of “Permitted Payments”, such amount shall be reduced by an amount equal to the consideration paid for any such acquisition;

(l)	investments in any Asset Securitisation Subsidiary in connection with any asset securitisation programme or receivables factoring transaction that is reasonably necessary or advisable (in the reasonable judgment of the board of directors or governing body of the relevant person) to effect such asset securitisation programme or receivables factoring transaction;

(m)	any Acquisition where, upon completion of the Acquisition, the person acquired will be a Subsidiary of the Company, a Subsidiary of any Permitted Affiliate Parent or a Subsidiary of another member of the Bank Group where the Company or such other member of the Bank Group will own directly or indirectly greater than a 50 per cent. interest in the asset or assets constituting the acquired business (a “Majority Acquisition”) and where:

(i)	the business of the acquired entity or the business acquired, as the case may be, is substantially of the same nature as the Business and would not result in the Company or any Obligor or any other member of the Bank Group being in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”) or equivalent European Union measure);

(ii)	in the case of any Majority Acquisition where the Acquisition Cost is £250,000,000 or greater (excluding, for the purposes of this paragraph (m)(ii), the value of any consideration for such Acquisition payable in cash other than the proceeds of a Utilisation of an Additional Facility or any other incurrence of debt which ranks pari passu in right of payment with the Facilities under the Group Intercreditor Agreement), the Company delivers to the Facility Agent within 60 days of the date of any such Majority Acquisition:

(A)	the most recent six months management accounts of or relating to the Target, together with a certificate signed an authorised signatory of the Company certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations;

(B)

a certificate signed by an authorised signatory of the Company which certifies that, if the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group is calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 23.2 (Financial information) (the “Relevant Ratio Period”) but adding to the:

(1)	amount of Senior Net Debt used in such calculation any net increase in the Senior Net Debt of the Bank Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Net Debt used in such calculation any net deduction in the Senior Net Debt of the Bank Group (in each case taking into account the amount of Senior Net Debt used to fund the Acquisition Cost and not taking into account the cash proceeds of any incurrence of Senior Debt used to fund the Acquisition Cost); and

(2)	Annualised EBITDA of the Bank Group, the Annualised EBITDA of the Target for the Relevant Ratio Period,

that ratio would be equal or less than 4.50:1;

(n)	the UPC Ireland Acquisition;

(o)	any purchase or acquisition of any assets in the ordinary course of business;

(p)	any acquisition of tax losses pursuant to a Permitted Payment made pursuant to Clauses 23.14(c)(iii) or 23.14(c)(xxxiv) of this Agreement; and

(q)	acquisitions not falling within paragraphs (a) to (p) above provided that the aggregate consideration for the acquisitions permitted by this paragraph (q) shall not exceed the greater of (i) £300,000,000 and (ii) five per cent. of Total Assets in any financial year.

All references in this definition to Sterling or £ shall, where applicable, mean the equivalent in any other currency, converted to Sterling, based on the Facility Agent’s Spot Rate of Exchange at the relevant time.

“Permitted Affiliate Group Designation Date” means any date on which the Facility Agent provides confirmation to the Company that the conditions set out in Clause 25.1 (Permitted Affiliate Group Designation) are satisfied.

“Permitted Affiliate Holdco” means the immediate Holding Company of any Permitted Affiliate Parent and any other Holding Company of any Permitted Affiliate Parent that is an issuer of, or has otherwise incurred, Parent Debt and, in each case, which is a Subsidiary of the Common Holding Company.

“Permitted Affiliate Parent” has the meaning given to such term in Clause 25.1 (Permitted Affiliate Group Designation).

“Permitted Credit Facility” means one or more of any Facility or any other debt facilities or arrangements that may be entered into by any member of the Bank Group providing for credit loans, letters of credit or other indebtedness or other advances, in each case, incurred in compliance with this Agreement.

“Permitted Disposal” has the meaning given to it in Clause 23.11 (Disposals).

“Permitted Financial Indebtedness” has the meaning given to it in Clause 23.13 (Restrictions on Financial Indebtedness).

“Permitted Financing Action” means, to the extent that any incurrence of Financial Indebtedness is permitted under Clause 23.13 (Restrictions of Financial Indebtedness) of this Agreement, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Financial Indebtedness in relation to the incurrence of such Financial Indebtedness.

“Permitted Joint Venture” means:

(a)	any Acquisition referred to in paragraph (a) of the definition of “Permitted Acquisition” and any Acquisition as a result of a reorganisation of a person that is not a Subsidiary of the Company or a Subsidiary of any Permitted Affiliate Parent but in which a member of the Bank Group has an interest, provided that such reorganisation does not result in an overall increase in the value of the Bank Group’s interest in that person, other than adjustments to the basis of any member of the Bank Group’s interest in accordance with the Relevant Accounting Principles; or

(b)	the acquisition of any interest in or any investment in, any Joint Venture constituting a Business Division Transaction;

(c)	any Acquisition where, upon completion of the Acquisition, the person acquired will not be a Subsidiary of the Company, a Subsidiary of any Permitted Affiliate Parent or a Subsidiary of any other member of the Bank Group where the Company or another member of the Bank Group will own directly or indirectly no more than a 50 per cent. interest in the asset or assets constituting the acquired business (a “JV Minority Acquisition”) and where:

(i)	the business of the acquired entity or the business acquired, as the case may be, is of substantially the same nature as the Business;

(ii)	in the case of any JV Minority Acquisition where the Acquisition Cost is £250,000,000 or greater (excluding, for the purposes of this paragraph (c)(ii), the value of any consideration for such Acquisition payable in cash other than the proceeds of a Utilisation of an Additional Facility or any other incurrence of debt which ranks pari passu in right of payment with the Facilities under the Group Intercreditor Agreement), the Company delivers to the Facility Agent within 60 days of the date of any such JV Minority Acquisition:

(A)	the most recent six months management accounts of or relating to the Target, together with a certificate signed by an authorised signatory of the Company certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations; and

(B)	a certificate signed by an authorised signatory of the Company which certifies that (x) no Default has occurred and is continuing or would be caused by the JV Minority Acquisition and (y) if the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group is calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 23.2 (Financial information) (the “Relevant Ratio Period”) but adding to the:

(1)	amount of Senior Net Debt used in such calculation any net increase in the Senior Net Debt of the Bank Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Net Debt used in such calculation any net deduction in the Senior Net Debt of the Bank Group since the end of the Relevant Ratio Period (in each case taking into account the amount of Senior Net Debt used to fund the Acquisition Costs); and

(2)	Annualised EBITDA of the Bank Group, the Annualised EBITDA of the Target for the Relevant Ratio Period,

that ratio would be equal to or less than 4.50:1.

All references in this definition to Sterling or £ shall, where applicable, mean the equivalent in any other currency, converted to Sterling, based on the Facility Agent’s Spot Rate of Exchange at the relevant time.

“Permitted Payment” has the meaning given to it in Clause 23.14(c) (Restricted Payments).

“Permitted Security Interest” has the meaning given to it in Clause 23.8(b) (Negative pledge).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	any payments or other transactions contemplated by the Structure Memorandum or the Funds Flow Memorandum;

(e)	the UPC Ireland Acquisition;

(f)	the Post-Closing Reorganisation;

(g)	the Spin-Off;

(h)	any internal corporate reorganization reasonably required in connection with, or to effect, any asset securitisation programme or a receivables factoring transaction; or

(i)	any transaction with the prior consent of the Instructing Group.

“Plan” means an employee benefit plan as defined in section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Bank Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Bank Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Post-Closing Reorganisation” has the meaning given to such term in Clause 12.1 (Change of Control)

“Predecessor Obligor” has the meaning given to such term in Clause 23.31 (Internal Reorganisations).

“Proceedings” has the meaning given to such term in Clause 46.1 (Courts).

“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Bank Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Bank Group who had granted a Security Interest over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such a Security Interest).

“Proportion” in relation to a Lender, means:

(a)	in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility, the relevant Borrowers and the relevant currency to the relevant Available Facility;

(b)	in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of the Sterling Amount of such Advance or Advances to the total Sterling Amount thereof;

(c)	if paragraph (a) above does not apply and there are no Outstandings, the proportion borne by the aggregate of such Lender’s Available Commitment to the Available Facilities (or if the Available Facilities are then zero, by its Available Commitment to the Available Facilities immediately prior to their reduction to zero); and

(d)	if paragraph (b) above does not apply and there are any Outstandings, the proportion borne by such Lender’s share of the Sterling Amount of the Outstandings to the Sterling Amount of all the Outstandings for the time being.

“Protected Party” means a Relevant Finance Party or any Affiliate of a Relevant Finance Party which is or will be, subject to any Tax Liability in relation to any amount payable under or in relation to a Relevant Finance Document.

“Qualifying UK Lender” means in relation to a payment of interest on a participation in an Advance to a UK Borrower, a Lender which is:

(a)	a UK Bank Lender;

(b)	a UK Non-Bank Lender; or

(c)	a UK Treaty Lender.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(a)	if the relevant currency is Sterling, the first day of that period;

(b)	if the relevant currency is euro, two TARGET Days before the first day of that period; or

(c)	in relation to any other currency, two Business Days before the first day of that period,

provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Ratio Period” has the meaning given to it in Clause 22.1 (Financial definitions).

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not an Asset Securitisation Subsidiary in connection with, any asset securitisation programme or receivables factoring transaction.

“Recipient” has the meaning given to it in Clause 37.7 (Value Added Tax).

“Recovering Relevant Finance Party” has the meaning given to such term in Clause 34.1 (Payments to Relevant Finance Parties).

“Reference Bank Quotation” means any quotation supplied to the Facility Agent by a Reference Bank or an Alternative Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means, subject to Clause 42.11 (Reference Banks and Alternative Reference Banks), the principal London offices of Barclays Bank PLC, BNP Paribas and Deutsche Bank AG, London Branch.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Regulatory Authority Disposal” means any direct or indirect sale, lease, transfer, issuance or distribution of any part of a present or future undertaking, shares, property, rights, remedies or other assets by one or a series of transactions related or not (each referred to for the purposes of this definition as a “disposal”) by any member of the Bank Group to another member of the Bank Group or any other person, provided that such disposal is required by a regulatory authority or court of competent jurisdiction or such disposal is made in response to concerns raised by a regulatory authority or court of competent jurisdiction.

“Relevant Accounting Principles” means GAAP, or, if at the relevant time IFRS has been adopted in accordance with Clause 23.4 (Change in Accounting Practices), IFRS.

“Relevant Event” means a Default in relation to Clause 26.2 (Non-payment).

“Relevant Finance Documents” means:

(a)	this Agreement, any Documentary Credit, any Accession Notice, any Transfer Deed and any Transfer Agreement;

(b)	the Fee Letters;

(c)	the Commitment Letter;

(d)	any Ancillary Facility Documents;

(e)	the Security Documents;

(f)	the Security Trust Agreement;

(g)	the Group Intercreditor Agreement;

(h)	the HYD Intercreditor Agreement and any Supplemental HYD Intercreditor Agreement;

(i)	the Barclays Intercreditor Agreement;

(j)	the Hedging Agreements [entered into with a Hedge Counterparty] permitted or not prohibited by this Agreement;

(k)	each Additional Facility Accession Deed;

(l)	each Utilisation Request;

(m)	any Resignation Letter; and

(n)	any other agreement or document designated a “Relevant Finance Document” in writing by the Facility Agent and the Company.

“Relevant Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Trustee, the Lenders, each Hedge Counterparty and “Relevant Finance Party” means any of them.

“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.

“Relevant Tax Jurisdiction” means:

(a)	the United Kingdom, in relation to a UK Borrower; and

(b)	any jurisdiction in which any person is liable to tax by reason of its domicile, residence, place of management or other similar criteria (but not any jurisdiction in respect of which that person is liable to tax by reason only of its having a source of income in that jurisdiction).

“Renewal Request” means, in relation to a Documentary Credit, a Utilisation Request therefor, in respect of which the proposed Utilisation Date stated in it is the Expiry Date of an existing Documentary Credit and the proposed Sterling Amount is the same or less than the Sterling Amount of that existing Documentary Credit.

“Repayment Date” means:

(a)	in relation to any Revolving Facility Advance, the last day of its Term;

(b)	in respect of the Additional Facility Outstandings on the relevant Final Maturity Date,

provided that if any such day is not a Business Day in the relevant jurisdiction for payment, the Repayment Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).

“Repeating Representations” means the representations and warranties which are repeated as set out in Clause 21.30(a) (Times for making representations and warranties).

“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

“Reporting Entity” means:

(a)	prior to any Permitted Affiliate Group Designation Date, the Company, Virgin Media Inc. or any other Holding Company of the Company notified by the Company to the Facility Agent; and

(b)	on or following any Permitted Affiliate Group Designation Date, the Common Holding Company or any other Holding Company of the Common Holding Company notified by the Company to the Facility Agent;

“Resignation Letter” means a letter substantially in the form set out in Schedule 17 (Form of Resignation Letter).

“Restricted Guarantors” means:

(a)	each of the Original Guarantors listed in Part 1 of Schedule 2 (The Original Guarantors); and

(b)	any other Guarantor that accedes to this Agreement pursuant to Clause 25.3 (Acceding Guarantors), which is (i) incorporated, created or organised under the laws of the United States or any State of the United States (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30) of the Code); or (ii) treated for US federal income tax purposes as a disregarded entity that is a branch of a Guarantor described in paragraph (b)(i) hereof.

“Restricted Payment” has the meaning given to it in Clause 23.14 (Restricted Payments).

“Restricted Person” means the Ultimate Parent (or any successor thereof), any other company (not being a member of the Bank Group) which is a Subsidiary of, or an Associated Company of, the Ultimate Parent (or any successor thereof) (other than Associated Companies of the Ultimate Parent which are its Associated Companies by virtue of controlling the Ultimate Parent (or any successor thereof) or owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interests in the Ultimate Parent (or any successor thereof)) and, following any Parent Joint Venture Transaction, any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders.

“Restricted Subsidiary” means any Subsidiary of the Company or any Subsidiary of any Permitted Affiliate Parent, other than an Unrestricted Subsidiary, together with ntl Glasgow, ntl Kirklees and any other Subsidiary of Virgin Media Communications that is a member of the Bank Group.

“Revised Definitions” has the meaning given to it in Clause 23.4(c)(iv) (Change in Accounting Practices).

“Revised Ratios” has the meaning given to it in Clause 23.4(c)(iv) (Change in Accounting Practices).

“Revolving Credit Commitments” means any Revolving Facility Commitment and any Commitment for Additional Facilities that are revolving loan facilities.

“Revolving Facility” means the revolving loan facility (including any Ancillary Facility and the Documentary Credit facility) granted to the relevant Borrower pursuant to Clause 2.1 (The Facilities).

“Revolving Facility Instructing Group” means:

(a)	before any Utilisation of the Revolving Facility under this Agreement, a Lender or group of Lenders whose Available Revolving Facility Commitments amount in aggregate to more than 50 per cent. of the Available Revolving Facility; and

(b)	thereafter, a Lender or group of Lenders to whom in aggregate more than 50 per cent. of the aggregate amount of the Revolving Facility Outstandings are (or if there are no Revolving Facility Outstandings at such time, immediately prior to their repayment, were then) owed, in each case calculated in accordance with the provisions of Clause 42.10 (Calculation of Consent) and provided that the “Revolving Facility Instructing Group” as used in Clause 4.1(j)(i) (Conditions to Utilisation) in relation to a Rollover Advance in respect of an Additional Facility Advance in relation to a revolving facility shall mean a Lender or group of Lenders to whom in aggregate more than 50 per cent. of the aggregate amount of that Additional Facility Advance is owed calculated in accordance with the provisions of Clause 42.10 (Calculation of Consent).

“Revolving Facility Margin” means, in relation to Revolving Facility Advances, 2.75 per cent. per annum.

“Revolving Facility Outstandings” means, at any time, the aggregate outstanding amount of each Revolving Facility Advance and of each Lender under the Revolving Facility’s participation in an Outstanding L/C Amount.

“Rollover Advance” has the meaning given to such term in Clause 8.2 (Rollover Advances).

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may (following consultation with the Company and the Lenders) specify another page or service displaying the relevant rate.

“SEC” means the United States Securities and Exchange Commission.

“Security” means the Security Interests created or purported to be created pursuant to the Security Documents.

“Security Documents” means:

(a)	each of the Original Security Documents;

(b)	any security documents required to be delivered by an Acceding Obligor pursuant to Clauses 25.2 (Acceding Borrowers) and 25.3 (Acceding Guarantors);

(c)	any other document executed at any time by any member of the Group conferring or evidencing any Security Interest for or in respect of any of the obligations of the Obligors under this Agreement whether or not specifically required by this Agreement; and

(d)	any other document executed at any time pursuant to Clause 23.26 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraphs (a) to (c) above.

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect or a deposit of money with the primary intention of affording a right of set-off) and includes any agreement to create any of the foregoing but does not include (a) liens arising in the ordinary course of business by operation of law and not by way of contract and (b) any grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit.

“Security Trust Agreement” means the security deed dated 3 March 2006 between, among others, each Obligor, the Facility Agent and the Security Trustee (each as defined therein) as amended from time to time.

“Senior Net Debt” has the meaning given to it in Clause 22.1 (Financial definitions).

“Senior Secured Notes” means the Existing Senior Secured Notes, any Additional Senior Secured Notes and any Senior Secured Notes Refinancing.

“Senior Secured Notes Documents” means any Senior Secured Notes, the SSN 2011 Indenture, the SSN 2013 Indenture and any other indenture for any Senior Secured Notes, the Group Intercreditor Agreement, the HYD Intercreditor Agreement, any guarantee given by any member of the Group in respect of any Senior Secured Notes, any security documents granting security in favour of the holders of any Senior Secured Notes (or any trustee for such holders or security agent or trustee for such holders or trustee), any note depository agreement, any fee letter and any indemnity letter in relation thereto.

“Senior Secured Notes Refinancing” means any notes issued by the Parent, any Permitted Affiliate Parent, the Company or any SSN Finance Subsidiary for the purposes of refinancing all or a portion of (i) the Senior Secured Notes or (ii) the Facilities or (iii) any other Financial Indebtedness of the Bank Group which is secured and ranks pari passu as to right of payment with the Facilities pursuant to and in compliance with the terms of the Group Intercreditor Agreement (provided, in each case of (i) to (iii) above that such Financial Indebtedness being refinanced would have been permitted to be incurred at the time of issuance of any such notes), in each case, outstanding from time to time (including all fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing) and designated as “Senior Secured Notes Refinancing” by written notice from the Company to the Facility Agent and the Security Trustee by the date when the consolidated financial statements are due to be provided pursuant to Clause 23.2 (Financial information) for the first full Financial Quarter after the issuance of the relevant notes, in respect of which the following terms apply:

(a)	the principal amount of any such notes shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing); and

(b)	such notes satisfy the requirements of paragraphs (a), (b), (c), (d) and (e) of the definition of Additional Senior Secured Notes.

“Sharing Payment” has the meaning given to such term in Clause 34.1(c) (Payments to Relevant Finance Parties).

“Signing Date” means the date of this Agreement.

“Solvent Liquidation” has the meaning given to such term in Clause 23.31 (Internal Reorganisations).

“Specified Time” means a time determined in accordance with Schedule 18 (Timetable).

“SSN 2011 Indenture” means the indenture dated as of March 3, 2011 among Virgin Media Secured Finance PLC as issuer, The Bank of New York Mellon as trustee and paying agent and the other parties thereto as amended from time to time.

“SSN 2013 Indenture” means the indenture dated as of February 22, 2013 among Lynx I Corp as issuer, The Bank of New York Mellon as trustee and paying agent and the other parties thereto as amended from time to time.

“SSN Finance Subsidiary” means:

(a)	Virgin Media Secured Finance PLC; and

(b)	any other Subsidiary directly and wholly-owned by either:

(i)	the Company engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to the Company;

(ii)	the Parent engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to the Parent and/or the Company; or

(iii)	any Permitted Affiliate Parent engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to any other member of the Bank Group,

and in each case having no Subsidiaries.

“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.

“Sterling Amount” means at any time:

(a)	in relation to an Advance denominated in Sterling, the amount thereof, and in relation to any other Advance, the Sterling equivalent of the amount specified in the Utilisation Request (as at the date thereof) for that Advance, in each case, as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)	in relation to a Documentary Credit, (i) if such Documentary Credit is denominated in Sterling, the Outstanding L/C Amount in relation to it at such time or (ii) if such Documentary Credit is not denominated in Sterling, the equivalent in Sterling of the Outstanding L/C Amount at such time, calculated as at the later of (A) the date which falls two Business Days before its issue date or any renewal date or (B) the date of any revaluation pursuant to Clause 5.5 (Revaluation of Documentary Credits);

(c)	in relation to any Ancillary Facility granted by a Lender, the amount of its Revolving Facility Commitment or Additional Facility Commitment converted to provide its Ancillary Facility Commitment as at the time of such conversion; and

(d)	in relation to any Outstandings, the aggregate of the Sterling Amounts (calculated in accordance with paragraphs (a), (b) and (c) above) of each outstanding Advance and/or Outstanding L/C Amount, made under the relevant Facility or Facilities (as the case may be) and/or in relation to Ancillary Facility Outstandings, (i) if such Outstandings are denominated in Sterling, the aggregate amount of such Outstandings at such time and (ii) if such Outstandings are not denominated in Sterling, the Sterling equivalent of the aggregate amount of such Outstandings at such time.

“Structure Memorandum” means the structure paper entitled “Virgin Media Inc -Liberty Global, Inc. Acquisition and Holding Structure” describing the Wider Group and the Merger and prepared by Liberty Global, Inc. and delivered by the Company to the Facility Agent pursuant to this Agreement.

“Subject Party” has the meaning given to it in Clause 37.7(d) (Value Added Tax).

“Subordinated Funding” means any Financial Indebtedness made available to any member of the Bank Group by any member of the Wider Group that is not a member of the Bank Group which:

(a)	constitutes Parent Intercompany Debt;

(b)	is an intercompany loan existing as at 16 March 2010 (including any inter-company loan the benefit of which has, at any time after the 16 March 2010, been assigned to any other member of the Wider Group, where such assignment is not otherwise prohibited by this Agreement); or

(c)	constitutes Equity Equivalent Funding,

provided that:

(i)	if not already subject to Security, Security in favour of the Security Trustee on terms satisfactory to the Security Trustee is promptly granted by the relevant creditor over its rights with respect to any such Financial Indebtedness; and

(ii)	the relevant debtor and creditor are party to the Group Intercreditor Agreement and the HYD Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as such terms are defined in the Group Intercreditor Agreement and the HYD Intercreditor Agreement), as applicable, or where the relevant debtor and creditor are party to such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably.

“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with an Obligor to be provided with services by an Obligor through the operation of telecommunications and/or television systems operated by the Bank Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership of such company or entity).

For the purposes of Clause 22 (Financial Covenant) and 23.2 (Financial information) any provision of this Agreement where the financial terms defined in Clause 22 (Financial Covenant) are used, “Subsidiary” of a person includes any legal entity which is accounted for under the Relevant Accounting Principles as a Subsidiary of the first-mentioned company.

“Supplemental HYD Intercreditor Agreement” means an intercreditor agreement that subordinates any guarantees granted by any member of the Bank Group in respect of any Additional High Yield Notes and/or any High Yield Refinancing on terms satisfactory to the Facility Agent or on terms substantially the same as the HYD Intercreditor Agreement.

“Supplier” has the meaning given to it in Clause 37.7(d) (Value Added Tax).

“Target” means any assets or entity which is or are the subject of an Acquisition in accordance with the terms of this Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilise a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax Cooperation Agreement” means the agreement dated 3 March 2006 between Virgin Media Inc. and Telewest Communications Networks Limited relating to arrangements in connection with, amongst other things, the payment of US taxes.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Relevant Finance Document, other than:

(a)	a FATCA Deduction; or

(b)	a deduction or withholding for or on account of any Bank Levy (or otherwise attributable to, or arising as a consequence of, a Bank Levy).

“Tax Liability” has the meaning set out in Clause 17.3(e) (Tax Indemnity).

“Tax on Overall Net Income” has the meaning set out in Clause 17.3(e) (Tax Indemnity).

“Tax Payment” means the increase in any payment made by an Obligor to a Relevant Finance Party under Clause 17.1(c) (Tax Gross-up) or any amount payable under Clause 17.1(d) (Tax Gross-up) or under Clause 17.3 (Tax Indemnity).

“Telecommunications, Cable and Broadcasting Laws” means the Telecommunications Act 1984, the Broadcasting Act 1990 (together with the Broadcasting Act 1996), the Communications Act 2003 and all other laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Term” means:

(a)	in relation to a Revolving Facility Advance, the period for which such Advance is borrowed as specified in the relevant Utilisation Request; and

(b)	in relation to any Documentary Credit, the period from the date of its issue until its Expiry Date.

“Term Facilities” means each Additional Facility (other than any Additional Facility which by its terms is a revolving loan facility) “Term Facility” means any of them, as the context requires.

“Term Facility Advance” means any Additional Facility Advance (other than any Additional Facility Advance under any Additional Facility which by its terms is a revolving loan facility), and “Term Facility Advances” shall be construed accordingly.

“Term Facility Outstandings” means, at any time, the aggregate of the Additional Facility Outstandings (other than any Additional Facility Outstandings under any Additional Facility which by its terms is a revolving loan facility) at such time.

“Termination Date” means:

(a)	in relation to the Revolving Facility, the date which is 15 days prior to the Final Maturity Date in respect of the Revolving Facility (as applicable);

(b)	in relation to each Ancillary Facility, the relevant Ancillary Facility Termination Date; and

(c)	in relation to each Additional Facility, the Additional Facility Termination Date specified in the relevant Additional Facility Accession Deed.

“Total Assets” means the consolidated total assets of the Bank Group as shown on the most recent balance sheet (excluding the footnotes thereto) of the Bank Group delivered in accordance with Clause 23.2(a)(ii) (Financial information), as applicable, (and, in the case of any determination relating to any incurrence of indebtedness or any investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Commitments” means the aggregate of the Commitments, being £1,635,000,000 and $2,755,000,000 at the date of this Agreement, as the same may be increased in accordance with Clause 2.2 (Increase) or reduced in accordance with this Agreement.

“Total Net Debt” has the meaning given to it in Clause 22.1 (Financial definitions).

“Towers Assets” means:

(a)	all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in the Company or any other member of the Bank Group and include, without limitation, any and all towers under constructions;

(b)	all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites referred to in paragraph (a) above have been constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)	all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above,

including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(e)	all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above.

“Transfer Agreement” means a duly completed assignment and assumption substantially in the form set out in Schedule 6 (Form of Transfer Agreement).

“Transfer Date” means, in relation to any Transfer Deed or any Transfer Agreement, the effective date of such transfer as specified in such Transfer Deed or such Transfer Agreement.

“Transfer Deed” means (a) a duly completed deed of transfer and accession substantially in the form set out in Schedule 5 (Form of Transfer Deed) whereby an existing Lender seeks to transfer to a New Lender all or a part of such existing Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 36 (Assignments and Transfers) and such New Lender agrees to accept such transfer and to be bound by this Agreement and to accede to the HYD Intercreditor Agreement, the Group Intercreditor Agreement and the Security Trust Agreement or (b) for the purpose of acceding a New Lender to the HYD Intercreditor Agreement only, a duly completed Transfer Agreement whereby such New Lender agrees to accede to the HYD Intercreditor Agreement.

“Transferor” has the meaning given to such term in Clause 36.8 (Limitation of Responsibility of Transferor).

“UK Bank Lender” means, in relation to a payment of interest on a participation in an Advance to a Borrower, a Lender which is beneficially entitled to that payment and (a) if the participation in that Advance was made by it, is a Lender which is a “bank” (as defined for the purposes of section 879 of the ITA in section 991 of the ITA) and is within the charge to United Kingdom corporation tax as respects that payment or would be within such charge as respects such payment but for section 18A of the CTA or (b) if the participation in that Advance was made by a different person, such person was a “bank” (as defined for the purposes of section 879 of the ITA in section 991 of the ITA) at the time that Advance was made, and is a Lender which is within the charge to United Kingdom corporation tax as respects that payment.

“UK Borrowers” means:

(a)	as at the Signing Date, each of the Original Borrowers; and

(b)	thereafter, each of the Original Borrowers and any Acceding Borrower that is liable to corporation tax in the United Kingdom,

excluding any UK Borrower which has been liquidated in accordance with the provisions of Clause 23.31 (Internal Reorganisations) but including the relevant Successor Entity (provided it is also liable to corporation tax in the United Kingdom) thereafter, and excluding, for the avoidance of doubt, the US Borrower, and “UK Borrower” means any of them.

“UK DB Schemes” has the meaning given to such term in Clause 23.23 (Pension Plans).

“UK Non-Bank Lender” means, in relation to a payment of interest on an Advance to a Borrower:

(a)	a Lender which is beneficially entitled to the income in respect of which that payment is made and is a UK Resident company (such that the payment is within the category of excepted payments described at section 933 ITA); or

(b)	a Lender to which such payment would fall within one of the categories of excepted payments described at sections 934 to 937 ITA inclusive,

where H.M. Revenue & Customs has not given a direction under section 931 ITA which relates to that payment of interest on an Advance to such Borrower.

“UK Pension Scheme” means a pension scheme in which any member of the Group participates or has at any time participated, and which has its main administration in the United Kingdom or is primarily for the benefit of employees in the United Kingdom.

“UK Resident” means a person who is resident in the United Kingdom for the purposes of the ITA or CTA, and “non-UK Resident” shall be construed accordingly.

“UK Treaty Lender” means in relation to a payment of interest on an Advance to a UK Borrower, a Lender which is entitled to claim full relief from liability to taxation otherwise imposed by such UK Borrower’s Relevant Tax Jurisdiction (in relation to that Lender’s participation in Advances made to such UK Borrower) on interest under a Double Taxation Treaty and which does not carry on business in that UK Borrower’s Relevant Tax Jurisdiction through a permanent establishment with which that Lender’s participation in that Advance is effectively connected and, in relation to any payment of interest on any Advance made by that Lender, such UK Borrower has, unless provided otherwise in an Additional Facility Accession Deed, received notification (or will have received notification prior to the end of the first Interest Period hereunder) in writing from H.M. Revenue & Customs authorising such UK Borrower to pay interest on such Advances without any Tax Deduction, including where such notification is provided as a result of the Lender using HMRC DT Treaty Passport Scheme.

“Ultimate Parent” means:

(a)	Liberty Global PLC, together with its successors;

(b)	following consummation of a Spin-Off, the Spin Parent and its successors; and

(c)	following consummation of a Parent Joint Venture Transaction, each of the ultimate Holding Companies of the Parent Joint Venture Holders and their successors.

“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Unpaid Sum” means any sum due and payable by an Obligor under any Relevant Finance Document (other than any Ancillary Facility Document) but unpaid.

“Unrestricted Subsidiary” means each Subsidiary of the Company, any Subsidiary of any Permitted Affiliate Parent or any Subsidiary of Virgin Media Communications that is not an Obligor which is designated by the Company or any Permitted Affiliate Parent in writing as an Unrestricted Subsidiary.

“UPC Ireland Acquisition” means the acquisition of interests in UPC Broadband Ireland B.V. or any of its Subsidiaries by a member of the Bank Group.

“UPC Ireland Share Acquisition” means the acquisition of any share capital of UPC Broadband Ireland Limited (or its successor) and its Subsidiaries not already owned by the Company and its Subsidiaries.

“US Borrower” means Virgin Media Bristol LLC.

“US Guarantor” means any Guarantor that is a US Obligor.

“US Obligor” means any Obligor, any Material Subsidiary or any member of the Bank Group which is a partnership, or a partner of any partnership, that is incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) or that resides or has a domicile, a place of business or property in the United States.

“Utilisation” means the utilisation of a Facility under this Agreement, whether by way of an Advance, the issue of a Documentary Credit or the utilisation of any Ancillary Facility.

“Utilisation Date” means:

(a)	in relation to an Advance, the date on which such Advance is (or is requested) to be made;

(b)	in relation to a utilisation by way of Ancillary Facility, the date on which such Ancillary Facility is established; and

(c)	in relation to a utilisation by way of Documentary Credit, the date on which such Documentary Credit is to be issued, in each case,

in accordance with the terms of this Agreement.

“Utilisation Request” means:

(a)	in relation to an Advance a duly completed notice substantially in the form set out in Part 1 to Schedule 4 (Form of Utilisation Request (Advances)); or

(b)	in relation to a Documentary Credit, a duly completed notice substantially in the form set out in Part 2 to Schedule 4 (Form of Utilisation Request (Documentary Credits)).

“Vendor” means Virgin Media Inc.

“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Bank Group in connection with such supply of assets and/or services.

“Virgin Media Communications” means Virgin Media Communications Limited, a company incorporated in England and Wales with registered number 3521915, whose registered office is at Media House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP.

“VMIH Affiliate” means each of the Affiliates of Virgin Media Investment Holdings Limited, any trust of which Virgin Media Investment Holdings Limited or any of its Affiliates is a trustee, any partnership of which Virgin Media Investment Holdings Limited or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Virgin Media Investment Holdings Limited or any of its Affiliates.

“Website Lenders” has the meaning given to such term in Clause 39.3(a) (Use of Websites/E-mail).

“Weighted Average Life to Maturity” means, when applied to any Financial Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled instalment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Financial Indebtedness; provided that the effects of any prepayments made on such Financial Indebtedness shall be disregarded in making such calculation.

“Wider Group” means:

(a)	the Ultimate Parent and its Subsidiaries from time to time; and

(b)	following consummation of a Parent Joint Venture Transaction, each of the ultimate Holding Companies of the Parent Joint Venture Holders, the Parent Joint Venture Holders and the Joint Venture Parent and, in each case, their successors and their Subsidiaries.

1.2	Accounting Expressions

Unless a contrary indication appears, any reference in this Agreement to “audited consolidated accounts” or “audited consolidated financial statements” or any analogous terms shall be construed as a reference to the financial statements and such other information provided in accordance with Clause 23.2 (Financial information) as the context so requires.

1.3	Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a)	any “Permitted Affiliate Parent”, any “Permitted Affiliate Holdco”, the “Parent”, the “Facility Agent”, the “Global Coordinator”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Trustee”, a “Hedge Counterparty”, an “L/C Bank”, an “Ancillary Facility Lender” or a “Lender” shall be construed so as to include their respective and any subsequent successors, transferees and permitted assigns in accordance with their respective interests;

(b)	“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Facility Agent and the Company prior to the Signing Date;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	“company” includes any body corporate;

(e)	“determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

(f)	the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at the Specified Time on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(i)	in the case of any basket or threshold amount qualifying a covenant:

(A)	in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(B)	in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(ii)	in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred, provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than Sterling or other than the currency in which such refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable Sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Sterling denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate;

(g)	“guarantee” means (other than in Clause 28 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(h)	“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

(i)	a Lender’s “participation” in relation to a Documentary Credit, shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Documentary Credit;

(j)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(k)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(l)	a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

(m)	“tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

(n)	“VAT” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

(o)	“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries save that the following shall not constitute “other members”:

(i)	directors’ qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, regulation or to ensure limited liability; and

(ii)	in the case of an Asset Securitisation Subsidiary, shares held by a person that is not an Affiliate of the Company solely for the purpose of permitting such person (or such person’s designee) to vote with respect to customary major events with respect to such Asset Securitisation Subsidiary, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events;

(p)	the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors;

(q)	a Borrower providing “cash cover” for a Documentary Credit or an Ancillary Facility means that Borrower paying an amount in the currency of the Documentary Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Security Trustee or with the L/C Bank or Ancillary Facility Lender for which that cash cover is to be provided;

(ii)	subject to Clause 5.10(b) (Cash Cover by Borrower), until no amount is or may be outstanding under that Documentary Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Relevant Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit or Ancillary Facility; and

(iii)	that Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee or the L/C Bank or Ancillary Facility Lender with which that account is held, creating a first ranking security interest over that account;

(r)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;

(s)	a Borrower “repaying” or “prepaying” a Documentary Credit or Ancillary Facility Outstandings means:

(i)	that Borrower providing cash cover for that Documentary Credit or in respect of the Ancillary Facility Outstandings;

(ii)	the maximum amount payable under the Documentary Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the relevant L/C Bank or Ancillary Facility Lender being satisfied that it has no further liability under that Documentary Credit or Ancillary Facility, and the amount by which a Documentary Credit is, or Ancillary Facility Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction;

(t)	an amount “borrowed” includes any amount utilised by way of Documentary Credit or under an Ancillary Facility;

(u)	a Lender funding its participation in a Utilisation includes a Lender participating in a Documentary Credit; and

(v)	an “outstanding amount” of a Documentary Credit at any time is the maximum amount that is or may be payable by a Borrower in respect of that Documentary Credit at that time.

(w)	When determining the Sterling equivalent amount for the purposes of the “Instructing Group” and/or “Non-Consenting Lender” and for all other purposes other than under Clause 22 (Financial Covenant), the Facility Agent shall determine the amount of (i) any undrawn commitments denominated in euro or Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of this Agreement (in the case of the Revolving Facility) or on the date of the relevant Additional Facility Accession Deed (in the case of an Additional Facility); and (ii) any participations in Utilisations denominated in euro or dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of receipt by the Facility Agent of the Utilisation Request for the relevant Advance.

1.4	Currency

“€” and “euro” denote the lawful currency of each Participating Member State, “£” and “Sterling” denote the lawful currency of the United Kingdom and “US$”, “$” and “Dollars” denote the lawful currency of the United States.

1.5	Statutes

Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re enacted.

1.6	Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7	References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement, indenture or any other document (including any reference to this Agreement) shall be construed as a reference to:

(a)	such agreement, indenture or any other document as amended, varied, novated or supplemented from time to time;

(b)	any other agreement, indenture or any other document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)	any other agreement, indenture or any other document entered into pursuant to or in accordance with any such agreement or document.

1.8	No Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Wider Group for any representation or statement made by that member of the Wider Group in a certificate signed by such director, officer or employee.

1.9	Group Intercreditor Agreement and HYD Intercreditor Agreement

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Group Intercreditor Agreement and the HYD Intercreditor Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, the terms of the Group Intercreditor Agreement or the HYD Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Group Intercreditor Agreement or the HYD Intercreditor Agreement.

1.10	Permitted Affiliate Group Designation Date

On and from any Permitted Affiliate Group Designation Date any obligation in this Agreement of the Company to procure that members of the Bank Group comply with any covenant shall be construed such that the Company shall be obliged to procure that only its Subsidiaries that are members of Bank Group comply with that obligation and the relevant Permitted Affiliate Parent shall be obliged to procure that its Subsidiaries that are members of Bank Group comply with that obligation.

2.	THE FACILITIES

2.1	The Facilities

The Lenders grant upon the terms and subject to the conditions of this Agreement to the Borrowers a multi-currency revolving loan facility to the Borrowers (other than to the US Borrower), as may be incurred pursuant to Clause 2.2(a) (Increase) below up to a maximum aggregate principal amount of the Revolving Facility Commitment (being an amount of £675,000,000 as at 15 June 2015) (the “Revolving Facility”), which shall be available for drawing in euro, Dollars, Sterling or any Optional Currency.

2.2	Increase

(a)	Notwithstanding Clause 2.1 (The Facilities) above, in addition to paragraph (b) below, the Company may with the prior consent of a Lender, any bank, financial institution, trust, fund or any other entity selected by the Company (each an “Increase Lender”) and by giving 10 Business Days prior notice to the Facility Agent, increase the Commitments under any Facility by including any new Commitments of any Increase Lender provided that:

(i)	no Event of Default is continuing;

(ii)	the terms of that Facility provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation;

(iii)	the aggregate principal amount of such new Commitments shall not exceed the aggregate sum of:

(A)	an unlimited amount, provided that on the date of such incurrence and after giving effect to the incurrence of such new Commitments (assuming a borrowing of the full amount of such Commitments and no netting of cash proceeds of any such new Commitments being incurred), Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1;

(B)	if the proceeds of such new Commitments are being used to refinance existing indebtedness that ranks pari passu or senior in right of security to the Facilities, an amount equal to the accrued interest, premiums and other amounts owing or paid relating to such existing indebtedness together with related fees and expenses; and

(C)	any amount of Financial Indebtedness available to be incurred pursuant to paragraph (b)(xxxiii) of Clause 23.13 (Restrictions on Financial Indebtedness);

provided, that (x) any such new Commitments may be incurred under any of the above sub-paragraphs as selected by the Company, in its sole discretion, (y) the Company may elect to incur new Commitments under sub-paragraph (A) prior to using amounts available under sub- paragraph (C) and (z) amounts incurred pursuant to sub-paragraph (C) substantially concurrently with amounts incurred pursuant to sub-paragraph (A) will not count as Financial Indebtedness for the purposes of calculating Senior Net Debt; and

(iv)	each Borrower for that Facility is or becomes an Obligor.

(b)	The Company may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 10.5 (Right of Cancellation in Relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 19 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled.

(c)	The increased Commitments will be assumed by one or more Increase Lenders selected by the Company each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender; each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender.

(d)	Each Increase Lender shall become a party to this Agreement as a “Lender” and any Increase Lender and each of the other Relevant Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Relevant Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender.

(e)	The Commitments of the other Lenders shall continue in full force and effect.

(f)	An increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (g) below are satisfied.

(g)	An increase in the Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Group Intercreditor Agreement, HYD Intercreditor Agreement and Security Trust Agreement, as applicable; and

(B)	the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company, the Increase Lender and each L/C Bank; and

(iii)	each participating Lender consenting to such increase.

(h)	The Company may pay to any Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender.

(i)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(j)	The execution by the Company of an Increase Confirmation constitutes confirmation by each Guarantor that its obligations under Clause 28 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the new Commitments of any Increase Lender and shall be owed to each Finance Party including the relevant Lender.

(k)	Clause 36.6 (Transfer Deed) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to an Increase Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Purpose

(a)	The Revolving Facility shall be applied for the purposes of financing the ongoing working capital requirements and the general corporate purposes of the Bank Group and may be utilised by way of Revolving Facility Advances, Documentary Credits or, subject to the provisions of Clause 6 (Ancillary Facilities), Ancillary Facilities.

(b)	The Borrowers shall apply all amounts borrowed under this Agreement in or towards satisfaction of the purposes referred to in paragraph (a) above (as applicable) and none of the Relevant Finance Parties shall be obliged to concern themselves with such application.

2.4	Relevant Finance Parties’ Rights and Obligations

(a)	The obligations of each Relevant Finance Party under the Relevant Finance Documents are several. Failure by a Relevant Finance Party to perform its obligations under the Relevant Finance Documents does not affect the obligations of any other party under the Relevant Finance Documents. No Relevant Finance Party is responsible for the obligations of any other Relevant Finance Party under the Relevant Finance Documents.

(b)	The rights of each Relevant Finance Party under or in connection with the Relevant Finance Documents are separate and independent rights and any debt arising under the Relevant Finance Documents to a Relevant Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Relevant Finance Party may, except as otherwise stated in the Relevant Finance Documents, separately enforce its rights under the Relevant Finance Documents.

2.5	Additional Facilities

(a)	The Company may notify the Facility Agent by no less than two Business Days notice that it wishes to establish one or more additional facilities (which may include any Ancillary Facility and/or Documentary Credit facility) (each an “Additional Facility”) by delivery to the Facility Agent of a duly completed Additional Facility Accession Deed, duly executed by the Company, each Additional Facility Lender for the Additional Facility and each Additional Facility Borrower for the relevant Additional Facility, provided, in respect of each Additional Facility, that:

(i)	[Reserved];

(ii)	other than in relation to a Limited Condition Transaction, no Event of Default is continuing;

(iii)	[Reserved];

(iv)	other than in relation to a Limited Condition Transaction, the terms of that Additional Facility provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation;

(v)	the aggregate principal amount of any new Additional Facility shall not exceed the aggregate sum of:

(A)	an unlimited amount, provided that on the date of such incurrence and after giving effect to the making of any Additional Facility (assuming a borrowing of the maximum amount of Advances available under any such Additional Facility being incurred and no netting of cash proceeds of any such Additional Facility being incurred) pursuant to an Additional Facility Accession Agreement on a pro forma basis, Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1;

(B)	if the proceeds of the Additional Facility are being used to refinance existing indebtedness that ranks pari passu or senior in right of security to the Facilities, an amount equal to the accrued interest, premiums and other amounts owing or paid relating to such existing indebtedness together with related fees and expenses; and

(C)	any amount of Financial Indebtedness available to be incurred pursuant to paragraph (b)(xxxiii) of Clause 23.13 (Restrictions on Financial Indebtedness),

provided, that (x) any Additional Facility may be incurred under any of the above sub-paragraphs as selected by the Company, in its sole discretion, (y) the Company may elect to incur Additional Facilities under sub-paragraph (A) prior to using amounts available under sub-paragraph (C) and (z) amounts incurred pursuant to sub-paragraph (C) substantially concurrently with amounts incurred pursuant to sub-paragraph (A) will not count as Financial Indebtedness for the purposes of calculating Senior Net Debt,

(the “Additional Facilities Cap”).

(vi)	each Additional Facility Borrower for that Additional Facility is an existing Obligor;

(vii)	the principal amount, interest rate, interest periods, Final Maturity Date, use of proceeds, repayment schedule, availability, fees, incorporation of relevant clauses relating to, or in connection with, any Additional Facility and related provisions and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrowers and the relevant Additional Facility Lenders (and, in the case of currency and incorporation of the relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility, the Facility Agent) and set out in the relevant Additional Facility Accession Deed;

(viii)	the relevant Additional Facility Accession Deed shall specify whether that Additional Facility provides for one or more term loans or revolving loans; and

(ix)	subject to paragraph (iv) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.

(b)	Subject to the conditions in this Clause 2.5 being met, from the relevant Additional Facility Commencement Date for an Additional Facility, the Additional Facility Lenders for that Additional Facility shall make available the Additional Facility in a maximum aggregate amount not exceeding the aggregate Additional Facility Commitments in respect of that Additional Facility as set out in the relevant Additional Facility Accession Deed.

(c)	Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Security in accordance with the terms of the Group Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Accession Deed.

(d)	Each party to this Agreement (other than each proposed Additional Facility Lender and the Company) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Deed which has been duly completed and signed on behalf of each proposed Additional Facility Lender, the Company and each proposed Additional Facility Borrower, and the Parent and each Obligor agrees to be bound by such accession.

(e)	On the date that the Facility Agent executes an Additional Facility Accession Deed:

(i)	each Additional Facility Lender party to that Additional Facility Accession Deed, each other Relevant Finance Party, the Parent and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender been an Original Lender, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(ii)	each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.

(f)	The execution by the Company of an Additional Facility Accession Deed constitutes confirmation by the Parent and each Guarantor that its obligations under Clause 28 (Guarantee and Indemnity) shall continue unaffected, except that those obligations shall extend to the Commitments as increased by the addition of each relevant Additional Facility Lender’s Commitment and shall be owed to each Relevant Finance Party including such Additional Facility Lender.

(g)	With the prior written consent of the Company, the Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Relevant Finance Document (in accordance with the terms of this Clause 2.5 (Additional Facilities)) to reflect the terms of each Additional Facility without the consent of any Lender other than the applicable Additional Facility Lender.

(h)	Each Additional Facility Lender, by executing an Additional Facility Accession Deed, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Additional Facility becomes effective.

(i)	The Company may pay to any Additional Facility Lender a fee in the amount and at the times agreed between the Company and that Additional Facility Lender.

(j)	There shall be no limit on the aggregate principal amount of any proposed Additional Facility (a “Refinancing Additional Facility”) to the extent established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Advances or Commitments (the “Refinanced Debt”) provided that if the obligations under such Refinancing Additional Facility do not rank equal to or junior to such existing Advances and Commitments the principal amount of such Refinancing Additional Facility shall not exceed an amount equal to the Additional Facilities Cap (or its equivalent in other currencies). A Refinancing Additional Facility may only be established if the following conditions are met:

(i)	it provides for Additional Facility Commitments which are in an aggregate principal amount that is not less than:

(A)	in the case of any Refinancing Additional Facility which by its terms is a revolving loan facility, £1,000,000 (where the Refinancing Additional Facility is denominated in Sterling) or US$1,000,000 (where the Refinancing Additional Facility is denominated in Dollars);

(B)	in the case of any Refinancing Additional Facility which by its terms is a Term Facility, £15,000,000 (where the Refinancing Additional Facility is denominated in Sterling) or US$15,000,000 (where the Refinancing Additional Facility is denominated in Dollars), in each case provided that such amount may be less than £1,000,000 US$1,000,000, £15,000,000 and US$15,000,000, respectively, if such amount is equal to (x) in the case of Refinanced Debt that is in the form of an Advance, the entire outstanding principal amount of that Refinanced Debt or (y) in the case of Refinanced Debt that is in the form of a Commitment, the entire commitment amount of that Refinanced Debt;

(ii)	in the case of Refinancing Additional Facilities which are Term Facilities:

(A)	as of the effective date of the relevant Additional Facility Accession Agreement (the “Refinancing Additional Facility Effective Date”), it does not have a final maturity date earlier than the applicable final maturity date in respect of the relevant Refinanced Debt;

(B)	as of the Refinancing Additional Facility Effective Date, it does not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the relevant Refinanced Debt;

(C)	if it ranks junior in right of security, it participates on a junior basis with respect to voluntary prepayments or cancellations and mandatory prepayments of term loans;

(D)	it does not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing of such Refinanced Debt;

(E)	it ranks pari passu or junior in right of payment with any Additional Facility Commitments which are senior in right of payment and shall rank pari passu or junior in right of Security with the Additional Facility Commitments which are secured on a first ranking basis in accordance with the terms of the Intercreditor Agreement or other intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Facility Agent; and

(F)	to the extent applicable, it is subject to the Group Intercreditor Agreement and the HYD Intercreditor Agreement; and

(iii)	in the case of Refinancing Additional Facilities which are revolving facilities:

(A)	it ranks pari passu or junior in right of payment with the Additional Facility Commitments that are senior in right of payment and shall rank pari passu in right of security with the Additional Facility Commitments which are secured on a first ranking basis;

(B)	it does not have a final maturity date or commitment reduction date earlier than the final maturity date or commitment reduction date, respectively, in respect of the relevant Refinanced Debt;

(C)	it provides that the borrowing and repayment (other than in respect of (i) payment of interest and fees at different rates on Refinancing Additional Facilities that are revolving facilities, (ii) repayments required upon the final maturity date of a revolving facility and (iii) repayment made in connection with a permanent repayment and termination of commitments of Advances with respect to Refinancing Additional Facilities that are revolving facilities after the Refinancing Additional Facility Effective Date shall be made on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Credit Commitments then existing on the Refinancing Additional Facility Effective Date;

(D)	it provides that assignments and participations of Refinancing Additional Facilities that are revolving facilities shall be governed by the same assignment and participation provisions applicable to the Revolving Credit Commitments then existing on the Refinancing Additional Facility Effective Date;

(E)	it does not have a greater principal amount of Additional Facility Commitments than the principal amount of the Refinanced Debt and accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing of the Refinanced Debt; and

(F)	it shall be subject to the Group Intercreditor Agreement and the HYD Intercreditor Agreement.

3.	CONDITIONS

3.1	Intentionally Left Blank

3.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 4.2 (Lenders’ Participations) in relation to any Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date, other than in the case of a Rollover Advance, no Default is continuing or would result from the proposed Utilisation provided that, in relation to any Utilisation under an Additional Facility in relation to a Limited Condition Transaction, the Additional Facility Lenders may agree to amend or waive any of the conditions under this Clause 3.2 (Further Conditions Precedent).

3.3	Intentionally Left Blank

3.4	Intentionally Left Blank

4.	UTILISATION

4.1	Conditions to Utilisation

Save as otherwise provided in this Agreement, an Advance will be made by the Lenders to a Borrower or a Documentary Credit will be issued by an L/C Bank at a Borrower’s request if:

(a)	in the case of an Advance, the Facility Agent has received from such Borrower a duly completed Utilisation Request in the relevant form, and in the case of a Documentary Credit, both the Facility Agent and the relevant L/C Bank have received from a Borrower a duly completed Utilisation Request in the relevant form, in each case, no earlier than the day which is 10 Business Days prior to the requested Utilisation Date and, unless otherwise agreed with the Facility Agent (and, in relation to a Documentary Credit only, the L/C Bank) and no later than the Specified Time, receipt of which shall oblige such Borrower to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)	the proposed Utilisation Date is a Business Day for the proposed currency of the Advance or Documentary Credit, as the case may be, which is within the Availability Period and is or precedes the relevant Termination Date;

(c)	in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Sterling Amount (or its equivalent) of such Revolving Facility Advance (including any Deemed Advance) is (i) equal to the amount of the Available Revolving Facility Commitment at such time, or (ii) less than such amount but equal to a minimum of £5,000,000, or an integral multiple of £1,000,000;

(d)	in the case of a Utilisation by way of Documentary Credit, the proposed Sterling Amount (or its equivalent) of such Documentary Credit is equal to or more than £1,000,000 or such lesser amount as the relevant L/C Bank may agree (acting reasonably);

(e)	in the case of a Utilisation by way of a Revolving Facility Advance, immediately after the making of such Advance there will be no more than 25 Revolving Facility Advances then outstanding;

(f)	in the case of a Utilisation by way of a Documentary Credit, the proposed Term of the Documentary Credit ends on or before the Final Maturity Date in respect of the Revolving Facility or Additional Facility (as applicable) and immediately after the making of such Utilisation there will be no more than 25 Documentary Credits then outstanding;

(g)

in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Term of such Advance is a period of any number of days from and including 1 day to and including 30 days or one, two, three or six months or such other period of up to 12 months as all the Lenders having a Revolving Facility Commitment may agree with the Company prior to submission of the relevant Utilisation Request, and ends on or before the Final Maturity Date in respect of the Revolving Facility;

(h)	in the case of a Utilisation by way of an Advance (other than a Rollover Advance), the interest rate applicable to such Advance’s first Interest Period or Term (as the case may be) will not have to be determined under Clause 15 (Market Disruption and Alternative Interest Rates);

(i)	in the case of a Utilisation by way of a Documentary Credit which is not substantially in the form set out in Schedule 15 (Form of Documentary Credit), the relevant L/C Bank shall have approved the terms of such Documentary Credit (acting reasonably);

(j)	in the case of any Utilisation, on the date of the Utilisation Request, the date of any Conversion Notice and the proposed Utilisation Date:

(i)	in the case of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 5.3 (Renewal of Documentary Credits), the Facility Agent shall not have received instructions from a Revolving Facility Instructing Group requiring the Facility Agent to refuse such rollover or renewal of a Documentary Credit by reason of the Acceleration Date having occurred; or

(ii)	in the case of any Utilisation other than that referred to in paragraph (i) above or in relation to any Utilisation under an Additional Facility in relation to a Limited Condition Transaction, the Repeating Representations made by the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the proposed Utilisation; and

(k)	in the case of a Utilisation under a Maintenance Covenant Revolving Facility (other than, (i) in each case, in relation to a Utilisation that is a Rollover Advance provided that the amount of the Maturing Advance is equal to or greater than the amount of that Rollover Advance or (ii) in relation to a Utilisation under any Additional Facility that is a revolving facility in relation to a Limited Condition Transaction), subject to the expiry of the cure period in Clause 22.4 (Cure Provisions) there is no subsisting breach of Clause 22 (Financial Covenant).

4.2	Lenders’ Participations

(a)	Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

(b)	The Facility Agent shall determine the Sterling Amount of each Revolving Facility Advance which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Sterling Amount of each Advance, the amount of its participation in that Advance and, if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payment to the Facility Agent) by the Specified Time.

5.	DOCUMENTARY CREDITS

5.1	Issue of Documentary Credits

(a)	Each L/C Bank shall issue Documentary Credits pursuant to Clause 4.1 (Conditions to Utilisation) by:

(i)	completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)	executing and delivering such Documentary Credit to the relevant Beneficiary on the relevant Utilisation Date.

(b)	Each Lender having a Revolving Facility Commitment or an Additional Facility Commitment in relation to a revolving facility (an “L/C Lender”) will participate by way of indemnity in each Documentary Credit issued under the relevant Facility in an amount equal to its L/C Proportion.

(c)	The Facility Agent shall notify each L/C Lender and the relevant L/C Bank of the details of any requested Documentary Credit (including the Sterling Amount of it, and, if such Documentary Credit is not to be denominated in Sterling, the relevant currency in which it will be denominated and the amount of it) and its participation in that Documentary Credit.

5.2	Existing Documentary Credits

(a)	On the first Utilisation Date, the Existing Documentary Credits shall be deemed to be Documentary Credits issued by the applicable L/C Lender listed in Part 2 of Schedule 12 (Existing Documentary Credits) pursuant to the relevant L/C Lender’s Ancillary Facility, which shall be deemed to be an ancillary facility provided to the applicable company listed as Borrower with the relevant L/C Lender’s consent in accordance with Clause 6.1 (Utilisation of Ancillary Facilities) on the same terms as the facility which the Existing Documentary Credit was issued under.

(b)	In respect of each Existing Documentary Credit, for the purposes of this Agreement:

(i)	the Utilisation Date shall be the first Utilisation Date; and

(ii)	the currency, amount and other terms shall be those set out opposite that Existing Documentary Credit in Part 2 of Schedule 12 (Existing Documentary Credits).

(c)	For the avoidance of doubt, no Request is required to be given by the Company in respect of the issue of the Documentary Credits in accordance with paragraph (a) above.

5.3	Renewal of Documentary Credits

(a)	Each Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Facility Agent and the relevant L/C Bank a Renewal Request which complies with Clause 4.1 (Conditions to Utilisation).

(b)	The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)	its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)	If the conditions set out in this Clause 5.3 (Renewal of Documentary Credits) have been met, the relevant L/C Bank shall amend and re-issue the relevant Documentary Credit pursuant to a Renewal Request.

5.4	Reduction of a Documentary Credit

(a)	If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the relevant L/C Bank in accordance with Clause 5.9 (Cash Collateral by Non-Acceptable L/C Lender); and

(ii)	either:

(A)	the relevant L/C Bank has not required the relevant Borrower which requested the Documentary Credit to provide cash cover pursuant to Clause 5.10 (Cash Cover by Borrower); or

(B)	the relevant Borrower which requested the Documentary Credit has failed to provide cash cover to the relevant L/C Bank in accordance with Clause 5.10 (Cash Cover by Borrower),

the relevant L/C Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Documentary Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the relevant L/C Bank) in respect of that Documentary Credit for the purposes of the Relevant Finance Documents.

(b)	The relevant Borrower shall notify the Facility Agent (with a copy to the relevant L/C Bank) of each reduction made pursuant to this Clause 5.4 (Reduction of a Documentary Credit).

(c)	This Clause 5.4 (Reduction of a Documentary Credit) shall not affect the participation of each other Lender in that Documentary Credit.

5.5	Revaluation of Documentary Credits

(a)	If any Documentary Credit is denominated in a currency other than Sterling, the Facility Agent shall at six monthly intervals after the date of the Documentary Credit recalculate the Sterling Amount of that Documentary Credit by notionally converting into Sterling, the outstanding amount of that Documentary Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The relevant Borrower shall, if requested by the Facility Agent within two days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Outstandings or Additional Facility Outstandings (as applicable) are repaid (subject to Break Costs, if applicable, but otherwise without penalty or premium which might otherwise be payable), to prevent the Sterling Amount of the Revolving Facility Outstandings or Additional Facility Outstandings (as applicable) exceeding the aggregate amount of all of the Revolving Facility Commitments or Additional Facility Commitments (as applicable) adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

5.6	Immediately Payable

(a)	If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable under this Agreement, the relevant Borrower that requested (or on behalf of which the Company requested) the issue of that Documentary Credit shall repay or prepay that Documentary Credit or that amount within three Business Days of demand.

(b)	Each L/C Bank shall promptly notify the Facility Agent of any demand received by it under and in accordance with any Documentary Credit (including details of the Documentary Credit under which such demand has been received and the amount demanded). The Facility Agent shall promptly notify the Company, the relevant Borrower for whose account the Documentary Credit was issued and each of the Lenders under the Revolving Facility or Additional Facility (as applicable).

5.7	Claims Under a Documentary Credit

(a)	Each Borrower irrevocably and unconditionally authorises each L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it (or by the Company on its behalf) and which appears on its face to be in order (a “claim”).

(b)	Each Borrower shall within three Business Days of demand pay to the Facility Agent for the account of the relevant L/C Bank an amount equal to the amount of any claim under that Documentary Credit.

(c)	On receipt of any demand or notification under Clause 5.6 (Immediately Payable), the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Advance or Additional Facility Advance (as applicable):

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for an Interest Period or Term of three months or such other period of up to six months as notified by the relevant Borrower to the relevant L/C Bank prior to the Utilisation Date applicable to such currency; and

(iii)	with a Utilisation Date on the date of receipt of the relevant demand or notification.

The proceeds of any such Revolving Facility Advance or Additional Facility Advance shall be used to pay the relevant claim.

(d)	Each Borrower acknowledges that each L/C Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of each Borrower under this Clause 5.7 (Claims Under a Documentary Credit) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)	Without prejudice to any other matter contained in this Clause 5.7 (Claims Under a Documentary Credit), the relevant L/C Bank shall notify the relevant Borrowers as soon as reasonably practicable after receiving a claim.

5.8	Documentary Credit Indemnities

(a)	The relevant Borrower shall within three Business Days of demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit requested by such Borrower.

(b)

Each L/C Lender shall (according to its L/C Proportion) promptly on demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit (except to the extent that such L/C Bank has been reimbursed by an Obligor pursuant to a Relevant Finance Document).

(c)	If any L/C Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that L/C Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that L/C Lender’s participation in the Documentary Credit is transferred or assigned to that L/C Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit. On receipt of demand from the Facility Agent, that L/C Lender shall pay to the Facility Agent (for the account of the relevant L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested the Documentary Credit shall within three Business Days of demand reimburse any L/C Lender for any payment it makes to an L/C Bank under this Clause 5.8 (Documentary Credit Indemnities) in respect of that Documentary Credit unless such Lender or an Obligor has already reimbursed such L/C Bank in respect of that payment.

(e)	The obligations of each L/C Lender and Borrower under this Clause 5.8 (Documentary Credit Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that L/C Lender in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any L/C Lender or Borrower under this Clause 5.8 (Documentary Credit Indemnities) will not be affected by any act, omission, matter or thing which, but for this Clause 5.8 (Documentary Credit Indemnities) would reduce, release or prejudice any of its obligations under this Clause 5.8 (Documentary Credit Indemnities) (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)	any amendment or restatement (however fundamental) or replacement of a Relevant Finance Document, any Documentary Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Relevant Finance Document, any Documentary Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

5.9	Cash Collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the relevant L/C Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by such L/C Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Documentary Credit issued by such L/C Bank and in the currency of that Documentary Credit to an interest-bearing account held in the name of that Lender with such L/C Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the relevant L/C Bank, as collateral for any amounts due and payable under the Relevant Finance Documents by that Lender to the L/C Bank in respect of that Documentary Credit.

(c)	Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account may only be made to pay to the relevant L/C Bank amounts due and payable to the relevant L/C Bank by the Non-Acceptable L/C Lender under the Relevant Finance Documents in respect of that Documentary Credit.

(d)	Each Lender under the Revolving Facility shall notify the Facility Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 36 (Assignments and Transfers) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in a Transfer Deed, a Transfer Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) to the Facility Agent and, upon delivery in accordance with Clause 36.14 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company), to the Company.

(e)	Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to each L/C Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify each L/C Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 5.9 (Cash Collateral by Non-Acceptable L/C Lender):

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Documentary Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant L/C Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit (together with any accrued interest) standing to the credit of the relevant account held with that L/C Bank be returned to it and that L/C Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

5.10	Cash Cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant L/C Bank that it will not provide cash collateral) in accordance with Clause 5.9 (Cash Collateral by Non-Acceptable L/C Lender) and that L/C Bank notifies the Obligors’ Agent (with a copy to the Facility Agent) that it requires the relevant Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with that L/C Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within five Business Days after the notice is given.

(b)	Notwithstanding Clause 1.3(s) (Construction), the relevant Borrower shall be entitled to withdraw amounts up to the level of that cash cover from the account if:

(i)	the relevant L/C Bank is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Documentary Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 5.10 (Cash Cover by Borrower), the relevant Lender’s L/C Proportion in respect of that Documentary Credit will remain (but that Lender’s obligations in relation to that Documentary Credit may be satisfied in accordance Clause 1.3(s)(ii) (Construction)). However, the relevant Borrower’s obligation to pay any Documentary Credit fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 16 (Commissions and Fees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant L/C Bank shall promptly notify the Facility Agent of the extent to which the relevant Borrower provides cash cover pursuant to this Clause 5.10 (Cash Cover by Borrower) and of any change in the amount of cash cover so provided.

5.11	Rights of Contribution

No Obligor will be entitled to any right of contribution or indemnity from any Relevant Finance Party in respect of any payment it may make under this Clause 5 (Documentary Credits).

5.12	Appointment and Change of L/C Bank

(a)	The Company, with the prior written consent of the relevant Lender, may designate any Lender with a Revolving Facility Commitment or an Additional Facility Commitment in respect of an Additional Facility that permits Documentary Credits as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)	Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Facility Agent an executed L/C Bank Accession Certificate.

(c)	An L/C Bank may resign as issuer of further Documentary Credits at any time if (i) the Company and the Instructing Group consent to such resignation or so require; (ii) there is, in the reasonable opinion of each L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank; or (iii) its Revolving Facility Commitment or Additional Facility Commitment (as applicable) is reduced to zero, provided that an L/C Bank shall not resign until a replacement L/C Bank is appointed.

6.	ANCILLARY FACILITIES

6.1	Utilisation of Ancillary Facilities

(a)

Each Borrower may, subject to paragraph (b) below, at any time at least 35 days prior to the Termination Date in respect of the Revolving Facility or an Additional Facility (as applicable) by delivery of a notice (a “Conversion Notice”) to the Facility Agent, request an Ancillary Facility to be established by the conversion of any Lender’s Available Revolving Facility Commitment

(or any part of it) or Available Additional Facility Commitment (or any part of it) into an Ancillary Facility Commitment with effect from the date (in this Clause 6 (Ancillary Facilities), the “Effective Date”) specified in the Conversion Notice (being a date not less than three Business Days after the date such Conversion Notice is received by the Facility Agent).

(b)	Each Conversion Notice shall specify:

(i)	the proposed Borrower(s) (or any Affiliate of the Borrower(s) that is a member of the Bank Group) which may use the Ancillary Facility;

(ii)	the nominated Ancillary Facility Lender;

(iii)	the type of Ancillary Facility and the currency or currencies in which the relevant Borrower wishes such Ancillary Facility to be available;

(iv)	the proposed Sterling Amount of the original Ancillary Facility Commitment, being an amount (A) equal to the Available Revolving Facility Commitment or Available Additional Facility Commitment of the nominated Ancillary Facility Lender or, if less, (B) equal to or more than £1,000,000;

(v)	the Effective Date and expiry date for the Ancillary Facility (such expiry date not to extend beyond the Final Maturity Date in respect of the Revolving Facility or an Additional Facility (as applicable));

(vi)	if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount” and its maximum net amount (that amount being the “Designated Net Amount”)); and

(vii)	such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facility as the Facility Agent and the nominated Ancillary Facility Lender may reasonably require.

(c)	The Facility Agent shall promptly notify the Company, the nominated Ancillary Facility Lender and the Lenders of each Conversion Notice received pursuant to paragraph (a) above.

(d)	Any Lender nominated as an Ancillary Facility Lender which has notified the Facility Agent of its consent to such nomination shall be authorised to make the proposed Ancillary Facility available in accordance with the Conversion Notice (as approved by the Facility Agent) with effect on and from the Effective Date. No other Lender shall be obliged to consent to the nomination of the Ancillary Facility Lender.

(e)

Any material variation from the terms of the Ancillary Facility or any proposed increase or reduction or extension of the Ancillary Facility Commitment shall be effected on and subject to the provisions of this Clause 6 (Ancillary Facilities) mutatis mutandis as if such Ancillary Facility were newly requested (including, for the avoidance of doubt, that such newly requested Ancillary Facility shall only take effect from a date not less than three Business Days after the date the Facility Agent has received notice of the modification or variation or extension), provided that the Sterling Amount of the Ancillary Facility Outstandings under each Ancillary Facility provided by an Ancillary Facility Lender shall at no time exceed the Available Revolving Facility Commitment or Available Additional Facility Commitment (as applicable) of that Ancillary Facility Lender.

(f)	Each relevant Borrower may (subject to compliance with the applicable terms of the relevant Ancillary Facility) at any time by giving written notice to the Facility Agent and the relevant Ancillary Facility Lender cancel any Ancillary Facility Commitment pursuant to and in accordance with Clause 10.1 (Voluntary Cancellation), provided that on the date of such cancellation, that part of such Ancillary Facility Commitment as shall have been so cancelled shall be converted back into the Revolving Facility Commitment or Additional Facility Commitment (as applicable) of the relevant Lender unless the Revolving Facility Commitments or Additional Facility Commitments (as applicable) are also cancelled on such date.

(g)	The Ancillary Facility Commitment of any Ancillary Facility Lender shall terminate and be cancelled on the date agreed therefor between the relevant Ancillary Facility Lender and the relevant Borrower, provided such date shall be no later than the Termination Date in respect of the Revolving Facility or Additional Facility (as applicable) (the “Ancillary Facility Termination Date”). Any Ancillary Facility Outstandings on the applicable Ancillary Facility Termination Date shall be repaid in full by the relevant Borrower on such date.

(h)	The Revolving Facility Commitment or Additional Facility Commitment (as applicable) of each Lender at any time shall be reduced by the amount of any Ancillary Facility Commitment of such Lender at such time but such reduced Commitment shall, subject to any other provisions of this Agreement, automatically be increased by the amount of any portion of its Ancillary Facility Commitment which ceases to be made available to the relevant Borrowers for any reason (other than as a result of Utilisation of it) in accordance with the terms of such Ancillary Facility or is cancelled pursuant to paragraphs (f) or (g) above.

6.2	Operation of Ancillary Facilities

(a)	Subject to paragraph (b) below, the terms governing the operation of any Ancillary Facility (including the rate of interest (including default interest), fees, commission and other remuneration in respect of such Ancillary Facility) shall be those determined by agreement between the Ancillary Facility Lender and the relevant Borrower, provided that such terms shall be based upon the normal commercial terms and market rates of the relevant Ancillary Facility Lender.

(b)	In the case of any inconsistency or conflict between the terms of any Ancillary Facility, the applicable Ancillary Facility Documents and this Agreement, the terms and provisions of the applicable Ancillary Facility Document shall prevail unless the contrary intention is expressly provided for in this Agreement.

(c)	Each relevant Borrower and Ancillary Facility Lender will promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility (including without limitation details of the Ancillary Facility Outstandings and the Sterling Amount thereof) as the Facility Agent may from time to time reasonably request (and each relevant Borrower consents to such documents and information being provided to the Facility Agent and the other Lenders).

6.3	Ancillary Facility Default

(a)	If a default occurs under any Ancillary Facility, no Ancillary Facility Lender may demand repayment of any monies or demand cash cover for any Ancillary Facility Outstandings, or take any analogous action in respect of any Ancillary Facility, until the Acceleration Date.

(b)	If an Acceleration Date occurs, the claims of each Lender with a Revolving Facility Commitment or Additional Facility Commitment (as applicable) and each Ancillary Facility Lender in respect of amounts outstanding to them under the Revolving Facility or Additional Facility (as applicable) and the related Ancillary Facilities respectively shall be adjusted in accordance with this Clause 6.3 (Ancillary Facility Default) by making all necessary transfers of such portions of such claims such that following such transfers the Revolving Facility Outstandings or Additional Facility Outstandings (as applicable) and the related Ancillary Facility Outstandings (together with the rights to receive interest, fees and charges in relation thereto) of (i) each Lender with a Revolving Facility Commitment or Additional Facility Commitment (as applicable) and (ii) each Ancillary Facility Lender, in each case as at the Acceleration Date shall be an amount corresponding pro rata to the proportion that the sum of such Lender’s Revolving Facility Commitment or Additional Facility Commitment (as applicable) and/or (as the case may be) related Ancillary Facility Commitment bears to the sum of all of the Revolving Facility Commitments or Additional Facility Commitments (as applicable) and the related Ancillary Facility Commitments, each as at the Acceleration Date.

(c)	No later than the third Business Day following the Acceleration Date each of the Ancillary Facility Lenders shall notify the Facility Agent in writing of the Sterling Amount of its Ancillary Facility Outstandings as at the close of business on the Acceleration Date, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facility Lenders prior to the Acceleration Date and any amounts credited to the relevant accounts prior to close of business on the Acceleration Date.

(d)	On receipt of the information referred to in paragraph (c) above, the Facility Agent will promptly determine what adjustment payments (if any) are necessary as between the Lenders participating in the Revolving Facility or Additional Facility (as applicable) and each related Ancillary Facility Lender in order to ensure that, following such adjustment payments, the requirements of paragraph (b) above are complied with.

(e)	The Facility Agent will notify all the Lenders as soon as practicable of its determinations pursuant to paragraph (d) above, giving details of the adjustment payments required to be made. Such adjustment payments shall be payable by the relevant Lenders and shall be made to the Facility Agent within 5 Business Days following receipt of such notification from the Facility Agent. The Facility Agent shall distribute the adjustment payments received, among the Ancillary Facility Lenders and the Lenders participating in the Revolving Facility or Additional Facility (as applicable) in order to satisfy the requirements of paragraph (b) above.

(f)	If at any time following the Acceleration Date, the amount of Revolving Facility Outstandings or Additional Facility Outstandings (as applicable) of any Lender or related Ancillary Facility Outstandings of any Ancillary Facility Lender used in the Facility Agent’s calculation of the adjustments required under paragraph (d) above should vary for any reason (other than as a result of currency exchange fluctuation or other reason which affects all relevant Lenders equally), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in this Clause 6.3 (Ancillary Facility Default).

(g)	In respect of any amount paid by any Lender (a “Paying Lender”) pursuant to either of paragraphs (e) or (f) above, as between a relevant Borrower and the Paying Lender, the amount so paid shall be immediately due and payable by such relevant Borrower to the Paying Lender and the payment obligations of such relevant Borrower to the Lender(s) which received such payment shall be treated as correspondingly reduced by the amount of such payment.

(h)	Each Lender shall promptly supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of giving effect to this Clause 6.3 (Ancillary Facility Default).

(i)	If an Ancillary Facility Lender has the benefit of any Security Interest securing any of its Ancillary Facilities, the realisations from such security when enforced will be treated as an amount recovered by such Ancillary Facility Lender in its capacity as a Lender which is subject to the sharing arrangements in Clause 34 (Sharing among the Relevant Finance Parties) to the intent that such realisation should benefit all Lenders pro rata.

6.4	Repayment of Ancillary Facilities

(a)	No Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility unless:

(i)	the Revolving Facility Commitments or Additional Facility Commitment (as applicable) have been cancelled in full, or the Facility Agent has declared all Outstandings under the Revolving Facility or Additional Facility (as applicable) immediately due and payable; or

(ii)	the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Advance or Additional Facility Advance (as applicable) (and not less than 7 Business Days notice (or such shorter period as agreed to by the Company) is given to the relevant Borrower before payment becomes due).

(b)	For the purposes of repaying Ancillary Facility Outstandings (so long as paragraph (a)(i) above does not apply) a Revolving Facility Advance or Additional Facility Advance (as applicable) may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)	The share of the Ancillary Facility Lender in a Revolving Facility Advance or Additional Facility Advance (as applicable) being used to refinance that Ancillary Facility Lender’s Ancillary Facility will be that amount which will result (so far as possible) in:

(i)	the proportion which its share of all Outstandings under the Revolving Facility or Additional Facility (as applicable) bears to the aggregate amount of the Outstandings under the Revolving Facility or Additional Facility (as applicable), being equal to:

(ii)	the proportion which its Available Commitment with respect to the Revolving Facility or Additional Facility (as applicable) bears to the aggregate of the Available Commitments with respect to the Revolving Facility or Additional Facility (as applicable), in each case, assuming the repayment of the relevant Ancillary Facility has taken place. The share of the other Lenders in any such Revolving Facility Advance or Additional Facility Advance (as applicable) will be adjusted accordingly.

6.5	Continuation of Ancillary Facilities

(a)	A Borrower and an Ancillary Facility Lender may, as between themselves only, agree to continue to provide the same banking facilities following the Termination Date applicable to the Revolving Facility or Additional Facility (as applicable) or, as the case may be, the Revolving Facility Commitments or Additional Facility Commitments (as applicable) are cancelled under this Agreement.

(b)

If any arrangement contemplated in paragraph (a) above is to occur, the relevant Borrower and the Ancillary Facility Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Relevant Finance Documents. Save for any rights and obligations against any Relevant Finance Party under the Relevant Finance Documents prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Relevant Finance Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

6.6	Affiliates of Lenders as Ancillary Facility Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Facility Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose (i) Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part 1 of Schedule 1 (Lenders and Commitments) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement or (ii) Additional Facility Commitment is the amount set out opposite the relevant Lender’s name in the relevant Additional Facility Accession Deed and/or the amount of any relevant Additional Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement (as applicable). For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility or Additional Facility (as applicable), the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Facility Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 6.1 (Utilisation of Ancillary Facilities).

(c)	An Affiliate of a Lender which becomes an Ancillary Facility Lender shall accede to this Agreement as an Ancillary Facility Lender, and the Group Intercreditor Agreement and the HYD Intercreditor Agreement as a Senior Lender.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (in accordance with Clause 36 (Assignments and Transfers), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Facility Document.

(e)	Where this Agreement or any other Relevant Finance Document imposes an obligation on an Ancillary Facility Lender and the relevant Ancillary Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.7	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower that is a member of the Bank Group may with the approval of the relevant Ancillary Facility Lender become a Borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of the Borrower in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 6.1 (Utilisation of Ancillary Facilities).

(c)	If any Borrower ceases to be a Borrower under this Agreement in accordance with Clause 36.2 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Facility Document.

(d)	Where this Agreement or any other Relevant Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Relevant Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Relevant Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Relevant Finance Document or Ancillary Facility Document.

7.	OPTIONAL CURRENCIES

7.1	Selection of Currency

Each Borrower under the Revolving Facility or an Additional Facility shall select the currency of a Revolving Facility Advance or an Additional Facility Advance made to it (which shall be Sterling, Dollars, euro or an Optional Currency) in the Utilisation Request relating to the relevant Revolving Facility Advance or Additional Facility Advance.

7.2	Unavailability of Optional Currency

(a)	If before the Specified Time on the Quotation Date for the relevant Revolving Facility Advance or an Additional Facility Advance:

(i)	a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)	a Lender notifies the Facility Agent that compliance with its obligation to participate in the Revolving Facility Advance or Additional Facility Advance in the proposed Optional Currency would contravene a Law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 7.2 (Unavailability of Optimal Currency) will be required to participate in the relevant Revolving Facility Advance in Sterling (in an amount equal to that Lender’s Proportion of the Sterling Amount of the relevant Revolving Facility Advance or, in respect of a Rollover Advance, an amount equal to that Lender’s Proportion of the Sterling Amount of any amount that the Lenders are actually required to advance in accordance with Clause 8.2 (Rollover Advances)), and its participation will be treated as a separate Advance denominated in Sterling during that Term.

(b)	Any part of a Revolving Facility Advance or Additional Facility Advance treated as a separate Advance under this Clause 7 (Optional Currencies) will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

8.	REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS

8.1	Repayment of Revolving Facility Advances

The Borrower shall (subject to Clause 8.2 (Rollover Advances)) repay the full amount of each Revolving Facility Advance and each Additional Facility Advance in relation to a revolving facility drawn by it on its Repayment Date.

8.2	Rollover Advances

Without prejudice to each Borrower’s obligation to repay the full amount of each Revolving Facility Advance and each Additional Facility Advance in relation to a revolving facility made to it on the applicable Repayment Date, where, on the same day on which such Borrower is due to repay a Revolving Facility Advance or an applicable Additional Facility Advance (a “Maturing Advance”) such Borrower has also requested that one or more Revolving Facility Advances or applicable Additional Facility Advances in the same currency as and in an amount which is equal to or less than the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.1 (Conditions to Utilisation), the aggregate amount of the Rollover Advance shall be treated as if applied in or towards repayment of the Maturing Advance so that:

(a)	if the amount of the Maturing Advance exceeds the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)	each Lender’s participation (if any) in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Advance and that Lender will not be required to make its participation in the Rollover Advance available in cash; and

(b)	if the amount of the Maturing Advance is equal to or less than the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)

each Lender will be required to make its participation in the Rollover Advance available in cash only to the extent that its participation (if any) in the Rollover Advance exceeds that Lender’s participation (if any) in the Maturing Advance and the remainder of that Lender’s participation in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Advance.

8.3	Cash Collateralisation of Documentary Credits

(a)	If not previously repaid in accordance with paragraph (b) below, each Borrower must repay each Documentary Credit issued on its behalf in full on the date stated in that Documentary Credit to be its Expiry Date.

(b)	A Borrower may give the Facility Agent not less than five Business Days prior written notice of its intention to repay all or any portion of a Documentary Credit requested by it prior to its stated Expiry Date and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced in accordance with such notice by providing cash cover therefor in accordance with Clause 1.3(s) (Construction) (in each case) or by reducing the Outstanding L/C Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the relevant L/C Bank or the Facility Agent on behalf of the Lenders.

8.4	Final Repayment

The Company shall procure that all amounts outstanding under the Revolving Facility shall be repaid in full on its Final Maturity Date.

9.	REPAYMENT OF TERM FACILITY OUTSTANDINGS

9.1	Repayment of Additional Facility Outstandings

The Borrowers under each Additional Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the Additional Facility Advances under that Additional Facility on the Final Maturity Date applicable to such Additional Facility.

10.	CANCELLATION

10.1	Voluntary Cancellation

The Company may, by giving to the Facility Agent not less than three Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period) cancel any Available Facility in whole or any part (but if in part, in an amount that reduces the Sterling Amount of such Facility by a minimum amount of £5,000,000 and an integral multiple of £1,000,000) and any such cancellation shall (subject to the provisions of Clause 6.1(f) (Utilisation of Ancillary Facilities)), reduce the relevant Available Commitments of the Lenders rateably.

10.2	Notice of Cancellation

Any notice of cancellation given by the Company pursuant to Clause 10.1 (Voluntary Cancellation) shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

10.3	Cancellation of Available Commitments

(a)	On each Termination Date any Available Commitments in respect of the Facility to which such Termination Date relates shall automatically be cancelled and the Commitment of each Lender in relation to such Facility shall automatically be reduced to zero.

(b)	No Available Commitments which have been cancelled under this Agreement may thereafter be reinstated.

10.4	Right of Repayment and Cancellation in Relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender, Ancillary Facility Lender or L/C Bank by an Obligor is required to be increased under Clause 17.1 (Tax Gross-up);

(ii)	any Lender, Ancillary Facility Lender or L/C Bank claims indemnification from the Company or a Borrower under Clause 17.3 (Tax Indemnity) or Clause 18 (Increased Costs); or

(iii)	any Lender, Ancillary Facility Lender or L/C Bank invokes Clause 15.3 (Market disruption),

then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Company may:

(1)	arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Utilisations to a new or existing Lender willing to accept that transfer or assignment; or

(2)	give the Facility Agent notice of cancellation of that Lender’s Commitment and the Company’s intention to procure the repayment of that Lender’s participation in the Utilisation, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(B)

if the circumstance relates to an Ancillary Facility Lender, the Company may give the Facility Agent notice of cancellation of that Ancillary Facility Lender’s Ancillary Facility Commitment and the Company’s intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary

Facility Lender, whereupon the Ancillary Facility Commitment of that Ancillary Facility Lender shall immediately be reduced to zero; and

(C)	if the circumstance relates to an L/C Bank, the Company may give the Facility Agent notice of repayment of any outstanding Documentary Credit issued by such L/C Bank and cancellation of the appointment of such L/C Bank as an L/C Bank under this Agreement in relation to any Documentary Credit to be issued in the future or the provision of full cash cover in respect of such L/C Bank’s maximum contingent liability under each outstanding Documentary Credit.

(b)	On the last day of each Interest Period or Term which ends after the Company has given notice under paragraph (a)(iii)(A)(2), (a)(iii)(B) or (a)(iii)(C) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Facility Lender (together with all interest and other amounts accrued under the Relevant Finance Documents) or, as the case may be, provide full cash cover in respect of any Documentary Credit issued by that L/C Bank or any contingent liability under an Ancillary Facility.

(c)	The Company may only exercise its rights under paragraph (a) above if:

(i)	in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of (a)(iii) no more than 90 days have elapsed since the relevant invoking of Clause 15.3 (Market disruption); and

(ii)	it gives the Facility Agent and the relevant Lender not less than five Business Days prior notice.

(d)	The replacement of a Lender pursuant to paragraph (a)(iii)(A)(1) above shall be subject to the following conditions:

(i)	no Relevant Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Relevant Finance Document; and

(iii)	any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

10.5	Right of Cancellation in Relation to a Defaulting Lender

Without prejudice to the Company’s rights under Clause 2.2 (Increase):

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent three Business Days notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

11.	VOLUNTARY PREPAYMENT

11.1	Voluntary Prepayment

(a)	Any Additional Facility Borrower may, by giving to the Facility Agent not less than three Business Days prior written notice to that effect (or such shorter period which is agreed between the Company and the Facility Agent), repay any Additional Facility Advance by such minimum amount as is agreed by the Company and the relevant Additional Facility Lender.

(b)	Any Borrower may, by giving to the Facility Agent not less than three Business Days prior written notice to that effect or such shorter period which is agreed between the Company and the Facility Agent repay a Revolving Facility Advance drawn by it in whole or in part (but if in part, in an amount that reduces the Sterling Amount of the Revolving Facility Advance by a minimum amount of £1,000,000 and an integral multiple of £500,000 together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

11.2	Application of Repayments

Any voluntary prepayment made under Clause 11.1 (Voluntary Prepayment) shall be applied in repayment of any of the Term Facility Outstandings, any Revolving Facility Outstandings or any outstandings in relation to any Additional Facility that is a revolving facility, in whole or in part, as selected by the Company at its discretion.

11.3	Release from Obligation to Make Advances

A Lender for whose account a repayment is to be made under Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) shall not be obliged to participate in the making of Advances (including Revolving Facility Advances) or in the issue or counter-guarantee in respect of Documentary Credits or in the provision of Ancillary Facilities on or after the date upon which the Facility Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

11.4	Notice of Prepayment or Cancellation

Any notice of prepayment given by a Borrower pursuant to Clause 11.1 (Voluntary Prepayment) or Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) and a notice of cancellation under Clause 10.2 (Notice of Cancellation) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date, provided that a notice of prepayment or cancellation may be conditional and not irrevocable provided that the Company or a Borrower shall within 10 Business Days’ notice from the Facility Agent indemnify any Lender in respect, and in the amount, of such Lender’s Break Costs as specified in such notice should cancellation or prepayment not occur on the date specified in the notice of cancellation or prepayment.

11.5	Restrictions on Repayment

No Borrower may repay all or any part of any Advance (including, at any time, a Revolving Facility Advance) except at the times and in the manner expressly provided for in this Agreement.

11.6	Cancellation upon Repayment

No amount repaid under this Agreement may subsequently be reborrowed other than any amount of a Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility repaid in accordance with Clauses 8.1 (Repayment of Revolving Facility Advances) or 11.1 (Voluntary Prepayment) or any Documentary Credit repaid in accordance with this Agreement on or prior to the Final Maturity Date in respect of the Revolving Facility or an Additional Facility (as applicable) and upon any repayment (other than in respect of a Revolving Facility Advance) the availability of the relevant Facility shall be reduced by an amount corresponding to the amount of such repayment and the Available Commitment of each Lender in relation to that Facility shall be cancelled in an amount equal to such Lender’s Proportion of the amount repaid. For the avoidance of doubt, unless expressly agreed to the contrary in the relevant Ancillary Facility Documents, this Clause 11.6 (Cancellation upon Repayment) shall not apply to any Ancillary Facility.

12.	MANDATORY PREPAYMENT AND CANCELLATION

12.1	Change of Control

(a)	“Change of Control” means:

(i)	the Controlling Company (A) ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent; and (B) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, to, directly or indirectly, direct or cause the direction of management and policies of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable;

(ii)	the sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company, a Permitted Affiliate Parent (after any Permitted Affiliate Group Designation Date) and the Restricted Subsidiaries (taken as a whole) to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder (other than as a result of the transfer of receivables to any Asset Securitisation Subsidiary in connection with any asset securitisation programme or programmes and/or one or more receivables factoring transactions);

(iii)	at any time after a Permitted Affiliate Group Designation Date, any Permitted Affiliate Holdco ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly of 100 per cent. of the total voting power of the Voting Stock of any Permitted Affiliate Parent; or

provided that a Change of Control shall not be deemed to have occurred:

(A)	pursuant to paragraph (a)(i) of this definition upon the consummation of the Post-Closing Reorganisation or a Spin-Off; and

(B)	pursuant to paragraphs (a)(i) and (a)(iii) of this definition upon the liquidation on a solvent basis of a Permitted Affiliate Holdco provided that:

(1)	100 per cent. of the shares in the relevant Permitted Affiliate Parent continue to be secured in favour of the Finance Parties on a first ranking basis without any material adverse effect on the interests of the Finance Parties;

(2)	the successor Permitted Affiliate Holdco is not organised in a jurisdiction which would result in a materially adverse effect on the ability of the Finance Parties to enforce the Security over the shares in the relevant Permitted Affiliate Parent; and

(3)	the successor Permitted Affiliate Holdco is the sole shareholder of the relevant Permitted Affiliate Parent; and

(C)	pursuant to paragraphs (a)(i) and (a)(iii) of this definition as a result of any sale of 100 per cent. of the shares in a Permitted Affiliate Parent by a Permitted Affiliate Holdco provided that such sale falls within one or more of the paragraphs of the definition of Permitted Disposal.

(b)	Notwithstanding the foregoing, upon consummation of the Post-Closing Reorganisation or a Spin-Off, “the Controlling Company” in paragraph (i) above will be replaced with New Intermediate Holdco, in respect of the Post-Closing Reorganisation, and the Spin Parent, in respect of a Spin-Off. For the purpose of this Clause 12 (Mandatory Prepayment and Cancellation) only:

(i)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of interests in (howsoever designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(ii)	“Controlling Company” means:

(A)	at any prior to a Permitted Affiliate Group Designation Date, Virgin Media Communications and its successors;

(B)	at any time on or after a Permitted Affiliate Group Designation Date, the Common Holding Company and its successors;

(iii)	“New Intermediate Holdco” means the direct Subsidiary of the Ultimate Parent following the Post Closing Reorganisation.

(iv)	“Permitted Holder” means, collectively:

(A)	the Ultimate Parent;

(B)	in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent; and

(C)	each Affiliate or Related Person of a Permitted Holder described in (A) above, and any successor to such Permitted Holder, Affiliate or Related Person;

(D)	any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, acting in such capacity; and

(E)

any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or all or substantially all of the assets of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent and its Restricted Subsidiaries (taken as a whole) would constitute a Change of Control in respect of which the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable has provided a notice to the Facility Agent under Clause 12.1(c)(i) (Change of Control) and the Facility Agent has not, within 60 Business Days of receipt of such notice, provided a notice to the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, under Clause 12.1(c)(ii) (Change of Control) cancelling the Facilities and/or declaring all outstanding Advances to be immediately due and payable.

(v)	“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency of political subdivision hereof or any other entity.

(vi)	“Post Closing Reorganisation” means (A) a distribution or other transfer of Virgin Media Communications and its Subsidiaries or a Holding Company of Virgin Media Communications and its Subsidiaries to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions such that Virgin Media Communications or such Holding Company will become the direct Subsidiary of the Ultimate Parent or such other direct Subsidiary of the Ultimate Parent; (B) the insertion of a new entity as a direct Subsidiary of Virgin Media Communications, which new entity will become a Holding Company of the Virgin Media Finance plc; and/or (C) the issuance by Virgin Media Communications or the Virgin Media Finance plc of Capital Stock to the Ultimate Parent or another direct Subsidiary of the Ultimate Parent and, as consideration therefor, the assignment by the Ultimate Parent or a direct Subsidiary of the Ultimate Parent of a loan receivable to Virgin Media Communications or Virgin Media Finance plc, as the case may be.

(vii)	“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(viii)	“Related Person” with respect to any Permitted Holder, means:

(A)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(B)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(C)	any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

(ix)	“Spin-Off” means a transaction by which all outstanding ordinary shares of Virgin Media Communications or any of its Holding Companies directly or indirectly owned by the Ultimate Parent and, after any Permitted Affiliate Group Designation Date, a Holding Company of the Company and the Permitted Affiliate Parent are distributed to all of the Ultimate Parent’s shareholders in proportion to such shareholders’ holdings in the Ultimate Parent at the time of such transaction either directly or indirectly through the distribution of shares in a company holding Virgin Media Communications’ shares or such Holding Company’s shares.

(x)	“Spin Parent” means the company the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.

(xi)	“Virgin Media Communications” means Virgin Media Communications Limited (a company registered in England and Wales with registered number 03521915), together with its successors (by merger, consolidation, transfer, conversion of legal form or otherwise).

(xii)	“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

(c)	Upon becoming aware of a Change of Control:

(i)	the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, shall promptly notify the Facility Agent; and

(ii)	if the Instructing Group so require, the Facility Agent shall, by not less than 30 Business Days’ notice to the Company, cancel each Facility and declare all outstanding Advances, together with accrued interest and all other relevant amounts accrued under the Relevant Finance Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

12.2	Mandatory prepayment from disposal proceeds

(a)	Other than as provided in paragraphs (b) and (c) below, on a Permitted Disposal (other than (i) an amount equal to the greater of the first £200,000,000 of Net Proceeds and two per cent. of Total Assets of each Content Transaction or (ii) a disposal in accordance with Clause 23.11(b)(i) to (xliv) (Disposals)), the Company shall procure that an amount of the Facilities is prepaid which is the lesser of:

(i)	the amount of the Net Proceeds of such a disposal; and

(ii)	an amount so as to ensure that the financial ratio set out in Clause 22.2 (Financial Ratio) for the most recent Ratio Period ending prior to the receipt of such Net Proceeds would not be breached if such financial ratio was tested for that most recent Ratio Period taking into account (on a pro-forma basis) the amount of such prepayment (but ignoring such Net Proceeds), provided that there shall be no requirement to make a prepayment if the financial ratio set out in Clause 22.2 (Financial Ratio) was not required to be tested for the most recent Ratio Period ending prior to the receipt of such Net Proceeds.

Any such amount shall be applied against the Facilities in accordance with Clause 12.3 (Application of mandatory prepayments and cancellations).

(b)	No prepayment in accordance with paragraph (a) above is required:

(i)	where the amount of any such prepayment would be less than the greater of £200,000,000 and two per cent. of Total Assets; or

(ii)	in connection with any Permitted Disposal where an amount equal to the amount of such prepayment is reinvested in assets in the Business (for the avoidance of doubt, including Permitted Acquisitions, Capital Expenditure, Operational Expenditure and Permitted Joint Ventures). Any amount that has not been:

(A)	contracted to be so reinvested within 12 months of the relevant Permitted Disposal; and

(B)	so reinvested within 18 months of the relevant Permitted Disposal (“Reinvestment End Date”),

shall be applied in prepayment of the Facilities in accordance with Clause 12.3 (Application of mandatory prepayments and cancellations) provided that on the Reinvestment End Date, the Company shall procure that an amount of the Facilities is prepaid which is the lesser of:

(1)	the amount of the Net Proceeds of such a disposal; and

(2)	an amount so as to ensure that the financial ratio set out in Clause 22.2 (Financial Ratio) for the most recent Ratio Period ending prior to the Reinvestment End Date would not be breached if such financial ratio was tested for that most recent Ratio Period taking into account (on a pro-forma basis) the amount of such prepayment (but ignoring such Net Proceeds), provided that there shall be no requirement to make a prepayment if the financial ratio set out in Clause 22.2 (Financial Ratio) was not required to be tested for the most recent Ratio Period ending prior to the Reinvestment End Date.

(c)	The Facility Agent may, with the approval of the Instructing Group, waive the requirement for the Borrowers to make a prepayment in accordance with paragraph (a). Notwithstanding any such waiver, the Borrowers shall in any event be required to prepay an amount of the Facilities to ensure that the financial ratio set out in Clause 22.2 (Financial ratio) for the Latest Ratio Period (as defined in Clause 23.11(d)) (Disposals)) in respect of the relevant disposal would not be breached if such financial ratio were tested for that Latest Ratio Period taking into account all disposals made since the last day of that Latest Ratio Period and the amount of such prepayment.

12.3	Application of mandatory prepayments and cancellations

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 12.2 (Mandatory prepayment from disposal proceeds) shall be applied in the following order:

(i)	first, in prepayment of Advances made under the Term Facilities as contemplated in paragraphs (b) to (e) inclusive below;

(ii)	secondly, in prepayment of, at the election of the Company, Revolving Facility Outstandings and/or outstanding Additional Facility Advances in relation to an Additional Facility that is a revolving facility such that:

(A)	they are prepaid on a pro rata basis; and

(B)	Revolving Facility Advances and applicable Additional Facility Advances shall be prepaid before any Outstanding L/C Amounts (which shall then be prepaid on a pro rata basis)),

and cancellation, in each case, of the corresponding Revolving Facility Commitments and Additional Facility Commitments; and

(iii)	then, in:

(A)	repayment of the Ancillary Facility Outstandings (and cancellation of corresponding Ancillary Facility Commitments); and

(B)	cancellation of Ancillary Facility Commitments; and

(iv)	finally, (on a pro rata basis) cancellation of the Revolving Facility Commitments and the Additional Facility Commitments in relation to any Additional Facility that is a revolving facility.

(b)	Unless the relevant Borrower makes an election under paragraph (d) below or notifies the Facility Agent that it intends to reinvest the Net Proceeds in assets in the Business of the Bank Group in accordance with Clause 12.2 (Mandatory prepayment from disposal proceeds) above, it shall prepay Advances promptly upon receipt of the Net Proceeds of the Acquisition.

(c)	A prepayment under Clause 12.2 (Mandatory prepayment from disposal proceeds) shall prepay the Advances made under the Term Facilities at the discretion of the relevant Borrower.

(d)	Subject to paragraph (e) below, a Borrower may elect that any prepayment under Clause 12.2 (Mandatory prepayment from disposal proceeds) be applied in prepayment of an Advance on the last day of the Interest Period or Term relating to that Advance. If the relevant Borrower makes that election then a proportion of the Advance equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period or Term.

(e)	If a Borrower has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Advance in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Instructing Group otherwise agree in writing).

12.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Borrower is required to be increased under Clause 17.1 (Tax Gross-up); or

(ii)	any Lender claims indemnification from a Borrower under Clause 17.3 (Tax Indemnity) and Clause 18.1 (Increased Costs),

the relevant Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, in respect only of the Facilities made available to it, give the Facility Agent notice of cancellation of the relevant Facility Commitment (as applicable) of that Lender and its intention to procure the repayment of that Lender’s participation in all relevant Advances.

(b)	On receipt of a notice referred to in paragraph (a) above, the relevant Facility Commitment of that Lender shall each immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the relevant Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by that Borrower in that notice), the relevant Borrower shall repay that Lender’s participation in all relevant Advances.

(d)	Prepayments made pursuant to this Clause 12.4 (Right of prepayment and cancellation in relation to a single Lender) shall be applied against the outstanding Advances pro rata.

12.5	Miscellaneous provisions

(a)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment and, subject to Clause 30.2 (Break Costs), without premium or penalty.

(b)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(c)	Any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.

(d)	Any Lender may waive its right to be prepaid any amount under this Clause 12 (Mandatory Prepayment and Cancellation) and such amount may, subject to the terms of any other Relevant Finance Document, be retained or applied in any manner by the Company in its sole discretion.

13.	INTEREST ON REVOLVING FACILITY ADVANCES

13.1	Interest Payment Date for Revolving Facility Advances

On (a) each Repayment Date (and, if the Term of any Revolving Facility Advance or Interest Period of an Additional Facility Advance in relation to a revolving facility exceeds six months, on the expiry of each period of six months during such Term) or (b) if Clause 17.2(d) (Lender Tax Status) applies, the relevant Confirmation Date, the relevant Borrowers shall pay accrued interest on each Revolving Facility Advance and Additional Facility Advance in relation to a revolving facility made to it.

13.2	Interest Rate for Revolving Facility Advances

The rate of interest applicable to each Revolving Facility Advance during its Term shall be the rate per annum which is the sum of the Revolving Facility Margin and, in relation to any Revolving Facility Advance denominated in euro, EURIBOR, or in relation to any Revolving Facility Advance denominated in any other currency, LIBOR, for the relevant Term.

14.	INTEREST ON TERM FACILITY ADVANCES

14.1	Interest Periods for Term Facility Advances

The period for which a Term Facility Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

14.2	Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be one, two, three or six months in respect of each Term Facility, or, in each case, such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period for a Term Facility Advance, and thereafter, Outstandings) under the relevant Facility may agree with the Borrower, in each case, as the Borrower may select by no later than 9:30am on the date falling three Business Days before the first day of the relevant Interest Period, provided that:

(a)	if such Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 14 (Interest on Term Facility Advances), be three months; and

(b)	any Interest Period that would otherwise end during the month preceding or extend beyond a Repayment Date relating to the Term Facility Outstandings shall be of such duration that it shall end on that Repayment Date if necessary to ensure that there are Advances under the relevant Term Facility with Interest Periods ending on the relevant Repayment Date in a sufficient aggregate amount to make the repayment due on that Repayment Date.

14.3	Consolidation and Division of Term Facility Advances

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Facility Advances under the same Term Facility made to the same Borrower in the same currency; and

(ii)	end on the same date,

those Term Facility Advances will, unless that Borrower (or the Company on its behalf) specifies to the contrary for the next Interest Period, be consolidated into, and treated as, a single Term Facility Advance on the last day of the Interest Period.

(b)	Subject to the requirements of Clause 14.2 (Duration), a Borrower (or the Company on its behalf) may, by no later than 9:30am on the date falling three Business Days before the first day of the relevant Interest Period, direct that any Term Facility Advance borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) two or more Advances in such amounts (equal in aggregate to the Sterling Amount of the Term Facility Advance being so divided) as shall be specified by that Borrower or the Company in such notice provided that no such direction may be made if:

(i)	as a result of so doing, there would be more than 10 Advances outstanding under the relevant Term Facility; or

(ii)	any Term Facility Advance thereby coming into existence would have a Sterling Amount of less than £25,000,000.

14.4	Payment of Interest for Term Facility Advances

On (a) the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds six months, on the expiry of each six month period during that Interest Period, or (b) if Clause 17.2(d) (Lender Tax Status) applies, the relevant Confirmation Date, the relevant Borrower shall pay accrued interest on the Term Facility Advance to which such Interest Period relates.

14.5	Interest Rate for Term Facility Advances

The rate of interest applicable to a Term Facility Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Margin and, LIBOR, for such Interest Period.

14.6	Interest on Additional Facilities

The rate of interest on any Additional Facility and the timing of payment of such interest shall be regulated by the relevant Additional Facility Accession Deed.

14.7	Notification

The Facility Agent shall promptly notify the relevant Borrowers and the Lenders of each determination of LIBOR, EURIBOR and any change to the proposed length of a Term or Interest Period or any interest rate occasioned by the operation of Clause 15 (Market Disruption and Alternative Interest Rates).

15.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

15.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period or Term of an Advance, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Advance.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:

(i)	the currency of an Advance; or

(ii)	the Interest Period or Term of an Advance and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Advance shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or EURIBOR for that shortened Interest Period shall be determined pursuant to the definition of “LIBOR” or “EURIBOR” as applicable.

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of an Advance is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR or, if applicable EURIBOR for:

(i)	the currency of that Advance; or

(ii)	the Interest Period or Term of that Advance and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR or EURIBOR shall be the Historic Screen Rate for that Advance.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period or Term of that Advance, the applicable LIBOR or EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period or Term of that Advance.

(e)	Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period or Term of that Advance shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance.

(f)	Alternative Reference Bank Rate: If paragraph (e) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period or Term the applicable LIBOR or EURIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance.

(g)	Cost of funds: If paragraph (f) above applies but no Alternative Reference Bank Rate is available for the relevant currency or Interest Period or Term there shall be no LIBOR or EURIBOR for that Advance and Clause 15.4 (Cost of funds) shall apply to that Advance for that Interest Period or Term.

15.2	Calculation of Reference Bank Rate and Alternative Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Date none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period or Term.

(c)	Subject to paragraph (d) below, if LIBOR or EURIBOR is to be determined on the basis of an Alternative Reference Bank Rate but an Alternative Reference Bank does not supply a quotation by the Specified Time, the Alternative Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Alternative Reference Banks.

(d)	If before close of business in London on the date falling one Business Day after the Quotation Date none or only one of the Alternative Reference Banks supplies a quotation, there shall be no Alternative Reference Bank Rate for the relevant Interest Period or Term.

15.3	Market disruption

(a)	If LIBOR or, if applicable, EURIBOR is determined otherwise than on the basis of an Alternative Reference Bank Rate and before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance exceed 40 per cent. of that Advance) that the cost to it of funding its participation in that Advance from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR then the applicable LIBOR or EURIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of the Advance and for a period equal in length to the Interest Period or Term of that Advance and if no Alternative Reference Bank Rate is available for the relevant currency or Interest Period or Term there shall be no LIBOR or EURIBOR for that Advance and Clause 15.4 (Cost of funds) shall apply to that Advance for the relevant Interest Period or Term.

(b)	If LIBOR or, if applicable, EURIBOR is determined on the basis of an Alternative Reference Bank Rate and before close of business in London on the date falling one Business Day after the Quotation Date for the relevant Interest Period or Term of the Advance the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance exceed 40 per cent. of that Advance) that the cost to it of funding its participation in that Advance from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR then Clause 15.4 (Cost of funds) shall apply to that Advance for the relevant Interest Period or Term.

15.4	Cost of funds

(a)	If this Clause 15.4 (Cost of funds) applies, the rate of interest on each Lender’s share of the relevant Advance for the relevant Interest Period or Term shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event within one Business Day of the first day of that Interest Period (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Advance from whatever source it may reasonably select.

(b)	If this Clause 15.4 (Cost of funds) applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 15.4 (Cost of funds) applies pursuant to Clause 15.3 (Market disruption): and

(i)	a Lender’s Funding Rate is less than LIBOR or, in relation to any Advance in euro, EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Advance for that Interest Period or Term shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to an Advance in euro, EURIBOR.

(e)	If this Clause 15.4 (Cost of funds) applies pursuant to Clause 15.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

15.5	Notification to Company

If Clause 15.4 (Cost of funds) applies or if LIBOR or, if applicable, EURIBOR is to be determined on the basis of an Alternative Reference Bank Rate the Facility Agent shall, as soon as is practicable, notify the Company.

16.	COMMISSIONS AND FEES

16.1	Commitment Fees

(a)	The Company shall pay (or procure the payment of) to the Facility Agent for the account of each relevant Lender (other than an Ancillary Facility Lender or any Additional Facility Lender) a commitment fee on the aggregate amount of such Lender’s Available Revolving Facility Commitment made available by it (other than any Ancillary Facility or any Additional Facility) from day to day during the period beginning on the Closing Date and ending on the Termination Date for the Revolving Facility. Such commitment fee shall be calculated at the rate of 40 per cent. of the Revolving Facility Margin and shall be payable in arrears on the last day of each successive period of three months which ends during such period and on the Termination Date for the Revolving Facility.

(b)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Revolving Facility Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2	Arrangement, Ticking and Underwriting Fee

(a)	The Company shall pay (or procure the payment of) to the Bookrunners and Mandated Lead Arrangers, as applicable, the fees specified in the Fee Letter at the times and in the amounts specified in such letter.

(b)	The Company shall pay (or procure the payment of) to any Additional Facility Lenders the fees specified in the relevant Additional Facility Accession Deed at the times and in the amounts specified in such Additional Facility Accession Deed.

16.3	Agency Fee

The Company shall pay (or procure the payment of) to the Facility Agent and the Security Trustee for their own account the fees specified in the letter dated on or about the date of this Agreement between the Facility Agent, the Security Trustee and the Company at the times and in the amounts specified in such letter.

16.4	Documentary Credit Fee

Each Borrower shall, in respect of each Documentary Credit issued on its behalf pay (or procure the payment of) to the Facility Agent for the account of each L/C Lender (for distribution in proportion to each L/C Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee in the currency in which the relevant Documentary Credit is denominated at a rate equal to the applicable Revolving Facility Margin applied on the Outstanding L/C Amount in relation to such Documentary Credit (less any amount which has been repaid or prepaid). Such documentary credit fee shall be paid in arrears on each Quarter Date during the Term of the relevant Documentary Credit and on the relevant Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Documentary Credit.

16.5	L/C Bank Fee

Each relevant Borrower shall pay (or procure the payment of) to any other L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by that L/C Bank, in the amount and at the times agreed in any letter entered into between such L/C Bank and such Borrower.

17.	TAXES

17.1	Tax Gross-up

(a)	Each payment made by the Parent or an Obligor under a Relevant Finance Document shall be made by it without any Tax Deduction, unless a Tax Deduction is required by Law. Any Tax Deduction in relation to any payment due in any currency other than Sterling shall be calculated using the Facility Agent’s Spot Rate of Exchange on the date such payment is made and the Parent and the Obligors shall have no liability if any subsequent credit or refund received by any Lender from any tax authority in relation thereto is in a different amount (when converted to the non-Sterling currency on any date).

(b)	As soon as it becomes aware that the Parent or an Obligor is or will be required by Law to make a Tax Deduction (or that there is any change in the rate at which or the basis on which such Tax Deduction is to be made) the Parent or the relevant Obligor shall notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent and the Parent upon becoming so aware in respect of a payment payable to that Lender.

(c)	If a Tax Deduction is required by Law to be made by the Parent or an Obligor, the amount of the payment due shall, unless paragraph (f) below applies, be increased to an amount so that, after the required Tax Deduction is made, the payee receives an amount equal to the amount it would have received had no Tax Deduction been required.

(d)	If a Tax Deduction is required by Law to be made by the Facility Agent or the Security Trustee (other than by reason of the Facility Agent or the Security Trustee performing its obligations as such under this Agreement through an office located outside the United Kingdom) from any payment to any Relevant Finance Party which represents an amount or amounts received from the Parent or an Obligor, either the Parent or that Obligor, as the case may be, shall, unless paragraph (f) below applies, pay directly to that Relevant Finance Party an amount which, after making the required Tax Deduction enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction had been required.

(e)	If a Tax Deduction is required by Law to be made by the Facility Agent or the Security Trustee from any payment to any Relevant Finance Party under paragraph (d) above, the Facility Agent or the Security Trustee as appropriate shall unless paragraph (g) below applies, make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law and within 30 days of making either a Tax Deduction or any payment in connection with that Tax Deduction, the Facility Agent or the Security Trustee, as appropriate, making that Tax Deduction or other payment shall deliver to the relevant Borrower evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(f)	Neither the Parent nor any Obligor is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above for a Tax Deduction in respect of Tax imposed by the United Kingdom on a payment of interest by a UK Borrower in respect of a participation in an Advance by that Lender to any UK Borrower where that Lender is not a Qualifying UK Lender on the date on which the relevant payment of interest is due (otherwise than as a consequence of a Change in Tax Law) to the extent that payment could have been made without a Tax Deduction if that Lender had been a Qualifying UK Lender on that date.

(g)	The Parent or the relevant Obligor (as the case may be) which is required to make a Tax Deduction shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law.

(h)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, either the Parent or the relevant Obligor making that Tax Deduction or other payment shall deliver to the Facility Agent for the Relevant Finance Party entitled to the interest to which such Tax Deduction or payment relates, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(i)	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA

Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

17.2	Lender Tax Status

(a)	Each Lender to any UK Borrower represents and warrants to the Facility Agent and to each UK Borrower:

(i)	in the case of an Original Lender, that as at the date of this Agreement, it has the tax status set out opposite its name in Part 2 of Schedule 1 (Lenders Tax Status); or

(ii)	in the case of any other Lender, that as at the relevant Transfer Date, Increase Date or the date of the relevant Additional Facility Accession Deed, it is:

(A)	a UK Bank Lender;

(B)	a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C)	a UK Treaty Lender,

as the same shall be expressly indicated in the relevant Transfer Deed, Transfer Agreement, Increase Confirmation or Additional Facility Accession Deed.

(b)	Each Lender expressed to be a “UK Non-Bank Lender” in Part 2 of Schedule 1 (Lenders Tax Status) or in the Transfer Deed, Transfer Agreement, Additional Facility Accession Deed or Increase Confirmation pursuant to which it becomes a Lender represents and warrants to:

(i)	the Facility Agent and to each UK Borrower, on the date of this Agreement, or on the relevant Transfer Date, Increase Date or the date of the relevant Additional Facility Accession Deed (as the case may be) that it is within paragraph (a) of the definition of UK Non-Bank Lender on that date (unless, if it is not within such paragraph (a), it is within paragraph (b) of such definition on that date, and has notified the Facility Agent of the circumstances by virtue of which it falls within such paragraph (b) and has provided evidence of the same to the Company if and to the extent requested to do so, by the Facility Agent or the Company); and

(ii)	the Facility Agent and to each UK Borrower, that unless it notifies the Facility Agent and the Company to the contrary in writing prior to any such date, its representation and warranty in paragraph (i) above is true in relation to that Lender’s participation in each Advance made to such Borrowers, on each date that such UK Borrower makes a payment of interest in relation to such Advance.

(c) (i)	A Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Parent Entity or any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 of Schedule 1 (Lenders Tax Status).

(i)	A New Lender, an Additional Facility Lender or an Increase Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Parent Entity or any Obligor) by including its scheme reference number and its jurisdiction of tax residence in the Transfer Deed, Transfer Agreement, Additional Facility Accession Deed or Increase Confirmation which it executes.

(ii)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (c)(i) or (ii) above, then neither any Parent Entity nor any Obligor shall make any filing under or in relation to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or is participation in any Advance unless that Lender otherwise agrees.

(iii)	The Parent or the relevant Obligor that makes a payment to which that Lender is entitled shall cooperate with the Lender in completing any procedural formalities as may be necessary for either the Parent or the relevant Obligor to obtain authorisation to make that payment without a Tax Deduction (including where a Lender includes the indication described in paragraphs (c)(i) or (ii) above, filing with HMRC, within any applicable time limit, a form DTTP2 or such equivalent or other HMRC form(s) as may be required to be filed pursuant to the HMRC DT Treaty Passport Scheme in respect of that Lender, completed in accordance with the information provided by that Lender); provided, however, that nothing in this paragraph (c)(iii) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(d) (i)	If, in relation to any interest payment to a Lender on an Advance made to a UK Borrower:

(A)	that Lender has confirmed to the relevant UK Borrower and to the Facility Agent before that interest payment would otherwise fall due that:

(1)	it has completed, where applicable, the necessary procedural formalities referred to in, and otherwise complied with, paragraph (c) above; and

(2)	H.M. Revenue & Customs has not declined to issue the authorisation referred to in the definition of “UK Treaty Lender” (the “Authorisation”) in respect of that Lender in relation to that Advance, or if H.M. Revenue & Customs has declined, the Lender is disputing that decision in good faith; and

(B)	the relevant UK Borrower has not received the Authorisation,

then, such Lender may elect, by not less than five Business Days prior confirmation in writing to the Facility Agent, that such interest payment (the “Relevant Interest Payment”) shall not be due and payable under Clause 13.1 (Interest Payment Date for Revolving Facility Advances) or Clause 14.4 (Payment of Interest for Term Facility Advances) (as applicable) until the date (the “Confirmation Date”) which is five Business Days after the earlier of:

(C)	the date on which the Authorisation is received by the relevant UK Borrower;

(D)	the date that Lender confirms to the relevant UK Borrower and the Facility Agent that it is not entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in Advances made to that UK Borrower) on interest under a Double Taxation Treaty in relation to the relevant Interest Payment; and

(E)	the earlier of (1) the date which is six months after the date on which the relevant Interest Payment had otherwise been due and payable and (2) the date of final repayment (whether scheduled, voluntary or mandatory) of principal in respect of the relevant Interest Payment.

(ii)	For the avoidance of doubt, in the event that paragraph (i) above applies, the Interest Period or Term to which the relevant Interest Payment relates shall not be extended and the start of the immediately succeeding Interest Period or Term shall not be delayed.

(e)	Any Lender which was a Qualifying UK Lender when it became party to this Agreement but subsequently ceases to be a Qualifying UK Lender (other than by reason of a Change in Tax Law in the United Kingdom) shall promptly notify the UK Borrowers of that event, provided that if there is a Change in Tax Law in the United Kingdom which in the reasonable opinion of such UK Borrowers may result in any Lender which was a Qualifying UK Lender when it became a party to this Agreement ceasing to be a Qualifying UK Lender, such Qualifying UK Lender shall co-operate with such UK Borrowers and provide reasonable evidence requested by such UK Borrowers in order for such UK Borrowers to determine whether such Lender has ceased to be a Qualifying UK Lender provided, however, that nothing in this paragraph (e) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including without limitation, its tax returns or its calculations).

(f)	For the purposes of paragraphs (a) to (e) above, each Lender shall promptly deliver such documents evidencing its corporate and tax status as the Facility Agent or the Company may reasonably request, provided that in the event that any Lender fails to comply with the foregoing requirement, any UK Borrower shall be permitted:

(i)	to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by the Borrower to be required to be withheld in respect of interest payable to such Lender; or

(ii)	subject to the provisions of paragraph (a) of Clause 36.4 (Assignments or Transfers by Lenders), to refuse to grant its consent to such transfer.

(g)	In the event that either the Facility Agent or the Company has reason to believe that any representation given by a Lender in accordance with this Clause 17.2 (Lender Tax Status) is incorrect or inaccurate, the Facility Agent or the Company (as the case may be) shall promptly inform the other party and the relevant Lender, and may thereafter request such documents relating to the corporate and tax status of such Lender as the Facility Agent or the Company may reasonably require for the purposes of determining whether or not such representation was indeed incorrect.

(h)	If, following delivery of such documentation and following consultation between the Facility Agent, the Company and the relevant Lender, the Company concludes (acting reasonably and in good faith) that there is insufficient evidence to determine the relevant tax status of such Lender, the UK Borrower shall be permitted in respect of such Lender, to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by the UK Borrower to be required to be withheld in respect of interest payable to such Lender until such time as that Lender has delivered sufficient evidence of its tax status to the Facility Agent and the Company.

(i)	Each Relevant Finance Party shall confirm whether it is entitled to receive payments under the Relevant Finance Documents free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Facility Agent or a Borrower sufficient for the Facility Agent and the Borrowers to comply with their obligations under FATCA and to determine whether such Relevant Finance Party has complied with such applicable reporting requirements.

(j)	Solely in the case of a Tax Deduction imposed by a jurisdiction other than the United Kingdom, and notwithstanding any other provision of this Clause 17 (Taxes):

(i)

any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made by a Borrower under any Relevant Finance Document shall deliver to the Borrowers and the Facility Agent, at the time or times reasonably requested by the

Borrowers or the Facility Agent (and promptly after the occurrence of a change in the Lender’s circumstance requiring a change in the most recent documentation previously delivered), such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; and

(ii)	any Lender, if reasonably requested by the Borrowers or the Facility Agent, shall deliver such other documentation prescribed by an applicable requirement of law or reasonably requested by the Borrowers or the Facility Agent as will enable the Borrowers or the Facility Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In the event that any Lender fails to comply with the foregoing requirement, any Borrower shall be permitted to withhold and retain an amount in respect of the applicable withholding tax (excluding for the avoidance of doubt, any withholding tax imposed by the United Kingdom) estimated in good faith by the Borrowers to be required to be withheld in respect of interest payable to such Lender. Neither any Parent Entity nor any Obligor is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above to the extent such Taxes are attributable to a failure by a Lender to provide the documentation required to be delivered pursuant to the first sentence of this Clause 17.2(j) (Lender Tax Status). For the avoidance of doubt, nothing in this Clause 17.2(j) (Lender Tax Status) shall be understood to affect the rights of Lenders to a gross-up in respect of a Tax Deduction levied in the United Kingdom, but only to the extent permitted under Clause 17.1 (Tax Gross-up).

17.3	Tax Indemnity

(a)	Subject to paragraph (b) below, the Company shall (within 10 Business Days of written demand by the Facility Agent) pay (or procure that either the Parent or the relevant Obligor pays) for the account of a Protected Party an amount equal to any Tax Liability which that Protected Party reasonably determines has been or will be suffered by that Protected Party (directly or indirectly) in connection with any Relevant Finance Document. The Protected Party shall within five Business Days’ of request by the Company provide to the Company reasonable written details explaining the loss, liability or cost and the calculation of the amount claimed by the Protected Party.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax Liability of a Protected Party in respect of Tax on Overall Net Income of that Protected Party;

(ii)	to the extent that any Tax Liability has been compensated for by an increased payment or other payment under paragraphs (c) or (d) of Clause 17.1 (Tax Gross-up) or would have been compensated for by such an increased payment or other payment, but for the application of paragraph (f) of Clause 17.1 (Tax Gross-up);

(iii)	relates to a FATCA Deduction required to be made by a Party; or

(iv)	to the extent that any Tax Liability is suffered or incurred by a Finance Party in respect of a Bank Levy.

(c)	A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify the Company and provide such evidence to it.

(d)	A Protected Party shall, on receiving a payment from either the Parent or an Obligor under this Clause 17.3 (Tax Indemnity), notify the Facility Agent.

(e)	In this Clause 17.3 (Tax Indemnity):

“Tax Liability” means, in respect of any Protected Party:

(i)	any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(ii)	any loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(iii)	any setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(iv)	any loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person.

For this purpose, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off in relation to any person, and if so, the date on which that loss or set off took place, shall be conclusively determined by that person, acting reasonably and in good faith and such determination shall be binding on the relevant parties to this Agreement.

“Tax on Overall Net Income” means, in relation to a Protected Party, tax (other than tax deducted or withheld from any payment) imposed on the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party by the jurisdiction in which the relevant Relevant Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Relevant Finance Party is treated as residing for tax purposes or in which the relevant Relevant Finance Party’s Facility Office or head office is situated.

17.4	Tax Credit

(a)	If either the Parent or an Obligor makes a Tax Payment and the relevant Relevant Finance Party determines, in its sole opinion, that:

(i)	a Tax Credit is attributable to that Tax Payment; and

(ii)	that Relevant Finance Party has obtained, utilised and retained that Tax Credit,

the Relevant Finance Party shall (subject to paragraph (b) below and to the extent that such Relevant Finance Party can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of that Relevant Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay to either the Parent or the relevant Obligor such amount which that Relevant Finance Party determines, in its sole opinion, will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Parent or the relevant Obligor.

(b)	Each Relevant Finance Party shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(c)	No Relevant Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(d)	If a Relevant Finance Party has made a payment to the Parent or an Obligor pursuant to this Clause 17.4 (Tax Credit) on account of a Tax Credit and it subsequently transpires that Relevant Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, either the Parent or such Obligor, as the case may be, shall, on demand, pay to that Relevant Finance Party the amount which that Relevant Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to the Parent or such Obligor.

(e)	No Relevant Finance Party shall be obliged to make any payment under this Clause 17.4 (Tax Credit) if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

18.	INCREASED COSTS

18.1	Increased Costs

Subject to Clause 18.3 (Exceptions), the Company shall, within three Business Days of a demand by the Facility Agent, pay (or procure the payment of) for the account of a Relevant Finance Party the amount of any Increased Cost incurred by that Relevant Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)	the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the date of this Agreement; or

(b)	compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the date of this Agreement.

18.2	Increased Costs Claims

(a)	A Relevant Finance Party intending to make a claim pursuant to Clause 18.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Relevant Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its, or if applicable, its Affiliate’s Increased Costs and setting out in reasonable detail the circumstances giving rise to such claim and its calculations in relation to such Increased Costs.

18.3	Exceptions

(a)	Clause 18.1 (Increased Costs) does not apply to the extent any Increased Cost:

(i)	is attributable to a Tax Deduction required by Law to be made by the Parent or an Obligor, as the case may be;

(ii)	is compensated for by Clause 17.3 (Tax Indemnity) (or would have been compensated for by Clause 17.3 (Tax Indemnity) but was not so compensated solely because Clause 17.3(b) (Tax Indemnity) applied) or because of any failure to complete necessary procedural formalities under Clause 17.2(c) (Lender Tax Status);

(iii)	is attributable to the gross negligence of or wilful breach by, the Relevant Finance Party or, if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(iv)	suffered by a Relevant Finance Party and in respect of which that Relevant Finance Party intends to make a claim pursuant to Clause 18.2(a) (Increased Costs Claims), is not (and its claim under Clause 18.2(a) (Increased Costs Claims) is not) notified by that Relevant Finance Party to the Facility Agent within 30 days of that Relevant Finance Party becoming aware that it had suffered the relevant Increased Cost; or

(v)	is attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Relevant Finance Party or any of its Affiliates).

(vi)	attributable to a FATCA Deduction required to be made by a Party;

(vii)	is attributable to any Bank Levy but only to the extent that such Bank Levy is no more onerous than in respect of:

A.	a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

B.	any other Bank Levy, as set out under existing law as at the date of this Agreement; or

(viii)	attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that a Finance Party knew about or could reasonably be expected to have known about the relevant Increased Cost on or prior to the date on which it became a Finance Party.

(b)	In this Clause 18.3 (Exceptions):

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systematically important banks contained in “Global systematically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to implementing or modifying “Basel III” (in each case, whether such implementations, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates).

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and the prudential supervision of credit institutions and investment firms.

19.	ILLEGALITY

19.1	Illegality of a Lender

If at any time after a Lender becomes a party to this Agreement it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document respectively or to make, fund, issue or maintain its participation in any Utilisation or, in the case of an Ancillary Facility Lender, any utilisation under any Ancillary Facility:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Company, on such date transferred to another bank or institution willing to accept that transfer; and

(c)	upon the Facility Agent notifying the Company, the Company shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law):

(i)	repay that Lender’s participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Relevant Finance Documents) or, if required by the Company, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer); and/or

(ii)	repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Facility Lender.

19.2	Illegality in Relation to an L/C Bank

If it becomes unlawful in any relevant jurisdiction for an L/C Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Documentary Credit (an “Affected Documentary Credit”):

(a)	that L/C Bank shall promptly notify the Facility Agent upon becoming aware of that event:

(b)	upon the Facility Agent notifying the Company, that L/C Bank shall not be obliged to issue any future Documentary Credit that would give rise to such unlawfulness; and

(c)	upon the Facility Agent notifying the Company, each relevant Borrower shall use its best endeavours to procure the release of any Affected Documentary Credit.

20.	MITIGATION

20.1	Mitigation

(a)	Each Relevant Finance Party shall in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 17 (Taxes), Clause 18 (Increased Costs) or Clause 19 (Illegality) including (but not limited to) transferring its rights and obligations under the Relevant Finance Documents to another Affiliate or Facility Office or financial institution acceptable to the Company which is willing to participate in any Facility in which such Lender has participated.

(b)	Paragraph (a) above does not in any way limit the obligations of the Parent or any Obligor under the Relevant Finance Documents.

20.2	Limitation of Liability

(a)	With effect from the Signing Date, each of the Borrowers agrees to indemnify each Relevant Finance Party for all costs and expenses reasonably incurred by that Relevant Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)	A Relevant Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Relevant Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

21.	REPRESENTATIONS AND WARRANTIES

21.1	Representations and warranties

The Parent and each Obligor, in relation to themselves and the Company, in relation to each other member of the Bank Group and member of the Joint Venture Group, in each case to the extent expressed to be applicable to them, makes the representations and warranties set out in this Clause 21 (Representations and warranties), other than Clauses 21.9 (Accounts), 21.10 (Financial condition) and Clause 21.14 (Tax liabilities), which shall only be made by the Company.

21.2	Status

(a)	It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

21.3	Powers and authority

It has the power:

(a)	to enter into and comply with all obligations expressed on its part under the Relevant Finance Documents; and

(b)	(in the case of a Borrower) to borrow under this Agreement; and

(c)	(in the case of a Guarantor) to give the guarantee in Clause 28 (Guarantee and Indemnity),

(d)	and has taken all necessary actions to authorise the execution, delivery and performance of the Relevant Finance Documents to which it is a party.

21.4	Legal validity

(a)	Each Relevant Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion delivered under this Agreement, in accordance with its terms.

(b)	The choice of English law, or as the case may be, Delaware law, or as the case may be Scots law, as the governing law of the Relevant Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Relevant Finance Documents (in each case other than any Relevant Finance Document which is expressly to be governed by a law other than English law, or as the case may be, Delaware law, or as the case may be Scots law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)	Any judgment obtained in England in relation to a Relevant Finance Document (in each case other than any Security Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

21.5	Non-violation

The execution and delivery by it of, the Relevant Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:

(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its constitutional documents; or

(c)	any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Bank Group or any other member of the Bank Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

21.6	Consents

(a)	Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 21.4(a) (Legal validity) above, all material and necessary authorisations, registrations, consents, approvals, licences (other than the Licences), and filings required by it in connection with the execution, validity or enforceability of the Relevant Finance Documents to which it is a party and performance of the transactions contemplated by the Relevant Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)	The Licences are in full force and effect and each member of the Bank Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or not be reasonably likely to have a Material Adverse Effect.

(c)	All the Necessary Authorisations are in full force and effect, each member of the Bank Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or not be reasonably likely to have a Material Adverse Effect.

21.7	Event of Default

No Event of Default has occurred and is continuing or will result from the making of any Advance.

21.8	Telecommunications, Cable and Broadcasting Laws

(a)	To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with any conditions set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 as are applicable to it or such member of the Joint Venture Group (as the case may be), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

21.9	Accounts

(a)	The consolidated financial statements of the Reporting Entity most recently delivered to the Facility Agent (which, at the date of this Agreement are the Original Financial Statements):

(i)	present fairly in all material respects its financial position and the consolidated financial position of the Company as at the date to which they were drawn up; and

(ii)	have been prepared in all material respects in accordance with the Relevant Accounting Principles (except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries); and

(b)	the consolidated financial statements and other information related to the financial position of the Bank Group provided under this Agreement and most recently delivered to the Facility Agent are correct in all material respects.

21.10	Financial condition

There has been no material adverse change in the consolidated financial position of the Bank Group (taken as a whole) since the date of the Original Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

21.11	Environmental laws

(a)	Each member of the Bank Group is in compliance with Clause 23.33 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Bank Group where that claim has or is reasonably likely, if determined against that member of the Bank Group, to have a Material Adverse Effect.

21.12	Security Interests

Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Bank Group (except for any Security Interest created pursuant to the Security Documents).

21.13	Litigation and insolvency proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Bank Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Bank Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the circumstances referred to in Clause 26.7 (Insolvency proceedings) have been commenced against it or any member of the Bank Group which is a Material Subsidiary.

21.14	Tax liabilities

No claims are being asserted against it or any member of the Bank Group with respect to Tax Liabilities which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect. It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, of which in each such case would not have or not be reasonably likely to have a Material Adverse Effect).

21.15	Ownership of assets

Save to the extent disposed of in a manner permitted by the terms of any of the Relevant Finance Documents with effect from and after the Signing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole in a manner consistent with the Business to the extent that the failure to have such title, leases or licences or to be so entitled has or is reasonably likely to have a Material Adverse Effect.

21.16	Intellectual Property Rights

The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party, in each case, where the failure to own or license the relevant Intellectual Property Rights or any infringement thereof has or is reasonably likely to have a Material Adverse Effect.

21.17	Bank Group structure

The Group Structure Chart sets out a description which is true and complete in all material respects as at the Closing Date of the corporate ownership structure of the Bank Group and of the ownership of the Borrowers.

21.18	ERISA

Neither it nor any member of the Bank Group or ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

21.19	Anti-Terrorism Laws

Neither it nor any member of the Bank Group nor any of their respective Affiliates:

(a)	is, or is controlled by, a Designated Party;

(b)	to its knowledge, has received funds or other property from a Designated Party; or

(c)	to its knowledge, is in breach of any Anti-Terrorism Law.

It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

21.20	Margin stock

No Obligor is engaged, nor does it intend to engage, principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in each case in violation of any Margin Regulations, and no proceeds of any borrowing or drawings under any Documentary Credit will be used for any purpose that violates any Margin Regulations.

21.21	Investment Company Act

Neither it nor any member of the Bank Group is required to register as an “investment company” or a company “controlled” by such an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended.

21.22	Claims Pari Passu

Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 21.4 (Legal validity), the claims of the Relevant Finance Parties against it under the Relevant Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

21.23	No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Relevant Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

21.24	Centre of Main Interests

Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or England.

21.25	Broadcasting Act 1990

Neither it nor any member of any Joint Venture Group is a “disqualified person” for the purposes of Part 1 of Schedule 2 (The Original Guarantors) to such Act.

21.26	No Material Misstatements

No information or financial statement furnished by or on behalf of any member of the Bank Group or the Parent to the Facility Agent or any Lender in connection with the negotiation of any Relevant Finance Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were, are or will be made, not misleading, in each case as at the date of the document containing such information or the date of such financial statement; provided that, to the extent any such information or financial statement was based on or constitutes a forecast or projection, each member of the Bank Group and the Parent represents only that it acted in good faith and utilized assumptions believed to be reasonable at the time in the preparation of such information or financial statement, it being understood that such forecasts and projections may vary from actual results and that such variances may be material.

21.27	Solvency

On the Signing Date, and immediately following the making of each Advance and the issuance of each Documentary Credit, and after giving effect to the application of the proceeds of each Advance and Documentary Credit, and after taking into account all rights of indemnity, subrogation and contributions available to the US Obligors under the terms of the Relevant Finance Documents and applicable law, (a) the fair value of the assets of each US Obligor, at a fair valuation, will exceed its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each US Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each US Obligor will be able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (d) each US Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Signing Date.

21.28	Sanctions

No Obligor or any of its respective subsidiaries or any other member of the Bank Group, to the best knowledge of the Borrowers and the Obligors, any director, officer, agent, employee or other person acting on behalf of any member of a Borrower and/or any Obligor or any other member of the Bank Group or any of their respective subsidiaries has caused the Company or any Obligor or any other member of the Bank Group or any of their respective subsidiaries to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”) or equivalent European Union measure).

21.29	Pension Plans

(a)	Each UK DB Scheme has been valued by an actuary appointed by the trustees of such plan in all material respects in accordance with all laws applicable to it and using actuarial assumptions and recommendations complying with statutory requirements or approved by the actuary and since the most recent valuation the relevant employers have paid contributions to the plan in accordance with the schedule of contributions in force from time to time in relation to the plan, in the case of each of the foregoing, save to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)	Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multiemployer Plan.

21.30	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause 21 (Representations and warranties) are made by each Obligor, the Company (as applicable) and the Parent regarding itself (other than those contained in Clauses 21.9 (Accounts), 21.10 (Financial condition) and Clause 21.14 (Tax liabilities) which shall only be made by the Company) on the Signing Date and the representations and warranties set out in Clauses 21.2 (Status), 21.3 (Powers and authority), 21.4 (Legal validity), 21.9 (Accounts), 21.20 (Margin stock), 21.23 (No Immunity) and 21.24 (Centre of Main Interests) are deemed to be made again by each relevant Obligor, the Company (as applicable) or the Parent, as applicable on the date of each Utilisation Request and on each Utilisation Date with reference to the facts and circumstances then existing and the representations and warranties set out in Clause 21.27 (Solvency) are deemed to be made by the US Obligors on the dates set out in that clause with reference to the facts and circumstances then existing.

(b)	The representations and warranties set out in this Clause 21 (Representations and warranties) (except Clauses 21.9 (Accounts), 21.10 (Financial condition), 21.17 (Bank Group structure) and 21.22 (Claims Pari Passu)) are repeated by each Acceding Obligor with respect to itself on the date of the Obligor Accession Agreement relating to that Acceding Obligor, with reference to the facts and circumstances then subsisting.

22.	FINANCIAL COVENANT

22.1	Financial definitions

In this Clause 22 (Financial Covenant):

“Annualised EBITDA” means:

(a)	for the purposes of the definition of Permitted Acquisition, Clause 23.11 (Disposals) and Clause 12.2 (Mandatory prepayment from disposal proceeds) in respect of any person, in respect of any six month period, two times EBITDA of that person (calculated on a consolidated basis) for that period; and

(b)	for all other purposes, in respect of any Ratio Period, two times EBITDA of the Bank Group for that Ratio Period.

“EBITDA” means, in relation to any Ratio Period, operating income (expense) plus, at the Company’s option (except with respect to paragraphs (a) and (b) below):

(a)	depreciation;

(b)	amortisation;

(c)	non-cash stock compensation expenses;

(d)	other non-cash impairment charges;

(e)	one off reorganisation or restructuring charges;

(f)	direct acquisition costs, losses (gains) on the sale of operating assets;

(g)	accrued Management Fees (whether paid or not paid);

(h)	non-cash charges;

(i)	any stock based compensation expenses;

(j)	direct or related acquisition, disposal, recapitalisation, debt incurrence or equity offering costs;

(k)	any non-recurring, exceptional, extraordinary, one-off or unusual items (including one-off reorganisation and restructuring charges);

(l)	the effects of adjustments pursuant to Relevant Accounting Principles attributable to the application of recapitalisation accounting or acquisition accounting, as the case may be , in relation to any consummated merger or acquisition or joint venture investment or the amortisation or write-off or write-down of amounts thereof, net of taxes;

(m)	Holding Company Expenses paid to the extent that they were permitted to be paid under this Agreement for such Ratio Period;

(n)	Specified Legal Expenses;

(o)	the amount of loss on sale of assets or transfer of any assets in connection with an asset securitisation programme receivables factoring transaction or other receivables transaction;

(p)	any net earnings or losses attributable to non-controlling interests;

(q)	any share of income or loss on equity investments;

(r)	any deferred financing costs written off and premiums paid to extinguish debt early;

(s)	any unrealised gains or losses in respect of hedging;

(t)	tangible or intangible asset impairment charges;

(u)	capitalised interest on Subordinated Funding;

(v)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with the Relevant Accounting Principles;

(w)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(x)	any realised and unrealised gains and losses due to changes in the fair value of equity investments;

(y)	realised gains (losses) (to the extent not already included) arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to operational cash flows;

(z)	any up-front installation fees associated with commercial contract installations completed during such Ratio Period (less any portion of such fees included in earnings);

(aa)	earn out payments to the extent such payments are treated as capital payments under the Relevant Accounting Principles;

(bb)	any fees or other amounts charged or credited to the Company’s and the guarantors related to Intra-Group Services may be excluded to the extent such fees or other amounts:

(i)	are not included in the Company’s externally reported operating cash flow or equivalent measure; or

(ii)	are deemed to be exceptional or unusual item;

(cc)	to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with a Permitted Acquisition, any investment or any Permitted Disposal;

(dd)	any gross margin (revenue minus cost of goods sold) recognised by any Affiliate of the Company in relation to the sale of goods and services relating to the Business;

(ee)	Receivables Fees;

(ff)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes; and

(gg)	fees and related expenses in relation to any Intra-Group Services paid in a relevant Ratio Period to any Restricted Person,

as reflected in the pro forma statement of operations identified as such in the financial statements delivered to the Facility Agent pursuant to Clause 23.2(a)(ii) (Financial information) and all as determined in accordance with the Relevant Accounting Principles and as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 23.2 (Financial information).

“Interest” means:

(a)	interest and amounts in the nature of interest (including without limitation, the interest element of finance leases) accrued;

(b)	discounts suffered and repayment premiums payable in respect of Financial Indebtedness (other than repayment premiums in respect of the High Yield Notes and Senior Secured Notes), in each case to the extent that the applicable Relevant Accounting Principles require that such discounts and premiums be treated as or in like manner to interest;

(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all commissions payable in connection with any letters of credit); and

(d)	any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Agreements), taking into account any premiums payable.

“Ratio Period” means each period of approximately six months covering two quarterly Accounting Periods of the Bank Group ending on each date to which each set of financial statements required to be delivered under Clause 23.2 (Financial information) are prepared.

“Senior Debt” means, at any time (without double counting and as would be set forth in accordance with the Relevant Accounting Principles on the balance sheet of the Bank Group prepared and delivered to the Facility Agent pursuant to Clauses 23.2(a)(ii) and (iii) (Financial information) the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Relevant Finance Documents) excluding:

(a)	any Financial Indebtedness of any member of the Bank Group to another member of the Bank Group (including contingent obligations) or under any Subordinated Funding, to the extent not prohibited under this Agreement;

(b)	any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such hedging arrangements were consummated;

(c)	any Financial Indebtedness referred to in Clauses 23.13(b)(viii), 23.13(b)(xii), 23.13(b)(xiii) 23.13(b)(xvii), 23.13(b)(xxvii) and 23.13(b)(xxxiii) (Restrictions on Financial Indebtedness), and for a period of six months following the date of completion of an acquisition referred to in Clause 23.13(b)(xi) only and to the extent outstanding as at the relevant time, Clause 23.13(b)(xi) (Restrictions on Financial Indebtedness);

(d)	any Financial Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under any Permitted Credit Facility; and

(e)	any Financial Indebtedness which is a contingent obligation.

“Senior Net Debt” means, at any time, Senior Debt less Cash of the Bank Group.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Total Debt” means at any time (without double counting and as would be set forth in accordance with the Relevant Accounting Principles on the balance sheet of the Bank Group prepared and delivered to the Facility Agent pursuant to Clauses 23.2(a)(ii) (Financial information)) the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Relevant Finance Documents), excluding:

(a)	any Financial Indebtedness of any member of the Bank Group to another member of the Bank Group (including contingent obligations) or under any Subordinated Funding, to the extent not prohibited under this Agreement;

(b)	any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such hedging arrangements were consummated;

(c)	any Financial Indebtedness referred to in Clauses 23.13(b)(viii), 23.13(b)(xii), 23.13(b)(xiii), 23.13(b)(xvii), 23.13(b)(xxxiii) and, for a period of six months following the date of completion of an acquisition referred to in Clause 23.13(b)(xi) only and to the extent outstanding as at the relevant time, Clause 23.13(b)(xi) (Restrictions on Financial Indebtedness);

(d)	any Financial Indebtedness up to a maximum amount equal to the Credit Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under any Permitted Credit Facility; and

(e)	any Financial Indebtedness which is a contingent obligation,

plus any Parent Debt outstanding from time to time (excluding any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such hedging arrangements were consummated).

“Total Net Debt” means, at any time, Total Debt less Cash of the Bank Group and the Parent or any other issuer of Parent Debt.

22.2	Financial Ratio

Subject to Clause 26.5 (Cross default) and Clause 42.5(c) (Technical and Operational Amendments), in the event that on the last day of a Ratio Period the aggregate of the Revolving Facility Outstandings and any Additional Facility Outstandings in relation to an Additional Facility that is a revolving facility and the net indebtedness outstanding under each Ancillary Facility exceed an amount equal to 33  1⁄3 per cent. of the aggregate of the Revolving Facility Commitments and any Additional Facility Commitments in relation to an Additional Facility that is a revolving facility and each Ancillary Facility Commitment, the Company shall procure that the ratio of Total Net Debt to Annualised EBITDA on that day shall not exceed 5.50:1 unless otherwise agreed in writing by the Composite Revolving Facility Instructing Group and the Company.

22.3	Calculations

Senior Net Debt or Total Net Debt for any Ratio Period will be calculated by reference to the relevant financial statements required to be delivered under Clause 23.2 (Financial information).

22.4	Cure provisions

(a)	The Company may cure a breach of the financial ratio set out in Clause 22.2 (Financial Ratio) by procuring that additional equity is injected into the Bank Group by one or more Restricted Persons and/or additional Subordinated Funding are/is provided to the Bank Group in an aggregate amount equal to the amount which:

(i)	if it had been deducted from Total Net Debt (as applicable) for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)	if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach.

(b)	A cure under this Clause 22.4 (Cure provisions) will not be effective unless the required amount of additional equity or the proceeds of any Subordinated Funding is/are received by one or more members of the Bank Group within 15 Business Days of delivery of the financial statements delivered under Clause 23.2 (Financial information) which show that Clause 22.2 (Financial Ratio) has been breached.

(c)	No cure may be made under this Clause 22.4 (Cure provisions):

(i)	in respect of more than five Ratio Periods during the life of the Facilities; or

(ii)	in respect of consecutive Ratio Periods.

(d)	The Company shall be under no obligation to apply any equity injected or the proceeds of any Subordinated Funding into the Bank Group under paragraph (a) in prepayment of the Facilities and to the extent not applied such amount will be deemed to be deducted from Total Net Debt or added to EBITDA for the purposes of Clause 22.2 (Financial Ratio) (as applicable).

(e)	For the purpose of ascertaining compliance with Clause 22.2 (Financial Ratio), the ratio set out in Clause 22.2 (Financial Ratio), will be tested or retested, as applicable, giving effect to the adjustment referred to in paragraph (d) above. If, after giving effect to the adjustment, the requirements of Clause 22.2 (Financial Ratio) are met, then the requirements under Clause 22.2 (Financial Ratio) shall be deemed to have been satisfied as at the relevant original date of determination.

22.5	Determinations

For the purpose of testing compliance with any ratios in this Agreement:

(a)	Financial Indebtedness of the Bank Group or the Parent and any other issuer of Parent Debt originally denominated in any currency other than Sterling that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into Sterling, will be taken into account at its Sterling equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions;

(b)	subject to Clause 1.2 (Accounting Expressions), all the terms used above are to be calculated in accordance with the Relevant Accounting Principles;

(c)	notwithstanding paragraphs (a) and (b) above, Hedged Debt (as defined below) will be taken into account at its Sterling equivalent calculated using the same weighted average exchange rates for the relevant ratio period used in the profit and loss statements of the relevant accounts of the Bank Group or the Parent and any other issuer of Parent Debt for calculating the Sterling equivalent of EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below:

“Hedged Debt” means:

(i)	Financial Indebtedness of the Bank Group or the Parent or any other issuer of Parent Debt originally denominated in any currency other than Sterling in which any member of the Bank Group or the Parent or any other issuer of Parent Debt earns EBITDA (a functional currency) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into Sterling; and

(ii)	Financial Indebtedness of the Bank Group or the Parent or any other issuer of Parent Debt that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency; and

(d)	if there is a dispute as to any interpretation of or computation for Clause 22.1 (Financial definitions), the interpretation or computation of the Auditors shall prevail.

22.6	Pro forma calculations

For the purposes of testing compliance with the financial ratio set out in this Clause 22 (Financial Covenant) and any other ratio in this Agreement:

(a)	the calculations shall be determined in good faith by a responsible financial or accounting officer of the Bank Group and shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any other member of the Bank Group in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether such cost reduction synergies and cost savings plans or programs could then be reflected in pro forma financial statements to the extent prepared);

(b)	unless otherwise specified in this Agreement, all references to Annualised EBITDA shall be for the most recent Ratio Period for which financial statements have been delivered to the Facility Agent under this Agreement;

(c)	EBITDA for the relevant period will be calculated after giving pro forma effect thereto as if such transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise occurred on the first day of such period; and

(d)	interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

23.	UNDERTAKINGS

23.1	Duration

The undertakings in this Clause 23 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under any Relevant Finance Document or any Commitment is in force.

23.2	Financial information

(a)	The Company shall provide to the Facility Agent in sufficient copies for all the Lenders the following financial information relating to the Reporting Entity or the Bank Group, as the case may be (provided however, that to the extent any reports are filed on the SEC’s website or the Company’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders):

(i)	as soon as they become available but in any event within 150 days after the end of each of the Reporting Entity’s financial years, the audited consolidated financial statements for such financial year for the Reporting Entity; and

(ii)	as soon as they become available but in any event within 60 days after the end of each of the first three Financial Quarters of each financial year (and within 150 days after the end of the last Financial Quarter), the unaudited balance sheet, statement of cash flows and statement of operations for such Financial Quarter in respect of the Reporting Entity with such adjustments as may be necessary to include the balance sheet, statement of cash flows and statement of operations of members of the Bank Group that are not Subsidiaries of the Reporting Entity.

(b)	Together with any financial statements provided in accordance with paragraph (a) above, the Company shall provide to the Facility Agent a certificate signed by an authorised signatory of the Reporting Entity:

(i)	confirming that no Default is outstanding or if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it;

(ii)	if as at the last day of the Ratio Period ending on or immediately prior to the date of such financial statements the aggregate of the Revolving Facility Outstandings and any Additional Facility Outstandings in relation to an Additional Facility that is a revolving facility and the net indebtedness outstanding under each Ancillary Facility exceeds an amount equal to 33 1⁄3 per cent. of the aggregate of the Revolving Facility Commitments and any Additional Facility Commitments in relation to an Additional Facility that is a revolving facility and each Ancillary Facility Commitment, setting out in reasonable detail computations establishing as at the date of such financial statements, compliance (or detailing any non-compliance) with the financial ratio set out in Clause 22.2 (Financial Ratio) and showing figures representing the actual financial ratio then in effect, together with a schedule containing the components and amounts of Parent Debt; and

(iii)	certifying compliance with Clause 23.12(a) (Acquisitions and mergers).

(c)	Without prejudice to Clause 23.4 (Change in Accounting Practices) the financial information delivered pursuant to paragraphs (b)(ii) and (b)(iii) above shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements of the Reporting Entity delivered to the Facility Agent pursuant to paragraph (b)(i) above.

(d)	If at any time the Company is not the Reporting Entity, the Company shall provide to the Facility Agent, together with the financial statements delivered under paragraph (a) above, in sufficient copies for all the Lenders, the Bank Group Reconciliation for the relevant Accounting Period (provided however, that to the extent the Bank Group Reconciliation for the relevant Accounting Period is filed on the SEC’s website or the Company’s website, such Bank Group Reconciliation shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders).

(e)	Any financial statements provided to the Facility Agent pursuant to this Agreement shall be provided together with the accounts of any Permitted Affiliate Parent and any of its Subsidiaries that are members of the Bank Group on a combined basis.

23.3	Information – Miscellaneous

The Company shall supply promptly or procure that there shall be supplied (both in hard copy and in electronic form) promptly to the Facility Agent:

(a)	all notices, reports or other documents despatched by or on behalf of any Obligor to its creditors generally in relation to it or any of its Subsidiaries;

(b)	a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Bank Group whose shares are pledged to the Security Trustee pursuant to any Security Document to any person in its capacity as shareholder of such member of the Bank Group, which materially adversely affects the interest of the Relevant Finance Parties under such Security Document; and

(c)	such other material information regarding the Bank Group and which is in the possession or control of any member of the Bank Group as the Facility Agent may from time to time reasonably request.

23.4	Change in Accounting Practices

(a)	The Company may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS. Thereafter, the Company may re-elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP.

(b)	Subject to the provisions of this Clause 23.4 (Change in Accounting Practices), after any such election in accordance with paragraph (a) above all:

(i)	accounting expressions not otherwise defined in this Agreement shall be construed in accordance with; and

(ii)	ratios, computations, and other determinations based on GAAP contained in this Agreement shall be computed in conformity with,

at the Company’s election, IFRS or GAAP.

(c)	The Company shall ensure that each set of financial information delivered to the Facility Agent pursuant to Clause 23.2(a) (Financial information) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of the Original Financial Statements, unless in relation to any such set of financial information, the Company elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from the Company’s decision at any time to adopt GAAP or IFRS) and:

(i)	the Company provides either:

(A)	a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratio set out in Clause 22.2 (Financial Ratio); or

(B)	(x) a description of the changes and the adjustments that would be required to be made to that financial information in order to cause it to reflect the accounting policies, practices or procedures prior to such change and (y) sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make a comparison between the financial positions indicated by that financial information and the financial information required to be delivered under Clause 23.2 (Financial information);

(ii)	following delivery of the notification referred to in paragraph (c) above by the Company to the Facility Agent, if the Facility Agent (acting on the instructions of the Instructing Group) requests it, the Company shall use commercially reasonable efforts to provide, the statement contemplated by sub-paragraph (i)(A) above or the description contemplated by sub-paragraph (i)(B) above, as applicable, relating to the financial information required to be delivered pursuant to Clause 23.2(a) (Financial Information) for the most recently completed financial quarter;

(iii)	in the event of any changes to such accounting policies, practices or procedures other than resulting from the Company’s decision to adopt IFRS, if the Company notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenant set out in Clause 22 (Financial Covenant) and/or any other ratio set out in this Agreement against the financial information required to be delivered pursuant to this Clause 23 (Undertakings) or that it wishes to cease preparing the additional information required by paragraph (a) above, in which case:

(A)	the Facility Agent and the Company shall enter into negotiations with a view to agreeing an alternative financial covenant and/or ratio to replace the ratio contained in Clause 22 (Financial Covenant) and/or any other ratio set out in this Agreement in order to maintain a consistent basis for such financial covenant or ratio (and for approval by the Instructing Group); and

(B)	if the Facility Agent and the Company agree alternative financial covenant to replace those contained in Clause 22 (Financial Covenant) and/or any other ratio set out in this Agreement which are acceptable to the Instructing Group, such alternative financial covenant shall be binding on all parties hereto; and

(C)	if, after three months following the date of the notice given to the Facility Agent pursuant to this paragraph (c), the Facility Agent and the Company cannot agree an alternative financial covenant/and or other ratio set out in this Agreement which are acceptable to the Instructing Group, the Facility Agent shall refer the matter to any of the auditors as may be agreed between the Company and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Company shall continue to prepare financial information and calculate such financial covenant in accordance with paragraph (i) above; or

(iv)	in the event of any changes to such accounting policies, practices or procedures resulting from the Company’s decision to adopt IFRS, if the Company notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenant set out in Clause 22 (Financial Covenant) and/or any other ratio set out in this Agreement against the financial information required to be delivered pursuant to this Clause 23 (Undertakings) or that it wishes to cease preparing the additional information required by paragraph (i) above, in which case:

(A)	the Company shall provide the Facility Agent with a revised (1) financial covenant ratio level to replace that contained in Clause 22.2 (Financial Ratio) and/or a revised ratio to replace that set out in any other provision of this Agreement (the “Revised Ratios”) and (2) financial covenant definitions to replace those contained in Clause 22.1 (Financial definitions) (the “Revised Definitions”), in each case resulting from the adoption of IFRS by the Company and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of GAAP, as confirmed by a report of a reputable accounting firm; and

(B)	the Revised Ratios and Revised Definitions shall become effective, and this Agreement be amended accordingly to reflect such amendments without any further consents from any Lender, if the Facility Agent (acting on the instructions of the Instructing Group) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof provided that, if at any time after the Company has adopted IFRS, it then elects to adopt GAAP, this Agreement shall, immediately upon such election, be amended to reflect such amendments without any further consents by any Relevant Finance Party to implement a deletion of the Revised Ratios and Revised Definitions and to reinstate the financial covenant ratio level contained in Clause 22.2 (Financial Ratio) and/or any other ratio set out in any other provision of this Agreement and the financial covenant definitions contained in Clause 22.1 (Financial definitions), in each case, as at the First Effective Date (updated to reflect any other amendments made since the First Effective Date) subject to any amendments in accordance with paragraphs (i) and (ii) above and provided that the reconciliation required under paragraph (i) above is also provided by the Company, provided that if the Company wishes to cease preparing additional information in the form of a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratio set out in Clause 22.2 (Financial ratio) and/or any other ratio set out in this Agreement for each set of financial information (the “Statement”), the Company may provide the Facility Agent with a confirmation in writing that (i) the ratio set out in Clause 22.2 (Financial ratio) and/or any other ratio set out in this Agreement can be tested on a substantially equivalent basis or (ii) that there would be no material effect on the operation of the ratio set out in Clause 22.2 (Financial ratio) and/or any other ratio set out in this Agreement, following the adoption of IFRS or GAAP (as applicable) without the need for any amendments to such ratios or the financial definitions set out in Clause 22.1 (Financial definitions) and if the Facility Agent (acting on the instructions of the Instructing Group) has not objected (acting reasonably) within 60 days of the date of such confirmation, the Company will no longer have to provide the Statement for each set of financial information.

23.5	Notification of Default and inspection rights

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it (unless that Obligor is aware that such a notification has already been provided by another Obligor).

(b)	Each Obligor shall, if required by the Facility Agent (acting on the instructions of the Instructing Group), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to the Company to:

(i)	visit and inspect the properties of any member of the Bank Group during normal business hours;

(ii)	inspect its books and records other than records which the relevant member of the Bank Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(iii)	discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Bank Group and any compliance certificates issued by the Auditors and (B) representatives of the Company shall be entitled to be present at any such discussion with the Auditors.

(c)	Any Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

23.6	Authorisations

Each Obligor will, and will procure that each of its Subsidiaries which is a member of the Bank Group will:

(a)	obtain or cause to be obtained, maintain and comply with the terms of:

(i)	every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every material notarisation, filing, recording, registration or enrolment in any court or public office,

in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of the Relevant Finance Document to which it is a party; and

(b)	obtain or cause to be obtained every Necessary Authorisation and the Licences and ensure that (i) none of the Necessary Authorisations or Licences is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect and (ii) no Necessary Authorisation or Licence is modified and no member of the Bank Group commits any breach of the terms or conditions of any Necessary Authorisation or Licence which, in each case, would or is reasonably likely to have a Material Adverse Effect.

23.7	Pari passu ranking

Each Obligor will procure that its payment obligations under the Relevant Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

23.8	Negative pledge

(a)	Each Obligor will not permit (and the Company shall procure that no member of the Bank Group shall permit) any Security Interest (other than the Permitted Security Interests) by any member of the Bank Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Bank Group or any other person.

(b)	“Permitted Security Interest” means any Security Interest:

(i)	arising hereunder or under any Finance Document or in respect of liabilities under any Hedging Agreements entered into in connection with the High Yield Notes or High Yield Refinancing;

(ii)	which is an Existing Security Interest set out in Part 1 of Schedule 11 (Existing Security Interests) provided that the principal amount secured thereby may not be increased unless any Security Interest in respect of such increased amount would be permitted under another paragraph of this Clause 23.8 (Negative pledge);

(iii)	which arises by operation of Law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Bank Group and in each case arising or entered into the ordinary course of business of the relevant member of the Bank Group;

(iv)	which is created by any member of the Bank Group in substitution for any Existing Security Interest referred to in paragraph (ii) above, provided that the principal amount secured thereby may not be increased unless any Security Interest in respect of such increased amount would be permitted under another paragraph of this Clause 23.8 (Negative pledge);

(v)	which is a lien arising in the ordinary course of business by operation of law or by way of contract which secures indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided) after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;

(vi)	imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the member of the Bank Group in respect of the same in accordance with the Relevant Accounting Principles;

(vii)	which arises in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:

(A)	arises in the ordinary course of business and/or by operation of law;

(B)	is entered into by any member of the Bank Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Bank Group operated on a net balance basis;

(C)	arises in respect of netting or set off arrangements contained in any Hedging Agreement or other hedging contract permitted or not prohibited by this Agreement;

(D)	is entered into by any member of the Bank Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Bank Group;

(viii)	which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its Affiliate); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full;

(ix)	granted by a member of the Bank Group over its shareholding in any of its Subsidiaries which is not itself a member of the Bank Group;

(x)	arising from any Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to Clause 23.13 (Restrictions on Financial Indebtedness);

(xi)	over or affecting any asset acquired by a member of the Bank Group after the date of this Agreement and subject to which such asset is acquired, if:

(A)	such Security Interest was not created in contemplation of the acquisition of such asset by a member of the Bank Group; and

(B)	the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring member of the Bank Group, is Financial Indebtedness which at all times falls within Clauses 23.13(b)(xi) or 23.13(b)(xviii) (Restrictions on Financial Indebtedness) and the amount of Financial Indebtedness so secured is not increased at any time;

(xii)	over or affecting any asset of any company which becomes a member of the Bank Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Bank Group, if:

(A)	such Security Interest was not created in contemplation of the acquisition of such company; and

(B)	to the extent not repaid by close of business on the date upon which such company became a member of the Bank Group, the Financial Indebtedness secured by such Security Interest at all times falls within Clause 23.13(b)(xi) or 23.13(b)(xviii) (Restrictions on Financial Indebtedness);

(xiii)	over any property or other assets to satisfy any pension plan contribution liabilities provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilised under the basket in Clause 23.11(b)(xv) (Disposals), shall not exceed £100,000,000 at any time;

(xiv)	constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Bank Group in relation to property leased to a member of the Bank Group;

(xv)	which is granted over the shares of, Indebtedness owed by or other interests held in, or over the assets (including, without limitation, present or future revenues), attributable to a Project Company, a Bank Group Excluded Subsidiary or a Permitted Joint Venture;

(xvi)	over cash deposited as security for the obligations of a member of the Bank Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Bank Group;

(xvii)	in respect of any Permitted Transaction;

(xviii)	which is created by any member of the Bank Group in substitution for any Security Interest under any existing Security Document, provided that the principal amount secured thereby may not be increased unless any Security Interest in respect of such increased amount would be permitted under another paragraph of this Clause 23.8 (Negative pledge);

(xix)	securing any Financial Indebtedness on a pari passu or junior ranking basis with respect to any part of the Facilities, provided that:

(A)	the ratio of Senior Net Debt to Annualised EBITDA (giving effect to any such Financial Indebtedness and the use of proceeds thereof) would be equal to, or less than, 4.50:1.00 (rounded to the second decimal number), provided that this limitation shall not apply to any Financial Indebtedness the proceeds of which are used to refinance (1) the Facilities (including any Additional Facility), (2) any Senior Secured Notes or (3) any other Financial Indebtedness which is secured by assets that are subject to the Security or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (iv) (as it relates to guarantees permitted under Clause 23.15(e) of this Agreement in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur £1.00 of debt under paragraph (xxiv) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxiv), (xv)(D) and (xxxiii) of the definition of Permitted Financial Indebtedness and guarantees thereof; and

(B)	any such Financial Indebtedness ranking pari passu with the Facilities outstanding on the Signing Date or any Financial Indebtedness that would have ranked pari passu with (1) the Facilities outstanding on the Signing Date is subject to the Group Intercreditor Agreement and the HYD Intercreditor Agreement and (2) any such Financial Indebtedness which is secured on a junior ranking basis over assets subject to the Security, such junior ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Relevant Finance Parties under an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and, in each case, the Relevant Finance Parties agree to execute such intercreditor agreement as soon as practicable following request from the Company; or

(xx)	created with the prior written consent of the Instructing Group;

(xxi)	arising under agreements entered into in the ordinary course of business relating to (A) network leases or (B) the leasing of (1) building; (2) cars; and (3) other operational equipment;

(xxii)	securing:

(A)	proceeds from the offering of any debt securities or other Financial Indebtedness (and accrued interest thereon) paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof); or

(B)	cash set aside at the time of the incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(xxiii)	created to secure any Financial Indebtedness on a second lien ranking basis provided that:

(A)	(other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1 or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (iv) (as it relates to guarantees permitted under Clause 23.15(e) of this Agreement in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur £1.00 of debt under paragraph (xxiv) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxiv), (xv)(D) and (xxxiii) of the definition of Permitted Financial Indebtedness and guarantees thereof or any Financial Indebtedness the proceeds of which are used to refinance any Financial Indebtedness on a second lien ranking basis by assets subject to the Security; and

(B)

such Financial Indebtedness is subject to intercreditor arrangements on terms satisfactory to the Facility Agent and the Security Trustee (in each case, acting reasonably) and, where the rights of the holders of such Financial Indebtedness will be contractually subordinated to the rights of the Lenders, on terms comparable to the intercreditor agreement precedent most recently entered into by an Affiliate of the Company prior to the incurrence of such Financial Indebtedness which provides for a second lien financing (as amended from time to time) or, at the option of the Company, on terms comparable to the All3Media Intercreditor Agreement (as amended from time to time up until the date of the Additional Facility I Accession Deed between, among others, the Company and the Facility Agent) with such adjustments and amendments as agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case);

(xxiv)	over cash deposits or other Security Interests constituting or for the purpose of securing Limited Recourse;

(xxv)	consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with any asset securitisation programme or one or more receivables factoring transactions;

(xxvi)	for the purpose of perfecting the ownership interests of a purchaser of receivables and related assets pursuant to any asset securitisation programme or one or more receivables factoring transactions;

(xxvii)	on investments in Asset Securitisation Subsidiaries;

(xxviii)	arising in connection with other sales of receivables permitted under this Agreement without recourse to any member of the Bank Group;

(xxix)	Security Interests on receivables and any assets related thereto including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which Security Interests are customarily granted, in connection with asset securitisations involving receivables and any hedging obligations entered into by any member of the Bank Group in connection with such receivables that arise in connection with an asset securitisation programme or receivables factoring transactions, and Security Interests on investments in Asset Securitisation Subsidiaries;

(xxx)	Security Interests in respect of (i) any facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Bank Group in respect of banking and treasury arrangements entered into in the ordinary course of business;

(xxxi)	Security Interests on Cash, Cash Equivalents, Investments or other property arising in connection with the defeasance, discharge or redemption of indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(xxxii)	Security Interests or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which any member of the Bank Group has easement rights or on any leased property and subordination or similar arrangements relating thereto (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by that member of the Bank Group or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof);

(xxxiii)	any Security Interest in respect of any condemnation or eminent domain proceedings affecting any real property;

(xxxiv)	Security Interests securing hedging obligations so long as the related Financial Indebtedness is, and is permitted to be incurred under this Agreement, secured by a Security Interest on the same property securing such hedging obligation;

(xxxv)	Security Interests (i) encumbering reasonable customary initial deposits and margin deposits and similar Security Interests attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (ii) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvi)	Security Interests in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(xxxvii)	Security Interests on equipment of any member of the Bank Group granted in the ordinary course of business to a client of that member of the Bank Group at which such equipment is located;

(xxxviii)	any Security Interest in respect of subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by the Company with the business of the Bank Group taken as a whole;

(xxxix)	any Security Interest in respect of facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects;

(xl)	any Security Interest in respect of deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii)

immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence; and

(xli)	securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of a Security Interest other than as permitted pursuant to paragraphs (b)(i) to (b)(xl) above) does not exceed the greater of (A) £300,000,000 (or its equivalent in other currencies) and (B) two per cent. of Total Assets:

(A)	which may be secured on assets not subject to the Security; or

(B)	which may be secured on a junior ranking basis over assets subject to the Security provided that such junior ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Relevant Finance Parties under an intercreditor arrangement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and provided further that each of the Relevant Finance Parties agrees to execute such intercreditor agreement as soon as practicable following request from the Company.

(c)	In the event that a Security Interest meets the criteria of more than one of the types of Permitted Security Interest described in paragraph (b) above, the Company, in its sole discretion, shall classify such Security Interest on the date such Security Interest subsists, arises, is created or extended and shall only be required to include such Security Interest under one of such paragraphs and will be permitted on the date such Security Interest subsists, arises, is created or extended to divide and classify such Security Interest in more than one of the types of Security Interest described in such paragraphs, and, from time to time, may reclassify all or a portion of such Security Interest, in any manner that complies with this covenant.

23.9	Business

No Obligor shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of the Instructing Group or save as otherwise permitted by the terms of this Agreement, make any change in the nature of its business as carried on immediately prior to the date of this Agreement, which would give rise to a substantial change in the business of the Bank Group taken as a whole from that set forth in the definition of Business, provided that this Clause 23.9 (Business) shall not be breached by an Obligor or any member of the Bank Group making a disposal permitted by Clause 23.11 (Disposals), an acquisition or investment permitted by Clause 23.12 (Acquisitions and mergers) or entering into any Permitted Joint Venture.

23.10	Compliance with laws

Each Obligor will, and the Company will procure that each member of the Bank Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets, except where failure to comply therewith would not have or be reasonably likely to have a Material Adverse Effect.

23.11	Disposals

(a)	Without the consent of the Instructing Group each Obligor will not and the Company will procure that no other member of the Bank Group will, sell, transfer, lend (subject to Clause 23.15 (Loans and guarantees)) or otherwise dispose of or cease to exercise direct control over (each a disposal) any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not (other than Permitted Disposals).

(b)	As used herein a “Permitted Disposal” means:

(i)	any payment required to be made under the Relevant Finance Documents;

(ii)	any Permitted Transaction;

(iii)	disposals (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Business) on arm’s length commercial terms in the ordinary course of business;

(iv)	the disposal of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that contractual arrangements are in place within 12 months of such disposals and the Net Proceeds of that disposal are applied within 18 months after such disposal in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Business;

(v)	disposals of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Business;

(vi)	the application of cash in payments (or any disposals of Cash Equivalent Investments or Marketable Securities) which are not otherwise restricted by the terms of this Agreement and the Security Documents including, for the avoidance of doubt, Permitted Acquisitions and Permitted Payments;

(vii)	disposals (or the payment of management, consultancy or similar fees):

(A)	by an Obligor to another Obligor; or

(B)	from a member of the Bank Group which is not an Obligor, to any member of the Group; or

(C)	from an Obligor to another member of the Bank Group which is not an Obligor; or

(D)	by one member of the Bank Group to another member of the Bank Group provided that, if such assets subject to the disposal are subject to existing Security, the Company within 15 Business Days of such disposal is in compliance with the 80% Security Test as of the most recent prior Quarter Date after giving effect to the disposal;

(viii)	disposals of any interest in an Unrestricted Subsidiary;

(ix)	payment, transfer or other disposal of consideration for any Acquisition, merger or consolidation permitted by Clause 23.12 (Acquisitions and mergers);

(x)	disposals of cash or cash equivalents constituting any distribution, dividend, transfer, loan or other transaction permitted by Clause 23.14 (Restricted Payments);

(xi)	the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Bank Group;

(xii)	payment, transfer or other disposal between members of the Bank Group, constituting consideration or investment for or towards or in furtherance of any Acquisition, Permitted Acquisition, Permitted Joint Venture, merger or consolidation permitted by Clause 23.12 (Acquisitions and mergers);

(xiii)	disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Bank Group to another member of the Bank Group;

(xiv)	disposals of any assets pursuant to the implementation of an Asset Passthrough or of any funds received pursuant to the implementation of a Funding Passthrough;

(xv)	disposals of any property or other assets to satisfy any pension plan contribution liabilities;

(xvi)	disposals of any accounts receivable on arms’ length commercial terms pursuant to an asset securitisation programme or one or more receivables factoring transactions provided that:

(A)	such disposal is conducted on a non-recourse basis, except for recourse to:

(1)	the receivables which are the subject of such asset securitisation programme or receivables factoring transaction;

(2)	the debtor in respect of the Financial Indebtedness under that programme or transaction for the purpose of enforcing a security interest against it, so long as:

(I)	the recourse is limited to recoveries in respect of the receivables; and

(II)	the providers of the Financial Indebtedness under that programme or transaction do not have the right to take any steps towards its winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer (other than in respect of the receivables);

(3)	a member of the Wider Group to the extent of its shareholding or other interest in any Asset Securitisation Subsidiary; or

(4)	a member of the Wider Group under any form of assurance, undertaking or support, where recourse is limited to:

(I)	a claim for damages (not being liquidated damages or damages required to be calculated in a specified way) for breach of a warranty or undertaking;

(II)	a claim for breach of warranty relating to the receivables;

(III)	a claim for breach of undertaking relating to the management and/or collection of the receivables; or

(IV)	a claim for breach of representations, warranties, undertakings, guarantees of performance (excluding any recourse with respect to the collectability of any receivables or assets related to such receivables) and indemnities entered into by such member of the Wider Group or any seller which are reasonably customary in an accounts receivable transaction, and, in each case, the obligation is not in any way a guarantee, indemnity or other assurance against financial loss or an obligation to ensure compliance by another with a financial ratio or other test of financial condition; and

(B)	the aggregate principal amount of all such securitisations or factoring transactions conducted in reliance on this paragraph (xvi) does not exceed the greater of:

(1)	£330,000,000 (or its equivalent in other currencies) at any time; and

(2)	three per cent. of Total Assets;

(xvii)	disposals of any shares or other interests in any Project Company, Bank Group Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the Bank Group by a Project Company, Bank Group Excluded Subsidiary or Joint Venture;

(xviii)	disposals of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Bank Group has diligently pursued payment in the normal course of its business and where such disposal is on non-recourse terms to such member of the Bank Group;

(xix)	disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(xx)	disposals of assets in exchange for the receipt of assets of a similar or comparable value provided that:

(A)	to the extent that the assets being disposed of are subject to existing Security, the assets received following such exchange will be subject to the existing Security Documents, or will be made subject to Security (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of such disposal; and

(B)	where the aggregate net book value of all assets being exchanged in reliance on this paragraph (xx) exceeds £10,000,000 (or its equivalent in other currencies) in any Financial Quarter, there is delivered to the Facility Agent, within 30 days from the end of such Financial Quarter of the Bank Group, a certificate signed by an authorised signatory of the Company (given without personal liability) certifying that the assets received by such member of the Bank Group in reliance on this paragraph (xx) during such Financial Quarter are of a similar or comparable value to the assets disposed of by such member of the Bank Group;

(xxi)	disposals constituting the surrender of tax losses by any member of the Bank Group:

(A)	to any other member of the Bank Group;

(B)	to any other member of the Wider Group; or

(C)	in order to eliminate, satisfy or discharge any tax liability of a former member of the Wider Group which has been disposed of pursuant to a disposal permitted by the terms of this Agreement, to the extent that a member of the Bank Group would have a liability (in the form of an indemnification obligation or otherwise) to one or more persons in relation to such tax liability if not so eliminated, satisfied or discharged;

(xxii)	disposals of assets to and sharing assets with any person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any member of the Bank Group to such person;

(xxiii)	disposals of assets pursuant to sale and leaseback transactions (regardless of whether any such lease resulting from such a transaction constitutes an operating or a finance lease) where the aggregate fair market value of any assets disposed of in reliance on this paragraph (xxiii) does not exceed the greater of:

(A)	£150,000,000 (or its equivalent in other currencies); and

(B)	1.5 per cent. of Total Assets,

in any financial year and any disposals of assets pursuant to sale and leaseback transactions constituting Financial Indebtedness to the extent such Financial Indebtedness is permitted under this Agreement;

(xxiv)	disposals of any Hedging Agreements;

(xxv)	disposals of non-core assets acquired in connection with a transaction permitted under Clause 23.12 (Acquisitions and mergers);

(xxvi)	any disposal of all or part of the Virgin Media business division pursuant to a Business Division Transaction;

(xxvii)	any disposals constituted by licences of intellectual property rights permitted by Clause 23.17 (Intellectual Property Rights);

(xxviii)	any disposal of assets made pursuant to the establishment of a Permitted Joint Venture or any disposal of assets to a Permitted Joint Venture;

(xxix)	any disposal made in relation to a compulsory purchase order or any other order of any agency of state, authority or other regulatory body or any applicable law or regulation not exceeding £25,000,000 (or its equivalent in other currencies) in any financial year;

(xxx)	any disposal by any member of the Bank Group of customer premises equipment to a customer;

(xxxi)	any Regulatory Authority Disposal;

(xxxii)	any disposal of real property if the fair market value in any financial year does not exceed the greater of £50,000,000 and three per cent. of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year subject to the maximum of the greater of £50,000,000 and three per cent. of Total Assets of carried over amounts for any financial year);

(xxxiii)	any disposal of assets where the aggregate fair market value of the asset disposed of in any financial year does not exceed the greater of £50,000,000 and one per cent. of Total Assets in any financial year;

(xxxiv)	disposals of assets on arms’ length commercial terms where the cash proceeds of such disposal are reinvested within 12 months of the date of the relevant disposal in the purchase of replacement assets by a member of the Bank Group (or within 18 months of the date of the relevant disposal if the proceeds are, within 12 months of the date of the relevant disposal, contractually committed to be so applied);

(xxxv)	any disposal of the share capital of, or an interest in, any person which is not a member of the Bank Group;

(xxxvi)	disposals of assets related to accounts receivable subject to a Permitted Disposal including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred or in respect of which Security Interests are customarily granted in connection with asset securitization programmes or receivables factoring transactions involving receivables and any hedging obligations entered into by any member of the Bank Group in connection with such accounts receivable;

(xxxvii)	disposals of assets (or a fractional undivided interest therein) related to receivables permitted to be disposed of in connection with an asset securitisation programme or receivables factoring transactions including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitisation involving receivables and any hedging obligations entered into in connection with such receivables;

(xxxviii)	disposals of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements provided that any cash or Cash Equivalent Investments received in such disposition are applied in accordance with Clause 12.2 (Mandatory Prepayment from Disposal Proceeds);

(xxxix)	disposals with respect to property built, repaired, improved, owned or otherwise acquired by a member of the Bank Group pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement;

(xl)	disposals of contractual arrangements under long-term contracts with customers entered into by a member of the Bank Group in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(xli)	disposals consisting of the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;

(xlii)	any disposal made in respect of a Permitted Payment other than a Permitted Payment made pursuant to paragraph (i) of the definition of Permitted Payment;

(xliii)	any disposal made in connection with any start-up financing or seed funding provided that any such disposals shall not exceed an aggregate value equal to the greater of (i) £25,000,000 and (ii) one per cent. of Total Assets; and

(xliv)	a disposal by any member of the Bank Group of all or any of the Towers Assets.

(xlv)	(in addition to those described in paragraphs (i) to (xliv) above) a disposal of any person or asset the Annualised EBITDA of or attributable to which does not exceed the Remaining Percentage of the Annualised EBITDA of the Bank Group for the Latest Ratio Period, provided that:

(A)	no Default has occurred and is continuing or would occur as a result of such disposal;

(B)	where required, a prepayment is made in accordance with Clause 12.2(a) (Mandatory prepayment from disposal proceeds) in respect of such disposal; and

(C)	the Company delivers to the Facility Agent a certificate signed by an authorised signatory of the Company which certifies that, if:

(1)	the Senior Net Debt to Annualised EBITDA ratio was calculated for the Latest Ratio Period but adjusting the:

(a)    amount of the Senior Net Debt used in such calculation by adding any net increase in Senior Net Debt since the end of the Latest Ratio Period or subtracting any net reduction in the Senior Net Debt since the end of the Latest Ratio Period and any such reduction which will occur from a prepayment of a Facility made under Clause 11.1 (Voluntary Prepayment) or Clause 12.2(a) (Mandatory prepayment from disposal proceeds) of this Agreement from the proceeds of such disposal; and

(b)    Annualised EBITDA of the Bank Group used in such calculation by subtracting the Annualised EBITDA attributable to persons or assets disposed of since the of the Latest Ratio Period and the Annualised EBITDA attributable to the person or asset the subject of such disposal, in each case for the Latest Ratio Period, that ratio would not exceed 4.50:1; and

(2)	the Total Net Debt to Annualised EBITDA ratio was calculated for the Latest Ratio Period but adjusting the:

(a)    amount of Total Net Debt used in such calculation by adding any net increase in Total Net Debt since the end of the Latest Ratio Period or subtracting any net reduction in the Total Net Debt since the end of the Latest Ratio Period and any such reduction which will occur from a prepayment of a Facility made under Clause 11.1 (Voluntary Prepayment) or Clause 12.2(a) (Mandatory prepayment from disposal proceeds) of this Agreement from the proceeds of such disposal; and

(b)    Annualised EBITDA of the Bank Group used in such calculations by subtracting the Annualised EBITDA attributable to persons or assets disposed of since the end of the Latest Ratio Period and the Annualised EBITDA attributable to the person or asset the subject of such disposal, in each case for the Latest Ratio Period, that ratio would not exceed 5.50:1; and

(xlvi)	a disposal of any person or asset otherwise pursuant to paragraph (xlv) provided that:

(A)	if, at the time of such disposal, any member of the Bank Group has contractually committed or agreed to a future Acquisition and such an Acquisition occurs within 12 months (or less) of the disposal;

(B)	the Remaining Percentage (as defined in paragraph (c) below) would not be exceeded if the aggregate percentage value of the contemplated Acquisition is added to the calculation and tested at the time of the disposal on a pro forma basis (giving effect to the Annualised EBITDA (as defined in paragraph (d) below) of the Target based on then available historical financial information) and on an actual basis at the completion of the Acquisition (and for these purposes the proviso in paragraph (c) below shall be disapplied so that the percentage of the Annualised EBITDA of the Bank Group represented by the Annualised EBITDA of the relevant disposal could be more than the Remaining Percentage immediately prior to such disposal provided that the Remaining Percentage would not be exceeded once any contemplated Acquisition is taken into account as described in this paragraph (xlvi)); and

(C)	for the purpose of the certificate required by paragraph (xlv)(C), the financial ratios shall be calculated giving pro forma effect to such Acquisition (based on the then available historical financial information of the Target and including the Annualised EBITDA of the Target and any Financial Indebtedness expected to be incurred by the Bank Group to finance such Acquisition) (and any such amendment, waiver or other modification contemplated by this paragraph (C) may apply to all such disposals and future Acquisitions or only to specified disposals and Acquisitions).

(c)	The “Remaining Percentage” is:

(i)	17.5 per cent;

(ii)	less the aggregate percentage value of all previous disposals made after the Signing Date;

(iii)	and plus the aggregate percentage value of all Reinvestments made,

as calculated in accordance with paragraph (d) below,

provided that the percentage of the Annualised EBITDA of the Bank Group represented by the Annualised EBITDA of the person or asset disposed of can never be more than the Remaining Percentage immediately prior to such disposal.

(d)	For the purposes of paragraphs (b)(xlv), (b)(xlvi) and (c) above:

“Annualised EBITDA and EBITDA” have the meaning given to them in Clause 22.1 (Financial definitions) but, when calculating EBITDA in relation to a person or asset that is being (or has been) acquired or disposed of, any amounts will be calculated using the methodology for calculating operating cash flow used in the accounts most recently filed with the SEC by or on behalf of the Ultimate Parent prior to the date of that acquisition or disposal, and, for the avoidance of doubt, any corporate costs or allocations paid or payable during the relevant period by a member of the Bank Group which is being disposed of to one of its Affiliates pursuant to any general services (or similar) arrangement shall be deducted from the EBITDA of the member of the Bank Group being disposed of.

“Latest Ratio Period” means the most recent Ratio Period for which financial statements have been delivered pursuant to Clause 23.2 (Financial information);

“Percentage Value” means:

(a)	in relation to a disposal, the percentage of the Annualised EBITDA of the Bank Group for what was the Latest Ratio Period at the time of the disposal which is represented by the Annualised EBITDA of the person or asset disposed of (the “EBITDA Percentage”), after deducting a percentage equal to the EBITDA Percentage multiplied by the Proportion Repaid; and

(b)	in relation to a Reinvestment, the percentage of the Annualised EBITDA of the Bank Group for what was the Latest Ratio Period at the time of the Reinvestment (but taking into account each disposal made by the Bank Group after the last day of that Latest Ratio Period and prior to the date of the relevant Reinvestment) which is represented by the Annualised EBITDA of the person or asset acquired multiplied by the Proportion Reinvested,

Where:

the “Proportion Reinvested” is that proportion of the purchase price for the person or asset acquired which is represented by the amount of the Net Proceeds of a previous disposal that were reinvested pursuant to the relevant Reinvestment;

the “Proportion Repaid” is that proportion of the Net Proceeds of that disposal prepaid pursuant to Clause 12.2(a) (Mandatory prepayment from disposal proceeds) and/or repaid pursuant to Clause 11.1 (Voluntary Prepayment); and

“Reinvestment” means the reinvestment of all or any part of the Net Proceeds of a previous disposal made under paragraph (b)(ix) above by the Bank Group after the Signing Date, including in circumstances where all or any part of such Net Proceeds are distributed as a Permitted Payment and an equity subscription is subsequently made in, or a Subordinated Funding is subsequently made to, a member of the Bank Group.

Except as otherwise expressly permitted in this Agreement or the relevant Security Document, the Company will not sell, transfer, lease or otherwise dispose of all or any part of its assets which are subject to a Security Document to which it is a party.

(e)	In the event that a transaction (or a portion thereof) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposal permitted under Clause 23.11 (Disposals) and/or a Restricted Payment under Clause 23.14(c) (Restricted Payments).

23.12	Acquisitions and mergers

(a)	No Obligor will, and the Company will procure that no other member of the Bank Group will, make any Acquisition, other than:

(i)	any Acquisition approved in writing by the Instructing Group;

(ii)	any Permitted Acquisition;

(iii)	any Permitted Transaction;

(iv)	any Permitted Joint Venture;

(v)	any Acquisition from any person which is a member of the Bank Group or subscription of an interest in the share capital (or equivalent) in any person which is a member of the Bank Group; or

(vi)	in connection with a merger or consolidation permitted by paragraph (b) below or by Clause 23.31 (Internal Reorganisations),

provided in each case that if the aggregate consolidated Annualised EBITDA (calculated on the same basis as set out in Clause 23.11(e) (Disposals)) of the acquired entity is greater than or equal to 20 per cent. of the Annualised EBITDA of the Bank Group (calculated as if the entity acquired, or to be acquired, is already part of the Bank Group) as set out in the most recent financial statements provided to the Facility Agent pursuant to Clause 23.2(a)(ii) (Financial information):

(A)	the acquired entity must be a Subsidiary (directly or indirectly) of the Company; or

(B)	the relevant member of the Bank Group (or Virgin Media Communications, as applicable) must provide security over all of the shares acquired by it in the acquired entity on terms acceptable to the Facility Agent (acting reasonably), together with such corporate authorisations and legal opinions that may reasonably required by the Facility Agent in connection with the entry into, validity and enforceability of such security documentation.

(b)	Each Obligor will not merge or consolidate with any other company or person and will procure that no member of the Bank Group will merge or consolidate with any other company or person save for:

(i)	any Permitted Transaction;

(ii)	Acquisitions permitted by paragraph (a) above and disposals permitted by Clause 23.11 (Disposals); or

(iii)	with the prior written consent of the Facility Agent (acting on the instructions of the Instructing Group); or

(iv)	mergers between any member of the Bank Group with any or all of the other members of the Bank Group or an Unrestricted Subsidiary (“Original Entities”), into one or more entities (each a “Merged Entity”) provided that:

(A)	reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (C) to (G) below are provided to the Facility Agent within 30 days after the date on which the merger is entered into;

(B)	if the proposed merger is between a member of the Bank Group and an Unrestricted Subsidiary, the Company has delivered to the Facility Agent within 30 days after the date on which the merger is entered into, a certificate signed by an authorised signatory which demonstrates that the ratio of Total Net Debt to Annualised EBITDA will be equal to, or less than, 5.50:1;

(C)	such Merged Entity will be a member of the Bank Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Security Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(D)	(if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in each relevant Original Entity within 60 days of the merger;

(E)	such Merged Entity has entered into Security Documents (if applicable) within 60 days of the merger which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entities pursuant to any Security Documents entered into by them;

(F)	any possibility of the Security Documents referred to in subparagraphs (D) or (E) above being challenged or set aside is not materially greater than any such possibility in relation to the Security Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and

(G)	all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any, material Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws have been reissued to the Merged Entity, except that the requirements of paragraphs (C) to (G) above will not apply in respect of any merger between Original Entities:

(1)	both of which are not Obligors; and

(2)	neither one of which is party to a Security Document, neither one of whose share capital is charged pursuant to a Security Document and neither one of whom owes any receivables to another member of the Bank Group which are pledged pursuant to a Security Document; or

(v)	in the event that the relevant member of the Bank Group liquidates or dissolves in accordance with the provisions of Clause 23.31 (Internal Reorganisations).

23.13	Restrictions on Financial Indebtedness

(a)	Each Obligor will not, and the Company will procure that no other member of the Bank Group will, create, incur or otherwise permit to be outstanding any Financial Indebtedness (other than Permitted Financial Indebtedness).

(b)	As used herein, “Permitted Financial Indebtedness” means, without duplication:

(i)	any Financial Indebtedness arising hereunder or under the Security Documents or the Relevant Finance Documents;

(ii)	until the first Utilisation Date, any Financial Indebtedness arising under the Existing Senior Credit Facilities Agreement;

(iii)	any Existing Financial Indebtedness;

(iv)	any Financial Indebtedness or guarantees permitted pursuant to Clause 23.15 (Loans and guarantees);

(v)	any Financial Indebtedness of any member of the Bank Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Bank Group or its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance);

(vi)	any Financial Indebtedness approved in writing by the Facility Agent (acting on the instructions of the Instructing Group);

(vii)	any Financial Indebtedness incurred in connection with the Hedging Agreements and any other hedging arrangements permitted or not prohibited by this Agreement;

(viii)	any deposits or prepayments constituting Financial Indebtedness received by any member of the Bank Group from a customer or subscriber for its services;

(ix)	any Financial Indebtedness owing by any member of the Bank Group being Management Fees or management, consultancy or similar fees payable to another member of the Bank Group in respect of which payment has been deferred;

(x)	any Financial Indebtedness being Permitted Payments in respect of which payment has been deferred;

(xi)	any Financial Indebtedness of a company which is acquired by a member of the Bank Group after the date hereof as an acquisition permitted by Clause 23.12 (Acquisitions and mergers) where such Financial Indebtedness existed at the date of completion of such Permitted Acquisition provided that the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition (subject to the accrual of interest);

(xii)	any Financial Indebtedness of any member of the Bank Group, in respect of which the person or persons to whom such Financial Indebtedness is or may be owed has or have no recourse whatever to any member of the Bank Group for any payment or repayment in respect thereof, provided that:

(A)	the extent of such recourse to such member is limited solely to the amount of any recoveries made on any such enforcement;

(B)	such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Bank Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Bank Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Relevant Finance Documents have been repaid or paid in full; and

(C)	the aggregate outstanding amount of all such Financial Indebtedness of all members of the Bank Group does not exceed £100,000,000 (or its equivalent in other currencies);

(xiii)

any Financial Indebtedness of any member of the Bank Group (other than any Obligor) constituting Financial Indebtedness to all the holders (or their Associated Companies) of the share capital of any such member of the Bank Group on a basis that is substantially proportionate to their interests in such share capital (with any disproportionately large interest received by any member of the Bank Group or any disproportionately small interest received by any person other than a member of the Bank Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Financial Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Financial Indebtedness shall only be made to each such holder (A) in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by any member of the Bank Group or any disproportionately small interest received by any person other than a member of the Bank Group, in each case relative to its interests in such share capital, for this purpose) and (B) only on and in connection with the liquidation or winding up (or equivalent) of such member of the Bank Group;

(xiv)	any Financial Indebtedness arising as a result of any cash pooling arrangements in the ordinary course of the Bank Group’s banking business to which any member of the Bank Group is a party;

(xv)	Financial Indebtedness arising in respect of:

(A)	the existing subordinated unsecured guarantees given by the Company and Intermediate Holdco in respect of the Existing High Yield Notes;

(B)	any subordinated unsecured guarantee granted by the Company and/or Intermediate Holdco in respect of any Additional High Yield Notes in accordance with paragraph (e) of the definition of Additional High Yield Notes, provided that no Default or Event of Default is outstanding or occurs as a result of the issuance of such Additional High Yield Notes;

(C)	any subordinated unsecured guarantee granted by the Company and/or Intermediate Holdco in respect of any High Yield Refinancing in accordance with paragraph (c) of the definition of High Yield Refinancing, provided that no Default or Event of Default is outstanding or occurs as a result of such High Yield Refinancing; and

(D)	any Senior Secured Notes and any guarantee in respect of any Senior Secured Notes given by any member of the Bank Group that is an Obligor;

(xvi)	Financial Indebtedness arising in relation to either an Asset Passthrough or a Funding Passthrough;

(xvii)

Financial Indebtedness arising in respect of any guarantee given by the Company or Intermediate Holdco in respect of the relevant borrower’s obligations under any Parent Debt, provided that any such guarantee is given on a subordinated unsecured basis and is subject to the terms of the HYD Intercreditor Agreement, the Group Intercreditor Agreement or any other applicable intercreditor agreement in form satisfactory to the Facility Agent and further provided that no Default or Event of Default is outstanding or occurs as a result of such Parent Debt being raised or issued;

(xviii)	Financial Indebtedness arising under (A) Finance Leases (B) sale and leaseback arrangements or (C) Vendor Financing Arrangements, to the extent that such Finance Leases, arrangements and/or Vendor Financing Arrangements (x) comprise Existing Vendor Financing Arrangements or any refinancing or rollover thereof, or (y) comprise Finance Leases, arrangements and/or Vendor Financing Arrangements entered into after the Signing Date, provided that in the case of clauses (x) and (y) the aggregate principal amount thereof does not at any time exceed the greater of (1) £250,000,000 plus the principal amount of such Finance Leases, sale and leaseback arrangements and Vendor Financing Arrangements outstanding on the Signing Date and (2) the amount that could be incurred so that the ratio of Senior Net Debt to annualised EBITDA (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) is equal to, or less than, 4.50:1.00 (rounded to the second decimal number); and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Security Interest other than over the assets the subject of such Vendor Financing Arrangements and/or Finance Leases;

(xix)	Financial Indebtedness relating to deferral of PAYE taxes with the agreement of H.M. Revenue & Customs by any member of the Bank Group;

(xx)	Financial Indebtedness arising in respect of any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Bank Group to the extent that cash is deposited as security for the obligations of such member of the Bank Group thereunder;

(xxi)	Financial Indebtedness of any Asset Securitisation Subsidiary incurred solely to finance any asset securitisation programme or programmes or one or more receivables factoring transactions otherwise permitted by Clause 23.11(b)(xvi) (Disposals);

(xxii)	Financial Indebtedness arising under tax-related financings designated in good faith as such by prior written notice from the Company to the Facility Agent, provided that the aggregate principal amount of such Financial Indebtedness outstanding at any time does not exceed £500,000,000;

(xxiii)

Financial Indebtedness which constitutes Subordinated Funding provided that each Obligor that is a debtor in respect of Subordinated Funding shall (and the Company shall procure that each member of the Bank Group that is a debtor in respect of Subordinated Funding shall)

procure that the relevant creditor of such Subordinated Funding, to the extent not already a party at the relevant time, accedes to the Group Intercreditor Agreement and the HYD Intercreditor Agreement, as appropriate, in such capacity, upon the granting of such Subordinated Funding;

(xxiv)	Financial Indebtedness of any Obligor, provided that the ratios (after giving effect to the incurrence of any such Financial Indebtedness pursuant to this paragraph (xxiv) and the ultimate use of proceeds thereof and giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) on the Quarter Date prior to any such incurrence (i) would not exceed a Senior Net Debt to Annualised EBITDA ratio of 4.50:1 and (ii) would not exceed a Total Net Debt to Annualised EBITDA ratio of 5.50:1; and

(xxv)	any Financial Indebtedness constituting a Permitted Transaction;

(xxvi)	any Financial Indebtedness reasonably necessary to effect any UPC Ireland Share Acquisition;

(xxvii)	any Financial Indebtedness which is incurred on a second lien ranking basis provided that:

(A)	(other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1; and

(B)	such Financial Indebtedness is subject to intercreditor arrangements on terms satisfactory to the Company, the Facility Agent and the Security Trustee (in each case, acting reasonably) and, where the rights of the holders of such Financial Indebtedness will be contractually subordinated to the rights of the Lenders, on terms comparable to the intercreditor agreement precedent most recently entered into by an Affiliate of the Company prior to the incurrence of such Financial Indebtedness which provides for a second lien financing (as amended from time to time) or, at the option of the Company, on terms comparable to the All3Media Intercreditor Agreement (as amended from time to time up until the date of the Additional Facility I Accession Deed between, among others, the Company and the Facility Agent) with such adjustments and amendments as agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case);

(xxviii)

Financial Indebtedness incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Financial Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the incurrence of such Financial Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xxix)	Financial Indebtedness arising from (A) facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (B) daylight exposures of any member of the Bank Group in respect of banking and treasury arrangements entered into in the ordinary course of business;

(xxx)	Financial Indebtedness incurred under borrowing facilities provided by a special purpose vehicle note issuer to a member of the Bank Group in connection with the issuance of notes intended to be supported primarily by the payment obligations of any member of the Bank Group in connection with any vendor financing platform otherwise permitted under this Agreement;

(xxxi)	any Financial Indebtedness incurred pursuant to a Permitted Financing Action;

(xxxii)	any Financial Indebtedness with any Affiliate reasonably required to effect or consummate any Post-Closing Reorganisation; and

(xxxiii)	any other Financial Indebtedness in addition to the Financial Indebtedness falling within paragraphs (i) to (xxxii) above or as otherwise permitted as a Permitted Transaction not exceeding at any time more than the greater of:

(A)	£330,000,000 in aggregate (or its equivalent); and

(B)	three per cent. of Total Assets,

and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis only the net amount of such facility shall count towards such aggregate amount.

(c)	In the event that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness described in Clause 23.13(b) (Restrictions on Financial Indebtedness), the Company, in its sole discretion, shall classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness described in such paragraphs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness, in any manner that complies with this covenant.

23.14	Restricted Payments

(a)	Each Obligor will not, and the Company will procure that no member of the Bank Group will, make any Restricted Payments other than Permitted Payments.

(b)	As used herein, a “Restricted Payment” means, in each case whether in cash, securities, property or otherwise:

(i)	any direct or indirect distribution, dividend or other payment on account of any class of its share capital or capital stock or other securities;

(ii)	any payment of principal of, or interest on, any loan;

(iii)	any transfer of assets, loan or other payment; or

(iv)	any transfer of tax losses (provided that the amount of such tax losses shall be deemed reduced by any payment received by a member of the Bank Group from any Restricted Person for such tax losses), in the case of each of (i), (ii) and (iii), to a Restricted Person.

(c)	As used herein, a “Permitted Payment” means any distribution, dividend, transfer of assets, loan or other payment:

(i)	in respect of a Permitted Transaction, a Permitted Acquisition or a Permitted Disposal;

(ii)	by way of a payment in connection with any earn out;

(iii)	in relation to any tax losses received by any member of the Bank Group from any member of the Wider Group that is not a member of the Bank Group provided that such payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Bank Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilised by any member of the Bank Group;

(iv)	to fund the purchase of any management equity which is subsequently transferred to other or new management (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management;

(v)	required in connection with any UPC Ireland Share Acquisition;

(vi)	to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Bank Group;

(vii)	by way of payment of Management Fees (A) which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person or (B) of up to the greater of £15,000,000 and 0.5 per cent. of Total Assets in any financial year provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(viii)	by way of transfer of tax losses or payment of principal or interest on Subordinated Funding or by way of loan, distributions, dividends, repayment of a loan, redemption of loan stock or other payments paid by any member of the Bank Group provided that:

(A)	the ratio of Senior Net Debt to Annualised EBITDA is 4.00:1 or less prior to such transfer of tax losses or the making of the relevant payment and will be 4.00:1 or less after such transfer of tax losses or the relevant payment has been made and after giving effect to the transactions, if any, to be completed using the proceeds of such payment; and

(B)	no Default has occurred and is continuing or would occur as a result of such payment;

(ix)	by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Clause 23.12 (Acquisitions and mergers);

(x)	to the extent required for the purpose of making payments to:

(A)	the indenture trustee for the Existing High Yield Notes in respect of High Yield Trustee Amounts (as such term is defined in the HYD Intercreditor Agreement);

(B)	for the purpose of making payments in respect of any similar amounts to the indenture trustee in respect of any High Yield Refinancing or any Additional High Yield Notes; or

(C)	for the purpose of making payments in respect of any similar amounts to the indenture trustee in respect of any Senior Secured Notes issued by the Parent or a SSN Finance Subsidiary of the Parent;

(xi)	at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by the HYD Intercreditor Agreement (including clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date) thereof), the Group Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement;

(xii)	to the extent such distribution, dividend, transfer of assets, loan or other payment is in respect of a nominal amount;

(xiii)	for payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any member of the Bank Group (or, for the purposes of paragraph (E) below, Virgin Media Inc.) and to the extent required:

(A)	by the terms of the Relevant Finance Documents;

(B)	by the terms of the Senior Secured Notes Documents;

(C)	by the terms of any Parent Debt (or, in each case, any guarantee of the obligations thereunder);

(D)	by the terms of any Hedging Agreement to the extent such payment is not prohibited by the Group Intercreditor Agreement;

(E)	by the terms of the Convertible Senior Notes, but only to the extent necessary to service scheduled interest payments thereunder, or

(F)	for the purposes of implementing any Content Transaction or Business Division Transaction;

(xiv)	made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Bank Group in connection with, an asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 23.11(b)(xvi) (Disposals);

(xv)	made pursuant to and in accordance with the Tax Cooperation Agreement, provided that a copy of the certification or filings referred to in Clause 5 (Documentary Credits) of the Tax Cooperation Agreement, as the case may be, shall have been provided to the Facility Agent not less than five Business Days before such payment is to be made and provided always that immediately prior to and immediately after such payment, (i) the Senior Net Debt to Annualised EBITDA ratio does not exceed 4.50:1 and (ii) the Total Net Debt to Annualised EBITDA ratio does not exceed 5.50:1, in each case, after giving effect to such payment;

(xvi)	or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded solely from cash generated by entities outside of the Bank Group;

(xvii)	or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Wider Group (other than a member of the Bank Group), provided that:

(A)	an amount equal to such payment is reinvested by such member of the Wider Group (other than a member of the Bank Group) into a member of the Bank Group within three days of receipt thereof;

(B)	the aggregate principal amount of such payments and reinvested amounts at any one time does not exceed an amount equal to £300,000,000; and

(C)	to the extent any such payments are made in cash, any re-invested amounts are also made in cash provided that any such re-invested amounts shall be in the form of Subordinated Funding, equity or the repayment of an intercompany loan or advance;

(xviii)	in an amount of up to the greater of £200,000,000 and two per cent. of Total Assets from the cash proceeds of a Content Transaction provided always that no Event of Default has occurred or is continuing or would result following such payment;

(xix)	in an amount to enable any Holding Company of a member of the Bank Group to pay taxes that are formally due by such Holding Company but which are allocable to (A) the Bank Group and are due by such Holding Company as a result of the Bank Group being included in a fiscal unity (for corporate income and/or VAT purposes) with such Holding Company or (B) acting as a holding and/or financing company of the Bank Group;

(xx)	by way of payment to the Parent and any Permitted Affiliate Holdco of any amounts outstanding in relation to Subordinated Funding the proceeds of which are used by such person in connection with the refinancing of Parent Debt provided that concurrently with such payment such person advances directly or indirectly new Subordinated Funding to an Obligor in an amount equal to or greater than the outstanding amount of the Subordinated Funding discharged;

(xxi)	contemplated by a Regulatory Authority Disposal;

(xxii)	by way of payment to any direct or indirect shareholder of the Parent or any direct or indirect shareholder of any Permitted Affiliate Parent for all of its out-of-pocket expenses incurred in connection with its direct or indirect investment in the Parent or any Permitted Affiliate Parent and any of their Subsidiaries;

(xxiii)	to fund the payment of Holding Company Expenses;

(xxiv)	for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Holdco or any Permitted Affiliate Holdco;

(xxv)	made with the prior consent of the Instructing Group;

(xxvi)	in an amount of up to the Credit Facility Excluded Amount provided that:

(A)	no breach of this Clause 23.14 (Restricted Payments) shall occur as a result of a decrease in Annualised EBITDA after any such distribution, dividend, transfer of assets, loan or other payment has been made; and

(B)	if an amount equal to the Credit Facility Excluded Amount in respect of any prior Ratio Period has been the subject of a distribution, dividend, transfer of assets, loan or other payment under this paragraph (xxvi), no further distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xxvi) until there is an increase in Annualised EBITDA in respect of any subsequent Ratio Period (the “Incremental EBITDA Amount”) such that it is above the level of Annualised EBITDA at the time when the most recent distribution, dividend, transfer of assets, loan or other payment was made under this paragraph (xxvi), in which case an amount equal to 0.25 multiplied by the Incremental EBITDA Amount for such Ratio Period may be the subject of a distribution, dividend, transfer of assets loan or other payment under this paragraph (xxvi) provided that if at any time after a Permitted Payment is made under paragraph (xxvi) a Permitted Credit Facility is prepaid or repaid in full or in part, a distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xxvi) in an amount equal to (x) if in full, the Credit Facility Excluded Amount; and (y) if in part, the lower of an amount equal to (i) the Credit Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment referred to above, in each case, at any time after the date of such repayment and notwithstanding any further Advance under a Permitted Credit Facility is made (including, in the case of a revolving facility, by way of Rollover Advance at the time of such repayment);

(xxvii)	Receivables Fees;

(xxviii)

any purchase of receivables pursuant to any obligation of a seller of receivables in an asset securitisation programme or receivables factoring transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller in connection with an asset securitisation programme or receivables factoring transaction;

(xxix)	any payment for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of the Company or a Permitted Affiliate Parent;

(xxx)	any payment made in connection with any start-up financing or seed funding provided that any such payments shall not exceed an aggregate value equal to the greater of (i) £25,000,000 and (ii) one per cent. of Total Assets;

(xxxi)	payments under commercial contracts entered into in the ordinary course of business between a member of the Bank Group and a Restricted Person provided that such contracts are on arm’s-length terms or on a basis that senior management of that member of the Bank Group reasonably believes allocates costs fairly;

(xxxii)	any distributions (including by way of dividend) to a Parent Entity consisting of cash, any equity interests, property or other assets of any member of the Bank Group that is, in each case held by that member of the Bank Group for the sole purpose of transferring such cash, equity interest, property or other assets to another member of the Bank Group;

(xxxiii)	payments to finance investments or other acquisitions by any Parent Entity or any Affiliate of a Parent Entity (other than a member of the Bank Group) which would otherwise be permitted to be made under Clause 23.12 (Acquisitions and mergers) or Clause 23.15 (Loans and guarantees) of this Agreement if made by a member of the Bank Group provided that: (i) such payments shall be made within 120 days of the closing of such investment or other acquisition, (ii) such Parent Entity or Affiliate of a Parent Entity shall prior to or promptly following the date of such payment, cause (A) all property acquired (whether assets or equity interests) to be contributed to a member of the Bank Group or (B) the merger, amalgamation, consolidation or sale of the person formed or acquired into a member of the Bank Group in a manner not prohibited by this Agreement in order to consummate such investment or acquisition and (iii) such Parent Entity or Affiliate of a Parent Entity receives no consideration or other payment in connection with such transaction other than if such consideration or other payment from a member of the Bank Group is otherwise a Permitted Payment;

(xxxiv)	in relation to any tax losses received by any member of the Bank Group from any member of the Wider Group that is not a member of the Bank Group provided that such payments shall only be made in relation to such tax losses in an amount not exceeding, in any financial year, the greater of £200,000,000 and two per cent. of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year);

(xxxv)	any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Permitted Financing Action;

(xxxvi)	any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Post-Closing Reorganisation; or

(xxxvii)	any other distribution, dividend, transfer of assets, loan, other payment or transfer of tax losses not falling within paragraphs (i) to (xxxvi) above and not exceeding at any time, in an aggregate amount, more than the greater of:

(A)	£250,000,000 in aggregate (or its equivalent); and

(B)	three per cent. of Total Assets.

(d)	In the event that a Permitted Payment meets the criteria of more than one of the categories described in paragraphs (c)(i) to (c)(xxxvii), the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in this Clause 23.14(d) (Restricted Payments).

(e)	The restriction contained in paragraph (a) on the payment by any member of the Bank Group of Management Fees shall cease to apply during such period as the applicable ratio of Senior Net Debt to Annualised EBITDA is 4.00:1 (or less), provided that no Management Fees may be paid by any member of the Bank Group at any time after a Relevant Event has occurred or if a Relevant Event would result from such payment.

23.15	Loans and guarantees

Without the prior consent of the Instructing Group, each Obligor will not, and the Company will procure that no member of the Bank Group will make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:

(a)	loans from a member of the Bank Group to another member of the Bank Group or loan notes issued by one member of the Bank Group and held by another member of the Bank Group;

(b)	any credit given by a member of the Bank Group to another member of the Bank Group which arises by reason of cash pooling, set off or other cash management arrangements of the Bank Group or other credits relating to services performed or allocation of expenses;

(c)	as permitted by Clause 23.13 (Restrictions on Financial Indebtedness);

(d)	normal trade credit in the ordinary course of business;

(e)	guarantees given:

(i)	under the Finance Documents;

(ii)	by any Obligor in respect of the liabilities of another Obligor;

(iii)	by a member of the Bank Group in respect of the liabilities of an Obligor; or

(iv)	by a member of the Bank Group (which is not an Obligor) in respect of the liabilities of another member of the Bank Group (which is not an Obligor);

(v)	by an Obligor in respect of the liabilities of any other member of the Bank Group to the extent that such liabilities could have been incurred by such Obligor directly without breaching this Agreement; or

(vi)	by an Obligor in respect of the liabilities of any other member of the Bank Group which is not an Obligor provided that that other member of the Bank Group must become an Acceding Guarantor in accordance with Clause 25.3 (Acceding Guarantors) within 30 days of the granting of the guarantee made pursuant to this paragraph (vi); or

(f)	to the extent that the same constitute Permitted Payments or a Permitted Disposal (not being a Permitted Disposal of cash or cash equivalents);

(g)	loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a “Lending Transaction”) from a member of the Bank Group, in connection with an acquisition by that member which is permitted by Clause 23.12 (Acquisitions and mergers), to the relevant person being acquired or one or more of its Subsidiaries, provided that:

(i)	no Lending Transaction may have a term longer than 12 months (including any extensions or refinancings of the original Lending Transaction); and

(ii)	the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Bank Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favour of the person acquired or its Subsidiaries) shall not exceed £330,000,000 at any time;

(h)

Lending Transactions from a member of the Bank Group to any person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Funding provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all Facilities under this Agreement or pursuant to Clause 22.4 (Cure provisions) or otherwise); and

(i)	the Existing Loans including any loan made under binding commitments in effect on the Signing Date (an “Investment”) provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the Signing Date in reliance on this paragraph (i) (except with respect to accrual or capitalisation of interest) other than:

(i)	as required by the terms of the Investment in existence on the Signing Date; or

(ii)	as otherwise permitted under this Agreement;

(j)	any loans or credit granted:

(i)	in accordance with Clause 23.12 (Acquisitions and mergers); and

(ii)	by a SSN Finance Subsidiary as contemplated in the definition of “SSN Finance Subsidiary” or the on-lending by any Parent Entity to the Company of the proceeds of an issuance of Senior Secured Notes;

(k)	any loans made by any member of the Bank Group to its employees either:

(i)	in the ordinary course of its employees’ employment; or

(ii)	to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Group,

provided that the aggregate principal amount of all such loans shall not at any time exceed £10,000,000 (or its equivalent in other currencies);

(l)	any loan made by a member of the Bank Group pursuant to either an Asset Passthrough or a Funding Passthrough;

(m)	any loan made by a member of the Bank Group to a member of the Wider Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used:

(i)	to make payments to the High Yield Trustee in respect of High Yield Trustee Amounts (as such terms are defined in the HYD Intercreditor Agreement) in respect of the Existing High Yield Notes;

(ii)	to make equivalent payments to those specified in paragraph (i) above in respect of any High Yield Refinancings or in respect of any Additional High Yield Notes;

(iii)	to make payments under the Senior Secured Notes Documents;

(iv)	provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to fund Permitted Payments; or

(v)	at any time after the occurrence of an Event of Default, to fund Permitted Payments to the extent not prohibited by the HYD Intercreditor Agreement, the Group Intercreditor Agreement or a Supplemental HYD Intercreditor Agreement;

(n)	credit granted by any member of the Bank Group to a member of the Wider Group, where the Financial Indebtedness outstanding thereunder relates to Intra-Group Services in the ordinary course of business;

(o)	any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Clause 23.12 (Acquisitions and mergers);

(p)	any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Clause 23.11 (Disposals);

(q)	any guarantees or similar undertakings granted by any member of the Bank Group in favour of H.M. Revenue & Customs in respect of any obligations of Virgin Media (UK) Group, Inc. in respect of UK tax in order to facilitate the winding up of Virgin Media (UK) Group, Inc. provided that the Facility Agent shall have first received confirmation from the Company that based on discussions with H.M. Revenue & Customs and the Company’s reasonable assumptions, the Company does not believe that the liability under such guarantee will exceed £15,000,000 (such confirmation to be supported by a letter from the Company’s auditors for the time being, confirming that based on the Company’s calculations of such tax liability the Company’s confirmation is a reasonable assessment of such tax liability);

(r)	any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;

(s)	a loan made or a credit granted to a Joint Venture to the extent permitted under Clause 23.12(a)(iv) (Acquisitions and mergers);

(t)	any loans or guarantees relating to Excess Capacity Network Services provided that the price payable to any member of the Bank Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(u)	liquidity loans of a type which is customary for asset securitisation programmes or other receivables factoring transactions, provided in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 23.11(b)(xvi) (Disposals);

(v)	any counter guarantee in relation to a rental guarantee;

(w)	any loans and guarantees entered into in respect of a Permitted Transactions;

(x)	any loans or other credit made available to Asset Securitisation Subsidiaries and any notes issued by, and other amounts payable over time, by a purchaser of receivables in relation to any asset securitisation programme or receivables factoring transaction using a deferred purchase price structure including amounts payable pursuant to financing or operating leases;

(y)	other than in respect of Financial Indebtedness, guarantees given by persons or undertakings acquired pursuant to a Permitted Acquisition;

(z)	any deferred consideration on Permitted Disposals up to 25 per cent. of the sale consideration;

(aa)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the relevant member of the Bank Group;

(bb)	loans made, credit granted or guarantees given or the entry into any transaction having the effect of lending money by any member of the Bank Group to any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(cc)	loans made, credit granted, guarantees given or the entry into any transaction having the effect of lending money by any member of the Bank Group constituting (i) facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of any member of the Bank Group in respect of banking and treasury arrangements entered into in the ordinary course of business;

(dd)	loans made in connection with any start-up financing or seed funding provided that any such loans shall not exceed an aggregate value equal to the greater of (i) £25,000,000 and (ii) one per cent. of Total Assets; and

(ee)	loans made, credit granted or guarantees given by any member of the Bank Group not falling within paragraphs (a) to (dd) above, in an aggregate amount not exceeding the greater of £100,000,000 (or its equivalent in other currencies) and two per cent. of Total Assets outstanding at any time.

23.16	Insurance

Each Obligor shall (and the Company shall procure that each member of the Bank Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Obligor or member of the Bank Group with either a Captive Insurance Company or a reputable underwriter or insurance company except to the extent disclosed in the Wider Group’s public disclosure documents or to the extent that the failure to so insure does not have or is not reasonably likely to have a Material Adverse Effect.

23.17	Intellectual Property Rights

Except as otherwise permitted by this Agreement, each Obligor will, and the Company will procure that each member of the Bank Group will:

(a)	make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Bank Group and which are material to the conduct of the business of the Bank Group as a whole from time to time;

(b)	take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above) and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or not be reasonably likely to have a Material Adverse Effect;

(c)	ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or not be reasonably likely to have a Material Adverse Effect;

(d)	not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)	pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Bank Group as a whole from time to time.

23.18	Share capital

Each Obligor will not, and the Company will procure that no member of the Bank Group (other than in respect of such other members of the Bank Group in order to permit a solvent reorganisation permitted under Clauses 23.12(a)(iv) (Acquisitions and mergers) or a solvent liquidation permitted under Clause 23.31 (Internal Reorganisation)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except (a) to the extent the same constitutes a Permitted Transaction, (b) where all of the share capital of such member of the Bank Group is held by one or more other members of the Bank Group, (c) in respect of a nominal amount, or (d) to the extent the same constitutes a Permitted Payment or in the case of members of the Bank Group other than the Obligors, is otherwise permitted by Clause 23.14 (Restricted Payments).

23.19	Intentionally Left Blank

23.20	Intentionally Left Blank

23.21	Constitutive documents

Each Obligor will not, and the Company will procure that no member of the Bank Group will, amend its constitutive documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Bank Group granted to the beneficiaries under the Security Documents.

23.22	ERISA

(a)	Each Obligor will, and the Company will procure that each member of the Bank Group will, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

(b)	Each Obligor must (and will procure that its Subsidiaries that are member of the Bank Group will) promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(c)	No Obligor or any of its ERISA Affiliates may or is required to make any payment or contribution with respect to any Plan.

(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(e)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.

23.23	Pension Plans

(a)	The Company shall use reasonable endeavours to ensure that all pension plans maintained and operated by it or any member of the Bank Group, generally for the benefit of employees of any member of the Bank Group are maintained and operated and have been valued by an actuary appointed by the Company in accordance with all applicable laws, if any, from time to time and that the employer contributions are assessed and paid in all material respects in accordance with the governing provisions of such schemes and all laws applicable thereto, in each case, save to the extent that any failure to do so does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	Without prejudice to the generality of Clause 23.23(a) (Pension Plans):

(i)	the Company shall ensure that, except for the NTL Pension Plan and the NTL 1999 Pension Scheme (the “UK DB Schemes”), each UK Pension Scheme is, or has at any time been, a money purchase scheme as defined in s181 of the Pension Schemes Act 1993) and no member of the Wider Group is, for the purposes of either s38 or s43 of the Pensions Act 2004, connected with or an associate of any employer of an occupational pension scheme which is not a money purchase scheme;

(ii)	each Participating Employer shall ensure that, in relation to each UK Pension Scheme, no action or omission is taken or omitted to be taken by it and no circumstances or event within its control is permitted to occur which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, any statutory debt arising on any Participating Employer under the Pensions Act 1995 (or any regulations made under it) or, in the case of any UK DB Scheme, the issue of a Financial Support Direction or Contribution Notice to any member of the Wider Group);

(iii)	the Company shall promptly notify the Facility Agent of any change in the rate of contributions to any UK DB Schemes, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise which would reasonably be expected to have a Material Adverse Effect;

(iv)	each Obligor shall immediately notify the Facility Agent of any investigation or proposed investigation by the Pensions Regulator which it has been informed may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any member of the Bank Group;

(v)	each Obligor shall immediately notify the Facility Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator; and

(vi)	the Company shall procure that each member of the Bank Group shall ensure that all Foreign Pension Plans administered by them or into which they make payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws, in the case of each of the foregoing, except where the failure to do any of the foregoing will not have a Material Adverse Effect.

23.24	“Know your client” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with “know your client” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Relevant Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Relevant Finance Documents.

(c)	The Company shall, by not less than 5 Business Days prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Acceding Obligor pursuant to Clause 25 (Acceding Group Companies).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Acceding Obligor obliges the Facility Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Acceding Obligor.

23.25	Intentionally Left Blank

23.26	Further Assurance

(a)	The Parent and each Obligor shall (and the Company shall procure that each member of the Bank Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Trustee may require for the purpose of complying with the provisions of paragraph (b) below and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)	The Company shall:

(i)	within 60 days after the Closing Date, ensure that sufficient members of the Bank Group shall become a party to this Agreement as an Obligor so as to satisfy the 80% Security Test, as tested by reference to the Original Financial Statements, and, thereafter, subject to the proviso below and except as otherwise provided in this Clause 23.26 (Further Assurance), procure that the 80% Security Test is satisfied at the end of each financial year starting with the financial year ending 31 December 2013 where such test is calculated by reference to the annual financial information relating to the Bank Group most recently delivered pursuant to Clause 23.2 (Financial information) and certified in the relevant compliance certificate accompanying the same;

(ii)	ensure that any member of the Bank Group who gives a guarantee in respect of the Senior Secured Notes shall also become a Guarantor hereunder;

(iii)	procure that in relation to any member of the Bank Group which becomes a Borrower for the purposes of this Agreement, any Holding Company of that Borrower that is a member of the Bank Group shall also become a Guarantor hereunder; and

(iv)

subject to any Security Interests permitted under Clause 23.8 (Negative pledge) and Clause 42.7 (Release of Guarantees and Security) procure that each member of the Bank Group which, after the Closing Date, becomes a party to this Agreement as an Obligor if required to satisfy the 80% Security Test shall have delivered to the Security Trustee on or prior to the date of its accession to this Agreement as an Obligor, one or more Security Documents granting security over assets in accordance with the 80% Security Test other than any shares in, receivables owed by or any other interest in any Bank Group Excluded Subsidiary, Project Company or Joint Venture, or which the Security Trustee agrees may be excluded from the Security granted under the Security Documents (provided that the Security Trustee shall not agree to exclude any asset of an Obligor from the Security where the net book value of such asset exceeds £10,000,000 (or its equivalent in other currencies) without the prior consent of the Instructing Group (not to be unreasonably withheld or delayed)).

(c)	A breach of paragraph (b) above shall not constitute a Default if:

(i)	one or more members of the Bank Group become Obligors in accordance with Clause 25.2 (Acceding Borrowers) or Clause 25.3 (Acceding Guarantors), as applicable, within 10 Business Days of the delivery of a compliance certificate by the Borrower demonstrating that the 80% Security Test is not satisfied; and

(ii)	the Facility Agent (acting reasonably) is satisfied that the 80% Security Test would have been satisfied at the end of the relevant financial year if such compliance certificate had been prepared on the basis that such members of the Bank Group had been Obligors as at that date.

(d)	In relation to any provision of this Agreement which requires the Obligors or any member of the Bank Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Relevant Finance Parties, the Security Trustee agrees to execute, as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(e)	At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Trustee may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

(f)	For the purposes of determining whether the 80% Security Test is satisfied at any time under this Agreement other than at the end of a financial year pursuant to Clause 23.26(b) (Further Assurance) or for purposes of determining whether the 80% Security Test would be satisfied after a disposal or other transaction is consummated or to determine whether assets are required to remain or become subject to Security in order to comply with the 80% Security Test pursuant to Clause 23.26(b)(i) (Further Assurance) or otherwise,

(i)

the 80% Security Test shall be applied using the financial statements in respect of the Financial Quarter immediately preceding the Testing Date (and in the case of Clause 23.26(g) (Further Assurance), including the financial information delivered pursuant to Clause 25.1 (Permitted Affiliate Group Designation), adjusted pro forma for the transaction (which, in the case of Clause 23.26(g) (Further Assurance) means the designation of the Permitted Affiliate Parent as a Borrower and/or a Guarantor and the inclusion of the Subsidiaries of the Permitted Affiliate Parent as members of the Bank Group in the manner set of out Clause 25.1 (Permitted Affiliate Group Designation)) for which the 80% Security Test is being tested and any other transactions that took place after the end of such Financial Quarter that also required the satisfaction of the 80% Security Test; and

(ii)	any member of the Bank Group which (A) is not an Obligor or (B) has not granted Security over assets in accordance with the 80% Security Test, each in favour of the Security Trustee in accordance with this Clause, shall be excluded from the numerator (but not the denominator) in the determination of whether members of the Bank Group generating not less than 80% of Annualised EBITDA have acceded as Guarantors for purposes of the 80% Security Test.

(g)	On or prior to the date falling 60 Business Days from any Permitted Affiliate Group Designation Date, the Company shall deliver to the Facility Agent a certificate signed by an authorised signatory of the Company confirming that the 80% Security Test (calculated on a combined basis (in accordance with paragraph (f) above) across the Bank Group (as existing immediately prior to the Permitted Affiliate Group Designation Date) and the Permitted Affiliate Parent and its Subsidiaries) is satisfied.

23.27	Content Transaction

(a)	Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilisation of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Relevant Finance Document, provided that:

(i)	the cash proceeds of any Content Transaction are applied in accordance with Clause 12 (Mandatory Prepayment and Cancellation);

(ii)	after giving pro forma effect for such Content Transaction, (i) the Senior Net Debt to Annualised EBITDA ratio does not exceed 4.50:1 and (ii) the Total Net Debt to Annualised EBITDA ratio does not exceed 5.50:1; and

(iii)	at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.

(b)	Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

23.28	High Yield Notes

Save to the extent expressly permitted under the terms of the HYD Intercreditor Agreement and, if applicable, any Supplemental HYD Intercreditor Agreement,

without the consent of an Instructing Group, the Parent will not agree any amendment to the Existing High Yield Notes which brings forward the final maturity earlier than the then latest Final Maturity Date at the time of such amendment.

23.29	SSN Finance Subsidiary Covenants

No SSN Finance Subsidiary shall trade, carry on any business, own any material assets or incur any material liabilities except for:

(a)	effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds thereof as contemplated in the definition of “SSN Finance Subsidiary”;

(b)	intergroup debit balances, intergroup credit balances and other credit balances in bank accounts and cash, provided that any intergroup credit balances owed to any SSN Finance Subsidiary by an Obligor shall be:

(i)	subject to Security;

(ii)	to the extent applicable, subject to the provisions of the HYD Intercreditor Agreement or the Group Intercreditor Agreement;

(c)	any rights and liabilities arising under the Relevant Finance Documents, any Senior Secured Notes Documents or any High Yield Notes;

(d)	having rights and liabilities under any Hedging Agreements entered into other than for speculative purposes, it being acknowledged by the parties to this Agreement that hedging of actual or reasonably anticipated interest rate and/or foreign exchange rate exposure shall not constitute speculative purposes;

(e)	incurring liabilities for or in connection with Tax Liabilities or arising by operation of law; and

(f)	in respect of any service contracts for any directors or employees.

23.30	No Amendments

(a)	No Obligor shall (and the Company shall procure that no member of the Bank Group shall) amend the Tax Cooperation Agreement (to the extent it is a party thereto) or its constitutional documents, in each case, in a manner which could reasonably be expected to have a Material Adverse Effect.

(b)	The Company shall procure that, except as permitted by the HYD Intercreditor Agreement and the Group Intercreditor Agreement, no amendment is made to the Existing High Yield Notes or, any Additional High Yield Notes or any Senior Secured Notes (including, in each case as applicable, the terms of the guarantees given in respect thereof), in each case in a manner which could reasonably be expected to have a Material Adverse Effect, other than with the prior written consent of the Instructing Group or where required by law.

23.31	Internal Reorganisations

(a)	Neither any Obligor nor the Parent (for these purposes, a “Predecessor Obligor”) shall, without the prior written consent of the Instructing Group, liquidate on a solvent basis any Borrower, any Obligor that is a Material Subsidiary, the Company, Intermediate Holdco or Virgin Media Secured Finance PLC (a “Solvent Liquidation”) unless:

(i)	on or prior to the Solvent Liquidation, an entity (the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)	the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is either:

(A)	an existing Obligor; or

(B)	a Subsidiary of the Company or any Permitted Affiliate Parent that is entitled to become (and subsequently does become) an Obligor in accordance with the provisions of Clause 25.2 (Acceding Borrowers) or Clause 25.3 (Acceding Guarantors);

(iii)	the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)	to the extent previously provided in respect of the shares or the assets of the Predecessor Obligor, the Relevant Finance Parties are granted a first ranking security interest over the shares and/or assets of the Successor Entity (but only, in the case of any Predecessor Obligor other than the Company, to the extent required in order to comply with the 80% Security Test);

(v)	no Event of Default has occurred and is continuing or would arise from the Liquidation Transfer or the Solvent Liquidation; and

(vi)	immediately after the Solvent Liquidation, the following documents are delivered to the Facility Agent each in a form previously approved by the Facility Agent (acting on the instructions of the Instructing Group):

(A)	copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(B)	copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Liquidation (as applicable);

(C)	copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(D)	a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(E)	the legal opinion from the Successor Entity’s counsel confirming (1) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (2) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Relevant Finance Document to which it is a party and (3) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

(b)	The solvent liquidation, dissolution or other reorganisation of any member of the Bank Group (other than any Borrower, the Company, Intermediate Holdco and Virgin Media Secured Finance PLC) shall be permitted provided that any payments or assets distributed as a result of such solvent liquidation, dissolution or other reorganisation are distributed to other members of the Bank Group.

23.32	Undertakings in Respect of the Group Intercreditor Agreement

The Company shall not, without the consent of the Facility Agent (acting on the instructions of the Instructing Group), (a) designate any liabilities, other than any Senior Secured Notes or any other Financial Indebtedness permitted to be (i) incurred under Clause 23.13 (Restrictions on Financial Indebtedness) and (ii) secured pursuant to Clause 23.8 (Negative pledge), as “New Senior Liabilities” under the Group Intercreditor Agreement or (b) designate any agreement as a “Designated Refinancing Facilities Agreement” under the Group Intercreditor Agreement other than this Agreement. To the extent permitted by the HYD Intercreditor Agreement, the Company shall designate any Financial Indebtedness of the Bank Group that represents “Senior Liabilities” under the HYD Intercreditor Agreement, as “Designated Senior Liabilities” under the HYD Intercreditor Agreement.

23.33	Environmental compliance

(a)	The Company shall (and the Company shall ensure that each member of the Bank Group will):

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	The Company shall (and the Company shall procure that each member of the Bank Group will) promptly notify the Facility Agent of any Environmental Claim (to the best of the Company’s or member of the Bank Group’s knowledge and belief) pending or threatened against it which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.

(c)	The Company shall not (and the Company shall procure that no member of the Bank Group will) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape has or is reasonably likely to have a Material Adverse Effect.

23.34	United States laws

No Obligor may:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock in violation of the Margin Regulations; or

(b)	use the proceeds of any Advance or drawings under any Letter of Credit, in each case, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

23.35	Limited Condition Transaction

(a)	In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, where the Company has exercised its option under the first sentence of this paragraph (a) and any Default or Event of Default occurs following the date of such definitive agreement for a Limited Condition Transaction is entered into prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement.

(b)	In connection with any action being taken in connection with a Limited Condition Transaction for purposes of determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the ratio of Senior Net Debt to Annualised EBITDA or Total Net Debt to Annualised EBITDA, or testing baskets set forth in this Agreement including baskets measured as a percentage or multiple, as applicable, of Total Assets or Annualised EBITDA, in each case, at the option of the Company (Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether such action is permitted under this Agreement shall be deemed to be the date of the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”) provided that the Company shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Financial Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in this Agreement, the Company, a Permitted Affiliate Parent or any member of the Bank Group could have taken such action on the relevant LCT Test Date in compliance with the relevant ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

(c)	If the Company has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Annualised EBITDA or Total Assets, of the Company, a Permitted Affiliate Parent and any member of the Bank Group or the person or assets subject to the Limited Condition Transaction (as if each reference to the Company or a member of the Bank Group in such definitions was to such person or assets) at or prior to the consummation of the relevant transaction or action, such ratios, tests or basket amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Agreement on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Financial Indebtedness and the use of proceeds thereof) have been consummated.

23.36	Group Redesignation

The Company may at any time deliver a notice (a “Group Redesignation Notice”) to the Facility Agent designating any Holding Company of the Company and/or any Holding Company of any Permitted Affiliate Parent as a “New Group Topco” for the purposes of this Agreement, provided that, taking into account any actions to be taken by the Company for the benefit of the Lenders, it would not be materially prejudicial to the interests of the Lenders in the opinion of the Facility Agent (acting reasonably).

24.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

24.1	Confidentiality and disclosure

(a)	The Facility Agent, each Borrower and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.7 (Notification); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, each Borrower and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (c) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Borrower or Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be.

(d)	The Facility Agent’s obligations in this Clause 24 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 14.7 (Notification) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

24.2	Related obligations

(a)	The Facility Agent, each Borrower and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent, each Borrower and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent, each Borrower and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to Clause 24.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 24.

24.3	No Event of Default

No Event of Default will occur by reason only of a Borrower or an Obligor’s failure to comply with this Clause 24.

25.	ACCEDING GROUP COMPANIES

25.1	Permitted Affiliate Group Designation

(a)	The Company may provide the Facility Agent with notice that it wishes to include any direct or indirect Subsidiary (the “Permitted Affiliate Parent”) of the Ultimate Parent and the Subsidiaries of any such Permitted Affiliate Parent as members of the Bank Group for the purposes of this Agreement. Such Subsidiary shall become a Permitted Affiliate Parent for the purposes of this Agreement upon confirmation from the Facility Agent to the Company that:

(i)	such Subsidiary and the Company have complied with the requirements of:

(A)	Clause 25.2 (Acceding Borrowers) and such Subsidiary has acceded to this Agreement as a Borrower; or

(B)	Clause 25.3 (Acceding Guarantors) and such Subsidiary has acceded to this Agreement as a Guarantor;

(ii)	Security has been granted (in form and substance satisfactory, to the Facility Agent (acting reasonably)) in favour of the Security Trustee over all of its shares and all of the rights in relation to loans from any member of the Wider Group (other than a member of the Bank Group and the Permitted Affiliate Parent and its Subsidiaries) to it and its Subsidiaries;

(iii)	the Company has delivered a certificate to the Facility Agent signed by an authorised signatory of the Company which certifies that:

(A)	the designation of such Subsidiary as a Permitted Affiliate Parent under this Agreement will not:

(1)	materially and adversely affect the Security and guarantees provided in relation to the liabilities under this Agreement; or

(2)	result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Permitted Affiliate Parent and its Subsidiaries; and

(B)	if the ratio of Senior Net Debt to Annualised EBITDA and Total Net Debt to Annualised EBITDA of the Bank Group is

calculated for the most recent Ratio Period ending prior to the Permitted Affiliate Parent becoming a Party for which financial statements have been delivered pursuant to Clause 23.2 (Financial Information) (the “Relevant Ratio Period”) but adding to the:

(1)	amount of Senior Net Debt and of Total Net Debt used in such calculations any net increase in the Senior Net Debt or Total Net Debt of the Bank Group (as applicable) since the end of the Relevant Ratio Period or subtracting from the amount of Senior Net Debt or Total Net Debt (as applicable) used in such calculation any net deduction in the Senior Net Debt or Total Net Debt of the Bank Group (as applicable) (in each case taking into account the amount of Senior Net Debt or Total Net Debt (as applicable) attributable to the Permitted Affiliate Parent becoming a Party); and

(2)	Annualised EBITDA of the Bank Group, the Annualised EBITDA of the Permitted Affiliate Parent and its Subsidiaries for the Relevant Ratio Period,

the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group would be equal or less than 4.50:1 and the ratio of Total Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 5.50:1;

(iv)	it has received, in form and substance satisfactory to it (acting reasonably):

(A)	a combined Bank Group business plan pro forma for the designation of such Subsidiary as a Permitted Affiliate Parent which sets out the management plan for the period from the date of the proposed designation up to and including the earlier to occur of:

(1)	the then latest applicable Final Maturity Date; and

(2)	the date falling three years from the date of the relevant designation;

(B)	an updated Group Structure Chart showing the Common Holding Company (as defined below) and all of its direct and indirect Subsidiaries pro forma for the designation of such Subsidiary as a Permitted Affiliate Parent; and

(C)	financial statements for the last financial year of the Permitted Affiliate Parent and its Subsidiaries or any Holding Company of the Permitted Affiliate Parent and its Subsidiaries including consolidated balance sheets, consolidated income statements and statements of cash flow; and

(v)	the Company has given written notice to the Facility Agent identifying a person that is a Holding Company of the Company and each Permitted Affiliate Parent as the common Holding Company for the purposes of this Agreement (“Common Holding Company”) provided that the Common Holding Company and any of its Holding Companies has not issued or incurred, and shall not issue or incur, Parent Debt.

25.2	Acceding Borrowers

(a)	Subject to paragraph (b) below, the Company may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that it, any Permitted Affiliate Parent or any member of the Bank Group which is a directly or indirectly wholly-owned Subsidiary of:

(i)	the Company; or

(ii)	any Permitted Affiliate Parent that is a wholly owned Subsidiary of any Permitted Affiliate Holdco,

becomes an Acceding Borrower under this Agreement.

(b)	Such member of the Bank Group or any Permitted Affiliate Parent may become an Acceding Borrower to a Facility if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower for that Facility or the Instructing Group has approved the addition of that member of the Bank Group or any Permitted Affiliate Parent as an Acceding Borrower (provided that no such consent shall be required for the US Borrower);

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Notice pursuant to which such member of the Bank Group or Permitted Affiliate Parent, as applicable, agrees to become a party to this Agreement as an Acceding Borrower and (subject to any provision of law prohibiting the same) an Acceding Guarantor;

(iii)	the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any Permitted Affiliate Parent becoming an Acceding Borrower and (if applicable) an Acceding Guarantor; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Schedule 8 (Accession Documents) in relation to that member of the Bank Group or any Permitted Affiliate Parent, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above (and, in the case of any Permitted Affiliate Parent, Clause 25.1(a) (Permitted Affiliate Group Designation)) have been satisfied.

25.3	Acceding Guarantors

(a)	Subject to paragraph (b) below, the Company may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that any member of the Bank Group or any Permitted Affiliate Parent becomes an Acceding Guarantor under this Agreement.

(b)	Such member of the Bank Group or Permitted Affiliate Parent may become an Acceding Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Notice;

(ii)	the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any proposed Permitted Affiliate Parent becoming an Acceding Guarantor; and

(iii)	the Facility Agent has received all of the documents and other evidence listed in Schedule 8 (Accession Documents) in relation to that member of the Bank Group or any proposed Permitted Affiliate Parent, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

25.4	Assumption of Rights and Obligations

Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 25.2 (Acceding Borrowers) or Clause 25.3 (Acceding Guarantors), the relevant member of the Bank Group or any Permitted Affiliate Parent, the Parent, the Obligors and the Relevant Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Bank Group or such Permitted Affiliate Parent been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Bank Group or such Permitted Affiliate Parent shall become a party to this Agreement as an Acceding Borrower and/or an Acceding Guarantor as the case may be.

26.	EVENTS OF DEFAULT

26.1	Events of Default

Each of the events set out in Clauses 26.2 (Non-payment) to Clause 26.17 (ERISA) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

26.2	Non-payment

Any Obligor does not pay on the due date any amount payable by it under the Relevant Finance Documents (other than any amount payable by the Company under Clause 12.2 (Mandatory prepayment from disposal proceeds) of this Agreement) at the place at, and in the currency in, which it is expressed to be payable, unless the relevant amount is paid in full within three Business Day (in the case of principal amounts) or five Business Days (in the case of other amounts) of the due date.

26.3	Breach of other obligations

(a)	Any Obligor does not comply with any of Clauses 23.7 (Pari passu ranking), 23.8 (Negative pledge), 23.11 (Disposals), 23.12 (Acquisitions and mergers), 23.14 (Restricted Payments), 23.15 (Loans and guarantees) or 23.18 (Share capital).

(b)	An Obligor does not comply with any provision of the Relevant Finance Documents (other than those referred to in paragraph (a) above, Clause 26.2 (Non-payment) other than non payment by the Company of any amount under Clause 12.2(a) (Mandatory prepayment from disposal proceeds) and, subject to Clause 26.20 (Revolving Facility Acceleration), Clause 22 (Financial Covenant)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Facility Agent gives notice to the Company requiring the same to be remedied.

(c)	During the Clean Up Period (as defined below), references to the Group, Material Subsidiaries or members of the Bank Group in Clauses 21 (Representations and Warranties), 23 (Undertakings) and this Clause 26 will not include any company which has been acquired pursuant to an Acquisition permitted under Clause 23.12(a)(i) or (ii) (Acquisitions and mergers) if the relevant event or circumstance, which would, but for the operation of this paragraph (c), have resulted in a Default:

(i)	existed prior to the date of such Acquisition;

(ii)	is capable of remedy during the Clean Up Period and reasonable steps are being taken, having become aware of such event or circumstance, to ensure that such event or circumstance is being remedied;

(iii)	was not procured or approved by any member of the Bank Group; and

(iv)	has not resulted in or could not be reasonably expected to have, a Material Adverse Effect.

“Clean Up Period” means the period commencing on the date of completion of any Acquisition referred to in paragraph (c) above and ending on the date falling 120 days thereafter.

26.4	Misrepresentation

A representation or warranty made or repeated by any Obligor in or in connection with any Relevant Finance Document or in any certificate or statement delivered by or on behalf of any Obligor under or in connection with any Relevant Finance Document is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to the Company requiring the same to be remedied.

26.5	Cross default

(a)	Subject to paragraph (d) below, any Financial Indebtedness of a member of the Group is not paid when due or within any originally applicable grace period.

(b)	Subject to paragraph (d) below, any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(c)	Subject to paragraph (d) below, any Financial Indebtedness of a member of the Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)	It shall not be an Event of Default under this Clause 26.5 (Cross default):

(i)	where the aggregate principal amount of all Financial Indebtedness to which any event specified in paragraphs (a), (b) or (c) relates is less than £75,000,000 or the equivalent in other currencies; or

(ii)	if the circumstance which would otherwise have caused an Event of Default under this Clause 26.5 (Cross default) is being contested in good faith by appropriate action; or

(iii)	if the relevant Financial Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness; or

(iv)	if such Financial Indebtedness is owed by one member of the Bank Group to another member of the Bank Group; or

(v)	in the case of the Acquisition of an entity which results in that entity becoming a member of the Bank Group, for a period of 180 days following completion of that Acquisition, by reason only of an event of default (however described) arising in relation to the Financial Indebtedness of that acquired entity as a result only of the Acquisition of that acquired entity, provided that such Financial Indebtedness is not placed on demand, becomes prematurely due and payable or is otherwise accelerated during that period); or

(vi)	if the relevant Financial Indebtedness relates to Hedging Agreements in respect of which a termination event occurs as a result of the refinancing or redemption of any Financial Indebtedness of the Bank Group or any Holding Company of a member of the Bank Group at any time; or

(vii)	if the relevant Financial Indebtedness is in relation to a Maintenance Covenant Revolving Facility.

26.6	Insolvency

(a)	Proceedings have been commenced in respect of the Parent, any Borrower or any Obligor that is a Material Subsidiary in relation to its inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, or it ceases or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its material indebtedness.

(b)	A moratorium is declared in respect of the Financial Indebtedness in respect of the Parent, any Borrower or any Obligor that is a Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.7	Insolvency proceedings

After the date of this Agreement, the Parent, any Borrower or any Obligor that is a Material Subsidiary takes any corporate action or formal legal proceedings are commenced (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm in the jurisdiction of its incorporation or in the jurisdiction where such formal legal proceedings are commenced, as the case may be (within 30 days of any such action or proceedings having commenced) to that effect as a frivolous, vexatious or an abuse of the process of the court or related to a claim to which such person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of the Parent, such Borrower or such Obligor that is a Material Subsidiary either:

(a)	do not relate to the appointment of an administrator and are stayed or discharged within 30 days from their commencement;

(b)	relating to a solvent liquidation or dissolution set forth under Clause 23.12 (Acquisitions and mergers) or Clause 23.31(b) (Internal Reorganisations); or

(c)	in connection with a reconstruction or amalgamation on terms approved by the Facility Agent (acting on the instructions of the Instructing Group).

26.8	United States Bankruptcy Laws

(a)	In this Clause:

“U.S. Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of a US Obligor that is a Borrower or a Material Subsidiary:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

26.9	Execution or distress

A distress, execution, attachment or other legal process is levied, enforced or sued out upon or against all or any part of the assets of the Parent, any Obligor, any Material Subsidiary which: (a) is material in the context of the Bank Group (taken as a whole); and (b) has an aggregate value of more than £75,000,000 (or its equivalent in other currencies), except where the same is being contested in good faith or is removed, discharged or paid within 45 days (or, in the case of a US Obligor, 60 days).

26.10	Similar events

Anything which has an equivalent effect to any of the events specified in Clauses 26.6 (Insolvency) to 26.9 (Execution or distress) (inclusive) shall occur under the laws of any applicable jurisdiction.

26.11	Unlawfulness

It is or becomes unlawful for any Obligor or “Intergroup Creditor” (as defined in the Group Intercreditor Agreement) to perform any of its payments or other material obligations under the Relevant Finance Documents to which it is a party.

26.12	Repudiation

Any Obligor or “Intergroup Creditor” (as defined in the Group Intercreditor Agreement) repudiates the Acquisition Agreement or any Relevant Finance Document to which it is a party.

26.13	Cessation of Business

The Bank Group (taken as a whole) ceases to carry on all or substantially all of its Business from time to time.

26.14	Intercreditor Default

Any member of the Wider Group which is party to the Group Intercreditor Agreement or the HYD Intercreditor Agreement fails to comply with any of its material obligations under it and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Wider Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to the Company.

26.15	Loss of Licences

Any Licence is in whole or part:

(a)	terminated, suspended or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by Licence(s) having substantially equivalent effect) in any case in a manner which would or is reasonably likely to have a Material Adverse Effect; or

(b)	is modified or is breached in a manner which would or is reasonably likely to have a Material Adverse Effect.

26.16	Material Adverse Change

Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.

26.17	ERISA

The occurrence of any event or condition that presents a material risk that any member of the Bank Group or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

26.18	Acceleration Following Financial Ratio Breach

The Composite Revolving Facility Instructing Group directs the Facility Agent to take action in accordance with Clause 26.20 (Revolving Facility Acceleration) as a result of the breach of the undertaking set out in Clause 22.2 (Financial Ratio).

26.19	Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Facility Agent may, and if so directed by the Instructing Group will, by notice to the Borrowers declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments; and/or

(b)	declare that all or part of the Outstandings be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Instructing Group; and/or

(c)	demand that all or part of the Outstandings be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Outstandings and all other amounts payable by the Obligors under the Relevant Finance Documents, cancel the Total Commitments and/or Ancillary Facility Commitments at which time they shall immediately be cancelled;

(d)	declare that cash cover in respect of each Documentary Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Documentary Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Instructing Group;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Instructing Group; and/or

(h)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Relevant Finance Documents.

26.20	Revolving Facility Acceleration

In the event of a breach of the undertaking set out in Clause 22.2 (Financial Ratio), subject to the expiry of the cure period in Clause 22.4 (Cure Provisions), the Facility Agent shall, if the Composite Revolving Facility Instructing Group so directs:

(a)	cancel the Revolving Facility Commitments, Ancillary Facility Commitments and/or any Additional Facility Commitments in relation to an Additional Facility that is a revolving facility;

(b)	demand that all or part of the Outstandings under the Revolving Facility and/or any Additional Facility that is a revolving facility be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Outstandings and all other amounts payable by the Obligors under the Revolving Facility and/or any Additional Facility that is a revolving facility;

(c)	declare that all or part of the Outstandings under the Revolving Facility and/or any Additional Facility that is a revolving facility be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Composite Revolving Facility Instructing Group;

(d)	declare that cash cover in respect of each Documentary Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Documentary Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Composite Revolving Facility Instructing Group;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Composite Revolving Facility Instructing Group.

26.21	Automatic Acceleration

If an Event of Default described in Clause 26.8 (United States Bankruptcy Laws) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of the US Borrower, all Outstandings drawn by the US Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Outstandings) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

26.22	Repayment on Demand

If, pursuant Clause 26.19(b) (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Company:

(a)	require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Parent or any Obligor under the Relevant Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)	select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of six months or less.

27.	DEFAULT INTEREST

27.1	Consequences of Non-Payment

If any sum due and payable by the Parent or any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 32 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 27 (Default Interest)) be selected by the Facility Agent.

27.2	Default Rate

During each such period relating thereto as is mentioned in Clause 27.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of one per cent, the Margin (provided that if any Unpaid Sum is not directly referable to a particular Facility the Margin shall be the Revolving Facility Margin) and EURIBOR or LIBOR, as the case may be, on the Quotation Date therefor, provided that:

(a)	if, for any such period, EURIBOR or LIBOR, as the case may be, cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of one per cent, the Margin, (as aforesaid) at such time and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)	if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto, the first Interest Period or Term applicable to it shall be of a duration equal to the unexpired portion of that Interest Period or Term and the rate of interest applicable thereto from time to time during such Interest Period or Term shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

27.3	Maturity of Default Interest

Any interest which shall have accrued under Clause 27.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

27.4	Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 27 (Default Interest), Clause 18 (Increased Costs), Clause 30 (Borrowers’ Indemnities) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period” and “Term”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 27.1 (Consequences of Non-Payment).

28.	GUARANTEE AND INDEMNITY

28.1	Guarantee

With effect from the Signing Date or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Relevant Finance Parties the due and punctual payment by each Borrower and each Hedging Obligor of all sums payable by each Borrower and each Hedging Obligor under each of the Relevant Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which each Borrower and each Hedging Obligor is at any time liable to pay to any Relevant Finance Party under or pursuant to any Relevant Finance Document and which has become due and payable but has not been paid at the time such demand is made and provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant sum shall first have been made on the relevant Borrower or Hedging Obligor.

28.2	Indemnity

With effect from the Signing Date, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor (other than a Restricted Guarantor) irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Relevant Finance Party on demand by the Facility Agent from and against any loss incurred by such Relevant Finance Party as a result of any of the obligations of each Borrower and each Hedging Obligor under or pursuant to any Relevant Finance Document being or becoming void, voidable, unenforceable or ineffective as against any Borrower or Hedging Obligor for any reason whatsoever (whether or not known to that Relevant Finance Party or any other person) the amount of such loss being the amount which the Relevant Finance Party suffering it would otherwise have been entitled to recover from the relevant Borrower or Hedging Obligor and provided that the amount payable by a Guarantor under this Clause 28.2 (Indemnity) shall not exceed the amount such Guarantor would have had to pay under Clause 28.1 (Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

28.3	Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of each Borrower and each Hedging Obligor under the Relevant Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by each Borrower and each Hedging Obligor under each of the Relevant Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set off) which any Relevant Finance Party may at any time hold in respect of such obligations or any of them.

28.4	Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of any Borrower or Hedging Obligor, or any Security held by any Relevant Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Relevant Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 28.4 (Avoidance of Payments) shall continue as if such release, discharge or other arrangement had not been given or made.

28.5	Immediate Recourse

None of the Relevant Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from any Borrower or Hedging Obligor or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of any Borrower or Hedging Obligor under any of the Relevant Finance Documents save that no demand for any payment may be made on any Restricted Guarantor unless such demand has first been made on the relevant Borrower or Hedging Obligor.

28.6	Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Relevant Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganisation of any Borrower or Hedging Obligor or any other person or any change in the status, function, control or ownership of any Borrower or Hedging Obligor or any such person;

(b)	any of the obligations of any Borrower or Hedging Obligor or any other person under any Relevant Finance Document or any Security held by any Relevant Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time or other indulgence being granted to or agreed (i) to or with any Borrower or Hedging Obligor or any other person in respect of its obligations or (ii) in respect of any security granted under any Relevant Finance Documents;

(d)	unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, any Borrower or Hedging Obligor or any other person under any Relevant Finance Document;

(e)	any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of any Borrower or Hedging Obligor or any other person under the Relevant Finance Documents;

(f)	any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Relevant Finance Party in respect of any Borrower or Hedging Obligor’s obligations under any Relevant Finance Document;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any Hedging Obligor or any other person;

(h)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Relevant Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Relevant Finance Document or other document or security; or

(i)	any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Relevant Finance Parties or any of them by this Agreement or by Law.

28.7	No Competition

Until all amounts which may become payable by each Borrower and each Hedging Obligor under or in connection with the Relevant Finance Documents have been paid in full, no Guarantor will exercise any rights:

(a)	to claim by way of contribution or indemnity in relation to any of the obligations of each Borrower and each Hedging Obligor under any of the Relevant Finance Documents;

(b)	to claim or prove as a creditor of any Borrower or Hedging Obligor or any other person or its estate in competition with the Relevant Finance Parties or any of them;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Relevant Finance Parties under the Relevant Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Relevant Finance Documents by any Relevant Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor or Hedging Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 28.1 (Guarantee); or

(e)	to exercise any right of set-off against any Obligor or Hedging Obligor,

except to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by each Borrower and each Hedging Obligor under any of the Relevant Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

28.8	Appropriation

To the extent any Relevant Finance Party receives any sum from any Guarantor in respect of the obligations of any of the other Obligors or Hedging Obligors under any of the Relevant Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligors or Hedging Obligors, such Relevant Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor or Hedging Obligors under any of the Relevant Finance Documents, and any such sum may, in the relevant Relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor or Hedging Obligors under the Relevant Finance Documents as such Relevant Finance Party may select provided that such Relevant Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor or Hedging Obligors under the Relevant Finance Documents.

28.9	Limitation of Liabilities of United States Guarantors

Each Restricted Guarantor and each of the Relevant Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 28 (Guarantee and Indemnity)) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each Restricted Guarantor and each of the Relevant Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 28 (Guarantee and Indemnity)) hereby irrevocably agrees that its obligations under this Clause 28 (Guarantee and Indemnity) shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Restricted Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Restricted Guarantor and the other Guarantors, result in the obligations of such Restricted Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

28.10	US Guarantors

(a)	In this clause, the terms “Fraudulent Transfer Laws,” “US Obligor” and “US Guarantor” are to be construed in accordance with the Fraudulent Transfer Laws.

(b)	Each US Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Relevant Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Relevant Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Relevant Finance Documents.

(c)	Each US Guarantor represents and warrants to each Relevant Finance Party that:

(i)	the aggregate amount of its debts (including its obligations under the Relevant Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Relevant Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(d)	Each representation and warranty in this Clause:

(i)	is made by each US Guarantor on the date of this Agreement;

(ii)	is deemed to be repeated by:

(A)	each Acceding Guarantor on the date that Acceding Guarantor becomes a US Guarantor; and

(B)	each US Guarantor on the date of each Utilisation Request and the first day of each Term; and

(iii)	is, when repeated, applied to the circumstances existing at the time of repetition.

28.11	Droit de Discussion and Droit de Division

(a)	Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor in respect of the obligations assumed by such Guarantor under or in connection with any Relevant Finance Document is hereby waived.

(b)	Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Relevant Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived.

28.12	Guarantee Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Act or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Acceding Guarantor, is subject to any limitations set out in the Accession Notice applicable to such Acceding Guarantor.

29.	ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE L/C BANKS AND OTHERS

29.1	Appointment of the Facility Agent

Each of the other Relevant Finance Parties under the Facilities appoints The Bank of Nova Scotia as the Facility Agent to act as its agent under and in connection with the Relevant Finance Documents and authorises The Bank of Nova Scotia to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Relevant Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a party to this Agreement the original or a copy of any document which is delivered to the Facility Agent for that party by any other party.

(b)	Without prejudice to Clause 36.14 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Deed, Transfer Agreement or any Increase Confirmation.

(c)	Except where a Relevant Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any party to this Agreement.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Relevant Finance Party (other than the Facility Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Relevant Finance Parties.

(e)	The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from the Parent or any of the Obligors under the Relevant Finance Documents.

(f)	The Facility Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Facility Agent shall not be deemed to have knowledge of the occurrence of a Default. However, if the Facility Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders of such notice.

(g)	If so instructed by the Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Relevant Finance Document.

(h)	The duties of the Facility Agent under the Relevant Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

(i)	The Facility Agent shall provide to the Company within five Business Days of request (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Relevant Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Relevant Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Relevant Finance Documents.

29.3	Role of the Bookrunners and the Arrangers

Except as specifically provided in the Relevant Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Relevant Finance Document.

29.4	No Fiduciary Duties

(a)	Nothing in the Relevant Finance Documents constitutes the Facility Agent, any of the Arrangers or any L/C Bank as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Trustee, the Arrangers, any L/C Bank or any Ancillary Facility Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Wider Group

Any of the Facility Agent, the Arrangers, the Security Trustee, each L/C Bank and each Ancillary Facility Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Wider Group.

29.6	Discretion of the Facility Agent and L/C Banks

(a)	The Facility Agent and each L/C Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)	no Default has occurred (unless the Facility Agent has actual knowledge of a Default arising under Clause 26.2 (Non-payment);

(ii)	any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or the Instructing Group has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of the Parent and all the Obligors.

(c)	The Facility Agent and each L/C Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent and each L/C Bank may act in relation to the Relevant Finance Documents through its personnel and agents.

(e)	The Facility Agent may execute on behalf of any L/C Bank any Documentary Credit issued under this Agreement.

(f)	The Facility Agent may disclose to any other party to this Agreement any information it reasonably believes it has received as agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Relevant Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Instructing Group.

(h)	Notwithstanding any other provision of any Relevant Finance Document to the contrary, none of the Facility Agent, the Arranger or the bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Instructing Group Instructions

(a)

Unless a contrary indication appears in a Relevant Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by the Instructing Group or Revolving Facility Instructing Group, as applicable (or, if so instructed by the Instructing Group or Revolving Facility Instructing Group, as applicable, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any Relevant Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Instructing Group.

(b)	Unless a contrary indication appears in a Relevant Finance Document, any instructions given by (i) the Instructing Group will be binding on all the Relevant Finance Parties (provided that where the Instructing Group refers only to more than 50 per cent. of Lenders under a single Facility, such instructions should only be binding on the Lenders under that Facility) or (ii) a Revolving Facility Instructing Group will be binding on all the Lenders under the Revolving Facility.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with such instructions.

(d)	In the absence of instructions from the Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)	The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Relevant Finance Document without first obtaining the Lender’s consent to do so. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, presentation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

29.8	No Responsibility

None of the Facility Agent, the Arrangers or any L/C Bank shall be:

(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Relevant Finance Party or an Obligor or any other person in or in connection with any Relevant Finance Document;

(b)	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Relevant Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Finance Document; or

(c)	responsible for any determination as to whether any information provided or to be provided to any Relevant Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of Clause 32.8(e) (Disruption to Payment Systems), the Facility Agent, any L/C Bank or any Ancillary Facility Lender will not be liable to any Relevant Finance Party for any action taken by it under or in connection with any Relevant Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)	No party to this Agreement (other than any Agent, L/C Bank or Ancillary Facility Lender (as applicable)) may take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of any Agent, L/C Bank or Ancillary Facility Lender in respect of any claim it might have against such Agent, L/C Bank or Ancillary Facility Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Finance Document and agrees that any such officer, employee or agent may enforce this provision.

(c)	The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 14.7 (Notification) or any delay (or any related consequences) in crediting an account with an amount required under the Relevant Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 14.7 (Notification) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

29.10	Lender’s Indemnity

Each Lender shall, in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero, indemnify the Facility Agent from time to time within three Business Days of demand by any Agent against any cost, loss or liability incurred by such Agent (otherwise than by reason of its negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 32.8 (Disruption to Payment Systems) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as a Facility Agent under the Relevant Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Relevant Finance Documents).

29.11	Resignation

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor Facility Agent by giving notice to the Lenders and the Company.

(b)

The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by the Instructing Group) by giving 30 days notice to the Lenders and the Company, in which case the Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom), approved by the Company, acting reasonably. If the Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom), approved by the Company, acting reasonably.

(c)	Provided no Default is outstanding, the Company may, by notice to the Facility Agent, require the Facility Agent to resign by giving five Business Days’ notice. In this event, the Facility Agent shall resign and the Company shall appoint a successor Facility Agent (without any Lender’s consent but the successor Facility Agent shall notify the Lenders of its appointment). The Company may exercise such right to replace the Facility Agent twice during the life of the Facilities.

(d)	The retiring Facility Agent shall, at the Borrowers’ cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Relevant Finance Documents.

(e)	The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Relevant Finance Documents but shall remain entitled to the benefit of this Clause 29 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others). The Facility Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

(g)	If requested by the Company by written notice to the Facility Agent, the Facility Agent shall resign in accordance with this Clause 29.11 (Resignation) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents the Facility Agent notifies the Company that the Facility Agent will cease to be a FATCA Exempt Party on or after that FATCA Application Date and (in each case) the Company reasonably believes that a Party would be required to make a deduction on account of FATCA that would not be required if the Facility Agent were a FATCA Exempt Party.

29.12	Confidentiality

(a)	The Facility Agent (in acting as agent for the Relevant Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Relevant Finance Document to the contrary, the Relevant Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

29.13	Facility Office

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

29.14	Credit Appraisal by the Lenders

Without affecting the responsibility of the Parent or any Obligor for information supplied by it or on its behalf in connection with any Relevant Finance Document, each Lender, L/C Bank and Ancillary Facility Lender confirms to each of the Facility Agent, the Bookrunners, the Arrangers, each L/C Bank and each Ancillary Facility Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Relevant Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Relevant Finance Document, the transactions contemplated by the Relevant Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Relevant Finance Document, the transactions contemplated by the Relevant Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Security, the priority of any of the Security or the existence of any Security Interests affecting the Security.

29.15	Deduction from Amounts Payable by the Facility Agent

If any amount is due and payable by any party to the Facility Agent under any Relevant Finance Document the Facility Agent may, after giving notice to that party,

deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Relevant Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Relevant Finance Documents that party shall be regarded as having received such payment without any such deduction.

29.16	Obligors’ Agent

(a)	The Parent and each Obligor (other than the Company) irrevocably authorises the Company to act on its behalf as its agent in relation to the Relevant Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions, (including, in the case of a Borrower, Utilisation Requests) to execute on its behalf any Relevant Finance Document and to enter into any agreement in connection with the Relevant Finance Documents notwithstanding that the same may affect the Parent or such Obligor, without further reference to or the consent of the Parent or such Obligor; and

(ii)	each Relevant Finance Party to give any notice, demand or other communication to be given to or served on the Parent or such Obligor pursuant to the Relevant Finance Documents to the Company on its behalf, and in each such case the Parent or such Obligor will be bound thereby as though the Parent or such Obligor itself had supplied such information, given such notice and instructions, executed such Relevant Finance Document and agreement or received any such notice, demand or other communication and each Relevant Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Relevant Finance Document, or in connection with this Agreement (whether or not known to the Parent or any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on the Parent and all other Obligors as if the Parent or the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Obligors’ Agent and the Parent or any other Obligor, those of the Obligors’ Agent shall prevail.

29.17	Co-operation with the Facility Agent

(a)

Each Lender and each Obligor will co-operate with the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that neither the Parent nor any Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Group or prejudice the retention of legal privilege in such information and provided further that neither the Parent nor any Obligor shall (and the Company shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Relevant Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 39.5 (Electronic Communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 39.2 (Giving of Notice) and Clause 39.5(a)(iii) (Electronic Communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.18	Accession documents

The Facility Agent will promptly countersign each Deed of Accession (as defined in the Group Intercreditor Agreement and HYD Intercreditor Agreement) required for accession of the relevant parties to this Agreement to the Group Intercreditor Agreement and HYD Intercreditor Agreement.

29.19	Security Trustee

(a)	Following the Closing Date, the Security Trustee may be replaced with the Bank of Nova Scotia (or one of its Affiliates) as a successor Security Trustee in accordance with the provisions of the Security Trust Agreement, the HYD Intercreditor Agreement and the Group Intercreditor Agreement (together the “Relevant Trustee Documents”), as follows.

(b)	Upon five Business Days’ notice to the Security Trustee by the Company delivered anytime within six months of the Closing Date, the Security Trustee hereby agrees to give notice of resignation under clause 5.1 (Resignation of Security Trustee) of the Security Trust Agreement and to use its reasonable commercial efforts (at the cost of the Company) to resign in accordance with the provisions of the Relevant Trustee Documents.

(c)	If the Security Trustee gives notice of its resignation under clause 5.1 (Resignation of Security Trustee) of the Security Trust Agreement, each

Lender hereby gives its consent, under clause 5.3 (Successor Security Trustee) of the Security Trust Agreement, to the appointment of Bank of Nova Scotia (or one of its Affiliates) as a successor Security Trustee in accordance with the provisions of the Relevant Trustee Documents.

30.	BORROWERS’ INDEMNITIES

30.1	General Indemnities

Each Borrower undertakes, on a joint and several basis, to indemnify:

(a)	each of the Relevant Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)	each Lender against any out-of-pocket loss it may suffer or incur as a result of (i) its funding or making arrangements to fund its portion of an Advance or (ii) its issuing or making arrangements to issue a Documentary Credit or (iii) its funding or making arrangements to fund any Ancillary Facility made available by it, in each case requested by any Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

30.2	Break Costs

(a)	A Borrower shall, within 10 Business Days of demand by a Relevant Finance Party, pay to that Relevant Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period or Term for that Advance or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Term in which they accrue.

31.	CURRENCY OF ACCOUNT

31.1	Currency

Sterling is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)	each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)	interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)	each payment pursuant to Clause 17.3 (Tax Indemnity) or Clause 18.1 (Increased Costs) shall be made in the currency specified by the Relevant Finance Party claiming under it, acting reasonably.

31.2	Currency Indemnity

(a)	If any sum due from an Obligor under the Relevant Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

(b)	that Obligor shall as an independent obligation, within 10 Business Days of demand, indemnify each Relevant Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(c)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Relevant Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

32.	PAYMENTS

32.1	Payment to the Facility Agent

On each date on which this Agreement requires an amount to be paid by the Parent or any Obligor or any of the Lenders under this Agreement, the Parent or such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 32.2 (Distributions by the Facility Agent).

32.2	Distributions by the Facility Agent

Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars or any Optional Currency, in the applicable financial centre) as such person shall have previously notified to the Facility Agent by not less than five Business Days notice for this purpose.

32.3	Clear Payments

Save to the extent contemplated in Clause 8 (Repayment of Revolving Facility Outstandings), any payment required to be made by the Parent or any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

32.4	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Relevant Finance Documents to the Facility Agent in accordance with Clause 32.1 (Payment to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account (the “Trust Account”) held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Relevant Finance Party beneficially entitled to that payment under the Relevant Finance Documents. In each case such payments must be made within five Business Days of the due date for payment under the Relevant Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A party which has made a payment in accordance with this Clause 32.4 (Impaired Agent) shall be discharged of the relevant payment obligation under the Relevant Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 29.11 (Resignation), each Party which has made a payment to a trust account in accordance with this Clause 32.4 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with this Agreement.

32.5	Partial Payments

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Parent or any Obligor under the Relevant Finance Documents, the Facility Agent shall, unless otherwise instructed by the Instructing Group, apply that payment towards the obligations of that Obligor under the Relevant Finance Documents in the following order:

(a)	first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent, the Security Trustee and each L/C Bank under the Relevant Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Relevant Finance Document;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under any Relevant Finance Document; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Relevant Finance Documents,

and such application shall override any appropriation made by an Obligor.

32.6	Indemnity

Where a sum is to be paid under the Relevant Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum. This indemnity shall only apply to the Obligors with effect from the Signing Date.

32.7	Notification of Payment

Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Relevant Finance Parties, the Facility Agent shall give notice prior to the expected date for such payment, notify all such Relevant Finance Parties of the amount, currency and timing of such payment.

32.8	Disruption to Payment Systems

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem reasonably necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Relevant Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Relevant Finance Parties as an amendment to (or, as the case may be, waiver of) the terms of the Relevant Finance Documents notwithstanding the provisions of Clause 42 (Amendments);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.8 (Disruption to Payment Systems); and

(f)	the Facility Agent shall notify the Relevant Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.9	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

33.	SET-OFF

33.1	Right to Set-off

(a)	A Relevant Finance Party may set off any matured obligation due from an Obligor under the Relevant Finance Documents (to the extent beneficially owned by that Relevant Finance Party) against any matured obligation owed by that Relevant Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Relevant Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Facility Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Relevant Finance Documents be applied first in the reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.2	No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 33.1 (Right to Set-off).

34.	SHARING AMONG THE RELEVANT FINANCE PARTIES

34.1	Payments to Relevant Finance Parties

If a Relevant Finance Party (a “Recovering Relevant Finance Party”) receives or recovers any amount from the Parent or any Obligor other than in accordance with Clause 32 (Payments) and applies that amount to a payment due under the Relevant Finance Documents then:

(a)	the Recovering Relevant Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Relevant Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32.5 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Relevant Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Relevant Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).

34.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Parent or the relevant Obligor and shall distribute it between the Relevant Finance Parties (other than the Recovering Relevant Finance Party) in accordance with Clause 32.5 (Partial Payments).

34.3	Recovering Relevant Finance Party’s Rights

On a distribution by the Facility Agent under Clause 34.2 (Redistribution of Payments), of a payment received by a Recovering Relevant Finance Party from an Obligor, as between the relevant Obligor and the Recovering Relevant Finance Party, an amount of the sum recovered equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Relevant Finance Party becomes repayable and is repaid by that Recovering Relevant Finance Party, then:

(a)	each Relevant Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 34.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Relevant Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Relevant Finance Party for its share of any interest on the Sharing Payment which that Recovering Relevant Finance Party is required to pay); and

(b)	that Recovering Relevant Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Parent or the relevant Obligor will be liable to the reimbursing Relevant Finance Party for the amount so reimbursed.

34.5	Exceptions

(a)	This Clause 34 (Sharing among the Relevant Finance Parties) shall not apply to the extent that the Recovering Relevant Finance Party would not, after making any payment pursuant to this Clause 34 (Sharing among the Relevant Finance Parties), have a valid and enforceable claim against the Parent or the relevant Obligor.

(b)	A Recovering Relevant Finance Party is not obliged to share with any other Relevant Finance Party under this Clause 34 (Sharing among the Relevant Finance Parties), any amount which the Recovering Relevant Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified such other Relevant Finance Party of the legal or arbitration proceedings; and

(ii)	such other Relevant Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

34.6	Ancillary Facility Lenders

(a)	This Clause 34 (Sharing among the Relevant Finance Parties) shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Facility Lender at any time prior to service of notice under Clause 26.19 (Acceleration).

(b)	Following service of notice under Clause 26.19 (Acceleration), this Clause 34 (Sharing among the Relevant Finance Parties) shall apply to all receipts or recoveries by Ancillary Facility Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

35.	CALCULATIONS AND ACCOUNTS

35.1	Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (in the case of amounts denominated in Sterling) or 360 days (in the case of amounts denominated in any other currency) (as appropriate or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

35.2	Reductions

Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Sterling Amount of such Advance proportionately.

35.3	Role of Reference Banks and Alternative Reference Banks

(a)	No Reference Bank or Alternative Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank or Alternative Reference Bank will be liable for any action taken by it or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank or Alternative Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank or Alternative Reference Bank in respect of any claim it might have to make against that Reference Bank or Alternative Reference Bank or in respect of any act or omission of any kind by that office, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank or

Alternative Reference Bank may rely on this Clause 35.3 subject to Clause 43 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

35.4	Third party Reference Banks and Alternative Reference Banks

A Reference Bank or Alternative Reference Bank which is not a Party may rely on Clause 35.3 (Role of Reference Banks and Alternative Reference Banks), Clause 42.11 (Reference Banks and Alternative Reference Banks) and Clause 24 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 43 (Third Party Rights) and the provisions of the Third Parties Act.

35.5	Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

35.6	Control Accounts

The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)	the amount and the Sterling Amount of any Advance or Unpaid Sum and the face amount and the Sterling Amount of any Documentary Credit, and each Lender’s share in it;

(b)	the Sterling Amount of the Ancillary Facility Commitment (if any) of each Lender;

(c)	the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Relevant Finance Documents and each Lender’s share in it; and

(d)	the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

35.7	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 35.5 (Maintain Accounts) and Clause 35.6 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

35.8	Certificate of Relevant Finance Party

A certificate of a Relevant Finance Party as to the amount for the time being required to indemnify it against any Tax Liability pursuant to Clause 17.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 18.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

35.9	Certificate of the Facility Agent

A certificate of the Facility Agent as to the amount at any time due from any Borrower under this Agreement (or the amount which, but for any of the obligations of any Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 28 (Guarantee and Indemnity).

35.10	Certificate of L/C Bank

A certificate of an L/C Bank as to the amount paid out or at any time due in respect of a Documentary Credit shall, absent manifest error, be prima facie evidence of the payment of such amounts or (as the case may be) of the amounts outstanding in any legal action or proceedings arising in connection therewith.

36.	ASSIGNMENTS AND TRANSFERS

36.1	Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and transferees.

36.2	Resignation of a Borrower

(a)	With the prior consent of the Instructing Group, the Company may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the other Relevant Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Relevant Finance Documents; and

(iii)	where the relevant Borrower is also a Guarantor, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 21.4(a) (Legal validity)) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 42.7 (Release of Guarantees and Security).

(c)	Upon notification by the Facility Agent to the Company of its acceptance of the resignation of the relevant Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Relevant Finance Documents as a Borrower.

(d)	The Facility Agent may, at the cost and expense of the Company, require a legal opinion from counsel confirmed the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance reasonably satisfactory to it.

36.3	Assignment or Transfers by Borrowers

None of the rights, benefits and obligations of the Parent or an Obligor under this Agreement shall be capable of being assigned or transferred and the Parent and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly-owned Subsidiary of:

(a)	the Parent;

(b)	any Permitted Affiliate Parent (as applicable) if the Parent delivers to the Facility Agent:

(i)	a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Bank Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(ii)	legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security Interests not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security Interests were not otherwise subject to immediately prior to such assignment or transfer.

36.4	Assignments or Transfers by Lenders

(a)	Subject to the other provisions of this Clause 36.4 (Assignments or Transfers by Lenders), any Lender may, at any time, assign all or any of its rights and benefits under the Relevant Finance Documents in accordance with Clause 36.5 (Assignments) or transfer all or any of its rights, benefits and obligations under the Relevant Finance Documents to any person (a “New Lender”) in accordance with Clause 36.6 (Transfer Deed) provided that:

(i)	the prior written consent of the Company is received in respect of any assignment or transfer, such consent not to be unreasonably withheld, provided that:

(A)	such consent shall be deemed to have been given if not declined in writing within five Business Days of a written request by any Lender to the Company;

(B)	no consent shall be required in the case of any assignment or transfer by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate) which (other than in the case of any Facility in relation to the US Borrower) is a Qualifying UK Lender; and

(C)	no consent shall be required in the case of any assignment or transfer to any New Lender at any time after the occurrence of an Event of Default pursuant to any of clauses 26.2 (Non-payment), 26.6 (Insolvency), 26.7 (Insolvency Proceedings), 26.8 (United States Bankruptcy Laws), 26.9 (Execution or distress) or 26.10 (Similar events) which is continuing; and

(ii)	the New Lender makes one of the representations set out in paragraph 8 of the Transfer Deed and provides the Company with the information required under paragraph 9 of the Transfer Deed or paragraph 3 of Annex 1 to the Transfer Agreement unless the New Lender is only participating in a Facility denominated in Dollars.

(b)	Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights, benefits or obligations under the Finance Documents in relation to the Revolving Facility without the prior written consent of the Company, provided that no such consent shall be required in the case of any assignment or transfer:

(i)	by a Lender to another Lender under the Revolving Facility and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate); and

(ii)	to any New Lender at any time after the occurrence of an Event of Default pursuant to any of clauses 26.2 (Non-payment), 26.6 (Insolvency), 26.7 (Insolvency Proceedings), 26.8 (United States Bankruptcy Laws), 26.9 (Execution or distress) or 26.10 (Similar events) which is continuing.

(c)	No Lender shall be entitled to:

(i)	effect any assignment or transfer:

(A)	in respect of any portion of its Commitment and/or Outstandings under any individual Facility in an amount of less than £1,000,000, $1,000,000 or € 1,000,000 (in the case of participations in Advances denominated in Sterling, Dollars or euro respectively) (or its equivalent as at the date of such assignment or transfer) unless its Commitment and Outstandings under any Facility is less than such amount, in which case it shall be permitted to transfer its entire Commitment and Outstandings for such Facility;

(B)	which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but less than £1,000,000 (or its equivalent as at the date of such assignment or transfer) in the Facilities, save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which customarily participates in the institutional market which would result in such entity holding an aggregate participation of at least £1,000,000, $1,000,000 or €1,000,000 (in the case of participations in Advances denominated in Sterling, Dollars or euro respectively) in the Facilities; or

(C)	in relation to its participation in the Revolving Facility other than to the extent such transfers and assignments are on a pro rata basis as between the relevant Lender’s Commitment under and participation in Outstandings under the Revolving Facility;

(ii)	in relation to any sub-participation of its rights and obligations under the Facilities, relinquish some or all of its voting rights in respect of the Facilities to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in Clause 42.2(b), (c), (d) or (e) (Consents); or

(iii)	effect any assignment or transfer of any Facility in relation to which the relevant Borrower is a UK Borrower to a person who is not a Qualifying UK Lender.

(d)	For the purposes of satisfying the minimum hold requirement set out in paragraph (b)(i) above, any participations held by funds advised and/or managed by a common entity or an Affiliate thereof may be aggregated.

(e)	Notwithstanding any other provision of this Agreement, the consent of each L/C Bank shall be required (such consent not to be unreasonably withheld or delayed) for any assignment or transfer of any Lender’s rights and/or obligations under the Revolving Facility provided that in relation to any assignment or transfer required by the Company under Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) or Clause 42.14 (Replacement of Lenders), an L/C Bank may not withhold such consent unless, acting reasonably, the reason for so doing relates to the creditworthiness of the proposed New Lender.

(f)	Notwithstanding any other provision of this Clause 36.4 (Assignments or Transfers by Lenders), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to (i) the end of any Interest Period or (ii) any Repayment Date.

(g)	Each New Lender, by executing the relevant Transfer Deed or Transfer Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.

36.5	Assignments

(a)	Unless such assignment or transfer is effected by a Transfer Agreement pursuant to Clause 36.7 (Transfer Agreements), if any Lender wishes to assign all or any of its rights and benefits under the Relevant Finance Documents, unless and until the relevant assignee has agreed with the other Relevant Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Relevant Finance Documents as a Lender, such assignment shall not become effective and the other Relevant Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

(b)	Without limiting any right or discretion of the Facility Agent under the Relevant Finance Documents, the Facility Agent may in its discretion stop processing assignments or transfers under this Clause 36 (Assignments and Transfers) when a notice of prepayment has been received by it under this Agreement, for a period of five Business Days prior to the date the prepayment is required or expected to be made.

36.6	Transfer Deed

(a)	If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Relevant Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed. Any assignment or transfer of rights, benefits and/or obligations under the Relevant Finance Documents may also be effected through the delivery to the Facility Agent of a duly completed and duly executed Transfer Agreement in accordance with Clause 36.7 (Transfer Agreements).

(b)	The Facility Agent shall only be obliged to execute a Transfer Deed or Transfer Agreement delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such New Lender.

(c)	Upon its execution of the Transfer Deed or Transfer Agreement pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed or Transfer Agreement and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed or Transfer Agreement falling on or after) the date of execution of such Transfer Deed or Transfer Agreement by the Facility Agent:

(i)

to the extent that in such Transfer Deed or Transfer Agreement the Lender party to it seeks to transfer its rights, benefits and obligations under the Relevant Finance Documents, the Parent, each of the Obligors and such Lender shall be released from further obligations towards one another under the Relevant Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 36.6 (Transfer Deed) as “discharged rights and obligations”);

(ii)	the Parent, each of the Obligors and the New Lender party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as the Parent, such Obligor and such New Lender have assumed and/or acquired the same in place of the Parent, such Obligor and such Lender;

(iii)	the other Relevant Finance Parties and the New Lender shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party to the Relevant Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arranger, the Security Trustee, each L/C Bank and any relevant Ancillary Facility Lender and the Lender which has transferred its rights, benefits and obligations shall each be released from further obligations to each other under the Relevant Finance Documents; and

(iv)	all payments due hereunder from the Parent or any Obligor shall be due and payable to such New Lender and not to the transferring Lender; and

(d)	such New Lender shall become a party to this Agreement as a Lender.

36.7	Transfer Agreements

(a)	Subject to the other provisions of this Clause 36 (Assignments and Transfers), a Lender may effect an assignment or transfer of an interest in any Facility by (i) executing and delivering to the Facility Agent a Transfer Agreement via an electronic settlement system acceptable to the Facility Agent or (ii) if previously agreed with the Facility Agent, manually execute and deliver to the Facility Agent a Transfer Agreement, and the assignee shall provide to the Facility Agent such information as may be required by the Facility Agent for the purposes of this Agreement (including any applicable tax forms) in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including U.S. federal and state securities laws.

(b)	By executing and delivering a Transfer Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto the representations set out in paragraph 1 of Annex 1 to the Transfer Agreement.

(c)	Upon its receipt of a duly completed Transfer Agreement executed by an assigning Lender and an assignee, the transfer fee referred to in Clause 36.9 (Transfer Fee) and, if required, the written consent of the Company to such assignment and any applicable tax forms, the Facility Agent shall (i) accept such Transfer Agreement and (ii) record the information contained therein in the Register. No assignment intended to be effected pursuant to a Transfer Agreement shall be effective unless it has been recorded in the Register as provided in Clause 36.15 (The Register).

36.8	Limitation of Responsibility of Transferor

(a)	Unless expressly agreed to the contrary, a Lender which assigns or transfers its rights and/or obligations under any Relevant Finance Document (a “Transferor”) makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Finance Documents, the Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Relevant Finance Documents or any other document; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Relevant Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Transferor and the other Relevant Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor or any other Relevant Finance Party in connection with any Relevant Finance Document or the Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Relevant Finance Documents or any Commitment is in force.

(c)	Nothing in any Relevant Finance Document obliges a Transferor to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 36 (Assignments and Transfers); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Finance Documents or otherwise.

36.9	Transfer Fee

On the date upon which a transfer takes effect pursuant to Clause 36.6 (Transfer Deed) the New Lender in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of £2,000.

36.10	Disclosure of Information

(a)	Each of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender agrees to maintain the confidentiality of all information received from the Parent or any member of the Wider Group relating to the Parent or any member of the Wider Group or its business other than any such information that:

(i)	is or becomes public knowledge other than as a direct result of any breach of this Clause 36.10 (Disclosure of Information);

(ii)	is available to the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank or such Ancillary Facility Lender on a non-confidential basis prior to receipt thereof from the relevant member of the Group; or

(iii)	is lawfully obtained by any of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender after that date of receipt other than from a source which is connected with the Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)	Notwithstanding paragraph (a) above any Lender may disclose to any of its Affiliates, its or its Affiliates’ professional advisors, to any actual or potential assignee or New Lender, to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Parent, the Obligors, the Wider Group as a whole as such Lender shall consider appropriate (including any Relevant Finance Document) provided that any such Affiliate, actual or potential assignee or New Lender or other person who may otherwise enter into contractual relations in relation to this Agreement shall first have entered into a Confidentiality Undertaking.

36.11	Disclosure to numbering service providers

(a)	Any Relevant Finance Party may disclose to any national or international numbering service provider appointed by that Relevant Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	name of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Relevant Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification service.

(b)	The Parties acknowledge and agree that such identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

36.12	Disclosure to administration/settlement services providers

Notwithstanding any other term of any Relevant Finance Document or any other agreement between the Parties to the contrary (whether express or implied), any Relevant Finance Party may disclose to any person appointed by:

(a)	that Relevant Finance Party;

(b)	a person to (or through) whom that Relevant Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or as any other agent or trustee under this Agreement; and/or

(c)	a person with (or through) whom that Relevant Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made, or may be made, by reference to one or more Relevant Finance Documents and/or one or more Obligors, to provide administration or settlement services in respect of one or more of the Relevant Finance Documents including without limitation, in relation to the trading of participations in respect of the Relevant Finance Documents, such information received from the Parent or any member of the Wider Group relating to the Parent or any member of the Wider Group or its business as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 36.12 (Disclosure to administration/settlement services providers) if the service provider to whom such information is to be given has entered into a Confidentiality Undertaking before such disclosure.

36.13	No Increased Obligations

If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Relevant Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office, the Parent or an Obligor would be obliged to make a payment to the assignee, New Lender or the Lender acting through its new Facility Office under Clause 17.1 (Tax Gross-up), Clause 17.3 (Tax Indemnity) or Clause 18 (Increased Costs),

then the assignee, New Lender or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

36.14	Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Deed, Transfer Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Deed, Transfer Agreement or Increase Confirmation.

36.15	The Register

(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Deed or Transfer Agreement referred to in Clause 36.6 (Transfer Deed) and each Increase Confirmation delivered to and accepted by it; and

(ii)	a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under the Facility, which shall be maintained on behalf of all of the Parties to this Agreement and which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor at any reasonable time and from time to time upon reasonable prior notice.

(b)	Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Facility Agent shall do promptly) on its behalf for the purposes of this Clause 36.15 (The Register) without any further consent of, or consultation with, such Party.

(c)	The Facility Agent shall, upon request by a Lender or a New Lender, confirm to that Lender or New Lender whether a transfer or assignment from that Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Lender or New Lender in the Facility).

36.16	Security Over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 36 (Assignments and Transfers) each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Relevant Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a government authority, department or agency including HM Treasury as well as a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Relevant Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Relevant Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Relevant Finance Documents.

36.17	Pro rata Interest Settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Transferors and New Lenders then (in respect of any transfer pursuant to Clause 36.6 (Transfer Deed) or any assignment pursuant to Clause 36.5 (Assignments) the date of transfer or assignment of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Transferor up to but excluding the date of transfer (“Accrued Amounts”) and shall become due and payable to the Transferor (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Transferor will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Transferor; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 36.17 (Pro rata Interest Settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

36.18	Notification

The Facility Agent shall, within 10 Business Days of receiving a notice relating to an assignment pursuant to Clause 36.5 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrowers of any such assignment, transfer or change in Facility Office, as the case may be.

36.19	Debt Purchase

(a)	For so long as:

(i)	a VMIH Affiliate beneficially owns a Commitment (whether drawn or undrawn); or

(ii)	has entered into a sub-participation agreement relating to a Commitment (whether drawn or undrawn) or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then:

(iii)	in determining whether the requisite level of consent has been obtained to approve any request for a consent, waiver, amendment or other vote under the Relevant Finance Documents such Commitment shall be deemed to be zero; and

(iv)	for the purposes of Clause 42.2 (Consents), such VMIH Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

37.	COSTS AND EXPENSES

37.1	Transaction Expenses

The Company shall within 10 Business Days of demand pay the Facility Agent the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of the Relevant Finance Document and any other documents referred to in this Agreement.

37.2	Amendment Costs

If an Obligor requests an amendment, waiver or consent under or in connection with any Relevant Finance Document the Company shall, within 10 Business Days of demand, reimburse the Facility Agent or, as the case may be, the Security Trustee, for the amount of all costs and expenses (including legal fees subject to any agreed caps) reasonably incurred by the Facility Agent or, as the case may be, the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

37.3	Enforcement Costs

The Company shall, within 10 Business Days of demand, pay to the Facility Agent on behalf of each Relevant Finance Party the amount of all costs and expenses (including legal fees) incurred by that Relevant Finance Party in connection with the enforcement of, or the preservation of any rights under, any Relevant Finance Document.

37.4	Stamp Duties

The Company shall pay and, within 10 Business Days of demand, indemnify each Relevant Finance Party against any cost, loss or liability which that Relevant Finance Party incurs in relation to all stamp duty, registration and other similar Tax Liabilities payable in respect of any Relevant Finance Document (other than those imposed by reason of any assignment or novation by any Relevant Finance Party).

37.5	Other indemnities

The Company shall (or shall procure that an Obligor will), within 10 Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Relevant Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Relevant Finance Parties);

(c)	funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

37.6	Indemnity to the Facility Agent

The Company shall, within 10 Business Days of demand, indemnify the Facility Agent against any reasonable cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

37.7	Value Added Tax

(a)	All amounts expressed to be payable under any Relevant Finance Document by any Obligor to a Relevant Finance Party shall be exclusive of any VAT. If VAT is chargeable on any supply made by a Relevant Finance Party to any Obligor under any Relevant Finance Document (whether that supply is taxable pursuant to the exercise of an option or otherwise), the relevant Relevant Finance Party shall provide a VAT invoice to the Obligor and that Obligor shall pay to that Relevant Finance Party (in addition to and at the same time as paying that consideration) the VAT as further consideration.

(b)	No payment or other consideration to be made or furnished to any Obligor pursuant to or in connection with any Relevant Finance Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)	Where a Relevant Finance Document requires any party to reimburse or indemnify a Relevant Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Relevant Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Relevant Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

If VAT is or becomes chargeable on any supply made by any Relevant Finance Party (the “Supplier”) to any other Relevant Finance Party (the “Recipient”) under a Relevant Finance Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Relevant Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(e)	Any reference in this Clause 37.7 (Value Added Tax) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

Where an Obligor is required to make a payment under this Clause 37.7 (Value Added Tax) above, such amount shall not become due and payable until the relevant Borrower has received a formal invoice detailing the amount to be paid.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Relevant Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

39.	NOTICES AND DELIVERY OF INFORMATION

39.1	Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

39.2	Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a New Lender at the end of the Transfer Deed or Transfer Agreement to which it is a party as New Lender) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the relevant Agent shall from time to time specify by not less than 10 Business Days prior written notice to the Company for this purpose).

39.3	Use of Websites/E-mail

(a)	An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)	the Facility Agent expressly agree that they will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)	in the case of posting to the Designated Website, the Company and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

(b)	If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)	The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Company and the Facility Agent.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

(e)	Subject to the other provisions of this Clause 39.3 (Use of Websites/E-mail), any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)	For the purposes of paragraph (a) above, the Facility Agent hereby expressly agree that:

(i)	they will accept delivery of documents required to be delivered under Clause 23.2 (Financial information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)	they have agreed to the format of the information required to be delivered under Clause 23.2 (Financial information).

39.4	Public or Private Information

Each Lender shall confirm to the Facility Agent whether it wishes to receive any information required to be provided by the group (or any member thereof) under the Relevant Finance Documents on a public or private basis taking into account applicable securities laws and regulations applicable to such Lender.

39.5	Electronic Communication

(a)	Any communication to be made between the Facility Agent and any Lender under or in connection with the Relevant Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

39.6	Certificates of Officers

All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

39.7	Patriot Act

Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Parent and the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent, the Company and the other Obligors and other information that will allow such Lender to identify Parent, the Company and the other Obligors in accordance with the Patriot Act.

39.8	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Relevant Finance Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Relevant Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the Relevant Finance Parties to this Agreement directly. This provision shall not operate after a replacement Facility Agent has been appointed.

40.	ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

41.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

42.	AMENDMENTS

42.1	Amendments Generally

Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of the Instructing Group, and the Obligors affected thereby, may from time to time agree in writing to amend any Relevant Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Relevant Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Relevant Finance Parties and the Obligors. For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to a Hedging Agreement shall only be made in accordance with the provisions of such Hedging Agreement, in each case notwithstanding any other provisions of the Relevant Finance Documents.

42.2	Consents

An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver) may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:

(a)	without prejudice to Clause 2.2 (Increase), any increase in the principal amount of any Commitment of such Lender;

(b)	a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from the Parent or any Obligor under this Agreement to which such Lender is entitled;

(c)	a decrease in any Margin for, or the principal amount of, any Advance, any Documentary Credit or any interest payment, fees or other amounts due under this Agreement to such Lender from the Parent or any Obligor or any other party to this Agreement;

(d)	any change in the currency of account (other than a change resulting from the United Kingdom becoming a Participating Member State);

(e)	unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from the Parent or any Obligor or any other party to this Agreement;

(f)	the deferral of any Termination Date or Final Maturity Date;

(g)	any reduction to the percentage set forth in the definition of the Instructing Group; or

(h)	a change to this Clause 42.2 (Consents) and Clause 42.6 (Guarantees and Security).

42.3	Class Exception

Any amendment or waiver which:

(a)	relates only to the rights or obligations applicable to a particular Utilisation or Facility; and

(b)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility,

may be made in accordance with this Clause 42 (Amendments) but as if references in this Clause 42 (Amendments) to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this Clause 42.3 (Class Exception), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility.

42.4	Facility Agent

The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42 (Amendments).

42.5	Technical and Operational Amendments

(a)	Notwithstanding any other provision of this Clause 42 (Amendments), the Facility Agent may at any time without the consent or sanction of the Lenders, concur with the Company in making any modifications to any Relevant Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification:

(i)	would not be materially prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error;

(ii)	relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by the Company to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Finance Document; or

(iii)	is of a minor, operational or technical nature.

(b)	Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Company to the Lenders as soon as practicable thereafter.

(c)	Notwithstanding any other provision of this Clause 42 (Amendments) or in any Finance Document, an amendment or waiver of Clauses 22.2 (Financial Ratio) to Clause 22.4 (Cure Provisions) and Clause 26.20 (Revolving Facility Acceleration) shall be made only with the consent of the Company and the Composite Revolving Facility Instructing Group and shall not require the consent or approval of any other Finance Party.

42.6	Guarantees and Security

A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 28 (Guarantee and Indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Relevant Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 90 per cent. of the Available Facilities plus aggregate Outstandings.

42.7	Release of Guarantees and Security

(a)	Subject to paragraph (b) below, at the time of completion of any disposal by the Parent, any Obligor or any other provider of Security of any shares, assets or revenues the Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the request of and cost of the relevant Obligor, execute such documents as may be required to:

(i)	release those shares, assets or revenues from Security constituted by any relevant Security Document or certify that any floating charge constituted by any relevant Security Documents over such assets, revenues or rights has not crystallised; and

(ii)	release any person which as a result of that disposal, ceases to be the Parent or any Obligor, from any guarantee, indemnity or Security Document to which it is a party and its other obligations under any other Relevant Finance Document.

(b)	The Security Trustee shall only be required under paragraph (a) above to grant the release of any Security or to deliver a certificate of non-crystallisation on account of a disposal as described in that paragraph if:

(i)	the disposal is permitted under Clause 23.11 (Disposals) or the consent of the Instructing Group has been obtained; and

(ii)	to the extent that the disposal is to be in exchange for replacement assets the Security Trustee has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Security Documents.

(c)	If at any time the Obligors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and the Company provides a certificate to the Facility Agent certifying that upon the release of one or more specified Obligors from its obligations under this Agreement the 80% Security Test would continue to be satisfied, the Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the request and cost of the Company, execute such documents as may be required to release such specified Obligors from any guarantees, indemnities and/or Security Documents to which it is a party and to release it from its other obligations under any Relevant Finance Document. Any Obligor, whose assets are to be released by this paragraph (c) or any other provision of this Agreement or the Relevant Finance Documents and who as a result will not have granted security over its assets in accordance with the 80% Security Test for the benefit of the Relevant Finance Parties, shall, for purposes of the determination of the 80% Security Test, not be treated as an Obligor for the calculation in the preceding sentence and on a going forward basis. The release provisions of this paragraph (c) shall not permit any release of any guarantees or Security in favour of the Relevant Finance Parties, in each case, granted by the Parent, the Company and any Borrower (other than the Company) for as long as such entity is a Borrower.

(d)	The Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under Clause 10.2 (Releases) and Clause 10.3 (Release of Obligors), in each case, of the Security Trust Agreement, (ii) to which a prior written consent of the relevant Lenders has been granted in accordance with Clause 42.6 (Guarantees and Security) and (iii) required to permit the granting of any Security Interest permitted under Clause 23.8 (Negative pledge).

(e)	Notwithstanding any other provision of this Agreement, the Company may require the Security Trustee to, and the Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 23.8 (Negative pledge). If, immediately prior to such release the relevant Obligor was treated as an Obligor for the purpose of the 80% Security Test, the relevant Obligor shall continue to be treated as an Obligor for those purposes notwithstanding any such release.

42.8	Asset Security Release

(a)	Following receipt by the Lenders of the Lender Asset Security Release Confirmation, the Security Trustee shall (and it is hereby authorised by the other Relevant Finance Parties (including, if applicable, in their capacities as Hedge Counterparties (under and as defined in the Group Intercreditor Agreement and the HYD Intercreditor Agreement)) to) be irrevocably authorised by the Lenders to execute such documents as may be required to ensure that the Security (other than any Security required to be granted under paragraph (b) of the definition of “80% Security Test”) is released.

(b)	The Lenders shall procure that any of their Affiliates that are Hedge Counterparties (under and as defined in the Group Intercreditor Agreement and the HYD Intercreditor Agreement) shall, at the request of the Company at any time, enter into all documentation that is necessary or desirable to ensure that, subject to obtaining the consent to the extent necessary of any applicable party to the Group Intercreditor Agreement and the HYD Intercreditor Agreement that is not a Party (or an Affiliate of a Party that is a Hedge Counterparty (under and as defined in the Group Intercreditor Agreement and the HYD Intercreditor Agreement)) the Security (other than any Security required to be granted under paragraph (b) of the definition of “80% Security Test”) is released.

42.9	Amendments Affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)	amend or waive any provision of Clause 29 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others), Clause 36.10 (Disclosure of Information), Clause 37 (Costs and Expenses) or this Clause 42 (Amendments); or

(b)	otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

42.10	Calculation of Consent

Where a request for a waiver of, or an amendment to, any provision of any Relevant Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor:

(a)	each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Facility Agent and the Company shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted; and

(b)	the Facility Agent, in determining whether sufficient Lenders have consented to that amendment or waiver, shall not take into account any Commitments or Advances under any relevant Facility in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 10.1 (Voluntary Cancellation) or Clause 11.1 (Voluntary Prepayment) provided that to the extent that any cancellation or prepayment is not made on the date specified in a relevant cancellation or prepayment notice then the requirement to take into account any such Commitments or Advances under any relevant Facility shall be reinstated with retroactive effect from the date of delivery of such cancellation or prepayment notice.

42.11	Reference Banks and Alternative Reference Banks

An amendment and waiver which relates to the rights and obligations of a Reference Bank or an Alternative Reference Bank (each in their capacity as such) may not be effected without the consent of that Reference Bank or that Alternative Reference Bank, as the case may be.

42.12	Replacement of Screen Rate

If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Relevant Finance Document to use that other benchmark rate) may be made with the consent of the Instructing Group and the Company.

42.13	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitments, in determining whether the requisite level of consent has been obtained for a consent, waiver, amendment or other vote under the Relevant Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 42.13 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

42.14	Replacement of Lenders

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,

then the Company may, on not less than three Business Days prior notice to the Facility Agent and that Lender (A), replace that Lender by requiring it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Company for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Advances and all accrued interest and fees and other amounts payable to it under this Agreement or (B) prepay that Lender all but not part of its share in its outstanding Advances and all accrued interest and fees and other amounts payable to it under this Agreement from cash flow, permitted Subordinated Funding or New Equity received by the Bank Group. Any notice delivered under this paragraph (a) shall be accompanied by a Transfer Deed or Transfer Agreement complying with Clause 36 (Assignments and Transfers), which Transfer Deed or Transfer Agreement shall be immediately executed by the relevant Non-Consenting Lender or, as the case may be, Non-Funding Lender and returned to the Company. If a Lender does not execute and/or return a Transfer Deed or Transfer Agreement as required by this paragraph (a) within two Business Days of delivery by the Company, the Facility Agent shall execute (and is hereby irrevocably authorised by the relevant Lender to do so) that Transfer Deed or Transfer Agreement on behalf of such Lender.

(b)	The Company shall have no right to replace the Arrangers, the Facility Agent or the Security Trustee and none of the foregoing nor shall any Lender have any obligation to the Company to find a replacement Lender or other such entity.

(c)	In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

43.	THIRD PARTY RIGHTS

(a)	A person which is not a party to this Agreement (a “third party”) shall have no right to enforce any of its provisions except that:

(i)	a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)	each of Clause 17.3 (Tax Indemnity), Clause 18 (Increased Costs) and Clause 29.9 (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)	Subject to Clause 42.11 (Reference Banks and Alternative Reference Banks) but otherwise notwithstanding any term, of any Finance Documents, the consent of any third party is not required to rescind or vary this Agreement at any time.

44.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

45.	GOVERNING LAW

This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

46.	JURISDICTION

46.1	Courts

Each of the parties to this Agreement (other than the US Borrower) irrevocably agrees for the benefit of each of the Relevant Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

46.2	Waiver

Each of the Obligors (other than the US Borrower) irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

46.3	Service of Process

Each of the Obligors (other than the US Borrower) which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to the Company at its registered office for the time being and the Company, by its signature to this Agreement, accepts its appointment as such in respect of each such Obligor. If the appointment of the person mentioned in this Clause 46.3 (Service of Process) ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

46.4	Proceedings in Other Jurisdictions

Nothing in Clause 46.1 (Courts) shall (and shall not be construed so as to) limit the right of the Relevant Finance Parties or any of them to take Proceedings against any of the Obligors (other than the US Borrower) in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

46.5	US Borrower

Notwithstanding anything to the contrary in this Clause 46 (Jurisdiction), each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of the US Borrower’s corporate domicile with respect to actions or proceedings brought against the US Borrower as a defendant, for purposes of all legal proceedings relating to the US Borrower (a “US Proceeding”) and relating to, or arising out of, this Agreement. The US Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any US Proceeding and any claim that any US Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any US Proceeding may be served on a US Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

46.6	General Consent

Each of the Obligors consents generally in respect of any Proceedings or US Proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

46.7	Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

46.8	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY RELEVANT FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY RELEVANT FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

47.	COMPLETE AGREEMENT

The Relevant Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Part 1: Lenders and Commitments

Lender	Revolving Facility Commitment (£)
Bank of America, N.A	50,000,000
Barclays Bank PLC	50,000,000
BNP Paribas Fortis SA/NV	50,000,000
Crédit Industriel et Commercial	10,000,000
Citibank, N.A. London Branch	25,000,000
Credit Agricole Corporate and Investment Bank	25,000,000
Credit Suisse AG, London Branch	50,000,000
Credit Suisse AG, Cayman Islands Branch	0
Deutsche Bank AG, London Branch	50,000,000
DNB Bank ASA London Branch	50,000,000
Goldman Sachs Lending Partners LLC	25,000,000
HSBC Bank plc	25,000,000
ING Bank N.V.	25,000,000
JPMorgan Chase Bank, N.A., London Branch	25,000,000
Lloyds TSB Bank PLC	25,000,000
Mediobanca International (Luxembourg) S.A.	25,000,000
Morgan Stanley Bank, N.A.	25,000,000
Nomura International plc	25,000,000
The Royal Bank of Scotland plc	25,000,000
Scotiabank Europe plc	25,000,000
Société Générale, London branch	25,000,000
UBS Limited	25,000,000

Total Commitments	660,000,000

Part 2: Lenders Tax Status

Lender	Tax Status	Treaty Passport scheme reference number and jurisdiction of tax residence
Bank of America, N.A	UK Bank Lender	N/A

Barclays Bank PLC	UK Bank Lender	N/A

BNP Paribas Fortis SA/NV	UK Treaty Lender	18/B/359080/DTTP Belgium

Crédit Industriel et Commercial	UK Bank Lender	N/A

Citibank, N.A. London Branch	UK Bank Lender	N/A

Credit Agricole Corporate and Investment Bank	UK Bank Lender	N/A

Credit Suisse AG, London Branch	UK Bank Lender	N/A

Credit Suisse AG, Cayman Islands Branch

Deutsche Bank AG, London Branch	UK Bank Lender	N/A

DNB Bank ASA London Branch	UK Bank Lender	N/A

Goldman Sachs Lending Partners LLC	UK Treaty Lender	13/G/356209/DTTP USA

HSBC Bank plc	UK Bank Lender	N/A

ING Bank N.V.	UK Treaty Lender	N/A

JPMorgan Chase Bank, N.A., London Branch	UK Bank Lender	N/A

Lloyds TSB Bank PLC	UK Bank Lender	N/A

Mediobanca International (Luxembourg) S.A.	UK Treaty Lender	48/M/315419/DTTP

Morgan Stanley Bank, N.A.	UK Treaty Lender	13/M/307216/DTTP USA

Nomura International plc	UK Non-Bank Lender	N/A

The Royal Bank of Scotland plc	UK Bank Lender	N/A

Scotiabank Europe plc	UK Bank Lender	N/A

Société Générale, London branch	UK Bank Lender	N/A

UBS Limited	UK Bank Lender	N/A

SCHEDULE 2

Part 1: The Original Guarantors

1.	Virgin Media Finance Plc

2.	Virgin Media Investment Holdings Limited

3.	Virgin Media Limited

4.	Virgin Media Wholesale Limited

5.	VMIH Sub Limited

6.	Virgin Media SFA Finance Limited

7.	Virgin Media Secured Finance Plc

8.	Virgin Media Bristol LLC

9.	Ntl Victoria Limited

Part 2: Members of the Bank Group

Anglia Cable Communications Limited

Avon Cable Investments Limited

Avon Cable Joint Venture

Avon Cable Limited Partnership

Barnsley Cable Communications Limited

BCMV Leasing Limited

BCMV Limited

Birmingham Cable Corporation Limited

Birmingham Cable Finance Limited

Birmingham Cable Limited

Blue Yonder Workwise Limited

Bluebottle Call Limited

Bradford Cable Communications Limited

Cable Adnet Limited

Cable Camden Limited

Cable Communications Limited

Cable Enfield Limited

Cable Finance Limited

Cable Hackney & Islington Limited

Cable Haringey Limited

Cable Internet Limited

Cable London Limited

Cable on Demand Limited

CableTel (UK) Limited

CableTel Herts and Beds Limited

CableTel Northern Ireland Limited

CableTel Scotland Limited

CableTel Surrey and Hampshire Limited

CableTel West Riding Limited

Cambridge Cable Services Limited

Cambridge Holding Company Limited

Capital City Cablevision Limited

CCL Corporate Communication Services Limited

Central Cable Holdings Limited

Central Cable Limited

Central Cable Sales Limited

Chartwell Investors, L.P.

Continental Shelf 16 Limited

Cotswolds Cable Limited Partnership

Credit-Track Debt Recovery Ltd

Crystal Palace Radio Limited

Diamond Cable Communications Limited

Doncaster Cable Communications Limited

Dundee Cable and Satellite Limited

East Coast Cable Limited

Ed Stone Limited

Edinburgh Cable Limited Partnership

EMS Investments Limited

Estuaries Cable Limited Partnership

Eurobell (Holdings) Limited

Eurobell (IDA) Limited

Eurobell (No. 2) Limited

Eurobell (No. 3) Limited

Eurobell (South West) Limited

Eurobell (Sussex ) Limited

Eurobell (West Kent) Limited

Eurobell CPE Limited

Eurobell Internet Services Limited

Eurobell Limited

European Business Network Limited

Filegale Limited

Fleximedia Limited

Flextech (1992) Limited

Flextech (Kindernet Investment) Limited

Flextech (Travel Channel) Limited

Flextech B Limited (formerly known as Bravo TV Limited)

Flextech Broadband Holdings Limited

Flextech Broadband Limited

Flextech Broadcasting Limited

Flextech C (formerly known as Challenge TV)

Flextech Childrens Channel Limited

Flextech Communications Limited

Flextech Digital Broadcasting Limited

Flextech Distribution Limited

Flextech Family Channel Limited

Flextech Homeshopping Limited

Flextech Interactive Limited

Flextech IVS Limited

Flextech L Limited (formerly known as Living TV Limited)

Flextech Limited

Flextech Media Holdings Limited

Flextech T Limited (formerly known as Trouble TV Limited)

Flextech Video Games Limited

Future Entertainment Sarl

General Cable Group Limited

General Cable Holdings Limited

General Cable Investments Limited

General Cable Limited

General Cable Programming Limited

Halifax Cable Communications Limited

Hieronymous Limited

Imminus (Ireland) Limited

Interactive Digital Sales Limited

IVS Cable Holdings Limited

Jewel Holdings

Lanbase European Holdings Limited

Lanbase Limited

London South Cable Partnership

M&NW Network II Limited

M&NW Network Limited

Middlesex Cable Limited

NNS U.K. Holdings 1 LLC

NNS U.K. Holdings 2, Inc.

North CableComms Holdings, Inc.

North CableComms L.L.C.

North CableComms Management, Inc.

ntl (Aylesbury and Chiltern) Limited

ntl (B) Limited

ntl (Broadland) Limited

ntl (City and Westminster) Limited

ntl (County Durham) Limited

ntl (CRUK)

ntl (CWC Holdings)

ntl (CWC) Corporation Limited

ntl (CWC) Limited

ntl (CWC) UK

ntl (Ealing) Limited

ntl (Greenwich and Lewisham) Limited

ntl (Hampshire) Limited

ntl (Harrogate) Limited

ntl (Harrow) Limited

ntl (Kent) Limited

ntl (Lambeth and Southwark) Limited

ntl (Leeds) Limited

ntl (Norwich) Limited

ntl (Peterborough) Limited

ntl (South East) Limited

ntl (South Hertfordshire) Limited

ntl (South London) Limited

ntl (Southampton and Eastleigh) Limited

ntl (Thamesmead) Limited

NTL (Triangle) LLC

ntl (V)

ntl (Wandsworth) Limited

ntl (Wearside) Limited

ntl (West London) Limited

ntl (YorCan) Limited

ntl (York) Limited

ntl Acquisition Company Limited

ntl Bolton Cablevision Holding Company

NTL Bromley Company

ntl Business (Ireland) Limited

ntl Business Limited

ntl CableComms Bolton

ntl CableComms Bolton Leasing Limited

ntl CableComms Bromley

ntl CableComms Bromley Leasing Limited

ntl CableComms Bury and Rochdale

ntl CableComms Cheshire

ntl CableComms Derby

ntl CableComms Derby Leasing Limited

ntl CableComms East Lancashire

ntl CableComms Greater Manchester

ntl CableComms Greater Manchester Leasing Limited

ntl CableComms Group Limited

NTL CableComms Group, Inc.

ntl CableComms Holdings No. 1 Limited

ntl CableComms Holdings No. 2 Limited

ntl CableComms Limited

ntl CableComms Macclesfield

ntl CableComms Manchester Limited

ntl CableComms Oldham and Tameside

ntl CableComms Solent

ntl CableComms Staffordshire

ntl CableComms Stockport

ntl CableComms Surrey

ntl CableComms Surrey Leasing Limited

ntl CableComms Sussex

ntl CableComms Sussex Leasing Limited

ntl CableComms Wessex

ntl CableComms Wessex Leasing Limited

ntl CableComms Wirral

ntl Cambridge Limited

NTL Chartwell Holdings 2, Inc.

ntl Chartwell Holdings Limited

NTL Chartwell Holdings, Inc.

ntl Communications Services Limited

ntl Darlington Limited

ntl Derby Cablevision Holding Company

ntl Funding Limited

ntl Glasgow

ntl Glasgow Holdings Limited

ntl Holdings (Broadland) Limited

ntl Holdings (East London) Limited

ntl Holdings (Fenland) Limited

ntl Holdings (Leeds) Limited

ntl Holdings (Norwich) Limited

ntl Holdings (Peterborough) Limited

ntl Internet Services Limited

ntl Irish Holdings Limited

ntl Kirklees

ntl Kirklees Holdings Limited

ntl Manchester Cablevision Holding Company

ntl Microclock Services Limited

ntl Midlands Limited

ntl Midlands Leasing Limited

ntl National Networks Limited

NTL North CableComms Holdings, Inc.

NTL North CableComms Management, Inc.

ntl Partcheer Company Limited

NTL Programming Subsidiary Company

ntl Rectangle Limited

ntl Sideoffer Limited

NTL Solent Company

ntl Solent Telephone and Cable TV Company Limited

NTL South CableComms Holdings, Inc.

NTL South CableComms Management, Inc.

ntl South Central Limited

ntl South Wales Limited

ntl Streetunique Projects Limited

ntl Streetunit Projects Limited

ntl Streetusual Services Limited

ntl Streetvision Services Limited

ntl Streetvital Services Limited

ntl Streetwarm Services Limited

ntl Streetwide Services Limited

ntl Strikeagent Trading Limited

ntl Strikeamount Trading Limited

ntl Strikeapart Trading Limited

NTL Surrey Company

NTL Sussex Company

ntl Teesside Limited

ntl Telecom Services Limited

NTL UK CableComms Holdings, Inc.

ntl UK Telephone and Cable TV Holding Company Limited

ntl Victoria II Limited

ntl Victoria Limited

NTL Wessex Company

ntl Winston Holdings Limited

NTL Winston Holdings, Inc.

NTL Wirral Company

ntl Wirral Telephone and Cable TV Company

ntl Wirral Telephone and Cable TV Company Leasing Limited

Perth Cable Television Limited

Pinnacle Debt Recovery Limited

Rapid Travel Solutions Limited

Rotherham Cable Communications Limited

SANE Network Limited

Screenshop Limited

Sheffield Cable Communications Limited

South CableComms Holdings, Inc.

South CableComms LLC

South CableComms Management, Inc.

Southwestern Bell International Holdings Limited

TCI/US West Cable Communications Group

Telewest Communications (Central Lancashire) Limited

Telewest Communications (Cotswolds) Limited

Telewest Communications (Cotswolds) Venture

Telewest Communications (Cumbernauld) Limited

Telewest Communications (Dumbarton) Limited

Telewest Communications (Dundee & Perth) Limited

Telewest Communications (Falkirk) Limited

Telewest Communications (Fylde & Wyre) Limited

Telewest Communications (Glenrothes) Limited

Telewest Communications (Internet) Limited

Telewest Communications (Liverpool) Limited

Telewest Communications (London South) Joint Venture

Telewest Communications (London South) Limited

Telewest Communications (Midlands and North West) Limited

Telewest Communications (Midlands) Limited

Telewest Communications (Motherwell) Limited

Telewest Communications (Nominees) Limited

Telewest Communications (North East) Limited

Telewest Communications (North East) Partnership

Telewest Communications (North West) Limited

Telewest Communications (Publications) Limited

Telewest Communications (Scotland Holdings) Limited

Telewest Communications (Scotland) Limited

Telewest Communications (Scotland) Venture

Telewest Communications (South East) Limited

Telewest Communications (South East) Partnership

Telewest Communications (South Thames Estuary) Limited

Telewest Communications (South West) Limited

Telewest Communications (Southport) Limited

Telewest Communications (St Helens & Knowsley) Limited

Telewest Communications (Telford) Limited

Telewest Communications (Tyneside) Limited

Telewest Communications (Wigan) Limited

Telewest Communications Cable Limited

Telewest Communications Holdco Limited

Telewest Communications Holdings Limited

Telewest Communications Networks Limited

Telewest Global Finance LLC

Telewest Health Trustees Limited

Telewest Limited

Telewest Parliamentary Holdings Limited

Telewest Trustees Limited

Telewest UK Limited

Telewest Workwise Limited

The Cable Corporation Equipment Limited

The Cable Corporation Limited

The Cable Equipment Store Limited

The Yorkshire Cable Group Limited

Theseus No.1 Limited

Theseus No.2 Limited

TVS Television Limited

Tyneside Cable Limited Partnership

United Artists Investments Limited

United Cable (London South) Limited Partnership

Virgin Media Bristol LLC

Virgin Media Business Limited

Virgin Media Directors Limited

Virgin Media Finco Limited

Virgin Media Investment Holdings Limited

Virgin Media Investments Limited

Virgin Media Limited

Virgin Media Payments Ltd

Virgin Media Secretaries Limited

Virgin Media Secured Finance PLC

Virgin Media SFA Finance Limited

Virgin Media Wholesale Limited

Virgin Mobile Group (UK) Limited

Virgin Mobile Holdings (UK) Limited

Virgin Mobile Telecoms Limited

Virgin Net Limited

VMIH Sub Limited

VMWH Limited

W Television Leasing Limited

Wakefield Cable Communications Limited

Windsor Television Limited

Winston Investors LLC

Workplace Technologies Trustees Company Limited

X-TANT Limited

Yorkshire Cable Communications Limited

Yorkshire Cable Finance Limited

Yorkshire Cable Limited

Yorkshire Cable Properties Limited

Yorkshire Cable Telecom Limited

SCHEDULE 3

CONDITIONS PRECEDENT AND SUBSEQUENT

Part 1: Intentionally Left Blank

Part 2: Intentionally Left Blank

Part 3: Form of Officer’s Certificate

To:	[●] as Facility Agent

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, Virgin Media Finance PLC as the Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited [and the US Borrower] as Original Borrowers, [●] as Global Coordinator [●] as Bookrunners and Mandated Lead Arrangers, [●] as Facility Agent, [●] as Security Trustee and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.

I, [name], a [Director/General Partner/Partner/Officer] of [name of Obligor] of [address] (the [“Company”/”Partnership”])

CERTIFY without personal liability, that:

(a)	[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the [constitution of the Company]/[due formation of the Partnership]*] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)	attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [●] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Relevant Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)	each copy document relating to it specified in [●] is correct, complete and in full force and effect and has not been amended or superseded as at the date of this Certificate;

(d)	the entry into and performance of the Relevant Finance Documents to which it is a party by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject; and

(e)	the following signatures are the true signatures of the persons who have been authorised to sign any necessary documents on behalf of the [Company/Partnership] and to give notices and communications (including Utilisation Requests), under or in connection with the Relevant Finance Documents on behalf of the [Company/Partnership].

Name	Position	Signature
[●]	[●]	[●]

Signed:
Director/Partner/Officer

Date:    [●]

I, [name], a [Director/Secretary/General Partner/Partner] of [name of Obligor] (the [“Company”/“Partnership”]), certify that the persons whose names and signatures are set out above are duly appointed [•] of the [Company/Partnership] and that the signatures of each of them above are their respective signatures.

Signed:
[Director/Secretary] [Partner]

Date:    [●]

Notes:

*	Including for the avoidance of doubt any partnership agreement.

SCHEDULE 4

Part 1: Form of Utilisation Request (Advances)

From: [Name of Borrower] (the “Borrower”)

To:	[●]

    as Facility Agent

Date: [●]

Dear Sirs

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.

We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish the Lenders to make an Advance on the following terms:

(a)	Facility to be used: [A/B/C/Revolving Facility]

(b)	Sterling Amount/Dollar Amount: £/US$ [●]

(c)	Currency: [●]

(d)	Interest Period/Term: [●] month[s]

(e)	Proposed date of Advance: [●] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as at Utilisation Date, Completion will occur.]1

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].]2 [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]3

The proceeds of this Utilisation should be credited to [insert account details].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

Yours faithfully,

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

[1]	In respect of first Utilisation only.
[2]	Applicable for Rollover Advances only. Insert details of relevant Event of Default, if any.
[3]	Applicable for any Advance other than a Rollover Advance or unless otherwise not required by this Agreement.

Part 2: Form of Utilisation Request (Documentary Credits)

From: [Name of Borrower] (the “Borrower”

To:	[●]	[●]
	as Facility Agent; and	as a L/C Bank

Date:    [●]

Dear Sirs

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.

We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish [name of L/C Bank] to issue a Documentary Credit on the following terms:

(a)	Facility: [●]

(b)	Name of Beneficiary: [●]

(c)	Address of Beneficiary: [●]

(d)	Purpose of/Liabilities to be assured by the Documentary Credit: [insert details]

(e)	Sterling Amount: £[●]

(f)	Currency: [●]

(g)	Expiry Date: [●] month[s]

(h)	Proposed date of issue of Documentary Credit: [●] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].]4 [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]5

Upon issuance of the Documentary Credit requested hereunder, please send the Documentary Credit to the Beneficiary at the address shown above, with a copy to [insert details of relevant contact at the Borrower].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

[4]	Applicable for Renewal Requests only. Insert details of the relevant Event of Default, if any.
[5]	Applicable to all Utilisation Requests in respect of a Documentary Credit (other than a Renewal Request).

Yours faithfully

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

SCHEDULE 5

FORM OF TRANSFER DEED

To:	[●] as Facility Agent

This Deed is dated [●] and relates to:

(1)	the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(2)	[●].

1.	Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed. The terms “Lender”, “New Lender”, “Lender’s Participation” and “Portion Transferred” are defined in the Schedule to this Deed.

2.	The Lender:

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Lender’s Participation in the Facilities Agreement and the Interest Periods or Terms (as the case may be) for existing Advances as at the date of this Deed; and

(b)	requests the New Lender to accept and procure the transfer by novation to the New Lender of the Portion Transferred by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Facilities Agreement.

3.	The New Lender requests the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 36.6 (Transfer Deed) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.	The New Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.	The New Lender undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.

The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement, any other Relevant Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facilities Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.	The Lender gives notice that nothing in this Deed or in the Facilities Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Lender (a) to accept a re transfer from the New Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.	[The New Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.][6]

OR

[The New Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]7 of the definition thereof.]8

OR

[The New Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]910

OR

[The New Lender represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]

9.	Any New Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.

UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

[6]	A Lender giving this representation is a Qualifying UK Lender.
[7]	UK Non-Bank Lender to delete as appropriate.
[8]	A Lender giving this representation is a Qualifying UK Lender.
[9]	A Lender giving this representation is a Qualifying UK Lender.
[10]	Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at http://www.hmrc.gov.uk/cnr/dtt-passport-scheme.htm. The Centre Fro Non Residents can be contacted by telephone on 0845 070 0040 (from within the UK) or +44 151 210 2222 (from outside the UK).

If a New Lender has previously provided the Company with the above documents (in connection with any financing made available by such New Lender to the Company) such New Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

The New Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

The New Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender and as a Senior Finance Party as if it had been an original party thereto in such capacity.

ACCESSION TO THE SECURITY TRUST AGREEMENT

The New Lender hereby confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

THE SCHEDULE

1.		Lender:

2.		New Lender:

3.		Transfer Date:

4.		Lender’s Participation in Term Facility Outstandings	Interest Period	Portion Transferred

5.	[(a)]	Lender’s Revolving Facility Commitment	Portion Transferred

	[(b)]	Lender’s Ancillary Facility Commitment	Portion Transferred 100%]

6.	[(a)]	Lender’s Participation in Revolving Facility Outstandings	Term	Portion Transferred

7.	[(b)]	Lender’s Participation in Ancillary Facility Outstandings		Portion Transferred 100%]

		[Documentary Credits Issued	Term and Expiry Date	Portion Transferred]

The Lender

EXECUTED as a DEED by for and on

behalf of [●]

By:

By:

The Transferee

EXECUTED as a DEED by for and on

behalf of [●]

By:

By:

The Facility Agent

EXECUTED as a DEED by for and on

behalf of [●]

By:

By:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

10.	Facility Office Address (in relation to the Transferee’s tax status as set out in paragraph 8 above):

Please provide administrative details of the Transferee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.

Administrative Office Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

SCHEDULE 6

FORM OF TRANSFER AGREEMENT

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[11]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[12]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[13]	Select as appropriate.
[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][other]

3.	Borrower(s):

4.	Facility Agent:	[●], as the facility agent under the Senior Facilities Agreement

5.	Senior Facilities Agreement:	[The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Facility Assigned[17]	Aggregate Amount of Commitment/ Advances for all Lenders[18]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[19]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

The Assignee hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

The Assignee hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender and as a Senior Finance Party as if it had been an original party thereto in such capacity.

ACCESSION TO THE SECURITY TRUST AGREEMENT

The Assignee hereby confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

[15]	List each Assignor, as appropriate.
[16]	List each Assignee, as appropriate.
[17]	Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment
[18]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[19]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

7.	[Trade Date: ][20]

Effective Date:              , 20     [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

IN WITNESS WHEREOF this Assignment and Assumption has been executed as a deed by the parties hereto and is delivered on the date written above.

[20]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][21]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

Facility Office Address (in relation to the Assignee’s tax status as set out in paragraph 3 below):

Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.

[21]	Include appropriate signature blocks and add additional signature blocks as needed.
[22]	Include appropriate signature blocks and add additional signature blocks as needed.

Administrative Office Address:

Contact Name:

Account for Payments:

Fax:

Telephone:23

[Accepted:

[NAME OF FACILITY AGENT], as

Facility Agent

By:
Title:

[Consented to:][24]

[NAME OF RELEVANT PARTY]

By:
Title:

[23]	To be replicated for each Assignee.
[24]	To be added only if the consent of the Company and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

ANNEX 1

[                    ]25

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Relevant Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Relevant Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Relevant Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Relevant Finance Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clause 36.4 (Assignments or Transfers by Lenders) to 36.6 (Transfer Deed) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 36.4 (Assignments or Transfers by Lenders) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 23.2 (Financial information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender]26 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the

[25]	Describe Senior Facilities Agreement at option of Facility Agent.
[26]	The concept of “Foreign Lender” should be conformed to the section in the Senior Facilities Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Relevant Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Relevant Finance Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.27 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    [The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.]28

OR

[The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]29 of the definition thereof.] 30

OR

[The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]3132

OR

[The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]

[27]	Note Clause 36.17 (Pro rata Interest Settlement) of the Senior Facilities Agreement. The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”
[28]	A Lender giving this representation is a Qualifying UK Lender.
[29]	UK Non-Bank Lender to delete as appropriate.
[30]	A Lender giving this representation is a Qualifying UK Lender.
[31]	A Lender giving this representation is a Qualifying UK Lender.
[32]	Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at http://www.hmrc.gov.uk/cnr/dtt-passport-scheme.htm. The Centre Fro Non Residents can be contacted by telephone on 0845 070 0040 (from within the UK) or +44 151 210 2222 (from outside the UK).

4.    Any Assignee that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the Assignee as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If an Assignee has previously provided the Company with the above documents (in connection with any financing made available by such Assignee to the Company) such Assignee shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

5.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

SCHEDULE 7

FORM OF ACCESSION NOTICE

THIS ACCESSION NOTICE is entered into on [●] by [insert name of Holding Company] (“Holdco”)] / [[insert name of Subsidiary] (the “Subsidiary”)] or any Permitted Affiliate Parent and [●] (the “Parent”)] [●] (the “Company”)] by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Facilities Agreement referred to below).

BACKGROUND

1.	We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●].

2.	[The Subsidiary is required to accede to the Facilities Agreement as an Acceding Guarantor pursuant to Clause 3 (Conditions) and Clause 25.3 (Acceding Guarantors).]

OR

[The Company has requested that the Subsidiary becomes an Acceding Borrower and an Acceding Guarantor pursuant to Clause 25.2 (Acceding Borrowers) of the Facilities Agreement.]

OR

[The Company has requested that the Subsidiary become an Acceding Guarantor pursuant to Clause 25.3 (Acceding Guarantors) of the Facilities Agreement.]

OR

[The Company has requested that Holdco becomes a party to this Agreement as the Parent pursuant to Clause 23.26(b)(iii) (Further Assurance) of the Facilities Agreement.]

NOW THIS DEED WITNESS AS FOLLOWS:

Terms defined in the Facilities Agreement have the same meanings in this Accession Notice.

[The Subsidiary/Holdco] is a company [or specify any other type of entity] duly incorporated, established or organised under the laws of [insert relevant jurisdiction].

[The Subsidiary/Holdco] confirms that it has received from the Company a true and up-to-date copy of the Facilities Agreement and the other Relevant Finance Documents.

[The Subsidiary/Holdco] undertakes, upon its becoming a [party to the Facilities Agreement/Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Facilities Agreement, [the Group Intercreditor Agreement], [the HYD Intercreditor Agreement] and the other Relevant Finance Documents by a [Borrower] [Guarantor] [Holdco] and agrees that it shall be bound by the Facilities Agreement, [the Group Intercreditor Agreement], [the HYD Intercreditor Agreement], [the Supplemental HYD Intercreditor Agreement]33 and the other Relevant Finance Documents in all respects as if it had been an original party to them as [a Borrower] [a Guarantor]34 .

[33]	Delete if inapplicable.
[34]	Insert any legal limitations on guarantee, if applicable.

The Company:

(a)	repeats the Repeating Representations identified as being made by it under Clause 21 (Representations and Warranties) upon the date [the Subsidiary/Holdco] accedes to the Facilities Agreement; and

(b)	confirms that no Default [(other than any Default which will be remedied by the accession of the [Acceding Borrower][Acceding Guarantor] and each other person acceding as a [Borrower][Guarantor] on or about the date of this Accession Notice)] is continuing or will occur as a result of [the Subsidiary/Holdco] becoming an [Acceding Borrower/an Acceding Guarantor/ a party to this Agreement].

[The Subsidiary makes, in relation to itself, the representations and warranties expressed to be made by a Guarantor in Clause 21 (Representations and Warranties) of the Facilities Agreement.]35

OR

[The Subsidiary makes, in relation to itself, the Repeating Representations expressed to be made by a Borrower in Clause 21 (Representations and Warranties) of the Facilities Agreement]

OR

[The Subsidiary makes, in relation to itself, the Repeating Representations expressed to be made by a Guarantor in Clause 21 (Representations and Warranties) of the Facilities Agreement]36

OR

[Holdco makes, in relation to itself, the Repeating Representations expressed to be made by the Parent in Clause 21 (Representations and Warranties) of the Facilities Agreement]37

[The Subsidiary hereby represents that it is subject to or is potentially liable to US Federal Income Taxes or its members or shareholders are liable or potentially liable to US Federal Income Taxes in respect of its net income or profit and upon its accession to the Facilities Agreement as an Acceding Guarantor, it will be a Restricted Guarantor.]38

[35]	Original Guarantors only.
[36]	Acceding Guarantors only.
[37]	Acceding Holdco only.
[38]	Restricted Guarantors only

[[The Subsidiary/Holdco] confirms that it has appointed [Virgin Media Investment Holdings Limited] to be its process agent for the purposes of accepting service of Proceedings on it.]39

[The Subsidiary/Holdco]’s administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Contact:

Telephone No:

Fax No:

This Accession Notice, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

This Accession Notice has been executed as a Deed by the Company and [the Parent/The Subsidiary /Holdco] and signed by the Facility Agent on the date written at the beginning of this Accession Notice.

[THE SUBSIDIARY

EXECUTED as a DEED by [Name of Subsidiary] acting by	) ) )

Director
[insert name of director]

In the presence of:

Witness:

Witness Name:

Witness Address:

Witness Occupation:

[39]	Non-English entities only.

OR

[HOLDCO

EXECUTED as a DEED by [Insert name of Holdco] acting by	) ) )

Director
[insert name of director]

In the presence of:

Witness:

Witness Name:

Witness Address:

Witness Occupation:

THE COMPANY

EXECUTED as a DEED by [●] acting by	) ) )

Director
[insert name of director]

In the presence of:

Witness:

Witness Name:

Witness Address:

Witness Occupation:

THE FACILITY AGENT

[●]

By:

By:

SCHEDULE 8

ACCESSION DOCUMENTS

1.	Corporate Documents

In relation to the proposed Acceding Group Company:

(a)	a copy of its up-to-date constitutional documents;

(b)	a board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Accession Notice, its accession to the Facilities Agreement as an Acceding Guarantor or Acceding Borrower, as applicable, and the performance of its obligations under the Relevant Finance Documents and authorising a person or persons identified by name or office to sign such Accession Notice and any other documents to be delivered by it pursuant thereto;

(c)	to the extent legally necessary, a copy of a shareholders’ resolution of all the shareholders of such person approving the execution, delivery and performance of the Relevant Finance Documents to which it is a party and the terms and conditions to it; and

(d)	a duly completed certificate of a duly authorised officer of such person substantially in the form of Part 3: of Schedule 3 (Form of Officer’s Certificate).

2.	Legal Opinions

(a)	Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(b)	the due incorporation, capacity and authorisation of the relevant Acceding Group Company; and

(c)	the relevant obligations to be assumed by the relevant Acceding Group Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it,

(d)	in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Acceding Group Company, as the case may be.

3.	Necessary Authorisations

A copy of any Necessary Authorisation as is in, the reasonable opinion of counsel to the Lenders necessary to render the Relevant Finance Documents to which the relevant Acceding Group Company, is or is to be party legal, valid, binding and enforceable, to make the Relevant Finance Documents to which the relevant Acceding Group Company is or is to be party admissible in evidence in such Acceding Group Company’s jurisdiction of incorporation and (if different) in England and to enable such Acceding Group Company to perform its obligations thereunder, as a matter of law save, in the case of any Acceding Guarantor or Acceding Borrower, for any registrations or recordings required for the perfection of the Security Documents and subject to the reservations referred to in Clause 21.4(a) (Legal validity) (to the extent applicable).

4.	Security Documents

In the case of an Acceding Guarantor or Acceding Borrower, at least two original copies of any Security Documents required by the Facility Agent, acting reasonably in accordance with the terms of this Agreement duly executed by the proposed Acceding Guarantor or Acceding Borrower together with all documents required to be delivered pursuant to it provided the Acceding Guarantor or Acceding Borrower or other relevant provider of Security shall be under no obligation to procure the granting of Security over any shares, in receivables owed by, or any other interest in any Bank Group Excluded Subsidiary or Project Company.

5.	Process Agent

Written confirmation from any process agent referred to in the relevant Accession Notice that it accepts its appointment as process agent.

6.	Financial Statements

The latest annual audited financial statements of the relevant Acceding Group Company, if any.

7.	Accession Documents

Evidence that the Acceding Group Company has acceded to the Group Intercreditor Agreement as an Intergroup Creditor, Intergroup Debtor and/or Obligor (as applicable) and to the HYD Intercreditor Agreement as an Obligor.

SCHEDULE 9

Part 1: Form of Additional Facility Accession Deed

To:	[●] as Facility Agent

[Date]

Dear Sirs

Additional Facility Accession Deed

This Deed is dated [●] and relates to:

(a)	the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(b)	[●]

Terms defined in the Facilities Agreement shall have the same meaning in this Additional Facility Accession Deed.

We refer to Clause 2.5 (Additional Facilities) of the Facilities Agreement.

[Unless otherwise indicated herein, the terms of this Additional Facility Accession Deed shall be consistent in all material respects with the terms of the Facilities Agreement including, without limitation, with respect to interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of this Additional Facility Accession Deed under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default.]

No Utilisation may be made of the Additional Facility made available pursuant to this Additional Facility Accession Deed, if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation.

This Additional Facility Accession Deed is made as a [term loan/revolving loan].

[Each of] [Name of Additional Facility Lender(s)] agrees to become party to and to be bound by the terms of the Facilities Agreement as an Additional Facility Lender in accordance with Clause 2.5 (Additional Facilities).

The aggregate principal amount of the Additional Facility being made available under this Additional Facility Accession Deed is EUR/US$/Sterling [●].

The Additional Facility Availability Period is [●].

Interest on the Additional Facility will accrue and be payable as follows: [●]. The Additional Facility Margin is [●] per annum.

The Final Maturity Date40 in respect of the Additional Facility is [●].

Use of proceeds: [●].

The Additional Facility shall be repaid as follows: [●].

The Additional Facility Commencement Date is [●].

The commitment fee in relation to this Additional Facility under Clause 16 (Commissions and Fees) is [●] per cent. per annum.

[Add additional terms of the Additional Facility, as required, as set out in Clause 2.5 (Additional Facilities)]

[The Additional Facility is hereby designated as a Maintenance Covenant Revolving Facility and shall have the benefit of Clause 22.2 (Financial Ratio) of the Facilities Agreement.]

The Company confirms that all requirements of paragraph (b) of Clause 2.5 (Additional Facilities) are fulfilled as of the date of this Additional Facility Accession Deed;

[Each/The] Additional Facility Lender confirms to each other Relevant Finance Party that:

(a)	it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the Additional Facility being made available pursuant to this Additional Facility Accession Deed and has not relied on any information provided to it by any other Relevant Finance Party in connection with any Relevant Finance Document; and

(b)	it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligor’s related entities while any amount is or may be outstanding under the Facilities Agreement or any Additional Facility Commitment is in force.

The Facility Office and address for notices of [each/the] Additional Facility Lender for the purposes of Clause 39 (Notices and Delivery of Information) is:

[●]

This Additional Facility Accession Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to each relevant UK Borrower that is a UK Bank Lender.]41

[40]	The Final Maturity Date shall be no earlier than the latest Final Maturity Date existing at the time of establishment of such Additional Facility and shall have no scheduled repayments prior to this date.
[41]	An Additional Facility Lender giving this representation is a Qualifying UK Lender.

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to the each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]42 of the definition thereof.]43

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender.]44 [[Insert name(s) of relevant Additional Facility Lender(s)] confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]45

AND/OR

[[Each of] [Insert name of relevant Additional Facility Lender(s)] represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender.]

Each Additional Facility Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of such Additional Facility Lender as indicated above:

UK Bank Lender		certificate of incorporation; and copy of banking licence.

UK Non- Bank Lender	(i)	certificate of incorporation in the UK; or

	(ii)	other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If an Additional Facility Lender has previously provided the Company with the above documents (in connection with any financing made available by such Additional Facility Lender to the Company) such Additional Facility Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

[Each/The] Additional Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

[42]	UK Non-Bank Lender to delete as appropriate.
[43]	An Additional Facility Lender giving this representation is a Qualifying UK Lender.
[44]	An Additional Facility Lender giving this representation is a Qualifying UK Lender.
[45]

Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at http://www.hmrc.gov.uk/cnr/dtt-passport-scheme.htm. The Centre For Non Residents can be contacted by telephone on 0845 070 0040 (from within the UK) or +44 151 210 2222 (from outside the UK).

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

[Each/The] Additional Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

ACCESSION TO THE SECURITY TRUST AGREEMENT

The Assignee hereby confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY LENDER(S)]

THE COMPANY

EXECUTED as a DEED for and on behalf of [●] acting by:	) ) )

Director
[insert name of director]

In the presence of:

Witness:

Witness Name:

Witness Address:

Witness Occupation:

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY BORROWER]

THE FACILITY AGENT

EXECUTED as a DEED for and on behalf of

[●]	[●]

By:	By:

Administrative Details of Additional Facility Lender and its Facility Office46

Facility Office Address in relation to its tax status as set out above:

Administrative Office:

Contact Name:

Account for Payments:

Fax:

Telephone:

[46]	To be replicated for each Additional Facility Lender

Part 2: Conditions Precedent to Additional Facility Utilisation

1.	Corporate Documents

In relation to each Borrower in respect of the Additional Facility:

(a)	a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company confirming that such Borrower has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation to such Obligor was last delivered to the Facility Agent.

(b)	a copy of a board resolution or a manager’s or partner’s resolution of such person approving the incurrence by such person of the indebtedness under the Additional Facility; and

(c)	a duly completed certificate of a duly authorised officer of such person in the form attached in Part 3 of Schedule 9 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Fees

Evidence that the agreed fees payable by the Company or the relevant Borrower (or both) in connection with the utilisation of the Additional Facility have been or will be paid.

3.	Designation

Duly executed copy of notices of the Company of:

(a)	designating the Additional Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)	designating the Additional Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

4.	Legal Opinions

Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)	the due incorporation, capacity and authorisation of the relevant Additional Facility Borrower; and

(b)	the relevant obligations to be assumed by the relevant Additional Facility Borrower under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it, in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Additional Facility Borrower, as the case may be.

Part 3: Form of Additional Facility Officer’s Certificate

To:	[●] as Facility Agent

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.

I, [name], a [Director/Partner/General Partner/Officer] of [name of Obligor] of [address] (the [“Company”/”Partnership”])

CERTIFY without personal liability, that:

(a)	[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the [Company/Partnership];] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)	attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [●] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Relevant Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(c)	the incurrence of the indebtedness under the Additional Facility by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject.

SCHEDULE 10

ORIGINAL SECURITY DOCUMENTS

Existing Original Security Documents

No.	Name of Security Document

ENGLISH SECURITY DOCUMENTS

1.	Confirmation Deed dated 3 March 2011 made between Virgin Media Investment Holdings Limited and each of its subsidiaries, Deutsche Bank AG, London Branch as Security Trustee and the Bank of New York Mellon as Trustee under the Senior Secured Notes.

2.	Composite Debenture dated 19 January 2010 by each of the Obligors listed therein in favour of Deutsche Bank AG, London Branch as Security Trustee.

3.	Composite Debenture dated 15 April 2010 by Virgin Media SFA Finance Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.

4.	Composite Debenture dated 10 June 2010 by each of the Obligors listed therein in favour of Deutsche Bank AG, London Branch as Security Trustee.

5.	Composite Debenture dated 29 January 2010 by each of the Obligors listed therein in favour of Deutsche Bank AG, London Branch as Security Trustee.

6.	Composite Debenture dated 18 February 2011 by VMWH Limited in favour of Deutsche Bank AG, London Branch as Security Trustee.

7.	Charge over Shares dated 15 April 2010 granted by Virgin Media Finance PLC as Chargor in favour of Deutsche Bank AG, London Branch as Security Trustee.

8.	Blocked Account Charge dated 9 February 2010 and made between Virgin Media Investment Holdings Limited and Deutsche Bank AG, London Branch.

9.	Assignment of loans dated 15 April 2010 granted by Virgin Media Finance PLC in favour of Deutsche Bank AG, London Branch as Security Trustee.
SCOTTISH SECURITY DOCUMENTS
10.	Confirmation Deed dated 3 March 2011 made between Virgin Media Investment Holdings Limited and each of its subsidiaries, Deutsche Bank AG, London Branch as Security Trustee and the Bank of New York Mellon as Trustee under the Senior Secured Notes.

11.	Share Pledge dated 19 January 2010 and made between NTL Glasgow and Deutsche Bank AG, London Branch.

12.	Bond and Floating Charge dated 19 January 2010 and made between NTL Glasgow and Deutsche Bank AG, London Branch.

13.	Bond and Floating Charge dated 19 January 2010 and made between Telewest Communications (Motherwell) Limited and Deutsche Bank AG, London Branch.

14.	Bond and Floating Charge dated 19 January 2010 and made between Telewest Communications (Dundee & Perth) Limited and Deutsche Bank AG, London Branch.
NEW YORK SECURITY DOCUMENTS
15.	Reaffirmation Agreement dated 3 March 2011 between Virgin Media Inc., each subsidiaries, Deutsche Bank AG, London Branch as Security Trustee and the Bank of New York Mellon as Trustee under the Senior Secured Notes.

16.	Amended and Restated Share Pledge Agreement dated as of January 19, 2010 granted by Virgin Media Limited and others, as Pledgors in favour of Deutsche Bank AG, London Branch as Security Trustee.

SCHEDULE 11

Part 1: Existing Security Interests

CHARGOR	DATE	BENEFICIARY	SUMMARY
EUROBELL (SOUTH WEST) LIMITED	29 MAY 1997	LLOYDS BANK PLC	DEPOSIT AGREEMENT

EUROBELL (SUSSEX) LIMITED	29 MAY 1997	LLOYDS BANK PLC	DEPOSIT AGREEMENT

EUROBELL (WEST KENT) LIMITED	29 MAY 1997	LLOYDS BANK PLC	DEPOSIT AGREEMENT

NTL KIRKLEES	06 AUGUST 1997	NATIONAL BANK WESTMINSTER PLC	CHARGE OVER CREDIT BALANCES

NTL KIRKLEES	31 JANUARY 1997	NATIONAL BANK WESTMINSTER PLC	CHARGE OVER CREDIT BALANCES

NTL MIDLANDS LIMITED	27 SEPTEMBER 1994	NATIONAL WESTMINSTER BANK PLC	LEGAL MORTGAGE

NTL (SOUTH HERTFORDSHIRE) LIMITED	20 FEBRUARY 2001	NTL (CWC) LIMITED	DEBENTURE

SHEFFIELD CABLE COMMUNICATIONS LIMITED	12 NOVEMBER 1999	BARCLAYS BANK PLC	LEGAL CHARGE OF LEASEHOLD PROPERTY KNOWN AS 1.62 ACRES OF LAND AT SHEFFIELD TECHNOLOGY PARK

SHEFFIELD CABLE COMMUNICATIONS LIMITED	24 DECEMBER 1996	BARCLAYS BANK PLC	LEGAL CHARGE GRANTED OVER 1 CHIPPINGHAM STREET, SHEFFIELD

TELEWEST COMMUNICATIONS NETWORKS LIMITED	15 OCTOBER 2004	BARCLAYS BANK PLC	DEED OF CHARGE OVER CREDIT BALANCES

VIRGIN MEDIA FINANCE PLC	13 APRIL 2004	CREDIT SUISSE FIRST BOSTON	AN EQUITABLE CHARGE OF INTERCOMPANY RECEIVABLES

VIRGIN MEDIA LIMITED	4 JUNE 2009	PEEL MEDIA LIMITED	DEPOSIT DEED

VIRGIN MEDIA LIMITED	18 MAY 2006	DEUTSCHE BANK AG LONDON BRANCH (AS SECURITY TRUSTEE FOR THE BENEFICIARIES)	SUPPLEMENTAL MORTGAGE

VIRGIN MEDIA LIMITED	5 JUNE 2002	EXPRESS PROPERTY INVESTMENTS LIMITED	RENT DEPOSIT DEED - BASEMENT AT 90-92 CRAWFORD STREET LONDON

VIRGIN MEDIA LIMITED	21 FEBRUARY 2002	LEEDS CITY COUNCIL	RENT DEPOSIT DEED - MEANS THE SUM OF £4,000 TOGETHER WITH ALL MONEY RECEIVED

VIRGIN MEDIA WHOLESALE LIMITED	19 MAY 2005	COMMERCIAL MANAGEMENT (INVESTMENTS) LIMITED (ACTING AS SOLE GENERAL PARTNER OF CML INVESTMENTS	RENT SECURITY DEPOSIT DEED

VIRGIN MOBILE TELECOMS LIMITED	29 FEBRUARY 2000	THE ROYAL BANK OF SCOTLAND PLC	CHARGE OF DEPOSIT - THE DEPOSIT INITIALLY OF £100,000 CREDITED TO ACCOUNT DESIGNATION 20063280 WITH THE BANK AND ANY ADDITION TO THAT DEPOSIT AND ANY DEPOSIT OR ACCOUNT FROM TIME TO TIME OF ANY CURRENCY DESCRIPTION OR DESIGNATION WHICH DERIVES IN WHOLE OR IN PART FROM SUCH DEPOSIT OR ACCOUNT

VIRGIN MOBILE TELECOMS LIMITED	28 OCTOBER 1999	THE ROYAL BANK OF SCOTLAND PLC	CHARGE OF DEPOSIT - THE DEPOSIT INITIALLY OF £45,000 CREDITED TO ACCOUNT DESIGNATION 20063272

VIRGIN NET LIMITED	19 APRIL 1999	AT & T (UK) LTD	RENT DEPOSIT DEED - THE BALANCE CREDITED TO THE INTEREST BEARING ACCOUNT OPENED IN THE NAME OF THE MORTGAGEE WITH A BANK OR OTHER INSTITUTION OF THE MORTGAGEES CHOOSING WHEREIN £250,000 PLUS VAT IS FOR THE TIME BEING LODGED SEE CHARGE PARTICULARS FORM FOR DETAILS

X-TANT LIMITED	28 JUNE 2002	LEEDS CITY COUNCIL	RENT DEPOSIT DEED - £5,550.00 WITH ALL OTHER SUMS RECEIVED

X-TANT LIMITED	4 OCTOBER 2000	BERRY TRADE LIMITED	LICENCE FOR ASSIGNMENT RELATING TO THE PREMISES K/A GROUND FLOOR UNIT 1 ISIS BUSINESS CENTRE HORSPATH ROAD COWLEY OXFORD (THE PREMISES) INCORPORATING A RENT DEPOSIT CHARGE

X-TANT LIMITED	4 OCTOBER 2000	BERRY TRADE LIMITED	LICENCE TO ASSIGN

X-TANT LIMITED	21 SEPTEMBER 2000	AC SKELTON & SONS LIMITED	RENTAL DEPOSIT AGREEMENT

X-TANT LIMITED	20 SEPTEMBER 1999	HANGER ESTATES LIMITED	RENT DEPOSIT DEED - £1,680 DUE OR TO BECOME DUE FROM THE COMPANY TO THE CHARGEE

X-TANT LIMITED	1 JULY 1999	A C SKELTON & SONS LIMITED	RENTAL DEPOSIT AGREEMENT - AN AMOUNT HELD FROM TIME TO TIME BY THE CHARGEE PURSUANT TO THE TERMS OF THE RENTAL DEPOSIT AGREEMENT EQUIVALENT TO £2,400

CABLETEL SURREY AND HAMPSHIRE LIMITED	19/07/1995	BRITISH AEROSPACE PENSION FUNDS TRUSTEES LIMITED	DEED OF RENTAL DEPOSIT

CRYSTAL PALACE RADIO LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

LANBASE EUROPEAN HOLDINGS LIMITED	14/06/1991	AIRSPACE INVESTMENTS LIMITED	RENT DEPOSIT DEED

LANBASE LIMITED	01/10/1991	AIRSPACE INVESTMENTS LIMITED	RENT DEPOSIT DEED

NTL (CWC HOLDINGS)	13/04/2004	CREDIT SUISSE FIRST BOSTON	DEBENTURE

NTL (PETERBOROUGH) LIMITED	10/08/1990	MIDAS INTERNATIONAL PROPERTIES PLC	COUNTERPART RENT DEPOSIT DEED

NTL (SOUTH EAST) LIMITED	15/06/1994	THE PRUDENTIAL ASSURANCE COMPANY LIMITED	RENT DEPOSIT DEED

NTL (SOUTH EAST) LIMITED	22/03/1996	NATWEST SPECIALIST FINANCE LIMITED	LESSOR SOUTH EAST DEBENTURE (ALL OF THE PROPERTY OR UNDERTAKING NO LONGER FORMS PART OF CHARGE)

NTL (TRIANGLE) LLC	03/03/2006	DEUTSCHE BANK AG, LONDON BRANCH	CHARGE

NTL (TRIANGLE) LLC	16/06/2006	DEUTSCHE BANK AG, LONDON BRANCH	AN ALTERNATIVE BRIDGE CHARGE OVER SHARES

NTL CABLECOMMS GROUP LIMITED	13/04/2004	CREDIT SUISSE FIRST BOSTON	A PLEDGE AGREEMENT

NTL CHARTWELL HOLDINGS LIMITED	21/02/2001	CHASE MANHATTAN INTERNATIONAL LIMITED	PLEDGE AGREEMENT

NTL CHARTWELL HOLDINGS LIMITED	27/09/2001	CHASE MANHATTAN INTERNATIONAL LIMITED	SECOND DEBENTURE

NTL CHARTWELL HOLDINGS LIMITED	27/09/2001	CHASE MANHATTAN INTERNATIONAL LIMITED	SECOND DEBENTURE

NTL CHARTWELL HOLDINGS LIMITED	13/04/2004	CREDIT SUISSE FIRST BOSTON	DEBENTURE

NTL COMMUNICATIONS SERVICES LIMITED	13/04/2004	CREDIT SUISSE FIRST BOSTON	DEBENTURE

NTL HOLDINGS (NORWICH) LIMITED	13/04/2004	CREDIT SUISSE FIRST BOSTON	MORTGAGE

NTL HOLDINGS (PETERBOROUGH) LIMITED	13/04/2004	CREDIT SUISSE FIRST BOSTON	DEBENTURE

NTL NATIONAL NETWORKS LIMITED	24/05/2006	ROSEDALE PROPERTY HOLDINGS LIMITED	RENT DEPOSIT DEED

NTL NATIONAL NETWORKS LIMITED	30/08/2006	ROYAL BANK OF CANADA TRUST COMPANY (JERSEY) LIMITED AS TRUSTEE OF EXCHANGE QUAY MASTER TRUST	RENT DEPOSIT DEED

NTL SOUTH CENTRAL LIMITED	09/08/1993	HIGGS & HILL PROPERTIES LIMITED	RENT DEPOSIT DEED

NTL SOUTH CENTRAL LIMITED	14/12/1993	UBERIOR NOMINEES (GULLIVER D.P.U.T.) LIMITED	DEED OF DEPOSIT

NTL SOUTH CENTRAL LIMITED	11/06/1996	ELMROSE PROPERTIES LIMITED	UNDERLEASE

NTL SOUTH CENTRAL LIMITED	17/12/2001	BARCLAYS NOMINEES (GEORGE YARD) LIMITED	DEED OF DEPOSIT

NTL UK CABLECOMMS HOLDINGS, INC.	27/09/2001	CHASE MANHATTAN INTERNATIONAL LIMITED, LONDON,	SECURITY AGREEMENT

NTL UK CABLECOMMS HOLDINGS, INC.	27/09/2001	CHASE MANHATTAN INTERNATIONAL LIMITED, LONDON,	PLEDGE AGREEMENT

NTL UK CABLECOMMS HOLDINGS, INC.	13/04/2004	CREDIT SUISSE FIRST BOSTON	A PLEDGE AGREEMENT

NTL UK CABLECOMMS HOLDINGS, INC.	03/03/2006	DEUTSCHE BANK AG, LONDON BRANCH	CHARGE

NTL UK CABLECOMMS HOLDINGS, INC.	16/06/2006	DEUTSCHE BANK AG, LONDON BRANCH	AN ALTERNATIVE BRIDGE CHARGE OVER SHARES

NTL UK TELEPHONE AND CABLE TV HOLDING COMPANY LIMITED	18/06/1991	CERVINO CO LIMITED.	TENANCY AGREEMENT

NTL WINSTON HOLDING LIMITED	13/04/2004	CREDIT SUISSE FIRST BOSTON	A PLEDGE AGREEMENT

RAPID TRAVEL SOLUTIONS LIMITED	07/04/2000	BARCLAYS BANK PLC	GUARANTEE & DEBENTURE

RAPID TRAVEL SOLUTIONS LIMITED	27/02/2002	LANDLINK PLC	RENT DEPOSIT DEED

RAPID TRAVEL SOLUTIONS LIMITED	27/02/2002	LANDLINK PLC	RENT DEPOSIT DEED

RAPID TRAVEL SOLUTIONS LIMITED	25/02/2003	BOARDFENCE LIMITED	RENT DEPOSIT DEED

TELEWEST COMMUNICATIONS (SCOTLAND HOLDINGS) LIMITED	19/01/2010	DEUTSCHE BANK AG	BOND & FLOATING CHARGE

TELEWEST COMMUNICATIONS (SCOTLAND) LIMITED	19/01/2010	DEUTSCHE BANK AG	BOND & FLOATING CHARGE

TELEWEST COMMUNICATIONS (SOUTH EAST) LIMITED	21/01/1994	ELECTRICITY SUPPLY NOMINEES LIMITED	MORTGAGE OF DEPOSITED MONIES

TELEWEST COMMUNICATIONS (SOUTH EAST) LIMITED	26/06/1995	ELECTRICITY SUPPLY NOMINEES LIMITED	DEED OF VARIATION AND FURTHER CHARGE

TELEWEST COMMUNICATIONS HOLDCO LIMITED	18/09/2001	BARCLAYS BANK PLC	DEED OF CHARGE OVER CREDIT BALANCES PART OF THE PROPERTY OR UNDERTAKING HAS BEEN RELEASED FROM CHARGE

TELEWEST COMMUNICATIONS HOLDCO LIMITED	01/05/2002	USA NETWORKS INC.	AN ASSIGNMENT

TELEWEST COMMUNICATIONS HOLDCO LIMITED	04/12/2002	TELEWEST COMMUNICATIONS PLC	DEED OF CHARGE

THE YORKSHIRE CABLE GROUP LIMITED	18/05/1999	ROBERT FLEMING LEASING (NUMBER 4) LIMITED	COLLATERAL ACCOUNT SECURITY ASSIGNMENT

THE YORKSHIRE CABLE GROUP LIMITED	16/03/2001	ROBERT FLEMING LEASING (NUMBER 4) LIMITED	COLLATERAL ACCOUNT SECURITY ASSIGNMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO.1 LIMITED	11/09/2006	DEUTSCHE BANK AG, LONDON BRANCH	SHARES PLEDGE

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	21/12/2004	BARCLAYS BANK PLC	PLEDGE AND SECURITY AGREEMENT

THESEUS NO. 2 LIMITED	11/09/2006	DEUTSCHE BANK AG, LONDON BRANCH	SHARES PLEDGE

TVS TELEVISION LIMITED	12/08/1983	BARCLAYS BANK PLC	GUARANTEE & DEBENTURE

WINDSOR TELEVISION LIMITED	09/07/1999	LANGLEY QUAY INVESTMENTS LIMITED	DEED AS TO DEPOSIT OF MONIES

YORKSHIRE CABLE COMMUNICATIONS LIMITED	16/06/1992	BARCLAYS BANK PLC	LEGAL CHARGE

YORKSHIRE CABLE COMMUNICATIONS LIMITED	24/12/1996	BARCLAYS BANK PLC	LEGAL CHARGE

YORKSHIRE CABLE COMMUNICATIONS LIMITED	24/12/1996	BARCLAYS BANK PLC	LEGAL CHARGE

YORKSHIRE CABLE COMMUNICATIONS LIMITED	24/12/1996	BARCLAYS BANK PLC	LEGAL CHARGE

YORKSHIRE CABLE PROPERTIES LIMITED	24/12/1996	BARCLAYS BANK PLC	LEGAL CHARGE

Part 2: Existing Loans

Company name (Creditor)	Balance (Debtor)	Balances in GBP as at 31 March 2013 (US GAAP)
Eurobell (Holdings) Limited	Matchco Limited	2,239,000.00
Flextech (1992) Limited	Action Stations (Lakeside) Limited	5,879,915.00
ntl Funding Limited	Virgin Media Finance PLC	59,977,368.94
ntl Glasgow	Virgin Media (UK) Group, Inc	27,523,000.00
ntl Kirklees	Virgin Media (UK) Group, Inc	4,675,000.00
ntl Rectangle Limited	Virgin Media Communications Limited	1,000.00
Rapid Travel Solutions Limited	Rapid Business Solutions Limited	307,643.00
Telewest Communications (London South) Joint Venture	Crystalvision Productions Limited	25,017.00
Telewest Communications (London South) Limited	Crystalvision Productions Limited	20,167.00
Telewest Communications Networks Limited	Smashedatom Limited	5,671.94
Telewest Communications Networks Limited	Virgin Media Inc	31,700,310.02
Virgin Media Investment Holdings Limited	Virgin Media Inc	693,058,444.92
Virgin Media Limited	NTL Digital (US), Incorporated	349,695.81
Virgin Media Limited	Virgin Media Communications Limited	44,389.88
Virgin Media Limited	Virgin Media Finance PLC	85,950,948.01
Virgin Media Secured Finance Plc	Virgin Media Finance PLC	5,250.23
Virgin Media Wholesale Limited	Crystalvision Productions Limited	101,000.00
Virgin Media Wholesale Limited	Virgin Media Holdings Inc	53,311,473.70
TOTAL		965,175,295.45

SCHEDULE 12

Part 1: - Existing Financial Indebtedness

1.	Existing High Yield Notes

2.	Existing Senior Secured Notes

3.	Existing Vendor Financing Arrangements

4.	Existing Hedging Agreements

5.	Property Mortgages by NTL Midlands Limited with NatWest Bank PLC

6.	Finance lease creditors (details set out in Part 3 of Schedule 12)

7.	Open-ended £75,000 performance bond for Birmingham Cable Limited provided by The Royal Bank of Scotland plc

8.	Open-ended £35,000 performance bond for Virgin Media Limited provided by Barclays Bank plc

9.	Open-ended £80,000 performance bond for Virgin Media Limited provided by Barclays Bank plc

Part 2: Existing Documentary Credits

Company Name	LC Bank	Expiry Date	Total L/C Amount	Total Outstanding Drawings
Virgin Media Investment Holdings Limited	Deutsche Bank AG, London Branch	30/06/2013	£300,000
Virgin Media Investment Holdings Limited	Deutsche Bank AG, London Branch	23/07/2014	£1,750,000
Virgin Media Limited	Deutsche Bank AG, London Branch	31/03/2014	£4,298,000
Virgin Media Wholesale Limited	Deutsche Bank AG, London Branch	31/03/2014	£100,000

Part 3: Existing Vendor Financing Arrangements

LESSOR	Type of Vendor Financing	Closing Balance in GBP millions
		(US GAAP)
BT	Network	£5.5
Cisco Capital	IT	£126.6
HSBC Equipment Finance (UK) Limited	Set Top Boxes	£37.8
IBM Financial Services	IT	£5.4
HP	Set Top Boxes	£36.5
Lex	Vehicles	£0.3
Alphabet	Vehicles	£0.3
Subtotal		£212.4

Property Sale and Leaseback		£35.3

Total		£247.7

SCHEDULE 13

EXISTING HEDGE COUNTERPARTIES

1.	Bank of Scotland plc

2.	BNP Paribas

3.	Credit Agricole Corporate and Investment Bank formerly known as CALYON

4.	Citibank, N.A.

5.	Credit Suisse International

6.	Deutsche Bank

7.	Goldman Sachs International

8.	HSBC Bank plc

9.	JPMorgan Chase Bank N.A.

10.	Lloyds TSB Bank plc

11.	Merrill Lynch International Bank Ltd.

12.	Nomura International plc

13.	The Royal Bank of Scotland plc

14.	Société Générale

15.	UBS AG

SCHEDULE 14

FORM OF L/C BANK ACCESSION CERTIFICATE

To: [●]

cc:         [●]

From:    [L/C Bank]

Date:

Dear Sirs

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this L/C Bank Accession Certificate.

This L/C Bank Accession Certificate is delivered pursuant to Clause 5.12 (Appointment and Change of L/C Bank) of the Facilities Agreement.

[Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Relevant Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Relevant Finance Documents in all respects as if it had been an original party to it as an L/C Bank.

[Name of L/C Bank]’s administrative details are as follows:

Address:

Fax No:

Contact:

[and the address of the office having the beneficial ownership of our participation in the Facilities Agreement (if different from the above) is:

Address:

Fax No:

Contact:]

This L/C Bank Accession Certificate, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

For and on behalf of

[Name of L/C Bank]

SCHEDULE 15

FORM OF DOCUMENTARY CREDIT

[L/C Bank’s Letterhead]

To:	[Beneficiary]

(the “Beneficiary”)

Non-transferable Irrevocable Documentary Credit No. [●]

At the request of [insert name of Borrower], [L/C Bank] (the “L/C Bank”) issues this irrevocable non-transferable documentary credit (“Documentary Credit”) in your favour on the following terms and conditions:

Definitions

In this Documentary Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].47

“Demand” means a demand for payment under this Documentary Credit in the form of the schedule to this Documentary Credit.

“Expiry Date” means [●].

“Total L/C Amount” means [●].

1.	L/C Bank’s Agreement

(a)	The Beneficiary may request a drawing or drawings under this Documentary Credit by giving to the L/C Bank a duly completed Demand. A Demand must be received by the L/C Bank on or before [●] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Documentary Credit, the L/C Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it will pay to the Beneficiary the amount demanded in that Demand.

(c)	The L/C Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

2.	Expiry

(a)	The L/C Bank will be released from its obligations under this Documentary Credit on the date (if any) notified by the Beneficiary to the L/C Bank as the date upon which the obligations of the L/C Bank under this Documentary Credit are released.

[47]	This may need to be amended depending on the currency of payment under the Documentary Credit.

(b)	Unless previously released under paragraph (a) above, at [●] p.m. ([London] time) on the Expiry Date the obligations of the L/C Bank under this Documentary Credit will cease with no further liability on the part of the L/C Bank except for any Demand validly presented under the Documentary Credit before that time that remains unpaid.

(c)	When the L/C Bank is no longer under any further Obligations under this Documentary Credit, the Beneficiary must promptly return the original of this Documentary Credit to the L/C Bank.

3.	Payments

All payments under this Documentary Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

4.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Bank at its address and by the particular department or officer (if any) as follows:

[●]

5.	Assignment

The Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

6.	UCP

Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

7.	Governing Law

This Documentary Credit, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

8.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any disputes, including those that are non-contractual, arising out of or in connection with this Documentary Credit.

Yours faithfully,

[L/C Bank]

By:

FORM OF DEMAND

To:	[L/C Bank]

Dear Sirs,

Non-transferable Irrevocable Documentary Credit No. [●] issued in favour of [name of beneficiary] (the “Documentary Credit”)

We refer to the Documentary Credit. Terms defined in the Documentary Credit have the same meaning when used in this Demand.

We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

Payment should be made to the following account:

Name:

Account Number:

Bank:

The date of this Demand is not later than the Expiry Date.

Yours faithfully,

(Authorised Signatory)	(Authorised Signatory)

For
[Beneficiary]

SCHEDULE 16

FORM OF INCREASE CONFIRMATION

To:    [●] as Facility Agent, [●] as Security Trustee, [●] London Branch as L/C Bank and [●] as the Company, for and on behalf of each Obligor

From:    [the Increase Lender] (the “Increase Lender”)

Dated:

Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

We refer to the Facilities Agreement, the Group Intercreditor Agreement, the HYD Intercreditor Agreement and the Security Trust Agreement (as each of those terms are defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

We refer to Clause 2.2 (Increase) of the Facilities Agreement.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

On the Increase Date, the Increase Lender becomes party to the Relevant Finance Documents.

The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 39 (Notices and Delivery of Information) are set out in the Schedule.

The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2 (Increase).

The Increase Lender confirms, for the benefit of the Facility Agent and each relevant UK Borrower, that it is:

(a)	[a UK Bank Lender.]

(b)	[a UK Non-Bank Lender and falls within paragraph [(a)]/[(b)] of the definition thereof.]

(c)	[a UK Treaty Lender]

(d)	[not a Qualifying UK Lender].

[[The Increase Lender] confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●] and is tax resident in [●]).]4849

Any Increase Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of such Increase Lender as indicated above:

UK Bank Lender	certificate of incorporation; and copy of banking licence.

UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act conditions are met.

If such Increase Lender has previously provided the Company with the above documents (in connection with any financing made available by such Increase Lender to the Company) such Increase Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

The Increase Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Lender and a Senior Finance Party as if it had been an original party thereto in such capacity.

The Increase Lender hereby agrees with each other person who is or becomes party to the Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Intercreditor Agreement as a Senior Lender and a Senior Finance Party as if it had been an original party thereto in such capacity.

The Increase Lender hereby agrees with each other person who is or becomes party to the Security Trust Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Security Trust Agreement as a Beneficiary as if it had been an original party thereto in such capacity.

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[48]	A Lender giving this representation is a Qualifying UK Lender.
[49]	Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at http://www.hmrc.gov.uk/cnr/dtt-passport-scheme.htm. The Centre Fro Non Residents can be contacted by telephone on 0845 070 0040 (from within the UK) or +44 151 210 2222 (from outside the UK).

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent [and each L/C Bank]*, and the Increase Date is confirmed as [●].

Facility Agent	[L/C Bank

By:	By:]*

Security Trustee

By:

NOTE:

*	Only if increase in the Total Revolving Facility Commitments.

SCHEDULE 17

FORM OF RESIGNATION LETTER

To:	[●] as Facility Agent

From: [resigning Borrower] and the Company

Dated:

Dear Sirs

Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

Pursuant to Clause 36.2 (Resignation of a Borrower), we request that the resigning Borrower be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Relevant Finance Documents [(other than the Intercreditor Agreement)].

We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; and

(b)	the resigning Borrower is under no actual or contingent obligations as a Borrower under any Relevant Finance Documents; and

(c)	[the resigning Borrower’s obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the any relevant reservations or qualifications contained in any legal opinion referred to in Clause 21.4(a) (Legal validity)) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 42.7 (Release of Guarantees and Security)].

This Resignation Letter, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

[The Company]	[Resigning Borrower]

By:	By:

SCHEDULE 18

TIMETABLE

	Advance or Documentary Credit in euro or Dollars	Advance or Documentary Credit in Sterling	Advance or Documentary Credit in other currencies
Delivery of a duly completed Utilisation Request under Clause 4.1(a) (Conditions to Utilisation)	U-2 9am	U-2 9am	U-3 9am

Agent determines (in relation to a Utilisation) the Sterling Amount of the Advance, if required under Clause 4.2 (Lenders’ participation) and notifies the Lenders of the Advance in accordance with Clause 4.2 (Lenders’ participation)	U-2 noon	U-2 noon	U-3 noon

Agent receives a notification from a Lender under Clause 7.2 (Unavailability of Optional Currency)	—	—	Quotation Date 9.30am

Agent gives notice in accordance with Clause 7.2 (Unavailability of Optional Currency)	—	—	Quotation Date 5.30pm

LIBOR or EURIBOR is fixed	Quotation Date 11:00 a.m. in respect of LIBOR and 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Date 11:00 a.m.	Quotation Date 11:00 a.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 15.2 (Calculation of Reference Bank and Alternative Reference Bank Rate)	Noon on the Quotation Date	Noon on the Quotation Date	Noon on the Quotation Date

Alternative Reference Bank Rate calculated by reference to available quotations in accordance with Clause 15.2 (Calculation of Reference Bank and Alternative Reference Bank Rate)	Close of business in London on the date falling one Business Day after the Quotation Date	Close of business in London on the date falling one Business Day after the Quotation Date	Close of business in London on the date falling one Business Day after the Quotation Date

“U”	=	date of utilisation
“U - X”	=	X Business Days prior to date of utilisation

SENIOR FACILITIES AGREEMENT EXECUTION PAGES

[Original signature pages not restated]